As filed with the Securities and Exchange Commission on May 13, 2009

Registration No. 333-158848

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Amendment No. 1
to

Form S-4

     REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UNIFY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7372	94-2710559
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1420 Rocky Ridge Drive, Suite 380
Roseville, California 95661
Telephone: (916) 218-4700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Todd E. Wille
1420 Rocky Ridge Drive, Suite 380
Roseville, California 95661
Telephone: (916) 218-4700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jude M. Sullivan, Esq.	Michael Grundei, Esq.
K&L Gates LLP	Wiggin and Dana LLP
70 W. Madison Street, Suite 3100	400 Atlantic Street
Chicago, Illinois 60602	Stamford, Connecticut 06901
Facsimile: (312) 345-9995	Facsimile: (203) 363-7676

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the joint proxy statement and prospectus.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer ☐	Smaller reporting company	X
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer	☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
		Offering	Aggregate	Amount of
Title of Each Class of	Amount to be	Price per	Offering	Registration
Securities to be Registered(1)	Registered(2)	Share	Price(3)	Fee
Common Stock, $0.001 par value per share	3,800,000	$ 2.50	$9,500,000	$ 530.10

(1)

This registration statement relates to common stock, $0.001 par value per share, of Unify Corporation, a Delaware corporation (“Unify”), issuable to holders of shares, warrants and convertible notes of AXS-One Inc., a Delaware corporation (“AXS-One”), in connection with the proposed acquisition of AXS-One by Unify through a merger.

(2)

The amount of Unify common stock to be registered has been determined based on the estimated maximum number of shares and warrants to be issued in the merger, calculated based upon the exchange of 51,433,925 shares (based on the number of issued and outstanding shares of AXS-One common stock, warrants and options exercisable to purchase shares of AXS-One common stock as of May 15, 2009) and $13,089,000 of principal and accrued interest for AXS-One convertible notes.

(3)

Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon the average of the high and low price per share of Unify common stock as reported on the NASDAQ Stock Market (symbol: UNFY) on April 21, 2009.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 15, 2009

PROXY STATEMENT FOR SPECIAL MEETING OF THE STOCKHOLDERS OF
EACH OF UNIFY CORPORATION AND AXS-ONE INC.
PROSPECTUS FOR UP TO 3,800,000 SHARES OF COMMON STOCK OF UNIFY CORPORATION

PROPOSED MERGER

To the stockholders of each Unify Corporation and AXS-One Inc.:

     The boards of directors of each of Unify Corporation (“Unify”) and AXS-One Inc. (“AXS-One”) have approved a merger transaction in which the businesses of Unify and AXS-One will be combined. We are sending the accompanying joint proxy statement/prospectus to you to ask you to vote in favor of this merger and the related transactions.

     Unify is holding a special meeting of its stockholders in order to obtain the stockholder approval necessary to complete the merger with AXS-One and certain related matters. At the Unify special meeting, which will be held at 9:00 a.m., local time, on June 30, 2009, at Unify’s corporate headquarters located at 1420 Rocky Ridge Drive, Suite 380, Roseville, California 95661, unless postponed or adjourned to a later date, Unify will ask its stockholders to approve, among other items, the issuance of shares of Unify common stock and warrants to purchase shares of Unify common stock to the security holders of AXS-One in connection with the merger, as described in the accompanying joint proxy statement/prospectus.

     After careful consideration, Unify’s board of directors has approved the merger and the related issuance of up to 3,800,000 shares of Unify common stock and warrants, par value $0.001, and has determined that the merger and such issuance of shares and warrants is in the best interests of Unify and its stockholders. Accordingly, Unify’s board of directors unanimously recommends that the Unify stockholders vote FOR each of the proposals submitted to the Unify stockholders at the Unify special meeting.

     Certain Unify directors and executive officers, and their affiliates, who in the aggregate own approximately 16% of the outstanding shares of Unify common stock, have entered into stockholder agreements whereby they have agreed to vote in favor of the merger.

     AXS-One is holding a special meeting of its stockholders in order to obtain the stockholder approval necessary to complete the merger with Unify. At the AXS-One special meeting, which will be held at 9:00 a.m., local time, on June 30, 2009, at AXS-One’s corporate headquarters located at 301 Route 17 North, Rutherford, New Jersey 07070, unless postponed or adjourned to a later date, AXS-One will ask its stockholders to approve, among other items, the merger, as described in the accompanying joint proxy statement/prospectus.

     After careful consideration, AXS-One’s board of directors has approved the merger and has determined that the merger is in the best interests of AXS-One and its stockholders. Accordingly, AXS-One’s board of directors unanimously recommends that the AXS-One stockholders vote FOR each of the proposals submitted to the AXS-One stockholders at the AXS-One special meeting.

  3

     Certain AXS-One directors and executive officers, and their affiliates, who in the aggregate own approximately 35% of the outstanding shares of AXS-One common stock, have entered into stockholder agreements whereby they have agreed to vote in favor of the merger.

     Unify’s common stock is currently listed on the NASDAQ Stock Market’s Capital Market under the symbol “UNFY.” On May 14, 2009, the last trading day before the date of this joint proxy statement/prospectus, the closing sale price of Unify common stock was $[ ] per share.

     AXS-One’s common stock is currently listed on the Over The Counter Bulletin Board under the symbol “AXSO.” On May 14, 2009, the last trading day before the date of this joint proxy statement/prospectus, the closing sale price of AXS-One common stock was $[ ] per share.

     More information about Unify, AXS-One and the proposed merger is contained in the accompanying joint proxy statement/prospectus. Unify and AXS-One urge you to read the accompanying joint proxy statement/prospectus carefully and in its entirety. In particular, you should carefully consider the matters discussed in the section entitled “Risk Factors,” beginning on page 19 of the accompanying joint proxy statement/prospectus.

     Your vote is very important, regardless of the number of shares of Unify or AXS-One you own. Please read the accompanying joint proxy statement/prospectus carefully and cast your proxy vote as promptly as possible.

     Unify and AXS-One are excited about the opportunities the proposed merger may bring to the stockholders of Unify and AXS-One, and thank you for your consideration and continued support.

Todd E. Wille	William P. Lyons
President and Chief Executive Officer	Chief Executive Officer
Unify Corporation	AXS-One Inc.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger or the securities of Unify to be issued in connection with the merger, or determined if this joint proxy statement/prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

     The accompanying joint proxy statement/prospectus is dated May 15, 2009, and is first being mailed to the stockholders of Unify and AXS-One on or about May 20, 2009.

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Unify Corporation
1420 Rocky Ridge Drive, Suite 380
Roseville, California 95661

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On June 30, 2009

To Unify Corporation Stockholders:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Unify Corporation, a Delaware corporation, will be held at Unify’s corporate headquarters located at 1420 Rocky Ridge Drive, Suite 380, Roseville, California 95661, on June 30, 2009 at 9:00 a.m., local time for the following purposes:

     1. To consider and vote upon a proposal to approve the issuance of new shares of Unify common stock, par value $0.001 per share, and warrants to purchase shares of Unify common stock, to securityholders of AXS-One, Inc., in connection with the merger proposed under the Agreement and Plan of Merger, dated as of April 16, 2009, by and among Unify, AXS-One Inc., a Delaware corporation, and UCAC, Inc., a wholly-owned subsidiary Unify, pursuant to which AXS-One Inc. will become a wholly-owned subsidiary of Unify through a merger;

     2. To consider and vote upon an adjournment of the Unify special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal described immediately above; and

     To transact such other business that properly comes before the Unify special meeting or any adjournment or postponement thereof.

     The foregoing proposals and the Agreement and Plan of Merger are more fully described in the joint proxy statement/prospectus accompanying this Notice. Only Unify stockholders of record at the close of business on May 15, 2009 will be entitled to notice of, and a vote at, the Unify special meeting. At the close of business on May 15, 2009, Unify had 7,476,705 shares of stock outstanding and entitled to vote. A list of Unify stockholders entitled to vote at the Unify special meeting will be available for inspection at Unify’s principal executive offices in Roseville, California.

     All Unify stockholders are cordially invited to attend the Unify special meeting in person. Whether or not you plan to attend the Unify special meeting in person, please sign and return the enclosed proxy card to ensure that your Unify shares will be represented at the Unify special meeting. Voting instructions are included with your Unify proxy card. You may revoke your Unify proxy card at any time prior to the Unify special meeting by following the instructions in the accompanying joint proxy statement/prospectus. If you attend the Unify special meeting and vote by ballot, then your proxy vote will be revoked automatically and only your vote by ballot at the Unify special meeting will be counted. Regardless of the number shares of Unify that you own or whether or not you plan to attend the Unify special meeting, it is important that your Unify shares be represented and voted. No postage need be affixed if your proxy card is mailed in the United States.

     By Order of the Unify Board of Directors,

     Todd E. Wille
     President and Chief Executive Officer

Roseville, California
May 20, 2009

UNIFY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR PROPOSALS 1 AND 2.

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AXS-ONE INC.
301 Route 17 North
Rutherford, New Jersey 07070
_______

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
_______

To Be Held On June 30, 2009

Dear AXS-One Inc. Stockholders:

     You are cordially invited to attend a special meeting of the stockholders of AXS-One Inc., a Delaware corporation (“AXS-One”). The meeting will be held at AXS-One’s corporate headquarters located at 301 Route 17 North, Rutherford, New Jersey 07070 on June 30, 2009 at 9:00 am local time for the following purposes:

     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated April 16, 2009, by and among AXS-One, Unify Corporation, a Delaware corporation, and UCAC, Inc., a wholly-owned subsidiary Unify Corporation, pursuant to which AXS-One Inc. will become a wholly-owned subsidiary of Unify through a merger; and

     2. To consider and vote upon an adjournment of the AXS-One special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal described immediately above.

     These proposals are more fully described in the accompanying joint proxy statement/prospectus, which we urge you to read very carefully. We have included a copy of the Agreement and Plan of Merger as Annex A to the accompanying joint proxy statement/prospectus. Only AXS-One stockholders of record at the close of business on May 15, 2009, the record date for the AXS-One special meeting, are entitled to notice of and to vote at the AXS-One special meeting or any adjournment or postponement of the AXS-One special meeting.

     The board of directors of AXS-One unanimously recommends that you vote FOR Proposal No. 1 for adoption of the Agreement and Plan of Merger and the transactions contemplated thereby and FOR Proposal No. 2 for an adjournment of the AXS-One special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing Proposal No. 1.

     Even if you plan to attend the AXS-One special meeting in person, AXS-One requests that you sign and return the enclosed AXS-One proxy card to ensure that your AXS-One shares will be represented at the AXS-One special meeting if you are unable to attend.

     By Order of the AXS-One Board of Directors,

     William Lyons
     Chief Executive Officer

Rutherford, New Jersey
May 20, 2009

PLEASE DO NOT SEND IN ANY AXS-ONE STOCK CERTIFICATES AT THIS TIME; FURTHER
DOCUMENTATION FOR SUCH PURPOSE WILL BE SENT TO AXS-ONE STOCKHOLDERS AFTER
APPROVAL AND COMPLETION OF THE MERGER.

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REFERENCE TO ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about Unify and AXS-One from documents that these entities file with the SEC and which are not included in or delivered with this joint proxy statement/prospectus. You can obtain such documents by requesting them in writing or by telephone from Unify or AXS-One, as the case may be, at the following addresses:

Unify Corporation	AXS-One Inc.
1420 Rocky Ridge Drive, Suite 380	301 Route 17 North
Roseville, CA 95661	Rutherford, New Jersey 07070
(916) 218-4700	(201) 935-3400
investor_relations@unify.com	info@axsone.com

     You will not be charged for any documents that you request. If you would like to request documents, please do so by ten days before the meeting. See the section entitled “Where You Can Find More Information” for a detailed description of the documents incorporated by reference into this joint proxy statement/prospectus.

     Information contained on the websites of Unify and AXS-One is expressly not incorporated by reference into this joint proxy statement/prospectus.

ABOUT THIS DOCUMENT

     This joint proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-158848), filed by Unify Corporation with the U.S. Securities and Exchange Commission, and constitutes a prospectus of Unify under Section 5 of the Securities Act of 1933, as amended, and the rules thereunder, with respect to the shares of Unify common stock, and the Unify common stock issuable upon exercise of the warrants, to be issued to securityholders of AXS-One Inc. in connection with the proposed merger and the related transactions.

     In addition, this joint proxy statement/prospectus constitutes:

A notice of meeting with respect to the Unify special meeting at which Unify’s stockholders will consider and vote on certain proposals, including the proposal regarding the issuance of Unify common stock and warrants to purchase shares of Unify common stock and the Unify common stock issuable upon exercise of the warrants in connection with merger;

A proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, with respect to the Unify special meeting;

A notice of meeting with respect to the AXS-One special meeting at which AXS-One’s stockholders will consider a proposal regarding the merger; and

A proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, with respect to the AXS-One special meeting.

NOTE REGARDING TRADEMARKS

     This joint proxy statement/prospectus may also include trademarks and trade names owned by other parties, and all other such trademarks and trade names mentioned in this joint proxy statement/prospectus are the property of their respective owners.

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TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE UNIFY SPECIAL MEETING AND THE
AXS-ONE SPECIAL MEETING	1

SUMMARY	10

Information About Unify and AXS-One	10

The Merger	11

Reasons for the Merger	11

Risk Factors	12

Market Price And Dividend Information	13

Opinion of Updata Securities, Inc. to the Board of Directors of AXS-One	14

Overview of the Merger Agreement	14

Ownership of Unify Corporation Following the Merger	16

Material U.S. Federal Income Tax Consequences of the Merger	16

Regulatory Approvals	17

NASDAQ Capital Market Listing	17

Anticipated Accounting Treatment	17

Appraisal Rights	17

Directors’ and Executive Compensation	17

Comparison of Stockholder Rights	18

The Unify Corporation Special Meeting of Stockholders	18

The AXS-One Special Meeting of Stockholders	18

RISK FACTORS	19

Risks Relating to the Merger	19

Risks Relating to Unify’s Business	24

Risks Relating to AXS-One’s Business	29

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	37

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA	39

Selected Historical Financial Data of Unify	39

i

Selected Historical Financial Data of AXS-One	41

Comparative Historical and Unaudited Pro Forma Per Share Data	43

MARKET PRICE AND DIVIDEND INFORMATION	44

Unify	44

AXS-One	45

THE MERGER	46

General Description of the Merger	46

Background of the Merger	46

Unify’s Reasons for the Merger	50

Axs-One’s Reasons for the Merger	51

Opinion of Updata Securities, Inc. to the Board of Directors of AXS-One, Inc.	53

Interests of Unify Directors and Executive Officers in the Merger	59

Interests of AXS-One Directors and Executive Officers in the Merger	59

Merger Consideration	61

Appraisal Rights	62

NASDAQ Listing of Unify Shares Issued in Connection with the Merger	65

Effective Time of the Merger	65

The Board of Directors and Management of Unify and AXS-One Following the Merger	65

Ownership of Unify Following the Merger	66

Anticipated Accounting Treatment	66

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	67

THE MERGER AGREEMENT	68

The Merger	68

Timing of Closing and Effective Time	68

Merger Consideration	68

Exchange Procedures	69

Representations and Warranties	70

Covenants	71

Conditions To The Merger	72

No Solicitation	73

Termination	74

Effects of Termination	74

Termination Fee	75

Expenses	75

Amendment, Extensions, Waivers	75

CERTAIN AGREEMENTS RELATED TO THE MERGER	76

AXS-One Stockholder Agreements	76

Unify Stockholder Agreements	76

Note Exchange Agreement	77

Warrants	77

Severance Agreements with AXS-One Executive Officers	77

INFORMATION ABOUT UNIFY	78

Overview	78

Products	78

Customers	80

Sales, Marketing and Distribution	80

Customer Support and Professional Services	81

Product Development	81

Intellectual Property	81

Competition	82

Employees	83

UNIFY CORPORATION MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS	84

Critical Accounting Policies	84

Results of Operations	86

Liquidity and Capital Resources	89

Off-Balance Sheet Arrangements	90

Acquisitions	91

Quantitative and Qualitative Disclosures About Market Risk	91

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	92

Legal Proceedings	92

INFORMATION ABOUT AXS-ONE INC.	93

Products	93

Distribution	95

Client Services	95

Strategic Alliances and Business Development Programs	96

Product Development	96

Competition	97

Intellectual Property	97

Employees	97

AXS-ONE INC. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	98

Critical Accounting Policies	98

Recently Issued Accounting Standards	99

Results of Operations	100

Liquidity and Capital Resources	102

Off-Balance Sheet Arrangements	105

Quantitative and Qualitative Disclosures about Market Risk	105

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	105

Legal Proceedings	105

DESCRIPTION OF UNIFY CAPITAL STOCK	106

Authorized Capital	106

Common Stock	106

Preferred Stock	106

Warrants	106

Transfer Agent	106

PRINCIPAL STOCKHOLDERS OF UNIFY	107

PRINCIPAL STOCKHOLDERS OF AXS-ONE	110

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION OF UNIFY	112

Unify’s Board of Directors	112

The Board of Directors and Management of Unify Following the Merger	112

Director Independence	113

Compensation of Directors	113

Equity Compensation	114

Director Compensation Table	114

Executive Officers	114

Compensation Discussion and Analysis	116

The Objectives of Our Executive Compensation Program	116

Our Executive Compensation Program Elements	118

Tax Deductibility of Executive Compensation	118

SUMMARY COMPENSATION TABLE	119

Grants of Plan-Based Awards	121

Stock Option Plans	121

Other Stock Options	122

Other Benefits	122

Employment Agreements and Termination and Change of Control Agreements	123

Change in Control	123

Outstanding Equity Awards at April 30, 2008	124

Option Exercises and Stock Vested	125

Equity Compensation Plan Information	125

COMPARISON OF UNIFY STOCKHOLDERS AND AXS-ONE STOCKHOLDERS RIGHTS AND
CORPORATE GOVERNANCE MATTERS	126

THE UNIFY CORPORATION SPECIAL MEETING OF STOCKHOLDERS	132

General	132

Date, Time and Place of the Unify Corporation Special Meeting	132

Purpose of the Unify Corporation Special Meeting	132

Proposals to be Voted on at the Unify Corporation Special Meeting	132

Proposal No. 1: The Merger Proposal	132

Required Vote for Approval of Proposal 1 and Proposal 2	133

Record Date; Unify Corporation Stockholders Entitled to Vote	133

Quorum	133

Proxies; Abstentions and Broker Non-Votes	133

Voting and Revocation of Proxies	134

Appraisal Rights and Dissenters’ Rights	135

Interests of Certain Person in Matters to be Acted Upon	135

Solicitation of Proxies and Expenses	135

THE AXS-ONE SPECIAL MEETING OF STOCKHOLDERS	135

Date, Time and Place of the AXS-One Special Meeting	135

Matters to be Considered at the AXS-One Special Meeting	135

Record Date; AXS-One Stockholders Entitled to Vote	136

Voting and Revocation of Proxies	136

Required Stockholder Vote; Quorum	137

Board of Directors’ Unanimous Recommendations	138

v

Solicitation of Proxies	138

WHERE YOU CAN FIND MORE INFORMATION	139

Unify Corporation	139

AXS-One, Inc.	139

Other Information	139

LEGAL MATTERS	140

EXPERTS	140

UNIFY CORPORATION – INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

AXS-ONE, INC. AND SUBSIDIARIES – INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-45

UNIFY CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	F-72

ANNEXES

Annex A	Agreement and Plan of Merger (including Stockholder Agreements)
Annex B	Note Exchange Agreement
Annex C	Written Opinion of Updata Securities, Inc.
Annex D	Delaware General Corporation Code – Appraisal Rights (Section 262)

QUESTIONS AND ANSWERS ABOUT THE MERGER,
THE UNIFY SPECIAL MEETING AND THE AXS-ONE SPECIAL MEETING

     The following section provides answers to certain frequently asked questions about the proposed acquisition and the special meetings of the stockholders of Unify and AXS-One. Please note that this section may not address all issues that may be important to you as a Unify or AXS-One stockholder. Accordingly, you should carefully read this entire joint proxy statement/prospectus, including each of the annexes.

Q.	Why am I receiving this joint proxy statement/prospectus?

A.	You are receiving this joint proxy statement/prospectus because you are a stockholder of either Unify or AXS-One as of the respective record date of each respective company’s special meeting of its stockholders. This joint proxy statement/prospectus is being used by the boards of directors of each of Unify and AXS-One to solicit proxies for the special meetings of Unify and AXS-One. This joint proxy statement/prospectus also serves as the prospectus for shares of Unify common stock to be issued in exchange for shares of AXS-One common stock, warrants to purchase AXS-One common stock, and AXS-One convertible notes, in connection with the merger, and the Unify common stock issuable upon exercise of the warrants.

Q.	What is the purpose of this document?

A.	This joint proxy statement/prospectus contains important information about the merger, the Agreement and Plan of Merger (the “Merger Agreement”), the Unify special meeting and the AXS-One special meeting, which you should read carefully before voting. The enclosed voting materials allow you to cause your shares of Unify common stock or AXS-One common stock, as the case may be, to be voted, without attending the special meeting of either Unify or AXS-One.

About the Merger

Q.	What is the merger?

A.	The proposed merger is a transaction that will result in the combination of the businesses of Unify and AXS-One, whereby AXS-One will become a wholly-owned subsidiary of Unify.

In exchange for shares of AXS-One common stock, warrants to purchase shares of AXS-One common stock, and AXS-One convertible notes, the security holders of AXS-One will receive shares of Unify common stock and warrants to purchase shares of Unify common stock.

Q.	What if the Merger is not completed?

A.	It is possible that the Merger and the other transactions contemplated by the Merger Agreement will not be completed. This might happen if, for example, Unify’s stockholders do not approve the issuance of the Unify shares and warrants in connection with the Merger, or if AXS-One’s stockholders do not approve the Merger.

Should that occur, neither Unify nor AXS-One will be under any obligation to make or consider any alternative proposal regarding the combination of Unify and AXS-One. In certain circumstances, however, Unify or AXS-One may be obligated to pay the other party a termination fee and or reimburse the other party for certain expenses, as further described in the section entitled “The Merger Agreement — Termination Fee” in this joint proxy statement/prospectus.

Q.	Why are Unify and AXS-One proposing the merger?

A.	The board of directors of Unify has determined that the Merger and the related transactions are in the best interests of Unify and its stockholders in part because it presents a compelling strategic opportunity for Unify to strengthen its technology portfolio and expand its addressable market in the integrated content archiving space, as well as increase its customer base and operational scale. The board of directors of AXS-One has determined that the Merger and the related transactions are in the best interests of AXS-One and its stockholders in part because after the merger AXS-One stockholders will be able to participate in the future performance of AXS-One (as part of Unify) and Unify, and because the merger positions the combined company to pursue a strategy focused on the integrated content archiving and records compliance space. For a complete discussion of Unify’s and AXS-One’s reasons for the Merger, see the sections entitled “The Merger — Unify’s Reasons for the Merger” and “The Merger – AXS-One’s Reasons for the Merger” in this joint proxy statement/prospectus.

Q.	What vote is required by the Unify stockholders to consummate the Merger?

A.	To consummate the Merger, Unify stockholders must approve the issuance of shares of Unify common stock and warrants to purchase Unify common stock. The approval of such issuance requires the affirmative vote of a majority of the shares of Unify common stock present in person or represented by proxy and entitled to vote at the Unify special meeting at which a quorum is present.

Q.	What vote is required by the AXS-One stockholders to consummate the Merger?

A.	To consummate the Merger, AXS-One stockholders must approve the Merger, which requires the affirmative vote of the holders of a majority of the outstanding AXS-One common stock as of the record date for the AXS-One special meeting. In addition, pursuant to the Merger Agreement, a condition to Unify’s obligation to complete the Merger is that the number of shares of AXS-One common stock whose holders exercise appraisal rights does not exceed ten percent (10%) of AXS-One’s outstanding shares of common stock.

Q.	As an AXS-One stockholder, what will I receive in the merger?

A.	If the Merger is completed, AXS-One stockholders will receive 0.019442 shares of Unify common stock for each share of AXS-One common stock as the merger consideration. Outstanding warrants to purchase shares of AXS-One common stock will also be converted into the right to acquire shares of Unify common stock at the same exchange ratio. In addition, holders of AXS-One convertible notes, in the aggregate amount of approximately $13.1million, including accrued interest, will receive 2,100,000 shares of Unify common stock in exchange for these notes. The note holders may also receive additional shares of Unify common stock based on the sales of AXS-One’s product offerings between the Effective Time and July 31, 2010. For net license revenues over $2.0 million related to these product offerings, the note holders will receive an additional .35 shares of Unify common stock for each $1.00 of net license revenue. The merger consideration is more fully described in the sections of this joint proxy statement prospectus titled “The Merger Agreement — Merger Consideration; Stock Payment,” “Common Stock Options, Warrants and Convertible Notes,” and in the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annex A.

Q.	What are the Stockholder Agreements and who are the parties to these agreements?

A.	Certain members of AXS-One’s board of directors and members of management team and their respective affiliates have entered into a Stockholder Agreement with Unify. Each party signing one of these agreements has agreed (solely in its capacity as an AXS-One stockholder), among other things, to vote all of its shares of AXS-One common stock in favor of the Merger and the adoption of the Merger Agreement and against any other action or agreement that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement. These Stockholder Agreements also grant Unify an irrevocable proxy to vote the AXS-One shares subject to the agreements in accordance with the terms of the agreements. As of April 16, 2009, AXS-One stockholders owning in the aggregate 14,587,327 shares of AXS-One common stock, representing approximately 35% of the outstanding shares of AXS-One common stock, had entered into these Stockholder Agreements.

In addition, certain stockholders of Unify have entered into Stockholders Agreements with AXS-One. Under the terms of these agreements, each party signing one of these agreements has agreed that (solely in its capacity as a Unify stockholder), among other things, it vote all of its shares of Unify common stock in favor of the issuance of Unify common stock to be issued under the terms of the Merger Agreement. These Stockholders Agreements also grant AXS-One an irrevocable proxy to vote the Unify shares subject to the agreements in accordance with the terms of the agreements. As of April 16, 2009, Unify stockholders owning in the aggregate 1,227,156 shares of Unify common stock, representing approximately 16% of the outstanding shares of Unify common stock, had entered into these Stockholders Agreements.

For a more complete description of the Stockholder Agreements, see the section entitled “Certain Agreements Related to the Merger — AXS-One Stockholder Agreements” and “Unify Stockholder Agreements” in this joint proxy statement/prospectus.

Q.	Are there other conditions that need to be satisfied to consummate the Merger?

A.	In addition to the requirement of obtaining stockholder approval of Unify and AXS-One, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived by the appropriate party. For a summary of the conditions that need to be satisfied to consummate the Merger, see the section entitled “The Merger Agreement — Conditions to the Merger” in this joint proxy statement/prospectus.

Q.	Will the number of shares of Unify common stock issuable to AXS-One common stockholders in connection with the Merger be subject to any adjustment, for example, if Unify’s stock price fluctuates?

A.	No. The number of shares of Unify common stock to be issued in connection with the Merger for each share of AXS-One common stock is fixed.

Q.	Will Unify common stock issued in connection with the Merger be registered and listed on an exchange?

A.	Yes. The Unify common stock issued in connection with the Merger will be registered under the Securities Act of 1933, as amended, and will be listed on the NASDAQ Capital Market under the symbol “UNFY”.

Q.	Will there be any transfer restrictions affecting the shares of Unify common stock issuable to AXS-One stockholders in connection with the Merger?

A.	No, although if you are employed by Unify or its subsidiaries after the Merger your shares will be subject to Unify’s insider trading policies.

Q.	What will happen to the AXS-One options?

A.	At the Effective Time of the Merger, each option to purchase shares of AXS-One common stock outstanding and unexercised immediately prior to the Effective Time of the Merger will be cancelled in exchange for the right to receive an amount in cash, if any, determined in accordance with the formula set forth in the Merger Agreement. For more information regarding the treatment of the AXS-One Options, see the section entitled “The Merger Agreement — Merger Consideration” in this joint proxy statement/prospectus.

Q.	What will happen to the AXS-One warrants?

A.	At the Effective Time, each warrant to purchase shares of AXS-One common stock outstanding and not exercised immediately prior to the Effective Time of the Merger will be converted into a warrant to purchase the number of shares of Unify common stock calculated according to the conversion ratio set out in the Merger Agreement. For more information regarding the treatment of the AXS-One Warrants and the conversion ratio, see the section entitled “The Merger Agreement — Merger Consideration” in this joint proxy statement/prospectus.

Q.	Will there be any change to the shares of Unify common stock held by Unify stockholders?

A.	No. The Merger does not result in any changes to the existing shares of Unify common stock. The current stockholders of Unify will continue to be stockholders of Unify after the Merger.

Q.	Who will be the directors of Unify following the Merger?

A.	Immediately following the Effective Time of the Merger, the board of directors of Unify is expected to be composed of the following members:

Name	Position
Steven D. Whiteman	Chairman of the Board
Robert Bozeman	Director
Richard M. Brooks	Direct and Audit Committee Chair
Robert J. Majteles	Director
Tery R. Larrew	Director
Todd E. Wille	President and Chief Executive Officer
Harold D. Copperman*	Director

* or another appointee reasonably acceptable to the AXS-One note holders and the nominating committee of Unify’s board of directors.

Q.	Who will be the executive officers of Unify immediately following the Merger?

A.	Immediately following the Effective Time of the Merger, the executive officers of Unify are expected to be composed of the following members:

Todd E. Wille	President and Chief Executive Officer
Steven D. Bonham	Vice President, Finance and Administration and CFO
Kevin R. Kane	Vice President, Composer Solutions
Mark Bygraves	Vice President, Sales – Europe, Middle East and Africa
Frank Verardi	Vice President, Sales - Americas and Asia Pacific
Duane George	Vice President, Product Development and CTO

Q.	What are the material U.S. federal income tax consequences of the Merger to AXS-One stockholders?

A.	The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger qualifies as a Code Section 368 reorganization, U.S. holders of AXS-One common stock will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of AXS-One common stock for Unify common shares. Tax matters are very complicated, and the tax consequences of the merger applicable to a particular stockholder will depend in part on each stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. See the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

Q.	What are the material U.S. federal income tax consequences of the Merger to Unify stockholders?

A.	Unify stockholders will not recognize a gain or loss as a result of the Merger.

Q.	Do AXS-One stockholders have appraisal rights in connection with the Merger?

A.	Yes. AXS-One stockholders are entitled to exercise appraisal rights in connection with the Merger by complying with all of the Delaware law procedures discussed in the section entitled Appraisal Rights and in Annex D. To exercise appraisal rights in connection with the Merger, an AXS-One stockholder must not vote his or her shares of AXS-One common stock in favor of the Merger and must make a written demand to have AXS-One purchase the shares at their fair market value. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in the loss or waiver of appraisal rights under Delaware law.

Q.	Do Unify stockholders have appraisal or dissenters’ rights in connection with the Merger?

A.	No. Unify stockholders do not have appraisal or dissenters’ rights in connection with the issuance of the shares of Unify common stock or warrants to purchase shares of Unify common stock in connection with the Merger.

Q.	As a Unify stockholder, how does the Unify board of directors recommend that I vote?

A.	After careful consideration, the Unify board of directors recommends that Unify stockholders vote:

FOR Proposal No. 1 to approve the issuance of the shares of Unify common stock and the warrants to purchase shares of Unify common stock in connection with the Merger; and

FOR Proposal No. 2 to adjourn the Unify special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Q.	As an AXS-One stockholder, how does the AXS-One board of directors recommend that I vote?

A.	After careful consideration, the AXS-One board of directors recommends that AXS-One stockholders vote:

FOR Proposal No. 1 to approve and adopt the Merger and the Merger Agreement; and

FOR Proposal No. 2 to adjourn the AXS-One special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Q.	What risks should I consider in deciding how to vote?

A.	You should carefully read this entire joint proxy statement/prospectus, including each of the annexes, and pay specific attention to the section entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Merger and the businesses of Unify and AXS-One.

Q.	When do you expect the Merger to be consummated?

A.	Unify and AXS-One cannot predict the exact timing of the completion of the Merger and the related transactions. It is currently anticipated that the Merger will occur as soon as reasonably practicable after the satisfaction or waiver by the appropriate party of each of the closing conditions set forth in the Merger Agreement. One of the closing conditions is that the required approvals are obtained at the Unify special meeting to be held on June 30, 2009 and the AXS-One special meeting to be held June 30, 2009. For more information regarding timing, see the section entitled “The Merger Agreement — Conditions to the Merger” in this joint proxy statement/prospectus.

Q.	What do Unify and AXS-One stockholders need to do now?

A.	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the appropriate special meeting. You may also attend the special meeting and vote in person. If your shares are held in “street name” by your broker or bank, your broker or bank will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares.

Q.	What if I do not vote, do not fully complete my proxy card or fail to instruct my broker?

A.	It is very important for you to vote.

If you are a Unify stockholder and you do not submit a proxy or instruct your broker how to vote your shares if your shares are held in street name, and you do not vote in person at the special meeting, there will be no effect on the determination of whether the proposals have received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” the proposals. However, if your shares are held in “street name” and you do not instruct your broker how to vote your shares, your broker will not vote your shares, such failure to vote being referred to as a broker non-vote, which will be counted for purposes of determining the presence or absence of a quorum for the approval of the proposals, but will not be counted for purposes of determining the number of votes cast with respect to a proposal. Please follow the directions provided by your broker regarding how to instruct your broker to vote your shares in order to ensure that your shares will be voted at the special meeting.

If you are an AXS-One stockholder and you do not submit a proxy or instruct your broker how to vote your shares if your shares are held in street name, and you do not vote in person at the special meeting, the effect will be the same as if you voted “AGAINST” the adoption of the Merger Agreement. If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” the adoption of the Merger Agreement. However, if your shares are held in “street name” and you do not instruct your broker how to vote your shares, your broker will not vote your shares, such failure to vote being referred to as a broker non-vote, which will have the same effect as voting “AGAINST” the adoption of the Merger Agreement. Please follow the directions provided by your broker regarding how to instruct your broker to vote your shares in order to ensure that your shares will be voted at the special meeting.

About the Unify special meeting and the AXS-One special meeting

Q.	When and where is the Unify special meeting of stockholders?

A.	The Unify special meeting will be held at Unify’s corporate headquarters, located at 1420 Rocky Ridge Drive, Suite 380, Roseville, CA 95661 at 9:00 am local time on June 30, 2009. All Unify stockholders as of the record date, or their duly appointed proxies, may attend the Unify special meeting.

Q.	When and where is the AXS-One special meeting of stockholders?

A.	The AXS-One special meeting will be held at AXS-One’s corporate headquarters located at 301 Route 17 North, Rutherford, NJ 07070, at 9:00 am, local time, on June 30, 2009. All AXS-One stockholders as of the record date, or their duly appointed proxies, may attend the AXS-One special meeting.

Q.	Do I need to attend the special meeting in person?

A.	No. It is not necessary for you to attend the special meeting to vote your shares if Unify or AXS-One, as applicable, has previously received your proxy, although you are welcome to attend.

Q.	Who can attend and vote at the Unify special meeting of stockholders?

A.	Only holders of record of Unify common stock at the close of business on May 15, 2009 (the “Unify record date”), are entitled to notice of, and to vote at, the Unify special meeting. As of the Unify record date, there were 7,476,705 shares of Unify common stock outstanding and entitled to vote at the Unify special meeting, held by approximately 322 holders of record. Each holder of Unify common stock is entitled to one vote for each share of Unify common stock owned as of the Unify record date.

Q.	Who can attend and vote at the AXS-One special meeting of stockholders?

A.	Only holders of record of AXS-One stock at the close of business on May 15, 2009 (the “AXS-One record date”), are entitled to notice of and to vote at the AXS-One special meeting. As of the AXS-One record date, there were 41,133,925 shares of AXS-One stock outstanding and entitled to vote at the AXS-One special meeting, held by approximately 676 holders of record. Each holder of AXS-One common stock is entitled to one vote for each share of AXS-One stock owned as of the AXS-One record date.

Q.	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A.	If you are a Unify stockholder, the failure to return your proxy card or otherwise provide proxy instructions or vote your shares in person will result in your shares not being counted for purposes of determining whether a quorum is present at the Unify special meeting. In the event that a quorum is not reached or the necessary votes are not received, the Unify special meeting will have to be adjourned to provide more time to obtain a quorum and the necessary votes.

If you are an AXS-One stockholder, the failure to return your proxy or otherwise provide proxy instructions or vote your shares in person will have the same effect as voting against AXS-One Proposal No. 1 and your shares will not be counted for purposes of determining whether a quorum is present at the AXS-One special meeting. In the event that a quorum is not reached or the necessary votes are not received, the AXS-One special meeting will have to be adjourned and recalled for another vote.

Q.	May I vote in person at the Unify special meeting of stockholders?

A.

If your shares of Unify common stock are registered directly in your name with the Unify transfer agent, then you are considered to be the stockholder of record with respect to those shares, and the proxy materials and Unify proxy card are being sent directly to you by Unify. If you are a Unify stockholder of record, you may attend the Unify special meeting and vote your shares in person. However, even if you plan to attend the Unify special meeting in person, Unify requests that you sign and return the enclosed Unify proxy card to vote your shares. If your shares of Unify common stock are held in a brokerage account or by another nominee, then you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card to return to your broker or other nominee to direct them to vote on your behalf. As the beneficial owner, you are also invited to attend the Unify special meeting. Because a beneficial owner is not the stockholder of record, however, you may not vote these shares in person at the Unify special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q.	May I vote in person at the AXS-One special meeting of stockholders?

A.	If your shares of AXS-One common stock are registered directly in your name with the AXS-One transfer agent, then you are considered to be the stockholder of record with respect to those shares, and the proxy materials and AXS-One proxy are being sent directly to you by AXS-One. If you are an AXS-One stockholder of record, you may attend the AXS-One special meeting and vote your shares in person. However, even if you plan to attend the AXS-One special meeting in person, AXS-One requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the AXS-One special meeting. If your shares of AXS-One common stock are held in a brokerage account or by another nominee, then you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card to return to your broker or other nominee to direct them to vote on your behalf. As the beneficial owner, you are also invited to attend the AXS-One special meeting. Because a beneficial owner is not the stockholder of record, however, you may not vote these shares in person at the AXS-One special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of Unify or AXS-One stock without instructions from you. Brokers are not expected to have discretionary authority to vote for the Unify or AXS-One proposals, respectively. Therefore, in order to make sure that your vote is counted, you should instruct your broker to vote your shares following the procedures provided by your broker.

Q.	May I change my vote after I have submitted a proxy or provided proxy instructions?

A.	Yes. You may change your vote at any time before the vote takes place at each of the respective special meetings. To change your vote, you may (1) submit a new proxy card bearing a later date by mail, or (2) send a signed written notice bearing a date later than the date of the proxy to the Secretary of Unify or Secretary of AXS-One stating that you would like to revoke your proxy. You may also change your vote by attending the special meeting and voting in person, although your attendance alone will not revoke your proxy. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.

Q.	What should a Unify stockholder do if he or she receives more than one set of voting materials?

A.	As a Unify stockholder, you may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple Unify proxy cards or voting instruction cards. For example, if you hold your Unify shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Unify shares. If you are a holder of record and your Unify shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Unify common stock and AXS-One common stock, you will receive one or more separate proxy cards or voting instruction cards for each company.

Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus in the section entitled “The Unify Corporation Special Meeting of Stockholders.”

Q.	What should an AXS-One stockholder do if he or she receives more than one set of voting materials?

A.	As an AXS-One stockholder, you may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your AXS-One shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold AXS-One shares. If you are a holder of record and your AXS-One shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Unify common stock and AXS-One common stock, you will receive one or more separate proxy cards or voting instruction cards for each company.

Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus in the section entitled “The AXS-One Special Meeting of Stockholders.”

Q.	Should AXS-One stockholders send in their AXS-One stock or warrant certificates now?

A.	No. After the Merger is completed, AXS-One stockholders and warrant holders will be sent written instructions for exchanging their AXS-One stock and warrant certificates for the merger consideration. PLEASE DO NOT SEND IN YOUR AXS-ONE STOCK CERTIFICATES NOW OR WITH YOUR AXS-ONE PROXY CARD.

Q.	Who can help answer my questions?

A.	If you are a Unify stockholder and would like additional copies, without charge, of this joint proxy statement/prospectus, or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Unify Corporation
Attn: Secretary
1420 Rocky Ridge Dr., Suite 380
Roseville, CA 95661
(916) 218-4700
info@unify.com

If you are an AXS-One stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus, or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

AXS-One Inc.
Attn: Secretary
301 Route 17 North
Rutherford, NJ 07070
Phone: (201) 372-6243

SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire joint proxy statement/prospectus, including annexes, and the other documents to which this joint proxy statement/prospectus refers, to fully understand the merger proposals to be considered at the Unify special meeting and the AXS-One special meeting.

Information About Unify and AXS-One (see pages 78 and 93)

Unify Corporation

     Unify Corporation
     1420 Rocky Ridge Drive, Suite 380
     Roseville, CA 95661
     Phone: 800-248-6439 or
     Phone: 916-218-4700
     Fax: 916-218-4377

     Unify (the “Company”, “we”, “us” or “our”) is a global provider of application development, data management and migration and modernization solutions. Our solutions allow customers to build, deploy, modernize and maximize their applications and databases. Our award-winning technologies help organizations drive business optimization, improve collaboration, increase customer service and reduce costs. Unify’s strategy is to help businesses better and more cost effectively manage their data, develop applications and migrate mission-critical legacy applications and data. Built based on customer requirements, our solutions help companies increase speed and agility, improve asset reuse, lower IT costs, reduce business risks and exposures, and free information previously locked within proprietary systems. Unify markets and sells products directly in the United States, Australia, UK, France and Germany, and indirectly to more than 50 countries through worldwide distributors in Europe, Middle East and Africa (“EMEA”), Asia Pacific and Latin America. Unify was initially incorporated in California in 1980 and later reincorporated in Delaware on April 10, 1996. We are headquartered in Roseville, California, and have offices in Australia, Canada, France, Germany and the United Kingdom (“UK”).

AXS-One Inc.

     AXS-One Inc.
     301 Route 17 North
     Rutherford, NJ 07070
     Toll Free: 800 828-7660
     Fax: 201 935-7678

     AXS-One Inc. (“AXS-One”) is a software company providing robust, secure, business solutions that allow an organization to reduce the inherent risks and costs associated with retaining and managing corporate electronic records as well as to achieve efficiency in its business processes. AXS-One was formed in 1978 and has a proven track record in developing flexible, high-performance, scalable, secure and effective software for organizations. AXS-One’s ability to quickly identify emerging market opportunities and to build high-quality, innovative software has won many awards over the years. AXS-One has devoted significant resources to developing new products which serve the Integrated Content Archiving, Records Management, Compliance Management, E-Discovery, Litigation Readiness, Knowledge Management, and Information Management markets. AXS-One is headquartered in Rutherford, New Jersey and has offices in Australia, Singapore and the United Kingdom (“UK”).

UCAC, Inc.

     UCAC, Inc. is a Delaware corporation wholly owned by Unify that was formed by Unify for the purpose of merging with and into AXS-One. It has conducted no other business.

The Merger (see page 68)

     Under the terms of the merger agreement, which has been unanimously approved by both boards of directors, AXS-One common stock, and certain warrants to purchase AXS-One common stock, will be converted into Unify common stock (or warrants to purchase Unify common stock) at a fixed exchange ratio of 0.019442 shares of Unify common stock for each outstanding share of AXS-One common stock; and convertible notes of AXS-One in the aggregate amount of approximately $13.1million, including accrued interest, will be exchanged for approximately 2.1 million shares of Unify common stock. The note holders will also receive additional shares of Unify common stock based on the sales of AXS-One’s product offerings between the Effective Time and July 31, 2010. For net license revenues over $2.0 million related to these product offerings, the note holders will receive an additional .35 shares of Unify common stock for each $1.00 of net license revenue. At the Effective Time of the Merger, outstanding options to purchase common stock of AXS-One will be cancelled in exchange for a cash payment equal to the amount, if any, by which the change of control price for AXS-One common stock exceeds the per share exercise price for the shares represented by the option. The change in control price is defined as the higher of: (i) the highest price per share paid in connection with the merger or (ii) the highest trading price of AXS-One common stock during the sixty (60) day period immediately preceeding the Effective Time of the Merger.

     Upon closing, current AXS-One stockholders and note holders will own approximately 29%, and current Unify stockholders will own approximately 71%, of the combined company. Certain AXS-One stockholders and certain Unify stockholders have executed agreements obligating them to vote in favor of the merger.

Reasons for the Merger

     Unify’s Reasons for the Merger (see page 50)

     In reaching its unanimous decision to approve the Merger, the Unify board of directors considered a number of factors including, among other factors:

  The belief of the members of the Unify board that the acquisition will enhance value for stockholders of both companies

  The belief that that the Merger will increase AXS-One’s revenues, net income and internal resources and provide greater operational scale and financial solidity

  The belief that the Merger will provide strength and stability to AXS-One to grow its position in the integrated content archiving market

  The belief that Unify will be able to increase revenues and profitability by selling the AXS-One product offerings into Unify’s distribution channel and customer base

  The existing partnership between AXS-One and Unify for Unify’s Lotus Notes migration business. The Merger will allow one entity to deliver an end to end solution

  That the Merger will increase Unify’s revenues by over 60% and employees by over 50%

  That the combined entity will have access to greater resources and a larger installed base of customers and partners

  The ability to leverage cost synergies from combining the operations of AXS-One and Unify

  Unify’s ability to preserve cash by structuring the transaction as a stock transaction

  The results of Unify’s due diligence review of AXS-One’s business, finances and operations and its evaluation of AXS-One’s management, competitive positions and prospects

     For a complete list of the Unify board’s reasons for approving the Merger, see the section entitled “The Merger – Unify’s Reasons for the Merger.”

     AXS-One’s Reasons for the Merger (see page 51)

     In reaching its unanimous decision to approve the Merger, the AXS-One board of directors considered a number of factors including, among other factors:

  AXS-One’s current financial and liquidity position;

  The fact that the Merger will allow the AXS-One stockholders to gain an equity interest in Unify, thus providing a vehicle for continued participation by the AXS-One stockholders in the future performance of not only the Surviving Subsidiary, but also of Unify;

  the belief that the strength, stability and size of Unify will enable AXS-One to grow revenues and market penetration;

  the belief of the AXS-One board of directors that the combined company after the Merger will be better positioned to pursue and implement a strategy focused on the archiving and compliance market, addressing a large market opportunity and industry trend for which AXS-One has a best-in-class solution;

  the ability to leverage the AXS-One solution to provide archiving, compliance and e-discovery capabilities to Unify’s thousands of data management customers.

     For a complete list of the AXS-One board’s reasons for approving the Merger, see the section entitled “The Merger – AXS-One’s Reasons for the Merger.”

     Both Unify and AXS-One believe that the Merger will be in the best interests of their respective stockholders. However, achieving these anticipated benefits of the Merger is subject to risk and uncertainty, including those risks discussed in the section entitled “Risk Factors.”

Risk Factors (see page 19)

     Unify and AXS-One are subject to numerous risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the closing of the Merger may be delayed or not be completed at all, poses a number of unique risks to both Unify’s and AXS-One’s stockholders, including the following risks:

  Deterioration in general economic conditions has caused and could cause additional decreases in spending by customers and could harm the ability to generate license revenues and the results of operations;

  Unify and AXS-One may not realize all of the anticipated benefits of the transactions;

  Unify may pay a higher price for AXS-One common stock if the value of Unify common stock increases, because the value of the Unify common stock issued in connection with the Merger will depend on its market price at the time of the Merger and the exchange ratio for the AXS-One shares of common stock at the closing of the Merger is fixed;

  Issuance of earn-out shares of common stock of Unify to the holders of the AXS-One Notes, if required under the terms of the Merger Agreement, will dilute the ownership of the Unify stockholders;

  the Merger may not qualify as a reorganization under Section 368 of the Internal Revenue Code, as amended, in which case the Merger may be a fully-taxable transaction to AXS-One stockholders;

  provisions of the Merger Agreement may deter alternative business combinations;

  AXS-One’s current stockholders will own a significant percentage of the Unify common stock after consummation of the Merger, and will have significant influence over the outcome of corporate actions requiring stockholder approval; and such stockholders’ priorities for Unify’s business may be different from Unify’s or its other stockholders’;

  Unify and AXS-One will incur significant transaction and merger-related costs in connection with the Merger;

  if Unify or AXS-One has to pay the termination fee, it could negatively affect the paying party’s business operations and financial condition;

  the market price of Unify common stock could decline as a result of the large number of freely tradeable shares that will be issued in the Merger;

  Unify may not have uncovered all the risks associated with the acquisition of AXS-One and a significant liability may be discovered after closing of the Merger, and the Merger Agreement does not provide for Unify’s indemnification by the former AXS-One stockholders against any of AXS-One’s liabilities, should they arise or become known after the closing of the Merger;

  directors of AXS-One have interests in the transaction that may be different from, or in addition to, the interests of other AXS-One stockholders, which may influence their recommendation and vote; and

  if the conditions to the Merger are not met or waived, the Merger will not occur.

     These risks and other risks are discussed in greater detail in the section entitled “Risk Factors” in this joint proxy statement/prospectus. Unify and AXS-One encourage their respective stockholders to read and consider all of these risks carefully.

Market Price and Dividend Information (see page 44)

     The closing sale price per share of Unify common stock as reported on the NASDAQ Capital Market on April 15, 2009, the last full trading day prior to the public announcement of entry into the Merger Agreement was $2.55, and the closing sale price per share of Unify common stock on May 14, 2009 (the last practicable date before the filing of this joint proxy statement/prospectus) as reported on the NASDAQ Capital Market was $___ per share. Following the consummation of the Merger, Unify’s common stock, including the shares of Unify common stock issued in connection with the Merger, are expected to continue to trade on the NASDAQ Capital Market under the symbol “UNFY.”

     Unify has never declared nor paid cash dividends on its common stock. Unify currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its stockholders in the foreseeable future.

     The closing sale price per share of AXS-One common stock as reported on the OTC Bulletin Board on April 15, 2009 (trading symbol “AXSO”), the last full trading day prior to the public announcement of entry into the Merger Agreement was $0.10, and the closing sale price per share of AXS-One common stock on May 14, 2009 (the last practicable date before the filing of this joint proxy statement/prospectus) as reported on the OTC Bulletin Board was $___ per share. Following the consummation of the Merger, AXS-One’s common stock will be owned by Unify, and will not trade. AXS-One has never declared nor paid cash dividends on its common stock.

     For more information, see the section entitled “Market Price and Dividend Information.”

Opinion of Updata Securities, Inc. to the Board of Directors of AXS-One (see page 53 and Annex C)

     Updata Securities, Inc. (“Updata”) rendered a written opinion to the Board of Directors of AXS-One on April 15, 2009 that, as of the date thereof and based upon and subject to the matters stated therein, the consideration to be received by the holders of AXS-One common shares in the Merger is fair to such holders from a financial point of view. As of the date hereof, such opinion has not been withdrawn, revoked or modified. This written opinion is attached as Annex C to this joint proxy statement/prospectus. Holders of AXS-One common stock are encouraged to read the opinion carefully in its entirety.

Overview of the Merger Agreement (see page 68)

     The Merger Agreement contains the terms and conditions of the proposed combination of the businesses of Unify and AXS-One.

Merger Consideration

     At the Effective Time of the Merger, each share of issued and outstanding AXS-One common stock existing immediately prior to the Effective Time of the Merger will, without any action on the part of the stockholder thereof, automatically be retired and cease to exist, and be converted into the right to receive 0.019442 shares of Unify common stock, provided that the following shares will not be so converted:

  shares owned by Unify or UCAC;

  shares held by AXS-One; and

  shares which are held by stockholders who properly demand and perfect appraisal rights pursuant to the General Corporation Law of the State of Delaware.

     At the Effective Time of the Merger, outstanding options to purchase common stock of AXS-One will be cancelled in exchange for a cash payment equal to the amount, if any, by which the change of control price for AXS-One common stock exceeds the per share exercise price for the shares represented by the option. The change in control price is defined as the higher of: (i) the highest price per share paid in connection with the Merger or (ii) the highest trading price of AXS-One common stock during the sixty (60) day period immediately preceeding the Effective Time of the Merger.

     At the Effective Time of the Merger, each warrant to purchase shares of AXS-One common stock outstanding and not terminated or exercised immediately prior to the Effective Time of the Merger will be converted into a warrant to purchase the number of shares of Unify common stock equal to the number of shares of AXS-One common stock that could have been purchased upon the full exercise of such warrant, multiplied by a conversion ratio, rounded up to the next whole number of shares. The per share exercise price for each new warrant to purchase Unify common stock issued in exchange for existing warrants to purchase AXS-One common stock will be $.01.

     At the Effective Time of the Merger, convertible notes of AXS-One in the aggregate amount of approximately $13.1 million, which includes accrued interest, will be exchanged for approximately 2.1 million shares of Unify common stock. The note holders will also receive additional shares of Unify common stock based on the sales of AXS-One’s product offerings between the Effective Time and July 31, 2010. For net license revenues over $2.0 million related to these product offerings, the note holders will receive an additional .35 shares of Unify common stock for each $1.00 of net license revenue.

     For a more complete description of the merger consideration, see the section entitled “The Merger Agreement — Merger Consideration” in this joint proxy statement/prospectus.

     The merger consideration and conversion ratio will be appropriately and proportionately adjusted to reflect any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares with respect to Unify or AXS-One common stock between the date of the Merger Agreement and the Effective Time of the Merger.

Go Shop Provision; Solicitation of Offers

     For a period ending on the earlier May 31, 2009, or the date of the mailing of this joint proxy statement/prospectus (the “go-shop period”), AXS-One and its directors, officers and advisors may solicit acquisition proposals for AXS-One and participate in discussions with parties or representatives of parties who might be interested in acquiring AXS-One. After the end of the go-shop period, with certain exceptions, AXS-One has agreed that neither AXS-One nor its representatives or affiliates will:

  solicit, initiate, knowingly encourage or otherwise facilitate any inquiries or proposals that relate to any alternative acquisition proposal;

  participate in any negotiations or discussions regarding an alternative acquisition proposal;

     For a more complete discussion of the exclusivity provisions and permitted acquisition proposals, see the sections entitled “The Merger Agreement — No Solicitation.”

Conditions to Completion of the Merger

     In addition to the requirement of obtaining the approval of Unify and AXS-One stockholders, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived by the appropriate party. For a summary of the conditions that need to be satisfied to consummate the Merger, see the section entitled “The Merger Agreement — Conditions to the Merger” in this joint proxy statement/prospectus.

Termination of the Merger Agreement

     It is possible that the Merger and the other transactions contemplated by the Merger Agreement will not be completed. This might happen if, for example, Unify’s stockholders do not approve the issuance of the Unify shares and warrants in connection with the Merger, or if AXS-One’s stockholders do not approve the Merger or if other conditions to the Merger are not satisfied. Should that occur, neither Unify nor AXS-One will be under any obligation to make or consider any alternative proposal regarding the combination of Unify and AXS-One. For a more complete discussion of the manners in which the Merger Agreement may terminate, see the section entitled “The Merger Agreement — Termination” in this joint proxy statement/prospectus.

Termination Fee

     In certain circumstances, AXS-One may be obligated to pay Unify a termination fee of $500,000. In addition, under certain conditions each party may be required to reimburse the other party for all out-of-pocket expenses (excluding the cost of employee time) incurred by the recipient party in connection with the Merger Agreement and the transactions contemplated thereby. For a more complete discussion of the termination fee, see the section entitled “The Merger Agreement — Termination Fee” in this joint proxy statement/prospectus.

Stockholder Voting Agreements

     As of the record date, AXS-One stockholders that owned in the aggregate 14,587,327 shares of AXS-One common stock, representing approximately 35% of the outstanding shares of AXS-One common stock, had entered into stockholder agreements with Unify. The AXS-One stockholders who are parties to these agreements have agreed, solely in their capacity as AXS-One stockholders, to vote all of their shares of AXS-One common stock in favor of the Merger and the adoption of the Merger Agreement, against any other AXS-One acquisition proposals and against any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement by AXS-One. The stockholders also granted Unify a proxy to vote their respective shares of AXS-One common stock in accordance with the terms of the stockholder agreements. A copy of the form of stockholder agreement in favor of Unify is attached as Exhibit A-2 in Annex A to this joint proxy statement/prospectus.

     As of the record date, Unify stockholders that owned in the aggregate 1,227,156 shares of Unify common stock, representing approximately 16% of the outstanding shares of Unify common stock had entered into stockholder agreements with AXS-One. The Unify stockholders who are parties to these agreements have agreed, solely in their capacity as Unify stockholders, to vote all of their shares of Unify common stock in favor of the issuance of the Unify common stock to be issued in connection with the Merger. The stockholders also granted AXS-One a proxy to vote their respective Unify common stock in accordance with the terms of the stockholder agreements. A copy of the form of stockholder agreement in favor of AXS-One is attached as Exhibit B-2 in Annex A to this joint proxy statement/prospectus.

Interests of Directors, Executive Officers and Affiliates of AXS-One

AXS-One

     In considering the recommendation of the AXS-One board of directors with respect to adopting the Merger Agreement, AXS-One stockholders should be aware that members of the AXS-One board of directors and each executive officer of AXS-One have interests in the Merger that may be different from, or in addition to, interests they may have as AXS-One stockholders. For example:

  Each of William Lyons, Joseph Dwyer and Philip Rugani (each, a “Management Member”) has an employment agreement which entitles him to certain severance benefits in event of his involuntary separation from service without cause in connection with or subsequent to a change in control of AXS-One. Each Management Member has agreed to amend his employment agreement to, among other things, reduce the base amount of severance to be paid in the event of a termination after a change of control. Each Management Member will also participate in an earnout program that will pay Management Members an aggregate of 171,250 shares of Unify common stock, after the note holders have received 2,580,000 shares of Unify common stock, based on a factor of .35 shares of Unify common stock for each $1.00 of net license revenue over $2.0 million recorded with respect to the AXS-One product suite during the period from the Effective Time to July 31, 2010;

  Certain members of the AXS-One board of directors (or entities affiliated with the directors) hold AXS-One convertible notes that are being exchanged for 2,100,000 shares of Unify common stock at closing and may receive additional shares of Unify common stock based upon AXS-One net license revenue through July 31, 2010;

  Unify has agreed to appoint Harold Copperman (or another appointee reasonably acceptable to the AXS-One note holders and the nominating committee of Unify’s board of directors) to the Unify board of directors immediately following the Effective Time of the Merger.

     As of the record date for the AXS-One special meeting, the directors and executive officers of AXS-One, together with their affiliates, owned in the aggregate approximately 17,672,224, shares of AXS-One common stock, entitling them to exercise approximately 43% of the voting power of the AXS-One common stock at the AXS-One special meeting. AXS-One cannot complete the Merger unless the Merger is approved by the affirmative vote of the holders of a majority of the outstanding AXS-One common stock as of the record date for the AXS-One special meeting.

Ownership of Unify Corporation Following the Merger

     After the Merger, AXS-One will be a wholly-owned subsidiary of Unify and AXS-One stockholders will no longer have any direct interest in AXS-One. Current AXS-One stock and note holders will own approximately 29% of Unify’s outstanding common stock after the Merger, and existing Unify stockholders will own approximately 71% of the outstanding shares of Unify common stock after the Merger. For a more complete discussion of ownership of Unify after the Merger, see the section entitled “The Merger — Ownership of Unify Following the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 67)

     The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, holders of AXS-One common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their AXS-One common stock for Unify common stock in the Merger.

     Tax matters are complicated and the tax consequences to AXS-One stockholders of the Merger will depend on each such holder’s particular tax situation. In addition, AXS-One stockholders may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. Each AXS-One stockholder should consult his or her own tax advisor to fully understand the tax consequences of the Merger.

Regulatory Approvals

     Unify must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Capital Market in connection with the issuance of shares of Unify common stock and warrants to purchase shares of Unify common stock, and the filing of this joint proxy statement/prospectus with the SEC.

NASDAQ Capital Market Listing (see page 65)

     Prior to consummation of the Merger, Unify intends to cause all shares of Unify common stock to be issued in connection with the Merger and all shares of Unify common stock to be issued upon exercise of the warrants to purchase shares of Unify common stock to be approved for listing (subject to notice of issuance) on the NASDAQ Capital Market as of the Effective Time of the Merger, including filing any required additional listing applications or notices.

Anticipated Accounting Treatment (see page 66)

     Unify will account for the acquisition of AXS-One as a purchase of the business, which means that the assets and liabilities of AXS-One will be recorded at their fair value and the results of operations of AXS-One will be included in Unify’s results from and after the Effective Time of the Merger, in accordance with Financial Accounting Standard No. 141 (revised 2007), Business Combinations.

Appraisal Rights (see page 62)

     AXS-One is a Delaware corporation and under Delaware law, AXS-One stockholders have the right to exercise appraisal rights and receive payment in cash for the fair value of AXS-One common stock held by stockholders exercising such rights, as determined by the Delaware Court of Chancery. The fair value of AXS-One common stock as determined by the Chancery Court under Section 262 of the Delaware General Corporation Law could be greater, the same, or less than the value that AXS-One shares will receive pursuant to the merger agreement. This right to appraisal is subject to a number of restrictions and technical requirements, and Delaware law requires strict compliance with these provisions. Generally, in order to exercise appraisal rights, a stockholder must:

  deliver to AXS-One a written demand for appraisal in compliance with Delaware law before the vote on the Merger;

  not vote in favor of the Merger by proxy or in person; and

  continuously hold AXS-One common stock as record holder, from the date of the demand for appraisal through the closing of the Merger.

     Merely voting against the Merger will not protect appraisal rights, which requires strict compliance with all the steps mandated under Delaware law. These requirements under Delaware law for exercising appraisal rights are described in further detail in the section entitled “The Merger – Appraisal Rights; Rights of AXS-One Stockholders” beginning on page 62 of this joint proxy statement/prospectus. The relevant section of the Delaware General Corporation Law Section 262 regarding appraisal rights is reproduced and attached as Annex D to this joint proxy statement/prospectus.

     A VOTE FOR THE MERGER, WILL RESULT IN A WAIVER OF ANY RIGHTS TO SEEK APPRAISAL UNDER DELAWARE LAW.

Directors’ and Executive Compensation (see page 112)

     Unify currently anticipates that Todd Wille, Steven Whiteman, Richard Brooks, Tery Larrew, Robert Bozeman, Robert Majteles and Harold Copperman will serve as its board of directors following completion of the Merger. For a complete discussion of the expected board of directors following the Merger, compensation of directors, and compensation of executives, see the section entitled “Director and Executive Officer Compensation of Unify.”

Comparison of Stockholder Rights (see page 126)

     The rights of AXS-One stockholders are currently governed by the Delaware General Corporation Law, AXS-One’s certificate of incorporation, as amended, and the bylaws of AXS-One. The rights of Unify’s stockholders are currently governed by the Delaware General Corporation Law, the certificate of incorporation of Unify (as amended from time to time) and the bylaws of Unify. If the Merger is completed, AXS-One stockholders will become stockholders of Unify, and their rights will be governed by the certificate of incorporation and bylaws of Unify in addition to the provisions of the Delaware General Corporation Law. Differences between the certificates of incorporation and bylaws of Unify and AXS-One are described under the section entitled “Comparison of Unify Stockholders and AXS-One Stockholders Rights and Corporate Governance Matters” in this joint proxy statement/prospectus.

The Unify Corporation Special Meeting of Stockholders (see page 132)

     The Unify special meeting will be held at Unify’s Headquarters Office, located at 1420 Rocky Ridge Drive, Suite 380, Roseville, California 95661, at 9:00 am, local time, on June 30, 2009. Only holders of record of Unify common stock at the close of business on May 15, 2009 (the “Unify record date”) are entitled to notice of, attendance at and to vote at, the Unify special meeting. As of the record date for the Unify special meeting, there were 7,476,705 shares of Unify common stock outstanding and entitled to vote at the Unify special meeting, held by approximately 322 holders of record. Each holder of Unify common stock is entitled to one vote for each share of Unify common stock owned as of the Unify record date.

     There are two proposals at the Unify special meeting. The first proposal at the Unify special meeting is a proposal to approve the issuance of new shares of Unify common stock, par value $0.001 per share, and warrants to purchase shares of Unify common stock, to securityholders of AXS-One, in connection with Merger. The second proposal at the Unify special meeting is a proposal to consider and vote upon an adjournment of the Unify special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the first proposal described immediately above. If you are a Unify stockholder and fail to return your proxy card or otherwise provide proxy instructions or vote your shares in person, this will result in your shares not being counted for purposes of determining whether a quorum is present at the Unify special meeting. In the event that a quorum is not reached or the necessary votes are not received, the Unify special meeting will have to be adjourned and recalled to obtain a quorum and the necessary votes.

The AXS-One Special Meeting of Stockholders (see page 135)

     The AXS-One special meeting will be held at AXS-One’s Corporate Headquarters, located at 301 Route 17 North, Rutherford, New Jersey 07070 at 9:00 am, local time, on June 30, 2009. Only holders of record of AXS-One stock at the close of business on May 15, 2009 are entitled to notice of, attendance at and to vote at the AXS-One special meeting. As of the record date for the AXS-One special meeting, there were 41,133,925 shares of AXS-One stock outstanding and entitled to vote at the AXS-One special meeting, held by approximately 676 holders of record. Each holder of AXS-One stock is entitled to one vote for each share of AXS-One stock owned as of the AXS-One record date.

     There are two proposals at the AXS-One special meeting. The first proposal at the AXS-One special meeting is a proposal to approve the Merger Agreement and the Merger. The second proposal at the AXS-One special meeting is a proposal to consider and vote upon an adjournment of the AXS-One special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal described immediately above to satisfy each of the conditions to closing concerning the vote set forth in the Merger Agreement. If you are an AXS-One stockholder, the failure to return your proxy or otherwise provide proxy instructions or vote your shares in person will have the same effect as voting against AXS-One Proposal No. 1 and your shares will not be counted for purposes of determining whether a quorum is present at the AXS-One special meeting. In the event that a quorum is not reached or the necessary votes are not received, the AXS-One special meeting will have to be adjourned and recalled for another vote.

RISK FACTORS

     The Merger involves risks for Unify stockholders and AXS-One stockholders. Unify stockholders will be choosing to permit dilution of their percentage ownership of Unify by voting in favor of the issuance of additional shares of Unify Common Stock and warrants to purchase shares of Unify common stock in order to complete the Merger. AXS-One stockholders will be choosing to no longer control 100% of AXS-One and to become stockholders of Unify by voting in favor of the Merger. In addition to the risks that their respective businesses currently face, after the Merger, Unify will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. These risk factors are not intended to represent a complete list of the general or specific risk factors that may affect Unify, AXS-One and the combined business, and these risk factors may not be exhaustive. You should carefully consider the risks described below and the other information contained in this joint proxy statement and prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” before deciding how to vote your shares of common stock.

Risks Relating to the Merger

Deterioration in general economic conditions has caused and could cause additional decreases or delays in spending by customers and could harm the ability to generate license revenues and the results of operations.

     The state of the global economy and availability of capital has and could further impact the spending patterns of existing and potential future customers. Any reduction in spending by, or loss of, existing or potential future customers would cause revenues to decline. Further, it may be difficult to adjust expenses and capital expenditures quickly enough to compensate for any unexpected revenue shortfall.

     Software purchases tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. Since most revenues are derived from sales of software licenses, the current deterioration in economic conditions has caused and could cause additional decreases in or delays in software spending and is likely to reduce software license revenues and negatively impact the short term ability to grow revenues. Further, any decreased collectability of accounts receivable or early termination of agreements due to the current deterioration in economic conditions could negatively impact the results of operations.

Unify and AXS-One may not realize all of the anticipated benefits of the transactions.

     To be successful after the Merger, Unify and AXS-One will need to combine and integrate the businesses and operations of their separate companies. The combination of two independent companies is a complex, costly and time-consuming process. As a result, after the Merger, the combined company will be required to devote significant management attention and resources to integrating the diverse business practices and operations of Unify and AXS-One. The integration process may divert the attention of the combined company’s executive officers and management from day-to-day operations and disrupt the business of either or both of the companies and, if implemented ineffectively, preclude realization of the full benefits of the transaction expected by Unify and AXS-One. The failure of the combined company, after the Merger, to meet the challenges involved in successfully integrating the operations of Unify and AXS-One or otherwise to realize any of the anticipated benefits of the Merger could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect its results of operations. In addition, the overall integration of the two companies may result in unanticipated problems, expenses, liabilities, competitive responses and loss of customer relationships, and may cause Unify’s stock price to decline. The difficulties of combining the operations of the companies include, among others:

  maintaining employee morale and retaining key employees;

  preserving important legacy strategic and customer relationships;

  the diversion of management’s attention from ongoing business concerns;

  coordinating geographically separate organizations;

  unanticipated issues in integrating information, communications and other systems;

  coordinating marketing functions;

  consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

  integrating the cultures of Unify and AXS-One.

     In addition, even if the businesses and operations of Unify and AXS-One are integrated successfully, the combined company may not fully realize the expected benefits of the Merger, including sales or growth opportunities that were anticipated, within the intended time frame, or at all. Further, because the businesses of Unify and AXS-One differ, the results of operations of the combined company and the market price of Unify common stock after the Merger may be affected by factors different from those existing prior to the Merger and may suffer as a result of the Merger. As a result, Unify and AXS-One cannot assure you that the combination of the businesses and operations of Unify with AXS-One will result in the realization of the full benefits anticipated from the Merger.

Provisions of the Merger Agreement may deter alternative business combinations.

     Restrictions in the Merger Agreement may deter AXS-One from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that could be advantageous to the stockholders of AXS-One when compared to the terms and conditions of the Merger described in this joint proxy statement/prospectus. In addition, if the Merger Agreement is terminated under certain specified circumstances relating to effecting a business combination with a different party, AXS-One may be required to pay Unify a termination fee of $500,000. These provisions may deter third parties from proposing or pursuing alternative business combinations that could result in greater value to AXS-One stockholders than the Merger.

The amount of merger consideration is fixed and not subject to adjustment based on the market price of Unify common stock.

     The merger consideration to be received by the holders of the shares of AXS-One common stock in the Merger includes shares of Unify common stock and warrants to purchase shares of Unify common stock based on a fixed exchange ratio. The exchange ratio does not adjust based on fluctuations in the price of Unify common stock or other factors.

The value of the Unify common stock issued in the Merger will depend on its market price at the time of the Merger, as the exchange ratio for the AXS-One shares of common stock at the closing of the Merger is fixed.

     Pursuant to the Merger Agreement, the exchange ratio used to determine the number of shares of Unify’s common stock that AXS-One stockholders will receive is unaffected by the share price of Unify’s common stock, as reflected on the NASDAQ Capital Market. Increases in the value of Unify common stock will result in a higher price being paid by Unify for AXS-One common stock and more value received by AXS-One stockholders in the Merger. Pursuant to the Merger Agreement, Unify will not have the right to terminate or renegotiate the Merger Agreement or to re-solicit proxies as a result of any increase in the value of Unify’s outstanding common stock.

Unify common stock has historically traded at a very low volume. If substantial amounts of Unify common stock begin to trade after the Merger, the price of Unify common stock may be materially and adversely affected.

     If the current AXS-One stockholders sell, or it is perceived that they will sell, substantial amounts of Unify common stock in the public market after the Merger, the trading price of Unify common stock could be materially and adversely affected.

The market price of Unify common stock could decline as a result of the large number of shares that will become eligible for sale after consummation of the Merger.

     If the Merger is consummated, the new shares of Unify common stock issued as merger consideration will be freely tradeable upon issuance. Current stockholders of Unify and former stockholders of AXS-One may not wish to continue to invest in the operations of the combined company after the Merger, or for other reasons, may wish to dispose of some or all of their interests in Unify after the Merger. Sales of substantial numbers of shares of both the newly issued and the existing Unify common stock in the public market following the Merger could adversely affect the market price of such shares.

The issuance of shares of Unify common stock to AXS-One stockholders and note holders in connection with the Merger will substantially reduce the percentage ownership of current Unify stockholders.

     If the Merger is completed Unify will issue at closing approximately 1,000,000 shares of common stock to the holders of AXS-One common stock and warrants, and approximately 2,100,000 shares of Unify common stock to the AXS-One convertible note holders. The note holders will also receive additional shares of Unify common stock based on the sales of AXS-One’s product offerings between the Effective Time and July 31, 2010. For net license revenues over $2.0 million related to these product offerings, the note holders will receive an additional ..35 shares of Unify common stock for each $1.00 of net license revenue. Following the Merger, current Unify stockholders will own approximately 71% of the outstanding Unify common stock and former AXS-One stockholders and note holders will own approximately 29%. The issuance of the shares of Unify common stock described above will cause a significant reduction in the relative percentage interests of current Unify stockholders in earnings, voting, and liquidation, book and market value.

AXS-One stockholders will no longer exercise 100% control over AXS-One.

     The AXS-One stockholders currently own and control 100% of AXS-One. Upon the closing of the Merger, AXS-One stockholders will become Unify stockholders and, consequently, will no longer control AXS-One. AXS-One will be transformed into a wholly-owned subsidiary of Unify and will be controlled by Unify. The former AXS-One stockholders will own approximately 29% of the outstanding Unify common stock after the Merger.

     The shares of Unify common stock to be received by AXS-One stockholders as a result of the Merger will have different rights from the shares of AXS-One common stock.

     Upon completion of the Merger, AXS-One stockholders will become Unify stockholders and their rights as stockholders will be governed by Unify’s certificate of incorporation and bylaws in addition to Delaware law.

The conditions to closing of the Merger may be waived by Unify or AXS-One without re-soliciting Unify or AXS-One stockholder approval of the Merger Agreement.

     The Merger is subject to the satisfaction of the closing conditions set forth in the Merger Agreement. These conditions may be waived by Unify or AXS-One, subject to the agreement of the other party in specific cases. See “The Merger Agreement — Conditions to the Merger.” In the event of a waiver of any condition, Unify and AXS-One will not be required to re-solicit the Unify or AXS-One stockholders and may complete the transaction without seeking further stockholder approval.

The date on which the Merger will close is uncertain.

     The date on which the Merger will close depends on the satisfaction of the closing conditions set forth in the Merger Agreement, or the waiver of those conditions by the parties thereto. While Unify and AXS-One expect to complete the Merger in the first half of 2009, the completion date of the Merger might be later than expected because of unforeseen events.

If the conditions to the Merger are not met or waived, the Merger will not occur.

     Even if the Merger is approved by the stockholders of Unify and AXS-One, specified conditions must be satisfied or waived to complete the Merger. These conditions are described in the section entitled “The Merger Agreement — Conditions to the Merger” of the joint proxy statement/prospectus. Unify and AXS-One cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, which would result in the loss of some or all of the expected benefits of the Merger.

If the Merger is not consummated, Unify may not be successful in its strategy to grow revenue.

     One of the components of Unify’s growth strategy is to increase its revenues and operational scale through merger and acquisition activity. If the proposed Merger with AXS-One is not consummated, then Unify may not be able to increase its revenues or operational scale as rapidly as it has planned, or at all. If Unify is unable to increase its revenues or is not able to increase its operational scale, it may not be able to fully leverage its global infrastructure, or to pursue its other growth strategies effectively. Additionally, if the Merger is not consummated, then the financial and other resources that Unify has expended on the Merger may not be recoverable.

AXS-One’s business may be negatively affected if the Merger is not consummated and AXS-One remains a stand-alone entity.

     If the Merger is not completed for any reason, the consequences could adversely affect AXS-One’s business and results of operations, including the following:

  AXS-One would not realize the benefits expected from becoming part of Unify, including the potentially enhanced financial and competitive position;

  AXS-One may be required to pay Unify a termination fee and reimburse Unify’s out of pocket expenses;

  some costs related to the transaction, such as legal, accounting and financial advisor fees, must be paid even if the transaction is not completed; and possibly leading to a loss of revenue and market position that it may not be able to regain if the Merger does not occur; and

  AXS-One may be unable to locate another entity to merge with at a later date, or under terms as favorable as those in the Merger Agreement.

  AXS-One has a previous history of losses and may continue to be unprofitable on a quarterly and annual basis in the future.

The Merger may not qualify as a reorganization, in which case the Merger may be a fully taxable transaction to AXS-One stockholders and warrant holders.

     The parties have structured the Merger with the intent that it qualify as a reorganization under Section 368 of the Code. The qualification of the Merger as a reorganization depends on numerous factors. If the Internal Revenue Service were to successfully contend that the Merger failed to qualify as a reorganization, the Merger would be a fully taxable transaction to AXS-One stockholders and warrant holders. In such case, AXS-One stockholders and warrant holders would recognize gain or loss measured by the difference between the value of all consideration received by them in the Merger and their tax basis in their AXS-One common stock or warrants, as the case may be, surrendered in the Merger. For additional discussion of the tax treatment of the Merger, see the section entitled “Material United States Federal Income Tax Consequences of the Merger” in this joint proxy statement/prospectus.

The Unify financial projections and the AXS-One financial projections are only estimates of future results and there is no assurance that actual results will not be different.

     The Unify financial projections created by Unify and the AXS-One financial projections created by AXS-One are only estimates of possible future operating results and not guarantees of future performance. The future operating results of Unify and AXS-One and the combined company will be affected by numerous factors, including those discussed in this “Risk Factors” section of this joint proxy statement/prospectus. Unify and AXS-One stockholders should not assume that future operating results will conform to either of the Unify financial projections or the AXS-One financial projections. The actual operating results will likely differ from these financial projections.

Directors of AXS-One have interests in the transaction that may be different from, or in addition to, the interests of other AXS-One stockholders, which may influence their recommendation.

     In considering the recommendation of AXS-One’s board of directors, AXS-One stockholders should be aware that AXS-One’s directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of AXS-One stockholders generally. These interests and arrangements may create potential conflicts of interest. As a result of these interests, directors of AXS-One could be more likely to vote, and recommend to stockholders that they vote, to adopt the Merger Agreement and approve the Merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other AXS-One stockholders. For a full description of the interests of directors and executive officers of AXS-One in the Merger, see “The Merger — Interests of AXS-One Directors and Executive Officers in the Merger.”

Unify and AXS-One both have incurred and will incur significant expenses as a result of the Merger, which will reduce the amount of capital available to fund the business after the Merger.

     Unify and AXS-One have incurred, and will continue to incur, significant expenses related to the Merger. These expenses include investment banking fees, legal fees, accounting fees, and printing and other costs. There may also be unanticipated costs related to the Merger. As a result, the combined company may have less capital available to fund its activities after the Merger.

After the Merger, Unify will continue to incur significant costs as a result of operating as a public company, and its management may be required to devote substantial time to compliance initiatives.

     As a public company, Unify currently incurs significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NASDAQ Capital Market, have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Unify’s management and other personnel devote a substantial amount of time and financial resources to these compliance initiatives.

     If, after the Merger, Unify fails to staff its accounting and finance function adequately, or maintain internal controls adequate to meet the demands that are placed upon it as a public company, including the requirements of the Sarbanes-Oxley Act, it may be unable to report its financial results accurately or in a timely manner and its business and stock price may suffer. The costs of being a public company, as well as diversion of management’s time and attention, may have a material adverse effect on Unify’s future business, financial condition and results of operations.

Qualified management, marketing, and sales personnel are difficult to locate, hire and train, and if Unify cannot attract and retain qualified personnel after the Merger, it will harm the ability of the business to grow.

     Unify and AXS-One have each grown their businesses through the services of many people. The success of the combined company after the Merger depends, in part, on the continued service of key managerial, marketing and sales personnel. Competition for qualified management, technical, sales and marketing employees is intense. In addition, the personnel policies and practices of Unify and AXS-One may be less compatible than anticipated and some employees might leave the combined company after the Merger and go to work for competitors. Unify cannot assure you that it will be able to attract, retain and integrate employees to develop and continue its business and strategies after the Merger.

Completion of the Merger will require a significant amount of attention from AXS-One management and this diversion of management attention away from ongoing operations could adversely affect ongoing operations and business relationships.

     Because completing the Merger requires a substantial amount of attention from AXS-One management, AXS-One management will divert a significant amount of its attention away from the day-to-day operations of the business. As a result, AXS-One’s business relationships and ongoing operations may suffer during this period.

Unify may not have uncovered all the risks associated with the acquisition of AXS-One and a significant liability may be discovered after closing of the Merger.

     There may be risks that Unify failed to discover in the course of performing its due diligence investigations related to the acquisition of AXS-One, which could result in significant liabilities arising after the consummation of the Merger. In connection with the acquisition of AXS-One, Unify will assume all of AXS-One’s liabilities, both pre-existing and contingent, as a matter of law upon the exchange of all AXS-One shares of common stock. The Merger Agreement does not provide for Unify’s indemnification by the former AXS-One stockholders against any of AXS-One’s liabilities, should they arise or become known after the closing of the Merger. Furthermore, there is no escrow account or indemnity agreement protecting Unify in the event of any breach of AXS-One’s representations and warranties in the Merger Agreement. While Unify tried to minimize risks by conducting due diligence that Unify deemed appropriate under the circumstances, Unify may not have identified all existing or potential risks. Any significant liability that may arise may harm Unify’s business, financial condition, results of operations and prospects by requiring Unify to expend significant funds to satisfy such liability.

The representations and warranties contained in the Merger Agreement may not accurately characterize the actual state of facts or conditions of Unify or AXS-One.

     The representations and warranties contained in the Merger Agreement may not accurately characterize the actual state of facts or conditions of Unify or AXS-One, no third party should rely upon the representations and warranties in the Merger Agreement as statements of factual information.

Provisions of the Merger Agreement regarding the payment of a termination fee by AXS-One to Unify would negatively affect AXS-One’s business operations if the Merger Agreement is terminated.

     In the event the Merger is terminated in a manner that requires AXS-One to pay Unify the $500,000 termination fee, AXS-One’s financial condition and business operations would be adversely impacted.

Unify’s and AXS-One’s customers may seek to change the existing business relationship with Unify and AXS-One in reaction to the announcement of the Merger.

     In response to the announcement of the Merger, existing or prospective customers of Unify and AXS-One may delay or defer their purchase of products or services or other decisions concerning Unify and AXS-One, or they may seek to change their existing business relationship. Any delay or deferral in product purchase or other decisions by customers could have a material adverse effect on Unify’s and AXS-One’s respective business, regardless of whether the transaction is ultimately completed.

Risks Relating to Unify’s Business

     References to “we,” “us” and “our” throughout this “Risks Related to Unify’s Business” section are references to Unify.

The conversion ratio of the convertible notes and the exercise price of the warrants may be substantially below the market price of our stock at the time of exercise which could potentially have a negative impact on our stock price.

     In conjunction with Unify’s acquisition of Gupta in November 2006, we obtained debt financing that included convertible notes in the principal amount of $5,350,000 and we also issued 670,000 warrants. As of April 30, 2008, the remaining principal amount of convertible notes resulting from our debt financing was $1,400,000 which are convertible into our common stock at a fixed ratio of $5.00 per share. The warrants are exercisable at fixed exercise prices ranging from $1.35 per share to $1.90 per share. Subject to certain exceptions, these conversion ratios and exercise prices are subject to downward adjustment in the event we issue additional shares of common stock at prices below the then-current conversion ratio or exercise price. Conversion of the notes or exercise of the warrants is only likely to occur at such time as the conversion ratio or exercise price, as the case may be, is lower than the current market price for our stock. Issuance of common stock at a price below our current market price would have a dilutive effect on current stockholders and warrant holders and could potentially have a negative impact on our stock price.

If we default on any secured loan, all or a portion of our assets could be subject to forfeiture.

     To finance the cash portion of the acquisition of Gupta and provide working capital, we entered into a Revolving Credit and Term Loan Agreement (the “Loan Agreement”) with ComVest on November 20, 2006. Under the Loan Agreement, we granted to ComVest a first priority security interest in substantially all of our assets. If we default on the Loan Agreement and are unable to cure the default pursuant to the terms of the agreement, our lender could take possession of any or all assets in which it holds a security interest, including intellectual property, and dispose of those assets to the extent necessary to pay off the debts, which could seriously harm our business. Furthermore, we may enter into other secured credit or loan agreements in the future. As of March 31, 2009, the outstanding loan balance of convertible debt was $1.4 million.

We are subject to intense competition.

     We have experienced and expect to continue to experience intense competition from current and future competitors including IBM, Microsoft Corporation, and Oracle Corporation. Often, these competitors have significantly greater financial, technical, marketing and other resources than Unify, in addition to having greater name recognition and more extensive customer bases. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can.

     In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could adversely affect our ability to sell additional licenses and maintenance and support renewals on terms favorable to us. Further, competitive pressures could require us to reduce the price of our products and related services, which could adversely affect our business, operating results, and financial condition. There can be no assurance that we will be able to compete successfully against current and future competition, and the failure to do so would have an adverse effect upon our business, operating results and financial condition.

The markets in which we compete are subject to rapid technological change.

     The markets in which we compete are characterized by rapid technological change, frequent introductions of new and enhanced products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable.

     Our future success will depend in part upon our ability to address the increasingly sophisticated needs of customers by developing new product functionality and enhancements that keep pace with technological developments, emerging industry standards and customer requirements.

     There can be no assurance that our products will continue to be perceived by our customers as technologically advantageous or that we will not experience difficulties that delay or prevent the sale of enhancements to existing products that meet with a significant degree of market acceptance. If the release dates of any future product enhancements, or new products are delayed, or if when released, they fail to achieve market acceptance, our business, operating results, and financial condition would be adversely affected.

We are dependent on indirect sales channels.

      A significant portion of our revenues are derived from indirect sales channels, including ISVs, VARs and distributors. ISVs, VARs and distributors accounted for approximately 64%, 61% and 51% of our software license revenues for fiscal 2008, 2007 and 2006, respectively. Our success therefore depends in part upon the performance of our indirect sales channels, over which we have limited influence. Our ability to achieve significant revenue growth in the future depends in part on maintaining and expanding our indirect sales channels worldwide. The loss of any major partners, either to competitive products offered by other companies or to products developed internally by those partners, or the failure to attract effective new partners, could have an adverse effect on our business, operating results, and financial condition.

There are numerous risks associated with our international operations and sales.

     Revenues derived from our international customers accounted for 78%, 73% and 70% of our total revenues, with the remainder from North America, in fiscal 2008, 2007 and 2006, respectively. If the revenues generated by our international operations are not adequate to offset the expense of maintaining such operations, our overall business, operating results and financial condition will be adversely affected. There can be no assurance that we will continue to be able to successfully market, sell and deliver our products in these markets. Although we have had international operations for a number of years, there are certain unique business challenges and risks inherent in doing business outside of North America, and such challenges and risks can vary from region to region. These include unexpected changes in regulatory requirements; export restrictions, tariffs and other trade barriers; difficulties in staffing and managing foreign operations; longer payment cycles; problems in collecting accounts receivable; political instability; fluctuations in currency exchange rates; seasonal reductions in business activity during the summer months in Europe and other parts of the world; unfamiliar or unusual business practices; and potentially adverse tax consequences, any of which could adversely impact the success of our international operations. There can be no assurance that one or more of these factors will not have an adverse effect on our future international operations and, consequently, on our business, operating results and financial condition. In addition, the Company’s subsidiaries and distributors in Europe and Japan operate in local currencies. If the value of the U.S. dollar increases relative to foreign currencies, our business, operating results and financial condition could be adversely affected.

Our stock price may be subject to volatility.

     Unify’s common stock trades on the NASDAQ Capital Market and has been and is likely to continue to be subject to significant volatility. A variety of factors could cause the price of the common stock to fluctuate, perhaps substantially, including: announcements of developments related to our business; fluctuations in the operating results and order levels of Unify or its competitors; general conditions in the computer industry, the U.S. capital markets or the worldwide economy; announcements of technological innovations; new products or product enhancements from us or our competitors; changes in financial estimates by securities analysts; developments in patent, copyright or other intellectual property rights; and developments in our relationships with our customers, distributors and suppliers; legal proceedings brought against the Unify or its officers; and significant changes in our senior management team. In addition, in recent years the stock market in general, and the market for shares of equity securities of many high technology companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of those companies. Such fluctuations may adversely affect the market price of our common stock.

Our quarterly operating results may be subject to fluctuations and seasonal variability.

     Unify’s quarterly operating results have varied significantly in the past and we expect that they could vary significantly in the future. Such variations could result from the following factors: the size and timing of significant orders and their fulfillment; demand for our products; the quantity, timing and significance of our product enhancements and new product announcements or those of our competitors; our ability to attract and retain key employees; seasonality; changes in our pricing or our competitors’; realignments of our organizational structure; changes in the level of our operating expenses; incurrence of extraordinary operating expenses, changes in our sales incentive plans; budgeting cycles of our customers; customer order deferrals in anticipation of enhancements or new products offered by us or our competitors; product life cycles; product defects and other product quality problems; currency fluctuations; and general domestic and international economic and political conditions.

     Due to the foregoing factors, quarterly revenues and operating results may vary on a quarterly basis. Revenues and quarterly results may vary because software technology is rapidly evolving, and our sales cycle, from initial evaluation to purchase and the providing of maintenance services, can be lengthy and varies substantially from customer to customer. Because we normally deliver products within a short time of receiving an order, we typically do not have a backlog of orders. As a result, to achieve our quarterly revenue objectives, we are dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, because many customers place orders toward the end of a fiscal quarter, we generally recognize a substantial portion of our software license revenues at the end of a quarter. Our expense levels largely reflect our expectations for future revenue and are therefore somewhat fixed in the short term.

     We expect that our operating results will continue to be affected by the continually challenging IT economic environment as well as by seasonal trends. In particular, we anticipate relatively weak demand in the fiscal quarters ending July 31 and October 31 as a result of reduced business activity in Europe during the summer months.

Our products are subject to lengthy sales cycles.

     Our application modernization solutions are used to implement comprehensive solutions including complete technology platform transitions and new applications. As a result, the delivery of our application modernization solutions generally involve a four to ten week implementation time and a significant commitment of management attention and resources by prospective customers. Accordingly, our sales cycle is subject to delays associated with the long approval process that typically accompanies significant initiatives or capital expenditures. Our business, operating results, and financial condition could be adversely affected if customers reduce or delay orders. There can be no assurance that we will not continue to experience these and additional delays in the future. Such delays may contribute to significant fluctuations of quarterly operating results in the future and may adversely affect those results.

Our software products could contain defects and could be subject to potential release delays.

     Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although we have not experienced adverse effects resulting from any such defects or errors to date, there can be no assurance that, despite testing by us and current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance, or unexpected re-programming costs, which could have an adverse effect upon our business, operating results and financial condition. Additionally, if the release dates of any future Unify product line additions or enhancements are delayed or if, when released, they fail to achieve market acceptance, our business, operating results, financial condition and cash flows would be adversely affected.

Our license agreements may not protect us from product liability claims.

     The license agreements we have with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. The sale and support of current and future products may involve the risk of such claims, any of which are likely to be substantial in light of the use of these products in the development of core business applications. A successful product liability claim brought against the Company could have an adverse effect upon our business, operating results, and financial condition.

We rely upon technology from certain third-party suppliers.

     Unify is dependent on third-party suppliers for software which is embedded in some of its products. We believe that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by the Company. However, if any such third-party licenses were terminated, or not renewed, or if these third parties fail to develop new products in a timely manner, we could be required to develop an alternative approach to developing such products, which could require payment of additional fees to third parties or internal development costs and delays that might not be successful in providing the same level of functionality. Such delays, increased costs or reduced functionality could adversely affect our business, operating results and financial condition.

We may be subject to violations of our intellectual property rights.

     Unify relies on a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Despite our efforts to protect proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our technology exists, piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights will be adequate and, to the extent such rights are not adequate, other companies could independently develop similar products using similar technology.

     Although there are no pending lawsuits against us regarding infringement of any existing patents or other intellectual property rights, and we have received no notices that we are infringing or allegedly infringing the intellectual property rights of others, there can be no assurance that such infringement claims will not be asserted by third parties in the future. If any such claims are asserted, there can be no assurance that we will be able to defend such claim or if necessary obtain licenses on reasonable terms. Our involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how may have an adverse effect on our business, operating results, and financial condition. Adverse determinations in any litigation may subject us to significant liabilities to third parties, require that we seek licenses from third parties and prevent us from developing and selling our products. Any of these situations could have an adverse effect on our business, operating results, and financial condition.

Our success is dependent upon the retention of key personnel and we may be unable to retain key employees.

     Our future performance depends on the continued service of key technical, sales and senior management personnel. With the exception of Unify’s president and chief executive officer, there are no other Unify technical, sales, executive or senior management personnel bound by an employment agreement. The loss of the services of one or more of our officers or other key employees could seriously harm our business, operating results and financial condition. Future success also depends on our continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and we may fail to retain our key technical, sales and managerial employees, or attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

Rapid growth may significantly strain our resources.

     If we are able to achieve rapid and successful market acceptance of our current and future products, we may undergo a period of rapid growth. This expansion may significantly strain management, financial resources, customer support, operational and other resources. To accommodate this anticipated growth, we are continuing to implement a variety of new and upgraded operating and financial systems, procedures and controls, including the improvement of our internal management systems. There can be no assurance that such efforts can be accomplished successfully. Any failure to expand these areas in an efficient manner could have an adverse effect on our business, operating results, and financial condition. Moreover, there can be no assurance that our systems, procedures and controls will be adequate to support our future operations.

Our disclosure controls and procedures and our internal control over financial reporting may not be effective to detect all errors or to detect and deter wrongdoing, fraud or improper activities in all instances.

     While we believe we currently have adequate internal control over financial reporting, our management does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent all errors and fraud. In designing our control systems, management recognizes that any control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Further the design of a control system must reflect the necessity of considering the cost-benefit relationship of possible controls and procedures. Because of inherent limitations in any control system, no evaluation of controls can provide absolute assurance that all control issues and instances of wrongdoing, if any, that may affect our operations, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, that breakdowns can occur because of simple error or mistake and that controls may be circumvented by individual acts by some person, by collusion of two or more people or by management’s override of the control. The design of any control system also is based in part upon certain assumptions about the likelihood of a potential future event, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitations in cost-effective control systems, misstatements due to error or wrongdoing may occur and not be detected. Over time, it is also possible that controls may become inadequate because of changes in conditions that could not be, or were not, anticipated at inception or review of the control systems. Any breakdown in our control systems, whether or not foreseeable by management, could cause investors to lose confidence in the accuracy of our financial reporting and may have an adverse impact on our business and on the market price for Unify’s common stock.

Risks Relating to AXS-One’s Business

     References to “we,” “us” and “our” throughout this “Risks Related to AXS-One’s Business” section are references to AXS-One.

We have risks relating to liquidity.

     We have not yet been able to obtain operating profitability and may not be able to be profitable on a quarterly or annual basis in the future. In addition, in their report prepared in conjunction with our December 31, 2008 financial statements, our independent registered public accounting firm, Amper, Politziner & Mattia LLP, included an explanatory paragraph stating that, because the Company has incurred recurring net losses, has an accumulated deficit and has a working capital deficiency as of December 31, 2008, there is substantial doubt about our ability to continue as a going concern. Management’s initiatives over the last two years, including the restructurings in February 2009, December 2008 and 2007, the executive management salary reductions for 2009, 2008 and 2007, securing additional convertible debt financing in May 2007, November 2007, July 2008 and October 2008, and the Sand Hill Finance financing agreement have been designed to improve operating results and liquidity and better position AXS-One to compete under current market conditions. However, we are required to seek new sources of financing or future accommodations from our existing lenders or other financial institutions, or we may seek equity or debt infusions from private investors. Our recent cost reductions will allow us to become profitable at lower revenue levels than in prior years. However, our ability to fund our operations is dependent on our continued sales of our Integrated Content Arching software at levels sufficient to achieve profitable operations. We may also be required to further reduce operating costs in order to meet our obligations if deemed necessary. As of April 8, 2009, the Company’s cash position has reduced to $742,000, which includes $850,000 borrowed on our bank credit line. Additionally, the Company’s convertible debt approximating $13.1 million at April 8, 2009 matures on May 29, 2009 and the Company does not have the capital to pay these notes, and accordingly, such notes will need to be restructured. If we are unable to achieve profitable operations or secure additional sources of capital in the near term, in addition to restructuring our convertible debt, there would be substantial doubt about our ability to fund future operations through the second quarter of 2009. No assurance can be given that management’s initiatives will be successful or that any such additional sources of financing, lender accommodations, or equity or debt infusions will be available.

We have a previous history of net losses.

     AXS-One incurred losses of $10.1 million and $14.9 million for the years ended December 31, 2008 and 2007, respectively. We may not be able to be profitable on a quarterly or annual basis in the future. As of December 31, 2008, we had an accumulated deficit of $110.3 million.

     Additionally, AXS-One’s revenue and operating results have fluctuated and may continue to fluctuate significantly from quarter to quarter in the future, causing our common stock price to be volatile and may cause the market price to fall. A variety of factors, many of which are not in our control, cause these fluctuations and include, among others:

- the proportion of revenues we earn from license fees versus fees for the services we provide,
- the number of partners selling our products and their continued willingness to do so,
- the number of third parties we use to perform services,
- the amount of revenues we generate from our sale of third party software,
- demand for our products,
- the size and timing of individual license transactions,
- the products and enhancements that we, or our competitors, introduce,
- changes in our customers’ budgets,
- potential customers’ unwillingness to undertake major expenditures with us due to our past operating results,
- availability or changes to third party products,
- new or emerging technologies,
- competitive conditions in the industry and general economic conditions, and
- unrest in the Middle East or other world events.

     Additionally, clients’ licensing of our products is often delayed because:

- our clients must commit a significant amount of capital,
- frequently, a license purchase must be authorized through the multiple channels within a client’s organization, and
- sales are driven through our partners, reducing our control over the sales cycle.

     Because of these reasons, as well as others, our products’ sales cycles are typically lengthy and subject to a number of significant risks over which we often have little or no control which include a customer’s budgetary constraints and internal authorization reviews.

     Historically, AXS-One has operated with a small license backlog, since products are generally shipped as we receive orders. Because our license fees in any quarter substantially depend on orders booked and shipped in the last month, and often during the last week, of a given quarter, our revenues have been back-end loaded and subject to fluctuation.

     Delays in the timing of when we recognize specific revenues may adversely and disproportionately affect our operating results because:

- a high percentage of our operating expenses are relatively fixed, and
- only a small percentage of our operating expenses vary with our revenues.

     Because of these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and one should not rely on quarter-to-quarter comparisons of our operating results to be indicative of our future performance.

     Additionally, our business has experienced, and we expect to continue to experience, significant seasonality due, in part, to our customers’ buying patterns, caused primarily by:

- our customers’ budgeting and purchasing patterns, and
- our sales commission policies.

Generally, we compensate our sales personnel based on quarterly and annual performance quotas.

We expect that these patterns will likely continue in the future.

     As a result of these factors, in future quarters, our operating results may be significantly lower than the estimates of public market analysts and investors. Any discrepancy could cause the price of our common stock to be volatile and to decline significantly. We can give no assurance that we will be profitable in any future quarter.

Our auditors have expressed substantial doubt about AXS-One’s ability to continue as a going concern.

     In their report prepared in conjunction with our December 31, 2008 financial statements, our independent registered public accounting firm, Amper, Politziner & Mattia LLP, included an explanatory paragraph stating that, because the Company has incurred recurring net losses, has an accumulated deficit and has a working capital deficiency as of December 31, 2008, there is substantial doubt about our ability to continue as a going concern. Although management’s plans to continue as a going concern are set forth in Note 1 to the financial statements set forth herein, there can be no assurance that such plans will be successful.

The market in which we compete is intensely competitive.

     AXS-One can give no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition. Our market is intensely competitive and changing rapidly. A number of companies offer products similar to ours and target the same customers. We believe that our ability to compete depends upon many factors, many of which are not in our control, including, among others,

          - timing and market acceptance of new products and enhancements developed by us, as well as by our competitors,

- whether our products are reliable, how they function, perform, and are priced,
- our customer service and support,
- our sales and marketing efforts, and
- our product distribution.

     AXS-One software products are positioned in a highly dynamic market. Our competitors within the Integrated Content Archiving market include Autonomy, Computer Associates, EMC, Hewlett Packard, IBM, OpenText and Symantec. There are also a growing number of smaller, niche vendors targeting specific areas of this market worldwide.

     Most of our competitors are substantially larger than us, and have significantly greater financial, technical and marketing resources, and extensive direct and indirect distribution channels. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to developing, promoting and selling their products than we can. Additionally, our competitors often have stronger financial positions than we do, and use that fact as an advantage during the selling process. Our products also compete with those offered by other vendors and with proprietary software developed by third-party professional service organizations, as well as by potential customers’ management information systems departments.

     As our market continues to develop and expand, we expect established and emerging companies to compete with us due to the relatively low barriers to entry within the software market. We expect that competition will also increase as the software industry consolidates. During 2008, we saw the acquisition trend continue with competitors in the Integrated Content Arching market being acquired by large companies with significantly greater financial and marketing resources than us. Furthermore, we cannot assure anyone that any of the companies with whom we currently have relationships, most of which may have significantly greater financial and marketing resources than we do, will not, in the future, develop or market software products that compete with our products, or discontinue their relationship or support of us.

     Additionally, our current and potential competitors have established, or may establish in the future, cooperative relationships among themselves or with third parties to increase their products’ ability to address the needs of our prospective customers. Therefore, new competitors or alliances among competitors could emerge and rapidly acquire a significant market share. Increased competition is likely to result in:

- reducing the price of our products,
- reducing our gross margins, and
- losing our market share.

Any of these factors would adversely affect our business, our operating results and financial condition.

AXS-One depends on one principal suite of products for its revenues.

      We depend on our Integrated Content Arching software for substantially all our revenue. The market for these products is relatively new and evolving rapidly. Accordingly, our future operating results will depend, in part, on:

-	achieving broader market acceptance of our products and services,
-	expanding our relationships with vendors in the hosting and emerging subscription market as well as our Value-Added Reseller network worldwide,
-	expanding our relationships with systems integrators,
-	maintaining our existing customer base,
-	expanding our customer base, as well as
-	enhancing our products and services to meet our customers’ evolving needs.

     Additionally, during 2009, our AXS-One Compliance Platform needs to gain greater market acceptance. If:

- demand in the market for our type of software is reduced,
- competition increases, or
- sales of such products or services decline,

any of these factors could have a material adverse affect on our business, operating results and financial condition.

Deterioration in general economic conditions has caused and could cause additional decreases or delays in spending by our customers and could harm our ability to generate license revenues and our results of operations.

     The state of the global economy and availability of capital has and could further impact the spending patterns of existing and potential future customers. Any reduction in spending by, or loss of, existing or potential future customers would cause our revenues to decline. Further, we may be unable to adjust our expenses and capital expenditures quickly enough to compensate for any unexpected revenue shortfall.

     Software purchases tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. Since we derive most of our revenues from sales of software licenses, the current deterioration in economic conditions has caused and could cause additional decreases in or delays in software spending and is likely to reduce our software license revenues and negatively impact our short term ability to grow our revenues. Further, any decreased collectability of accounts receivable or early termination of agreements due to the current deterioration in economic conditions could negatively impact our results of operations.

AXS-One has a concentration of revenues from certain customers.

     During the last two years, AXS-One has generated a significant amount of revenues from a select number of customers. Because of the size of certain of our customers, it is likely that they will continue to generate a significant portion of our revenues especially in our services revenue area. If any of these customers should discontinue their business with us, it could have a material adverse affect on our business, operating results and financial condition. There is no assurance that we would be able to replace these lost revenues with revenues from new or other existing customers.

     During the last two years, AXS-One has generated a significant amount of revenues from a select number of customers. For the year ended December 31, 2008, one customer represented 13.3% of total revenue. For the year ended December 31, 2007, two customers represented 12.3% and 11.6% individually, of total revenue. For the year ended December 31, 2008, two customers represented 22.7% and 13.8%, individually, of license revenue. For the year ended December 31, 2007, three customers represented 22.9%, 20.5%, and 15.2%, individually, of license revenue. No one customer represented more than 10.0% of service revenues for the year ended December 31, 2008. One customer represented 10.7% of service revenues for the year ended December 31, 2007.

AXS-One’s market is characterized by new products frequently being introduced, rapid technology changes, product defect risks, and development delays.

     If AXS-One is unable, for technological, financial or other reasons, whether or not within its control, to develop and introduce new products or enhancements in a timely manner to respond to changing customer requirements, technological change or emerging industry standards, our business, operating results and financial condition could suffer.

     Our software performance, customization, reporting capabilities, or other business objectives may or may not be affected by these changes and may or may not render us incapable of meeting future customer software demands. Introducing products embodying new technologies and emerging industry standards can render existing products obsolete and unmarketable. Accordingly, it is difficult to estimate our products’ life cycles. Our future success will depend, in part, on our ability to develop and introduce new modules for the AXS-One Compliance Platform that respond to evolving customer requirements and keep pace with technological development and emerging industry standards, such as new:

-	operating systems,
-	hardware platforms,
-	new environments such as subscription and hosting providers,
-	interfaces, and
-	third party hardware and application software.

We can give no assurance that:

-	we will be successful in developing and marketing product enhancements or new products that respond to:
  technological change,
  changes in customer requirements, or
  emerging industry standards.
-	we will not experience difficulties that could delay or prevent our successfully developing, introducing and marketing new products and enhancements, or
-	any new products or enhancements that we may introduce will be accepted by our target market.

     Software products as comprehensive as those we offer often encounter development delays and, when introduced or when new versions are released, may contain undetected errors or may simply fail. These delays, errors or failures create a risk that the software will not operate correctly and could cause our future operating results to fall short of expectations published by certain public market financial analysts or others. From time to time, we develop products that are intended to be compatible with various new computer operating systems, although we make no assurances that we will successfully develop software products that will be compatible with additional operating systems or that will perform as we intend. Additionally, our products, technologies and our business in general rely upon third-party products from various sources including, among others:

-	hardware and software vendors,
-	relational database management systems vendors,
-	ERP software vendors,
-	reporting software vendors,
-	open source community,
-	IM software vendors, or
-	e-mail system vendors.

     In the future, it is unclear whether our dependence upon these third-party products will affect our ability to support or make our products readily available. In the past, we have experienced delays by third parties who develop software that our products depend upon. These hold ups have resulted in delays in developing and shipping our products. Despite testing by us as well as by our current and potential customers, errors may be found in new products or enhancements after we ship them that can delay or adversely affect market acceptance. We cannot assure anyone that any of these problems would not adversely affect our business, operating results and financial condition.

We may not be successful in convincing customers to migrate to future releases of our products.

     Our customers may not be willing to incur the costs or invest the resources necessary to complete upgrades to current or future releases of our products. This may lead to our loss of services, maintenance, and other support revenues, as well as less future business from customers that continue to operate prior versions of our products.

An investment in our common stock may be less attractive because it is not traded on a recognized public market.

     Our common stock has traded on the OTC Bulletin Board, or OTCBB since our common stock was delisted from the American Stock Exchange on November 5, 2007. The OTCBB is viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of our common stock.

     Our common stock may in the future become subject to Rules 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 501(c) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule would adversely affect the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock. Additionally, our common stock may in the future be subject to SEC regulations applicable to “penny stock.” Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. If we were to become subject to these requirements, they would adversely affect the market liquidity of our common stock.

In the future, AXS-One may not have sufficient capital resources to fully carry out its business plans.

     Our ability to carry out our future business plans and achieve the anticipated results will be affected by the amount of cash generated from operations. As of December 31, 2008 the Company had $933,000 of cash and cash equivalents including $243,000 held by our foreign operations. Additionally, as of April 8, 2009, the Company’s cash position has reduced to $742,000, which includes $850,000 borrowed on our bank credit line. There is also the risk that cash held by our foreign subsidiaries will not be readily available for use in our U.S. operations as the transfer of funds is sometimes delayed due to various foreign government restrictions. Accordingly, we may in the future be required to seek new sources of financing or future accommodations from our existing lender or other financial institutions, or we may seek equity infusions from private investors. We may also be required to further reduce operating costs in order to meet our obligations.

     In February 2009, December 2008, 2007 and 2006 we initiated cost reduction efforts designed to reduce our operating costs and reduce our need for additional capital. In the future, if we are unsuccessful with increasing revenues and operating cash flow, we may be required to further reduce our operating costs. We believe we can successfully reduce the Company’s cost structure in the event of a shortage of capital; however, there can be no assurance that we will be able to reduce operating costs quickly enough or in amounts sufficient to avoid the need to find additional sources of financing.

     No assurance can be given that management’s initiatives to generate profitable operations will be successful or that any additional necessary sources of financing, lender accommodations or equity infusions will be available. As a result, our business, operating results, and financial condition could be adversely impacted.

AXS-One depends upon its proprietary technology and if we were unable to protect our technology, our competitive position would be adversely affected.

     We believe that our success greatly depends on our proprietary software and technology. We rely primarily on a combination of trademark and copyright law, trade secret protection and contractual agreements with our employees, customers, partners and others to protect our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized third parties may attempt to copy all or part of our products or reverse engineer or obtain and use information that we regard as proprietary. We make our source code available to certain of our customers and partners, which may increase the likelihood of misappropriation or other misuse of our software. Additionally, the laws of some countries do not protect our proprietary rights to the same extent as do the laws of the United States of America. We cannot assure anyone that the steps we take to protect our proprietary rights will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours.

     Although we believe that the trademarks and service marks we use are distinct, there can be no assurance that we will be able to register or protect such trademarks and service marks.

Our products may become subject to infringement claims.

     We believe that none of our products, trademarks, or service marks, technologies or other proprietary rights infringe upon the proprietary rights of any third parties. However, as the number of software products in our industry increases and the functionality of these products further overlap, we believe that software developers like us may become increasingly subject to infringement claims. Additionally, the market in which we compete has seen an increase in the number of “business method” patents issued, and infringement claims asserted, based on these issued patents. Any claims asserted, regardless of their merit, can be time consuming and expensive to defend, could cause delays in shipping our products or require us to enter into royalty or licensing agreements that may not be available on terms acceptable to us. Any of these factors would significantly impact our operating results and financial conditions or materially disrupt the conduct of our business. We cannot assure anyone that third parties will not assert infringement claims against us in the future with respect to our current or future products or services.

A security breach could harm our business.

     Our products provide security features designed to protect its users’ data from being retrieved or modified without being authorized. While AXS-One continues to review and enhance the security features in its products, we can make no assurances concerning the successful implementation of security features and their effectiveness within a customer’s operating environment. If an actual security breach were to occur, our business, operating results and financial condition could suffer.

A variety of risks associated with AXS-One’s international operations could adversely affect our business.

     Risks inherent in international revenue include the impact of longer payment cycles, greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, tariffs and other trade barriers, and difficulties in staffing and managing foreign operations. In addition, most of our international license fees and services revenues are denominated in foreign currencies which can have an impact on our consolidated revenues as exchange rates fluctuate. Currently, we do not hedge against foreign currency exchange risks but in the future we may commence hedging against specific foreign currency transaction risks. We may be unable to hedge all of our exchange rate exposure economically and exchange rate fluctuations may have a negative effect on our ability to meet our obligations. With respect to our international sales that are U.S. dollar denominated, decreases in the value of foreign currencies relative to the U.S. dollar could make our products less price competitive. These factors may have a material adverse effect on our future international revenue.

     We believe that our continued growth and future profitability will require AXS-One to expand its sales in international markets, which require significant management attention and financial resources. As a result, we expect that revenues from customers outside the United States will continue to represent a significant percentage of our total revenues in the future. We cannot assure anyone, however, that we will be able to maintain or increase international market demand for our products and services.

     In 2008 and 2007 the Company's total revenues generated by the Company’s foreign offices were as follows:

Year	Amount	Total Revenues
2008	$3.7 million	27.2%
2007	$5.0 million	41.7%

AXS-One is subject to additional risks related to operating in foreign countries. These risks generally include:

-	unexpected changes in tariffs, trade barriers and regulatory requirements,
-	costs of localizing products for foreign countries,
-	lack of acceptance of localized products in foreign markets,
-	longer accounts receivable payment cycles,
-	difficulties managing international operations,
-	potentially adverse tax consequences,
-	restrictions on repatriation of earnings,
-	loss of key personnel,
-	reduced legal protection of our intellectual property, and
-	the burden of complying with a wide variety of foreign laws.

     Any of these factors, or others, could adversely affect our future international revenues and, consequently, our business, operating results and financial condition.

We rely on certain third-party relationships.

     Our business, product development, operating results and financial condition could be adversely impacted if we fail to maintain our existing relationships or establish new relationships, in the future, with third parties because of diverging interests, one or more of these third parties is acquired, or for any other reason, whether or not within our control. We rely on third-party relationships with a number of consultants, systems integrators and software vendors to:

-	enhance our product development,
-	market and sell our products,
-	implement our software products, and
-	support our customers.

     These relationships assist our product development process and assist us in marketing, servicing and implementing our products. A number of these relationships are not memorialized in formal written agreements.

     Our products also incorporate software that we license from third parties. These licenses expire from time to time and generally, we do not have access to the source code for the software that a third party will license to us. Certain of these third parties are small companies without extensive financial resources. If any of these companies terminate relationships with us, cease doing business or stop supporting their products, we may be forced to expend a significant amount of time and development resources to try to replace the licensed software. We may also find that replacement is not possible or commercially feasible. If that were to occur, our business, operating results and financial condition could be adversely impacted.

We rely on strategic partners and resellers for a large portion of our new license revenue.

     Our sales strategy over the past several years has included strategic partners such as Sun Microsystems and other resellers around the world. The loss of a strategic partner or the inability to maintain productive reseller relationships could have a significant negative effect on our ability to generate new license and related service revenue. Our largest strategic partner is responsible for 8.8% of our license revenue in 2008 and 22.5% of license revenue in 2007.

AXS-One’s executive officers, directors and affiliates own a significant amount of its common stock.

     This stock ownership may prevent or discourage tender offers for our common stock unless these significant stockholders approve the terms of any such offers. As of February 18, 2009, AXS-One’s executive officers, directors and affiliates together beneficially own approximately 32% of our outstanding common stock. As a result, these stockholders are able to exercise significant influence over matters requiring stockholder approval including:

-	electing directors, and
-	mergers, consolidations, and sale of all or substantially all of our assets.

AXS-One relies on its key personnel and may have difficulty attracting and retaining the skilled employees it needs to operate successfully.

     AXS-One’s future success will depend, in large part, on the continued service of its key executives and, if we fail to attract and maintain those executives, the quality of our products, our business, financial condition and operating results could suffer. We cannot provide assurances that turnover of our key executives will not continue, and that such turnover would not adversely affect our business, operating results and financial condition.

     We also believe that our future success will depend, in large part, on our ability to attract, retain and motivate highly skilled employees and particularly, technical, management, sales and marketing personnel. Competition for qualified employees in our industry is intense. AXS-One has from time to time in the past experienced, and expects to continue experiencing, difficulty in hiring and retaining employees with appropriate qualifications. We cannot assure anyone that we will be able to retain our employees or attract or retain highly qualified employees to develop, market, service and support our products and conduct our operations.

AXS-One’s common stock trading price may be volatile for reasons over which it may have little or no control.

     AXS-One’s common stock trading price has, from time to time, experienced, and is likely to continue to experience, significant price and volume fluctuations, often responding to, among other factors:

-	quarterly variations in our operating results,
-	the gain or loss of significant contracts,
-	announcements of technological innovations by us or our competitors,
-	announcements of new products or services by us or our competitors,
-	announcements of sales to new customers
-	general conditions in the software and computer industries,
-	general economic and market conditions and
-	limited trading volume of our common stock.

     Additionally, the stock market, in general, frequently experiences extreme price and volume fluctuations. In particular, the market prices of the securities of companies such as ours have been especially volatile recently, and often these fluctuations have been unrelated or disproportionate to the operating performance of the affected companies. The market price of our common stock may be adversely affected by these market fluctuations. Also, the low market price of our common stock may make it prohibitive to obtain additional equity funding.

AXS-One has never paid or declared dividends and does not expect to in the foreseeable future.

     AXS-One has never paid or declared any cash dividends and we do not expect to pay any cash dividends in the foreseeable future. We currently intend that future earnings, if any, be retained for business use.

Changes in laws and regulations that affect the governance of public companies have increased our operating expenses and will continue to do so.

     Changes in the laws and regulations affecting public companies included in the Sarbanes-Oxley Act of 2002 have imposed new duties on us and on our executives, directors, attorneys and independent registered public accounting firm. In order to comply with these new rules, we hired a consulting advisory firm to assist us in the process and we also expect to use additional services of our outside legal counsel, both of which will increase our operating expenses. In particular, we have incurred additional administrative expenses as we implement Section 404 of the Sarbanes-Oxley Act, which requires management to report on, and our Independent Registered Public Accounting Firm to attest to, our internal controls. Management time associated with these compliance efforts necessarily reduces time available for other operating activities, which could adversely affect operating results. If we are unable to achieve full and timely compliance with these regulatory requirements, we could be required to incur additional costs, expend additional management time on remedial efforts and make related public disclosures that could adversely affect our stock price.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, as well as assumptions, that could cause the results of Unify and AXS-One to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “may,” “will,” “project,” “might,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “could,” “would,” “strategy,” “plan,” “continue,” “pursue,” or the negative of these words or other words or expressions of similar meaning. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and closing of the Merger, Unify’s and AXS-One’s ability to solicit a sufficient number of proxies to approve the Merger and other matters related to the consummation of the Merger.

     For a discussion of risks associated with the ability of Unify and AXS-One to complete the Merger and the effect of the Merger on the present business of Unify, AXS-One and the business of Unify after the Merger, see the section entitled “Risk Factors,” beginning on page 19.

     Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Unify. See the section entitled “Where You Can Find More Information,” beginning on page 139.

     If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Unify or AXS-One could differ materially from the forward-looking statements. All forward-looking statements in this joint proxy statement/prospectus are current only as of the date on which the statements were made. Unify and AXS-One do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

     The following tables present selected historical financial data for Unify and AXS-One and comparative historical and unaudited pro forma per share data for Unify and AXS-One.

Selected Historical Financial Data of Unify

     The selected consolidated financial data set forth below for Unify is derived in part from and should be read in conjunction with Unify’s consolidated financial statements, the related notes and the section of this joint proxy statement/prospectus entitled “Unify Management’s Discussion and Analysis of Financial Conditions and Results of Operation.” The consolidated statement of operations data for each of the fiscal years ended April 30, 2006, 2007 and 2008 and the consolidated balance sheet data as of April 30, 2006, 2007 and 2008 were derived from Unify’s audited consolidated financial statements included in this joint proxy statement/prospectus. The consolidated statement of operations data for the three and nine-month period ended January 31, 2009 and the consolidated balance sheet data as of January 31, 2009 were derived from Unify’s unaudited consolidated financial statements included in this joint proxy statement/prospectus. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP). This selected financial information is unaudited but, in Unify management’s opinion, has been prepared on the same basis as the audited consolidated financial statements and related notes included throughout this joint proxy statement/prospectus and includes all adjustments, consisting only of normal recurring adjustments, that Unify’s management considers necessary for a fair presentation of the information for the periods presented. Historical results are not necessarily indicative of results to be expected for future periods.

UNIFY CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except per share data)

	Three Months	Nine Months
	Ended	Ended
	January 31,	January 31,	Years Ended April 30,
	2009	2009	2008	2007	2006
	(Unaudited)
Revenues:
Software licenses	$1,737	$5,286	$8,489	$4,432	$4,759
Services	2,753	8,869	11,027	6,755	5,384
Migration solutions	718	1,881	309	—	—
Total revenues	5,208	16,036	19,825	11,187	10,143

Cost of Revenues:
Software licenses	33	172	226	377	448
Services	239	787	1,245	1,024	1,106
Migration solutions	315	833	129	—	—
Total cost of revenues	587	1,792	1,600	1,401	1,554
Gross profit	4,621	14,244	18,225	9,786	8,589

Operating Expenses:
Product development	631	2,062	3,498	2,360	1,643
Selling, general and administrative	2,712	9,434	12,002	8,314	5,801
Write-down of other investments	—	—	—	—	—
Total operating expenses	3,343	11,496	15,500	10,674	7,444
Income (loss) from operations	1,278	2,748	2,725	(888)	1,145
Other income (expense), net	(40)	(206)	(770)	(391)	50
Income (loss) from continuing operations
before income taxes	1,238	2,542	1,955	(1,279)	1,195
Provision (benefit) for income taxes	153	341	324	82	—
Income (loss) from continuing operations	1,085	2,201	1,631	(1,361)	1,195
Loss from discontinued operations	—	—	—	(1,445)	(1,823)
Net income (loss)	$1,085	$2,201	$1,631	$(2,806)	$(628)

Net income (loss) per share:
Basic earnings per share:
Continuing operations	$0.16	$0.32	$0.25	$(0.23)	$0.21
Discontinued operations	$—	$—	$—	$(0.24)	$(0.32)
Net income (loss) per share	$0.16	$0.32	$0.25	$(0.47)	$(0.11)

Diluted earnings per share:
Continuing operations	$0.15	$0.29	$0.23	$(0.23)	$0.20
Discontinued operations	$—	$—	$—	$(0.24)	$(0.32)
Net income (loss) per share	$0.15	$0.29	$0.23	$(0.47)	$(0.12)

Shares used in computing net income per
share:
Basic	6,981	6,981	6,423	5,927	5,803
Dilutive	7,334	7,592	7,105	5,927	5,875

	January 31,		April 30,
	2009	2008	2007	2006
(In thousands)	(unaudited)
Consolidated Balance Sheet
Data:
Cash and cash equivalents	$3,502	$2,692	$2,064	$1,881
Working Capital (1) unaudited	(252)	(1,157)	(3,343)	1,657
Total assets	19,369	16,678	15,654	8,351
Total stockholders’ equity	7,429	5,419	469	2,235

(1)	Working capital is defined as current assets less current liabilities

     Selected Historical Financial Data of AXS-One

     The selected financial data set forth below for AXS-One is derived in part from and should be read in conjunction with AXS-One’s financial statements, the related notes and the section of this joint proxy statement/prospectus entitled “AXS-One Inc. Management’s Discussion and Analysis of Financial Condition and Results of Operations. The consolidated statement of income data for each of the years ended December 31, 2006, 2007 and 2008 and the consolidated balance sheet data as of December 31, 2006, 2007 and 2008 were derived from AXS-One’s audited financial statements included in this joint proxy statement/prospectus.

AXS-One Corporation
SELECTED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share data)

	Years Ended December 31,
Statement of Operations Data:	2008	2007	2006
Revenues:
License fees	$4,283	$4,058	$2,432
Services	9,140	7,891	7,864
Total revenues	13,423	11,949	10,296

Operating expenses:
Cost of license fees	324	489	1,181
Cost of services	4,254	5,680	8,219
Sales and marketing	6,563	8,021	9,623
Research and development	5,550	6,996	6,454
General and administrative	3,950	4,416	4,649
Restructuring and other costs	340	468	432
Total operating expenses	20,981	26,070	30,558
Operating loss	(7,558)	(14,121)	(20,262)

Other income (expense):
Interest income	27	191	229
Interest expense	(2,562)	(660)	(149)
Other income (expense), net	(97)	(69)	567
Other income (expense), net	(2,632)	(538)	647
Loss before income taxes	(10,190)	(14,659)	(19,615)
Income tax benefit (expense)	46	(287)	—

Loss from continuing operations	(10,144)	(14,946)	(19,615)

Income (loss) from discontinued operations:
Income (loss) from discontinued operations net
of tax provision of $ - for all periods	—	—	7,875
Gain on sale of discontinued operations net of tax
provision of $200 for 2006	—	—	17,241
Income (loss) from discontinued operation	—	—	25,116

Net income (loss)	$(10,144)	$(14,946)	$5,501

	December 31,
	2008	2007	2006
Cash and cash equivalents	$933	$3,362	$7,492
Working Capital (1) unaudited	(16,281)	(1,759)	2,934
Total assets	2,744	6,944	11,533
Total stockholders' deficit	(16,066)	(8,592)	3,411

(1)	Working capital is defined as current assets less current liabilities

Comparative Historical and Unaudited Pro Forma Per Share Data

     The following tables set forth the Unify historical net income per share for the nine months ended January 31, 2009, on an unaudited basis, and year ended April 30, 2008, and the historical book value per share as of January 31, 2009 and April 30, 2008, on an unaudited basis, and net income (loss) per share for Unify on an unaudited pro forma combined basis, for the nine months ended January 31, 2009 and year ended April 30, 2008, and unaudited pro forma book value per share as of January 31, 2009.

     The pro forma combined data were derived from and should be read together with the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/prospectus. This information is based on the historical balance sheets and related historical statements of operations of Unify and AXS-One included in this joint proxy statement/prospectus. The pro forma combined data give effect to the transaction using the acquisition method of accounting for business combinations.

     The unaudited pro forma combined per share data is presented for informational purposes only and is not intended to represent or be indicative of the per share data that would have been achieved if the Merger had been completed as of the dates indicated, and should not be taken as representative of future consolidated per share data of Unify. Unify’s historical data were derived from and should be read together with the consolidated financial statements and accompanying notes included elsewhere in this joint proxy statement/prospectus.

	Nine Months Ended	Year Ended
	January 31, 2009	April 30, 2008
Unify's Historical Data:	(unaudited)
Net income per share (1):
Basic	$0.32	$0.25
Dilutive	$0.29	$0.23

	Year Ended	Year Ended
	December 31, 2008	December 31, 2007
AXS-One's Historical Data:
Net income per share (1):
Basic	$(0.27)	$(0.42)
Dilutive	$(0.27)	$(0.42)

	Nine Months Ended	Year Ended
	January 31, 2009	April 30, 2008
	(unaudited)	(unaudited)
Pro Forma Combined Data:
Pro forma loss per share (2):
Basic	$(0.42)	$(1.25)
Dilutive	$(0.42)	$(1.25)

(1)	Historical net income (loss) per share was derived from the historical periodic 10-K and 10-Q SEC filings.

(2)	Pro forma loss per share was calculated by dividing pro forma net income by the pro forma common shares outstanding as if the transaction had occurred on May 1, 2007.

MARKET PRICE AND DIVIDEND INFORMATION

Unify

     Unify’s common stock is traded on the NASDAQ Stock Market’s Capital Market under the symbol “UNFY”. The following table sets forth the high and low closing prices of Unify’s common stock for the periods indicated.

Unify Common Stock

	High	Low
Fiscal 2009
First quarter	$6.40	$3.75
Second quarter	5.20	2.92
Third quarter	3.26	2.35
Fiscal 2008
First quarter	$2.75	$2.25
Second quarter	5.25	2.05
Third quarter	6.60	4.81
Fourth quarter	7.00	5.65
Fiscal 2007
First quarter	$2.30	$1.60
Second quarter	1.90	1.00
Third quarter	1.55	1.10
Fourth quarter	2.85	1.45

     On April 15, 2009, the last full trading day prior to the public announcement of entry into the Merger Agreement, the closing price per share of Unify’s common stock as reported on the NASDAQ Stock Market was $2.55 per share.

     On May 14, 2009, the last practicable date before the filing of this joint proxy statement/prospectus, the closing price per share of Unify’s common stock as reported on the NASDAQ Stock Market was [$   .]

     As of May 14, 2009, Unify’s record date, Unify had approximately 322 stockholders of record.

     Because the market price of Unify’s common stock is subject to fluctuation, the market value of the shares of Unify’s common stock that holders of AXS-One common stock will be entitled to receive in the Merger may increase or decrease. The market prices above may not be indicative of the future value of the Unify common stock.

     Following the consummation of the Merger, Unify’s common stock, including the shares issued in connection with the Merger, are expected to continue to trade on the NASDAQ Stock Market under the symbol “UNFY”.

     Unify has never declared or paid cash dividends on its capital stock. Unify currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its stockholders in the foreseeable future. Payment of future dividends, if any, will be at the discretion of Unify’s board of directors.

AXS-One

     AXS-One’s common stock is traded on the Over-The-Counter Bulletin Board (OTC BB) under the symbol “AXSO.OB”. The following table sets forth the high and low closing prices of AXS-One’s common stock for the periods indicated. Prior to November 5, 2007, AXS-One’s common stock was listed on the American Stock Exchange.

	High	Low
2008
First quarter	$0.51	$0.25
Second quarter	0.55	0.12
Third quarter	0.50	0.13
Fourth quarter	0.33	0.05

2007
First quarter	$0.90	$0.58
Second quarter	0.85	0.51
Third quarter	0.84	0.38
Fourth quarter	0.77	0.25

     On April 15, 2009, the last full trading day prior to the public announcement of entry into the Merger Agreement, the closing price per share of AXS-One’s common stock as reported on the Over-The-Counter Bulletin Board was $0.10 per share.

     On May 14, 2009, the last practicable date before the filing of this joint proxy statement/prospectus, the closing price per share of AXS-One’s common stock as reported on the Over-The-Counter Bulletin Board was [$   .]

     As of May 15, AXS-One’s record date, AXS-One had approximately 676 stockholders of record.

     AXS-One has never declared or paid any cash dividends on its capital stock nor does it intend to do so in the foreseeable future.

THE MERGER

     This section of the joint proxy statement/prospectus describes material aspects of the Merger. While Unify and AXS-One believe that the description covers the material terms of the Merger and the related transactions, this summary does not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, the attached annexes, and the other documents to which this joint proxy statement/prospectus refers, for a more complete understanding of the Merger.

General Description of the Merger

     At the Effective Time of the Merger, UCAC, Inc. will merge with and into AXS-One. Upon completion of the Merger, the separate corporate existence of UCAC will cease and AXS-One will continue as the surviving entity.

      As a result of the Merger, each share of AXS-One common stock outstanding at the Effective Time of the Merger will be converted automatically into 0.019442 shares of Unify common stock. The merger consideration is more fully described in the sections entitled “The Merger Agreement — Merger Consideration; Stock Payment,” “; Common Stock Options, Warrants and Convertible Notes” on page 68 of this joint proxy statement/ prospectus and in the Merger Agreement, which is attached to this joint proxy statement/ prospectus as Annex A.

     The exchange ratio is subject to adjustment to reflect the effects of any stock split, reverse stock split, stock dividend, extraordinary stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change in the outstanding common stock of Unify or AXS-One.

     The merger is expected to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning in Section 368(a) of the Internal Revenue Code of 1986, as amended. See the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 67 of this joint proxy statement/prospectus.

Background of the Merger

     From time to time, AXS-One’s Board of Directors regularly considered opportunities for acquisitions, joint ventures, distribution and licensing arrangements and other strategic transactions, and has engaged in preliminary discussions and negotiations with other companies regarding these types of transactions. In February 2007, AXS-One retained Updata Advisors, Inc. to seek and provide advice with respect to potential strategic transactions. Since February 2007, AXS-One has continued to fund its operations through a series of secured subordinated convertible note transactions in May 2007, November 2007, July 2008 and October 2008 pursuant to which AXS-One issued such notes in the aggregate principal amount of approximately $12 million. These notes mature on May 29, 2009.

     During the summer of 2008, AXS-One began to work with Microsoft Corporation regarding the AXS-One Dynamic Data Migrator (DDM) to assist with the transition of Lotus Notes customers to the Exchange email platform. As Unify was also working with Microsoft regarding the transition of Lotus Notes customers to the Microsoft technology platform, Unify commenced partnership discussions with AXS-One. Upon further discussions, Unify and AXS-One entered into a partnership agreement on October 29, 2008. During October, November and December, the companies had multiple discussions regarding joint partnership opportunities and working effectively with Microsoft.

     On December 4, 2008, Bill Lyons, AXS-One’s Chief Executive Officer and Tim Bacci, one of AXS-One’s board members and a principal of BlueLine Partners, visited Unify’s headquarters and met with Unify management, including Todd Wille, Chief Executive Officer, Kevin Kane, VP Sales and Duane George, CTO. They discussed the AXS-One products, particularly the Dynamic Data Migrator product and AXS-One’s relationships with Microsoft. They also discussed how to partner together as well as how to expand the DDM to include e-mail migrations from other platforms other than Lotus Notes. There was no discussion of merging the companies.

     After the meeting, Mr. Wille called Mr. Bacci to discuss a possible combination of the two companies. On December 8, 2008, Mr. Wille met with Mr. Bacci. At the meeting, Mr. Wille and Mr. Bacci discussed the possible synergies between Unify and AXS-One and in particular the strategic possibilities of adding the AXS-One data archiving platform to the Unify data management portfolio; the strength of the AXS-One technology and the market viability as evidenced by customer references and analysis from Gartner and other industry analysts; the competitive landscape and AXS-One’s competitive position in the market. Mr. Wille and Mr. Bacci also discussed AXS-One’s sales and operating model and the financial viability challenges AXS-One faces because of continuing significant losses and outstanding debt that is due May 29, 2009.

     On December 12, 2008, Mr. Bacci updated AXS-One’s board on his initial discussions with Unify. The AXS-One board instructed Mr. Bacci to continue discussions with Unify with respect to a possible strategic transaction.

     On January 3, 2009, Mr. Bacci contacted Mr. Wille to state that the AXS-One board had determined that AXS-One should pursue a merger or consider other strategic alternatives for the company. Mr. Bacci also noted that viability concerns continued to plague AXS-One, and that AXS-One’s convertible debt holders and other large equity holders might not be willing to continue to fund AXS-One’s operations absent a strategic alliance or alternative for AXS-One, and reiterated his belief that there was a strong strategic fit between Unify and AXS-One with Unify’s focus on data management and migrations and the AXS-One product suite. Mr. Wille informed Mr. Bacci that he would be in New York City the following week on separate business and would plan to meet with the AXS-One management team during that week if the management team was interested.

     On January 6, 2009, AXS-One’s board met to discuss AXS-One’s strategic direction. Because of AXS-One’s financial performance, the board had lengthy discussions regarding the need for additional financing and the likely difficulty in identifying funding sources willing to invest in or lend money to AXS-One in the first two or three fiscal quarters of 2009. The board also discussed the possibility of strategic alternatives for the company, including a sale, and discussed the rationale for and challenges presented by AXS-One remaining and independent company. During this meeting, Mr. Bacci updated the board regarding his ongoing discussions with Unify. The board instructed Mr. Bacci and the AXS-One management team to continue the dialog with Unify while other options were being explored. AXS-One and its investment banker, Updata Advisors, continued to explore strategic alternatives during this period.

     On January 7, 2009, Mr. Wille met with the AXS-One management team including Mr. Lyons, Joseph Dwyer, EVP & CFO; Phil Rugani, EVP Field Operations; Marie Patterson, VP Corporate Marketing and John Byrne, VP Technology R&D. The discussions included AXS-One’s market position, competitive position, sales model and pipeline, marketing strategy, and financial projections. Mr. Wille also provided details on Unify’s strategy, product portfolio, business operations, financial history and financial outlook. The parties agreed to continue discussions.

     On January 14, 2009, Mr. Wille, Mr. Lyons and Mr. Dwyer held a conference call to discuss AXS-One’s financial projections, sales model and cost model for 2009. Mr. Dwyer explained the AXS-One organizational chart, international operations and product development strategies to Mr. Wille. Later in the day, Mr. Bacci and Mr. Scott Shuda (another principal of BlueLine Partners) met with Mr. Wille and Mr. Duane George, Unify’s Vice President, Product Development and CTO, to discuss potential market and operating synergies and possible transaction structures.

     On January 16, 2009, Mr. Bacci and Robert L. Rebitz, of BlueLine Partners, held a conference call with Mr. Wille to discuss valuation of the AXS-One and Unify combination. The parties discussed a presentation and detailed financial projections that were prepared by Mr. Rebitz.

     On January 20, 2009, the AXS-One board met to discuss the status of the Unify negotiations. Mr. Lyons provided a list of pros and cons for such a merger, and Mr. Bacci commented on his view of such a transaction, noting that Unify would significantly reduce AXS-One expenses when the companies are combined, providing higher confidence that the combined companies would be profitable. The board noted that a term sheet had not yet been received by AXS-One, and directed that the company push to receive a term sheet from Unify by Friday, January 23, 2009.

     On January 20, January 23 and January 26, 2009, Mr. Wille and Mr. Bacci held discussions regarding the components of a possible Unify/AXS-One combination, including the need for AXS-One’s convertible debt to be reduced and converted to common stock, the payment of severance to AXS-One’s management team members, and Unify’s requirement that AXS-One’s note holders or stockholders structure the transaction in a way that minimizes the cash outlay required by Unify to fund AXS-One’s negative working capital and transaction expenses. The parties circulated a nonbinding summary of terms for review during these discussions.

     On January 26, 2009, Mr. Lyons and Mr. Rugani conducted a conference call with Mr. Wille to discuss the AXS-One sales pipeline for the first and second quarters of 2009. The parties also discussed the results of AXS-One attending IBM’s Lotusphere, the annual Lotus Notes user group meeting sponsored by IBM.

     On January 27, 2009, Mr. Wille had an informational Unify board of directors conference call to discuss AXS-One as a potential merger candidate. The Unify board discussed AXS-One’s historical financial statements, competitive landscape, the validity of financial projections for 2009 and the due diligence focus on the sales model, customer satisfaction and strength of the maintenance customer base and the technology.

     Also on January 27, 2009, at an AXS-One board meeting, Mr. Bacci circulated a nonbinding summary of terms for review with the board. He and one of his partners at Blue Line Capital, Scott Shuda, presented several financial analyses to the AXS-One Board showing the value of the possible combination of Unify and AXS-One, and discussed the preliminary terms of a merger. Mr. Bacci and Mr. Shuda also compared the value of a Unify merger with the other strategic alternatives AXS-One was considering at the time, which included further financing, a reverse split “going private” transaction, and an additional sale transaction for which a preliminary term sheet had been received.

     On January 30, 2009, Mr. Bacci forwarded a draft Non Disclosure Agreement (NDA) and nonbinding summary of transaction terms to Mr. Wille for review. Conversations were held on January 31st and February 1st regarding these documents. On February 1, 2009, Mr. Wille finalized and executed the NDA and nonbinding summary and sent it to Mr. Bacci and Mr. Lyons. The NDA and nonbinding summary were signed and returned by Mr. Lyons on February 2, 2009.

     On January 31, 2009, Mr. Bacci updated the AXS-One board on the status of the draft term sheet from Unify. The board discussed the terms at length, and directed management and Mr. Bacci to contact Unify to clarify several of the deal terms, discuss due diligence and to discuss a possible transaction with the AXS-One note holders.

     On February 2, 2009, AXS-One held a board meeting where Mr. Bacci reported that he had continued to negotiate the Unify transaction and that he had received a revised executed term sheet from Unify. He reviewed the terms of the transaction with the Board, noting the changes since the earlier term sheet draft which the Board reviewed on January 31, 2009. The board reviewed and discussed the value of the Unify transaction to AXS-One as a whole and its various constituencies, including common shareholders and the note holders, and compared such valuation with other strategic alternatives it was considering. Mr. Lyons reported that he had spoken with Mr. Willie about the transaction, and noted that Unify’s desire was to move quickly to a definitive agreement and then announce the transaction. After further discussion that included an analysis of the various alternatives available, the AXS-One board voted unanimously to execute the non-binding Unify term sheet and proceed with the preparation of definitive transaction documents.

     On February 2, 2009, Mr. Wille conducted a conference call with Mr. Lyons and Mr. Dwyer of AXS-One and Steve Bonham, Unify’s VP Finance and CFO along with the legal counsel of both companies. After this call, a draft timeline and responsibilities outline for the proposed merger was circulated. On February 4, 2009, Unify provided a draft merger agreement to AXS-One. The draft agreement was subject to a number of conditions, including approval of Unify’s board of directors.

     On February 4, 2009, Unify’s board of directors held a meeting to evaluate the possible business combination with AXS-One. At the meeting, Unify’s management updated the board of directors on the status of negotiations with AXS-One and the summary of terms provided to AXS-One. At the meeting, Unify’s board of directors discussed the valuation of AXS-One at length and provided valuation guidance to Mr. Wille and Mr. Bonham. The board also asked multiple questions about the operating model for the combined company and asked Mr. Wille to prepare contingency plans at the various levels of revenue performance and the impact on cash flow. During this discussion, Mr. Wille, Mr. Bonham, and Jude Sullivan (of K&L Gates) discussed the terms of the draft merger agreement, Unify’s due diligence plan for AXS-One, and Unify’s need or desire for a fairness opinion since the acquisition of AXS-One on the terms set forth in the draft merger agreement would require Unify stockholder approval. After discussion, the Unify board authorized continued negotiations with AXS-One to finalize the transaction terms, and determined that Unify would not seek a fairness opinion with respect to the acquisition. After the board meeting, Mr. Wille provided an email update to Mr. Bacci with revised transaction terms as a result of the Unify board discussion.

     From February 5 to February 13, 2009, Mr. Wille held multiple conversations with Mr. Lyons, Mr. Dwyer and Mr. Bacci to discuss the revised cost model after AXS-One’s most recent reduction in force and the revised offer terms. During this period, AXS-One, Unify and their respective counsel continued to negotiate the draft merger agreement. Unify’s counsel also prepared and negotiated an agreement with the AXS-One note holders with respect to the treatment of such notes in the merger.

     On February 9, 2009, AXS-One held a board meeting where Mr. Lyons reported on the negotiations with Unify. He also noted that AXS-One management was implementing further cost reductions that would provide additional time for the Unify transaction to move forward. Mr. Lyons reported to the board on the revised Unify transaction terms and the unresolved deal points which he was negotiating with Unify. The board directed the management to continue to work with Unify to negotiate the transaction.

     On February 13, 2009, Mr. Bacci and William Jurika, one of AXS-One’s largest debt holders and common stock holders, met with certain members of the Unify management team (Mr. Wille, Mr. Bonham, Duane George, Unify’s VP Product Development & CTO and Kevin Kane, Unify’s VP Composer Sales). The discussion focused on the strategic value of the proposed combination from a competitive, operational and financial perspective.

     On February 24, 2009, Unify’s board of directors held a regularly scheduled meeting at which management updated the Unify board on the status of discussions with AXS-One. Management and the board discussed the benefits, opportunities, risks and uncertainties associated a possible business combination transaction with AXS-One, and discussed AXS-One’s first quarter performance through the date of the meeting. After discussion, the Unify board authorized management to continue discussions with AXS-One regarding a potential combination.

     On February 28, 2009, Mr. Lyons updated the AXS-One board on the discussions with Unify as it related to the proposed merger. He described the current deal structure and terms, and described the open business points which still need to be negotiated and finalized. The Board discussed the transaction at length and instructed management to continue to move as quickly as possible to finalize and sign a revised letter of intent, and then to complete the definitive agreements. The Board noted that until a definitive agreement is signed, all available strategic alternatives would be considered in the context of maximizing the value to be received by the Company and its stakeholders.

     From February 14 to March 2, 2009, there were multiple conversations and email exchanges between Mr. Lyons, Mr. Dwyer and Mr. Wille to finalize the terms of the acquisition of AXS-One by Unify. On March 3, 2009, Unify sent a further revised summary of terms to Mr. Lyons. On March 3, 2009, Mr. Lyons signed the revised summary of terms and returned it to Unify.

     In late February 2009, AXS-One was also engaged in discussions with a potential alternative bidder (Alpine). On March 3, 2009, Alpine sent a due diligence team to AXS-One’s headquarters in New Jersey for discussions with AXS-One management and additional due diligence. Alpine informed AXS-One management that it would complete its due diligence as quickly as possible.

     On March 4, 2009, AXS-One held a board meeting at which Mr. Lyons reported that, in accordance with input received from the Board, a letter of intent with Unify had been signed by both parties. He reported that the definitive merger agreement was substantially complete, and Mr. Dwyer outlined the open business points. The Board discussed the transaction at length and instructed management to continue to move as quickly as possible to finalize the definitive agreements in order to have a firm transaction on the table, while continuing to pursue the Alpine opportunity.

     On March 6, 2009, Unify’s board held a meeting to continue discussions of the possible acquisition of AXS-One. At the meeting, management updated the Unify board on the status of negotiations with AXS-One and the results of the AXS-One due diligence of Unify to date. After discussion, the Unify board of directors authorized continued negotiations with AXS-One to finalize the draft merger agreement.

     On March 9, 2009, AXS-One’s board held a meeting to discuss the status of the Unify negotiations and the potential Alpine transaction. Mr. Lyons reported that negotiations with Unify were proceeding well, and that a competing offer from Alpine was expected to be received in the near term. The board instructed management to continue to work to complete a definitive merger agreement with Unify while in parallel evaluating other strategic options that may be available.

     On March 10, 2009, Mr. Lyons, Mr. Dwyer, Mr. Bonham and Mr. Wille held a conference call to discuss outstanding open items in the merger agreement discussions, the timing of executing the merger agreement and the communication plan for both company’s customers, employees and investors. The significant open issues were the calculation of the working capital adjustments and the potential need for raising additional capital prior to the Closing which was anticipated to be June 2009 and the terms of the conversion of AXS-One’s convertible notes into Unify common stock. It was determined the execution of the merger agreement should occur after March 31, 2009, so as not to disrupt sales efforts at the end of the quarter.

     On March 13, 2009 and on March 19, 2009, Mr. Lyons and Mr. Wille had a phone conversation to discuss the AXS-One sales forecast for the March 31, 2009 quarter. As part of the March 19, 2009 conversation, it was agreed the AXS-One note holders could provide a Working Capital Note as additional capital to bridge AXS-One until the Closing.

     On March 16, 2009, AXS-One held a board meeting, at which time Mr. Lyons reported that the company had received a non binding expression of interest from Alpine to purchase AXS-One. John MacDonald from Updata, AXS-One’s investment banker, described the offer to the board. The Board discussed the offer and concluded that the Unify offer provided more value to the AXS-One shareholders. Michael Grundei of Wiggin and Dana LLP, AXS-One’s counsel, noted that any such transaction would also require the consent of the note holders, without which it would not be a viable alternative. Mr. Lyons presented a proposed counter offer which the Board and invited members to the Board meeting discussed. After a fulsome discussion, the Board directed management and Mr. MacDonald to present such counter offer to Alpine.

     On March 23, 2009, AXS-One held a board meeting, at which time Mr. Lyons reported on the status of the Unify merger negotiations. He also reported that one of AXS-One’s significant note holders had become resistant to the Unify merger in part because of the working capital requirements of the transaction. Consideration was given to raising money internally as an alternative to selling the company as a way to increase shareholder value. Mr. Lyons also reported that Alpine had increased its offer and consideration was given to the proposed terms. The board directed management to continue to improve the Unify transaction to satisfy its note holders while at the same time work to improve the terms of the other alternatives.

     From March 25, 2009 through March 27, 2009, Unify continued to negotiate the working capital requirements and terms of the conversion of AXS-One’s convertible notes directly with one of the major convertible note holders. From April 1, 2009 through April 3, 2009, Mr. Lyons and Mr. Wille had multiple conversations regarding the working capital requirements and the terms of the conversion for the AXS-One’s convertible notes. These conversations resulted in revisions to the offer. Both parties agreed to take this final offer to their respective board of directors for approval.

     On March 30, 2009, AXS-One held a board meeting where Mr. Lyons reported that improvements had been made to the Unify offer; however, one of AXS-One’s significant note holders was still not satisfied that the terms of the transaction were good enough for the AXS-One note holders. Mr. Lyons reminded the board that the Unify transaction could not be completed without agreement from all of the note holders. Consideration was again given to raising money internally as an alternative to the Unify transaction.

     On April 3, 2009, AXS-One held a board meeting, at which time Mr. Lyons reported that Unify had improved its offer and had satisfied a number of the concerns raised by AXS-One’s note holders. The Board continued its discussions about raising money internally and possibly recapitalizing the company through a conversion of its debt to equity, subject to note holder approval.

     On April 6, 2009, Unify’s board of directors unanimously approved the execution of the merger agreement in the form presented to them at that meeting, and recommended that the Unify stockholders approve the issuance of Unify common stock required to complete the merger.

     On April 6, 2009, AXS-One’s board met to consider approving the Unify transaction. The Board noted its preference for a recapitalization of AXS-One but also noted that it was having difficulty obtaining financing commitments to complete an internal financing. The Board discussed the Unify transaction and directed Mr. Lyons to call Mr. Wille to improve several terms of the Unify transaction.

     On April 7, 2009, AXS-One held a board meeting to continue to discuss the merits of the Unify transaction against the merits and likelihood of success of other alternatives. They noted certain desired changes and improvements in several provisions of the definitive agreement. Mr. Lyons called Mr. Wille on the same day to report on such and resolve the open issues.

     On April 9, 2009, Mr. Lyons and Mr. Wille and their communication teams held a conference call to discuss the final communication plan and required documentation.

     On April 14, 2009, AXS-One received an indication of interest letter from Alpine with respect to a purchase of AXS-One’s assets for $14 million in cash pursuant to sale in bankruptcy pursuant to Section 363 of the United States Bankruptcy Code.

     On April 15, 2009, AXS-One held a board meeting at which time Mr. Lyons described the Alpine offer. Mr. MacDonald, the company’s investment banker, explained the offer in detail. The board discussed the merits of such transaction and the value which could be realized by its common shareholders. The board concluded that the Unify transaction would still yield a better result for shareholders of AXS-One in that the Alpine transaction would provide little or no value to common stockholders. Mr. MacDonald presented his firm’s fairness opinion with respect to the Unify transaction, concluding that it was a fair transaction for the AXS-One shareholders. At this meeting, the AXS-One board unanimously approved the Unify merger and recommended that the AXS-One stockholders vote in favor of the merger.

     On April 16, 2009, Unify, UCAC and AXS-One executed the merger agreement. Thereafter, on April 16, 2009, Unify and AXS-One issued a joint press release announcing the transaction.

     On April 23, 2009, AXS-One received a revised indication of interest letter from Alpine in which it increased its offer to $14 million in cash plus the assumption of certain ordinary course trade liabilities and agreed to pay any break-up fee owed to Unify. The transaction, which was again structured as a Section 363 sale in bankruptcy, contemplated a payment of approximately $3.7 million in cash to the common stockholders but required the AXS-One convertible note holders to agree to a significant discount on the repayment of its debt. AXS-One’s board was advised by counsel that unless the note holders were willing to accept such a discount, the transaction had a zero probability of being completed and therefore did not constitute a “Company Superior Proposal” under the Unify merger agreement. The note holders met independently on April 24, 2009 and informed AXS-One that the revised Alpine offer was unacceptable.

     On May 12, 2009, AXS-One received a further revised indication of interest letter from Alpine in which it amended the terms of its offer to provide an uncapped earn-out opportunity to the AXS-One convertible note holders.  Specifically, the amended offer provides for the purchase of the assets and assumption of most ordinary course liabilities of AXS-One for a cash payment of $11,550,000 of which it contemplates $3.25 million being paid to common stockholders and $6.0 million to the convertible note holders at closing.  The offer, which continues to contemplate a bankruptcy filing and sale process under Section 363 of the United States Bankruptcy Code, also provides for an uncapped earn-out payable to the convertible note holders of $1.30 per dollar of net license revenue in the four calendar quarters following closing up to $5.5 million of net license revenue, and $0.45 for each dollar of net license revenue in excess of $5.5 million during the applicable period.  No definitive determination has been made to date with respect to this offer by either the AXS-One board of directors or the convertible note holders.

Unify’s Reasons for the Merger

     The Unify board believes that the AXS-One merger is fair to, and in the best interest of, Unify’s stockholders and voted to unanimously approve the merger and the issuance of Unify common stock to the AXS-One stockholders.

     In reaching its decision, in addition to the other anticipated benefits described herein, the Unify board consulted with Unify’s management, and considered, among others, the following information and potential material factors:

  the compatibility of AXS-One’s products and services with Unify’s application development and datamanagement business strategy;

  the economics of the software solutions industry, and the belief of the Unify board and management team that greater product variety and company size will increasingly be required for companies to compete successfully;

  the belief that the combination of AXS-One’s technology, products and services with Unify’s products, services and sales and marketing infrastructure should enable the combined entity to expand the range of products and services offered to the combined entity’s customers and increase sales;

  the Unify board’s belief that the addition of AXS-One’s operations to Unify could increase the overall value and profitability of Unify;

  information concerning Unify’s and AXS-One’s respective businesses, historical financial performance, condition, operations, technology, products, customers, competitive positions, prospects and management;

  current financial market conditions and the historical market prices and trading information of Unify common stock and AXS-One common stock;

  the financial and other terms of the merger, including the relationship between the market value of Unify common stock and AXS-One common stock;

  the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are fair and reasonable;

  the likelihood that the merger would be completed, including the limited conditions to the closing of the merger, as well as the experience and reputation of AXS-One;

  Unify management’s view of the financial condition, results of operations and businesses of Unify and AXS-One before and after giving effect to the merger and Unify management’s and the board of directors’ view of the merger’s potential effect on stockholder value;

  the potential impact of the merger on strategic partners, customers and employees of Unify and AXS-One;

  the likely reaction to the merger in the financial markets; and

  the results of the due diligence investigation of AXS-One.

     The Unify board of directors considered various alternatives to the merger, including alternative acquisitions and directly competing with AXS-One in its markets. The Unify board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  the possibility that the potential benefits set forth above may not be fully realized;

  the substantial costs of integrating the businesses of Unify and AXS-One and the transaction expenses arising from the merger;

  the difficulty of integrating AXS-One into Unify’s existing development tools and data management solutions and the management effort required to complete the integration;

  the effect of the public announcement of the merger on AXS-One’s customer relations;

  certain risks applicable to the merger and the business of the combined company as set forth under “Risk Factors” beginning on page 19 and the possibility that the merger might not be consummated, resulting in a potential adverse effect on the market price of the Unify common stock.

     The Unify board of directors concluded that certain of these risks could be managed or mitigated or were unlikely to have a material impact on Unify or the merger, and that, on balance, the potential benefits of the merger outweighed the risks of the merger.

     The foregoing discussion of the information and factors considered by the Unify board of directors is not intended to be exhaustive but is believed to include the material factors considered by the Unify board of directors in connection with its review of the proposed merger. In view of the variety of factors, both positive and negative, considered, the Unify board did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered. Rather, the Unify board viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the board. In addition, individual members of the Unify board may have given different weight to different factors.

     Based on the above-described analysis, the Unify board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, the Unify stockholders.

AXS-One’s Reasons for the Merger

     After careful consideration, AXS-One’s board approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger are advisable, fair to, and in the best interests of, AXS-One and its stockholders. In reaching this decision, AXS-One’s board of directors consulted with senior management, independent financial advisors and legal counsel.

     The decision of AXS-One’s board to enter into the merger agreement was the result of careful consideration by the AXS-One board of a number of factors, including the following positive factors:

  AXS-One stockholders will retain the ability to hold stock in a larger and more diversified technology company;

  the financial presentations of AXS-One’s financial advisors, Updata Advisors, Inc, including their opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to AXS-One stockholders pursuant to the merger agreement, as more fully described in the section entitled “The Merger — Opinion of Updata Securities, Inc. to the Board of Directors of AXS-One, Inc.” beginning on page 53 of this joint proxy statement/prospectus;

  AXS-One’s board analysis and understanding of AXS-One’s “stand-alone” strategic alternative in the context of the increasingly competitive market for archiving, compliance and data migration products, and AXS-One’s board analysis of the business, operations, financial performance, earnings and prospects for AXS-One on a stand-alone basis, and AXS-One’s board’s belief, based on its analysis and understanding, that the combined company would best maximize value for AXS-One’s stockholders in light of the risks and potential rewards associated with AXS-One continuing to operate on a stand-alone basis;

  AXS-One’s board evaluation of AXS-One’s financial performance and future opportunities and prospects, including the risks related to achieving these prospects and current industry, economic and market conditions, including the recognition that AXS- One has experienced significant net losses and significant concerns about AXS-One’s continuing viability;

  the risk that the trading price of AXS-One stock may decline further or that AXS-One will be unable to refinancing the debt that matures in the second quarter of 2009;

  the fact that AXS-One had reviewed potential strategic alternatives as described in the section entitled “The Merger — Background of the Merger” beginning on page 46 of this proxy statement/prospectus. Those strategic alternatives included a sale of AXS-One to another company, internal financing of the operations from AXS-One’s existing board members, management team and significant investors, and a recapitalization of the company through converting it existing convertible debt to equity.

  AXS-One’s board of directors’ belief there are synergies likely to result in combining AXS-One’s business with Unify, and the ability to spread certain redundant costs associated with operating AXS-One as a separate public company, including duplicative corporate functions and accounting and legal fees associated with SEC reporting, over a broader revenue base;

  the opportunity for AXS-One stockholders to participate, as Unify stockholders, in a larger and more diversified company with diversified partnership opportunities and significant cash flow;

  the opportunity for AXS-One to have access to significantly greater financial and operational resources as part of Unify than AXS-One would otherwise have on a stand-alone basis;

  AXS-One’s board of directors’ understanding of the information concerning AXS-One’s and Unify’s respective businesses, financial performance, and condition, operations, capitalization and stock performance;

  the Merger Agreement “go shop” provisions permitting AXS-One to engage in discussions with potential third party strategic partners or acquirers for AXS-One, and after the go shop period ends the ability to engage in discussions with potential third party strategic partners or acquirers that makes an unsolicited bona fide proposal to engage in a business combination or other transaction (see the section entitled “The Merger Agreement — No Solicitation” on page 73 of this joint proxy statement/prospectus);

  the structure of the transaction and the terms of the merger agreement, including the fact that the merger should qualify as a tax-free reorganization within the meaning of the Internal Revenue Code, as amended, meaning the merger is not expected to be taxable to AXS-One stockholders;

  the merger will offer stockholders of Unify the potential benefits described in the section entitled “The Merger — Unify’s Reasons for the Merger” beginning on page 50 of this joint proxy statement/prospectus;

     AXS-One’s board of directors also identified and considered the following potentially negative factors in its deliberations:

  the possible disruption to AXS-One’s business that may result from the announcement of the transaction;

  the potential adverse effects of the public announcement of the merger on AXS-One’s sales and operating results; ability to retain key employees; the progress of some of AXS-One’s strategic initiatives; and AXS-One’s overall strategic position;

  the inherent difficulties of integrating businesses and the risk that the cost savings, synergies and other benefits expected to be obtained in the merger might not be fully realized;

  the terms of the merger agreement regarding the restrictions on the operation of AXS-One’s business during the period between the signing of the merger agreement and the completion of the merger;

  the $500,000 termination fee to be paid to Unify if the merger agreement is terminated under circumstances specified in the merger agreement, which may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, AXS-One, as described in the section entitled “The Merger Agreement — Termination Fee” on page 75 of this joint proxy statement/prospectus);

  the terms of the merger agreement placing limitations on the ability of AXS-One to solicit alternative business combination transactions or engage in negotiations or discussions with, a third party interested in pursuing an alternative business combination transaction (see the section entitled “The Merger Agreement — No Solicitation” on page 73 of this joint proxy statement/prospectus);

  the amount of time it could take to complete the merger, including the fact that completion of the transaction depends on factors outside of AXS-One’s control;

  the transaction costs expected to be incurred in connection with the merger;

  the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

  the market price of AXS-One common stock, and

  AXS-One’s ability to attract and retain customers and personnel; and

  the risk that AXS-One may not have enough cash to operate until the completion of the merger; and

  the risk that AXS-One may not be able to meet the conditions of the working capital requirements to complete the merger, which could result in the merger agreement being terminated prior to shareholder approval; and

  the risks described in the section entitled “Risk Factors” beginning on page 19 of this joint proxy statement/prospectus.

     AXS-One’s board also carefully reviewed its due diligence examination of Unify, including its financial condition and prospects, contractual obligations and management team, and discussed Unify’s experiences in consummating and integrating its prior acquisitions.

     AXS-One’s board of directors also considered the interests that certain executive officers and directors of AXS-One may have with respect to the merger in addition to their interests as stockholders of AXS-One generally (see the section entitled “The Merger — Interests of AXS-One Directors and Executive Officers in the Merger” on page 59 of this joint proxy statement/prospectus), which the AXS-One’s board of directors considered as being neutral in its evaluation of the proposed transaction.

     Although the foregoing discussion sets forth the material factors considered by AXS-One’s board in reaching its determination to recommend the merger, it does not include all of the factors considered by AXS-One’s board, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, AXS-One’s board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. AXS-One’s board realized that there can be no assurance about future results, including results expected or considered in the factors above. However, AXS-One’s board concluded that the potential positive factors described above significantly outweighed the neutral and negative factors described above. The recommendation was made after consideration of all of the factors as a whole. This explanation of AXS-One’s reasons for the merger and the other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” on page 37 of this joint proxy statement/prospectus.

     AXS-ONE’S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF AXS-ONE AND ITS STOCKHOLDERS. ACCORDINGLY, AXS-ONE’S BOARD OF DIRECTORS RECOMMENDS THAT THE AXS-ONE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

     In considering the recommendation of AXS-One’s board with respect to the merger agreement, you should be aware that certain of AXS-One’s directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of AXS-One stockholders generally. See the section entitled “The Merger — Interests of AXS-One Directors and Executive Officers in the Merger” on page 59 of this proxy statement/ prospectus.

Opinion of Updata Securities, Inc. to the Board of Directors of AXS-One, Inc.

Fairness Opinion

     In connection with the merger, AXS-One’s financial advisor, Updata Advisors, Inc. (together with its wholly-owned subsidiary, Updata Securities, Inc., “Updata”), delivered a written opinion to its Board of Directors as to the fairness, from a financial point of view, of the consideration to be paid to the AXS-One stockholders in connection with the merger. The full text of Updata’s written opinion, dated April 15, 2009, is attached to this Proxy Statement as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion is addressed to AXS-One’s Board of Directors and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. AXS-One has agreed to pay Updata a customary fee for the delivery of this opinion and an additional customary fee for services rendered as its financial advisor.

Opinion of AXS-One’s Financial Advisor

     On February 6, 2007, AXS-One retained Updata to act as its financial advisor in connection with the possible sale or merger of the company and, if requested, to render an opinion to its Board of Directors regarding the fairness of a sale or merger, from a financial point of view, to AXS-One’s stockholders. AXS-One retained Updata to act as financial advisor based on Updata’s qualifications, reputation, experience and expertise in providing investment banking services to its clients in the information technology sector. At the meeting of AXS-One’s Board of Directors on April 15, 2009, Updata delivered its oral and written opinion that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limits of review as set forth in its written opinion, the consideration to be received by the AXS-One stockholders was fair from a financial point of view.

     The full text of Updata’s written opinion, which describes the various assumptions made, procedures followed, matters considered and limitations of review undertaken by Updata, is attached as Annex C to this document and is incorporated by reference. You are urged to, and should, read the Updata opinion carefully and in its entirety. The Updata opinion is directed to AXS-One’s Board of Directors and addresses only the fairness, from a financial point of view, of the consideration to be paid in connection with the merger to holders of shares of AXS-One common stock as of the date of the opinion. Updata delivered the opinion solely for the information of the AXS-One Board of Directors in connection with its consideration of the merger. The Updata opinion does not address any other aspect of the merger, the business merits of the merger, or the merits of the merger over any other alternatives that may be available to AXS-One and does not constitute a recommendation to any AXS-One stockholder as to how such stockholder should vote on the merger. In furnishing its opinion, Updata did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. The summary of the Updata opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

     In connection with rendering its opinion, Updata, among other things:

  reviewed the draft of the merger agreement dated April 9, 2009, and based its opinion on our understanding that the terms and conditions of the agreement did not materially change;

  reviewed certainly publicly-available financial statements and other business and financial information of AXS-One and Unify respectively;

  reviewed certain internal financial statements and other financial and operating data concerning AXS-One and Unify prepared by the managements of AXS-One and Unify, respectively;

  reviewed certain financial projections prepared by management of AXS-One and Unify including but not limited to potential cost savings arising out of the combination of the two businesses pursuant to the merger (the “Projected Cost Benefits”);

  discussed the past and current operations and financial condition and the prospects of AXS-One and Unify with senior executives of AXS-One and Unify, respectively;

  reviewed certain internal business, financial and operating information including certain forecasts and an analysis prepared by AXS-One regarding a possible liquidation of AXS-One’s assets following termination of operations;

  reviewed the pro forma impact of the merger on various Unify financial metrics;

  discussed the strategic rationale for the merger with senior executives of AXS-One;

  reviewed the reported prices and trading activity for the AXS-One common stock and the Unify common stock;

  compared the financial performance of AXS-One and the prices and trading activity of AXS-One shares with that of certain other comparable publicly-traded companies and their securities;

  analyzed available information concerning certain other mergers and acquisitions we believe to be comparable in whole or in part to the transaction; and

  conducted other financial studies, analyses and investigations as it deemed appropriate for purposes of this opinion.

     In rendering its opinion, Updata relied upon and assumed the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the merger agreement) that was publicly available or reviewed by it for purposes of its opinion. Updata did not assume responsibility to verify, and did not independently verify, any such information. Updata assumed without independent verification that financial projections and other information relating to the merger provided to it by AXS-One and Unify, including without limitation certain estimates relating to the financial and operational benefits anticipated from the merger, were reasonably prepared on bases reflecting the best available estimates and good faith judgments of AXS-One and Unify management. In addition, Updata relied upon, without independent verification, the assessments of the managements of AXS-One and Unify as to the operations, business strategy and prospects of AXS-One and Unify, respectively, and as to the strategic rationale for the merger.

     Updata further assumed that the assumptions on which the foregoing were based were reasonable and that there were no material changes in the assets, financial condition or business prospects of AXS-One or Unify since the date of the most recent financial statements made available to Updata. Updata neither made nor obtained an independent appraisal or valuation of any of the assets, liabilities or solvency of AXS-One. Updata was not furnished with any such appraisals, nor was Updata requested to do, make or review any such valuation. In addition Updata assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement. Updata did not opine on, nor did its opinion consider (i) the tax consequences of the merger, including tax consequences to any holder of AXS-One common stock, (ii) the relative merits of the merger as compared to any alternative business strategies that might exist for AXS-One, (iii) the effect of any other transaction in which AXS-One might engage, or (iv) the form or terms of the merger agreement.

     Updata did not express any opinion as to the prices at which AXS-One common stock and Unify common stock would trade prior to or subsequent to the merger. For purposes of its opinion, Updata assumed that neither Unify nor AXS-One was involved in any material transaction other than the merger and those activities undertaken in the ordinary course of conducting its business. Updata’s opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be reasonably evaluated as of the date of its opinion. Updata assumed no responsibility to update or supplement its opinion based upon a change in any such conditions or to provide notice of any such changes.

     The following is a summary description of some of the sources of information and methodologies employed by Updata in rendering its opinion and reviewed with the AXS-One Board of Directors on April 15, 2009. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of these methods to the particular circumstances. Consequently, a fairness opinion is not readily susceptible to summary description. Updata believes that its analyses must be considered as a whole and that considering any portions of those analyses and factors without considering all of them could create a misleading or incomplete view of the process underlying the opinion. The order of the analyses described, and the results of those analyses, do not represent relative importance or weight given to those analyses by Updata. In arriving at its opinion, Updata did not attribute any particular weight to any analyses or factors considered by it, but rather made qualitative judgments as to the relevance of each analysis and factor. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Updata, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Implied Transaction Value and Implied Transaction Multiples. Giving effect to the exchange ratio of 0.019442, which represents the fraction of shares of Unify common stock to be issued in the proposed merger for each whole share of AXS-One common stock, Updata calculated the implied equity value of the merger consideration to be approximately $0.049 per share of AXS-One common stock (based on the average closing price for Unify common stock for the five days ended April 14, 2009). Based on the number of AXS-One common shares outstanding on a diluted basis (including 10.3 million outstanding warrants with an exercise price of $0.01 per share), Updata calculated the aggregate equity value of the merger to be approximately $2.54 million. The enterprise value of the merger was then calculated as (i) the aggregate equity value plus (ii) the value of the consideration expected to be delivered to the holders of the AXS-One convertible debt at the time of the closing (excluding any value attributable to the contingent Earn-Out), plus (iii) the value of the AXS-One revolving credit facility as of its unaudited February 28, 2009 balance sheet, less (iv) the cash balance of AXS-One as of its February 28, 2009 unaudited balance sheet, and less (v) cash due AXS-One from the exercise of 10.3 million outstanding warrants in connection with the merger. Taking these factors into account, Updata calculated the aggregate enterprise value of the merger to be approximately $7.22 million.

     The aggregate enterprise value was then compared to certain financial statistics of AXS-One to determine the implied multiples of the merger. The following chart shows these implied multiples:

	AXS-One Financial	Implied Transaction
	Statistic	Multiples
	($ million)
Enterprise Value / LTM Revenue	$13.4	0.54x
Enterprise Value / 2009P Revenue	$10.5	0.69x
Enterprise Value / LTM EBITDA	($7.2)	NM
Enterprise Value / 2009P EBITDA	($0.53)	NM

     Comparable Company Analysis.Updata compared the Implied Transaction Multiples of the merger with corresponding valuation ratios observed in a group of publicly traded small cap enterprise software companies that Updata deemed for purposes of its analysis to be comparable in whole or in part to AXS-One. The companies included were: Callidus Software, Guidance Software, I-many, Selectica, Sonic Foundry, Tier Technologies, and Workstream. All of these companies are publicly traded on Nasdaq. These companies were deemed to be comparable to AXS-One in part because they each are small public software companies (< $100 million enterprise value) with a recent history of operating losses.

     In its analysis, Updata compared the Implied Transaction Multiples of the merger to the low, median, and high multiples of the comparable public companies implied by the public trading prices of their common stock, expressed as a multiple of the same operating data. Enterprise value is calculated as market capitalization, plus the company’s short term and long term debt obligations if any, less the company’s cash, cash equivalents and short-term investments. “LTM” refers to the “latest twelve months” period for which financial information is available for any given company; in the case of the AXS-One data, LTM means the last twelve months ended December 31, 2008. EBITDA means earnings before interest, taxes, depreciation and amortization. In Updata’s comparative analysis, EBITDA multiples were deemed to be not meaningful (“NM”) because AXS-One’s EBITDA was negative for the LTM period and the projected 2009 period.

     Projections of AXS-One’s 2009 revenue and EBITDA were provided to Updata by AXS-One management. Analyses based on future results of the comparable companies were taken from publicly available Wall Street research analyst estimates.

     The following table presents the resulting selected valuation data:

	Low	Median	High	Implied Transaction Multiples (1)
Trading Comparables
Enterprise Value / LTM Revenue	0.4x	0.7x	1.6x	0.54x
Enterprise Value / CY 2009 Projected Revenue	0.4x	0.7x	1.1x	0.69x
Enterprise Value / CY2009 Estimated EBITDA	NM	NM	NM	NM

(1)	Based on the value implied by the merger.

     Updata noted that in general, the Implied Transaction Multiples of the merger, particularly the enterprise value to revenue multiples, were within the range of the corresponding publicly traded comparables.

     Historical Transactions Analysis. Updata compared certain of the Implied Transaction Multiples of the merger to the corresponding enterprise value to LTM revenues multiples in 45 precedent merger and acquisition transactions announced since March 1, 2008. The precedent transactions reviewed involved the acquisition of small cap software companies with implied deal enterprise values at announcement of less than $100 million. Enterprise value was calculated as the offer value for the respective target company, plus that company’s short term and long term debt obligations, less its cash, cash equivalents and short-term investments. Financial data regarding historical transactions was taken from SEC filings, press releases, institutional research and other publicly available sources. Updata analyzed the low, median, mean and high values for these transactions. The following table presents the resulting selected transaction multiples:

	Low	Median	High	Implied Transaction Multiples (1)
Enterprise Value / LTM Revenue	0.1x	1.2x	6.5x	0.54x
Enterprise Value / LTM EBITDA	4.7x	7.6x	20.7x	NM

(1)	Based on the value implied by the Merger.

     Updata noted that the enterprise value to LTM revenue multiple implied by the proposed merger was within the range of the selected historical precedent transactions.

     Premiums Paid Analysis. To determine the premium/(discount) the merger represents relative to the market price of AXS-One’s shares, Updata calculated the percent difference between (i) the closing price of AXS-One stock 1, 5 and 30 days prior to the date the opinion was delivered and (ii) the price per AXS-One share implied by the merger (i.e. $0.0492 per share). These results are shown in the table below:

	Implied Price	Closing Price of	Premium /
	per share of	AXS-One	(Discount) Implied
	the merger	Common	by the merger
1 Trading Day Prior	$0.0492	$0.0700	(29.8%)
5 Trading Days Prior	$0.0492	$0.0680	(27.7%)
30 Trading Days Prior	$0.0492	$0.0550	(10.6%)

     Updata then compared the 1, 5, and 30 prior day discounts implied by the merger with the corresponding range of premium/(discounts) observed in other precedent M&A transactions that Updata deemed to be comparable to the merger. Two groups of precedent transactions were used for this comparison; the first group was made up of 32 small-cap (i.e., < $100 million enterprise value transactions) transactions involving software company targets that were announced between March 1, 2008 and April 6, 2009. The chart below shows the results of this comparison to this group of 32 precedent transactions.

Group 1 Transactions	Premium/(Discounts) of			Discount implied by
	Precedent Transactions			the merger
	Low	Median	High
1 Trading Day Prior	(27.4%)	36.3%	220.5%	(29.8%)
5 Trading Days Prior	(27.4%)	31.7%	184.0%	(27.7%)
30 Trading Days Prior	(27.4%)	54.8%	233.3%	(10.6%)

     The second group of precedent transactions used for comparison was made up of 31 small-cap (i.e., < $100 million enterprise value transactions) transactions involving software company targets and where the offer price per share represented a discount to the prevailing market price of such target. These 31 transactions were announced over the period from January 8, 2001 through September 8, 2008 and the results of the comparison are shown in the chart below:

Group 2 Transactions	Premium/(Discounts) of			Discount implied by
	Precedent Transactions			the merger
	Low	Median	High
1 Trading Day Prior	(95.0%)	(26.0%)	0.0%	(29.8%)
5 Trading Days Prior	(95.0%)	(18.0%)	83.0%	(27.7%)
30 Trading Days Prior	(95.0%)	(27.0%)	109.0%	(10.6%)

     Updata noted that with respect to the first group of 32 precedent transactions, the discount implied by the merger was approximately at the low end of the range observed for the 1-day and 5-day prior periods while for the 30 day prior period, the discount implied by the merger was within the range of observed precedent transactions. Updata also noted that for the second group of 31 precedent transactions, the discount implied by the merger was within the range of the observed premium/(discounts) of the precedent transactions and that there is a meaningful number of such precedent transactions for which the announced offer price is a discount to the prevailing market price. Finally, Updata noted that given the general illiquidity in the trading of AXS-One’s common shares, the share price as reported on the OTC Bulletin Board is subject to wide fluctuation and may be unusually influenced by relatively small trading volumes.

     Accretion/Dilution Analysis. Updata analyzed the expected pro forma impact of the merger on Unify’s projected fiscal year 2010 (ended April 30, 2010) financial results, particularly earnings per share. For purposes of this analysis, the transaction was assumed to close on May 1, 2009. Updata analyzed the pro forma impact to Unify’s results under two scenarios. In the first scenario, Updata relied on financial projections for Unify’s fiscal year ended April 30, 2010 provided by Unify’s senior management, and upon AXS-One’s “Low Case” financial projections for its 4 calendar quarters ended March 31, 2010 provided by its senior management. In the second scenario, Updata relied on financial projections for Unify’s fiscal year ended April 30, 2010 provided by Unify’s senior management, and upon AXS-One’s “No-Growth Case” financial projections for its 4 calendar quarters ended March 31, 2010 provided by its senior management. In both scenarios, Updata relied on projected potential cost benefits to be realized upon the merger as provided by AXS-One’s senior management.

     Using the AXS-One Low Case plan and the projected cost benefits, the analysis indicated that the merger would be approximately 10% dilutive to Unify’s earnings per share for its fiscal year ended April 30, 2010. Under the second scenario, using AXS-One’s No Growth plan and projected cost benefits, the analysis indicated the merger would be approximately 25% accretive to Unify’s earnings per share for its fiscal year end April 30, 2010.

     Relative Contribution Analysis. Updata analyzed the relative amount of revenue, EBITDA, operating income and Net Income that each of AXS-One and Unify expect to contribute to the combined company on a pro forma basis for the 12 month period ending April 30, 2010. For this analysis, AXS-One’s “Low Case” financial projections were assumed and the projected cost benefits were attributed to AXS-One’s contribution of EBITDA, operating income and net income. AXS-One’s percentage contribution of these four financial measures was then compared to the percent ownership that the AXS-One stockholders and convertible debt holders would have in the combined company after the merger. Updata noted that AXS-One’s average contribution of revenue, operating income, EBITDA and net income was approximately 25% of the pro forma combined company – this compares to AXS-One’s pro forma ownership of approximately 26% among its stockholders and convertible debt holders.

     Liquidation Analysis. Updata reviewed a liquidation analysis of the Company provided by AXS-One management showing how the assets and liabilities of the Company could potentially be liquidated in an orderly fashion; likely through a bankruptcy procedure. The analysis assumes the Company’s operations would be terminated, assets liquidated, liabilities repaid (to the extent possible) and the remainder, if any, available for distribution to the common stockholders. Based on a range of assumptions, including a range of assumed values for which AXS-One could sell its software operating assets in a bankruptcy proceeding, the analysis indicates that there would be insufficient assets, net of liabilities, to provide for any distribution of value to the common stockholders. Updata noted that the merger provided AXS-One stockholders a greater outcome, $0.049 per share.

     Other Alternatives Available to the Company. Updata also considered AXS-One’s ability to remain an independent public company in its current form. Based on a number of factors including but not limited to AXS-One’s (i) history of quarterly losses, (ii) negative working capital balance, and (iii) pending maturities of its convertible debt obligations; coupled with its inability to raise funding for operations and its receipt of a “going concern” opinion by its Auditor in connection with the fiscal 2008 audit, Updata noted that the ability for AXS-One to remain independent carried very significant risks, may not be feasible, and could lead to a liquidation of AXS-One’s assets and liabilities.

     Conclusion. The summary set forth above does not purport to be a comprehensive description of all the analyses and factors considered by Updata. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Updata considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Updata believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. The conclusions reached by Updata may involve significant elements of subjective judgment and qualitative analysis. The ranges of valuations resulting from any particular analysis described above should not be taken to be Updata’s view of the actual value of AXS-One or Unify. In performing its analyses, Updata considered general economic, market and financial conditions and other matters, many of which are beyond the control of AXS-One and Unify. The analyses supplied by Updata and its opinion were among several factors taken into consideration by AXS-One’s board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

     Pursuant to the engagement letter with Updata dated February 6, 2007, AXS-One agreed to pay Updata a fee of $100,000 for the fairness opinion rendered to AXS-One’s board of directors, plus reimbursement of its reasonable out-of-pocket expenses, including attorney’s fees and expenses. Such payments were not contingent upon the closing of the merger. In addition, such payments were not contingent upon the determination that the exchange ratio was fair, from a financial point of view, to AXS-One’s stockholders. The February 6, 2007 engagement letter also engaged Updata to provide financial advisory services to AXS-One in connection with a sale or merger, and AXS-One agreed to pay a fee in connection therewith, most of which is contingent upon consummation of the merger. AXS-One also agreed to reimburse Updata for reasonable out-of-pocket expenses associated with its advisory services, including attorney’s fees and expenses, and to indemnify and hold harmless Updata and its affiliates and the partners, directors, agents and employees of Updata and of its affiliates for losses, claims, damages and liabilities relating to or arising out of services provided by Updata as AXS-One’s financial advisor. The terms of the fee arrangement with Updata, which AXS-One and Updata believe are customary in transactions of this nature, were negotiated at arm’s-length.

Interests of Unify Directors and Executive Officers in the Merger

     To the knowledge of Unify no director or executive officer of Unify, nor any of their affiliates, have any interests in the Merger that differ from, or are in addition to, their interests as Unify stockholders. As of the record date for the Unify special meeting, the directors and executive officers of Unify, together with their affiliates, owned in the aggregate approximately 3,377,204 shares of Unify common stock, entitling them to exercise approximately 45% of the voting power of the Unify common stock at the Unify special meeting. Unify cannot complete the Merger unless the issuance of the shares of Unify common stock and warrants to purchase shares of Unify common stock in connection with the Merger is approved by the affirmative vote of the holders of a majority of the shares of Unify common stock voting at the Unify special meeting.

     Certain current Unify board members and executive officers, and their affiliates, have entered into stockholder agreements under which these individuals and entities have agreed to vote shares of Unify common stock owned by them in favor of the issuance of the Unify shares required to consummate the Merger, and under which these stockholders have granted to AXS-One an irrevocable proxy appointing AXS-One such stockholder’s lawful proxy and attorney-in-fact to vote at any meeting of Unify stockholders called for purposes of considering the Merger. For a more detailed discussion of the voting agreement see the section entitled “Certain Agreements Related to the Merger — Unify Stockholder Agreements” in this joint proxy statement/prospectus.

     In addition, as of the record date for the Unify special meeting, the directors and executive officers of Unify, together with their affiliates, held in the aggregate options and warrants to purchase approximately 1,272,582 shares of Unify common stock. These options and warrants and any shares of Unify common stock issued after the record date will not be entitled to vote at the Unify special meeting.

Interests of AXS-One Directors and Executive Officers in the Merger

     In considering the recommendation of the AXS-One board of directors with respect to adopting the Merger Agreement, AXS-One stockholders should be aware that members of the AXS-One Board of Directors and each of the executive officers of AXS-One have interests in the Merger that may be different from, or in addition to, interests they may have as AXS-One stockholders. The AXS-One board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decision to approve the Merger Agreement and the Merger, and to recommend that the AXS-One stockholders approve the AXS-One proposals to be presented to the AXS-One stockholders for consideration at the AXS-One special meeting as contemplated by this joint proxy statement/prospectus.

Ownership Interests

     As of the record date for the AXS-One special meeting, the directors and executive officers of AXS-One, together with their affiliates, owned in the aggregate approximately 17,672,224 of the shares of AXS-One common stock, entitling them to exercise approximately 43% of the voting power of the AXS-One common stock at the AXS-One special meeting. AXS-One cannot complete the Merger unless the Merger is approved by the affirmative vote of the holders of a majority of the outstanding AXS-One common stock as of the record date for the AXS-One special meeting. Certain of AXS-One directors and executive officers, and their affiliates, have entered into stockholder agreements in connection with the Merger and have granted irrevocable proxies appointing Unify their lawful proxy and attorney-in-fact to vote at any meeting of AXS-One stockholders called for purposes of considering whether to approve the Merger and Merger Agreement. For a more detailed discussion of the stockholder agreement see the section entitled “Certain Agreements Related to the Merger — AXS-One Stockholder Agreements” in this joint proxy statement/prospectus.

     In addition, as of the record date for the AXS-One special meeting, the directors and executive officers of AXS-One, together with their affiliates, held in the aggregate convertible debt in the amount of approximately $13.1 million, including accrued interest, and options and warrants to purchase approximately 11,400,000 shares of AXS-One common stock. The convertible debt, options and warrants and any shares of AXS-One common stock issued upon the exercise thereof after the record date will not be entitled to vote at the AXS-One special meeting.

Change In Control Agreements and Management Earn-Out

     Each of William Lyons, Joseph Dwyer and Philip Rugani (each, a “Management Member”) has an employment agreement which entitles him to certain severance benefits in event of his involuntary separation from service without cause in connection with or subsequent to a change in control of AXS-One. Each Management Member has agreed to amend his employment agreement to, among other things, reduce the base amount of severance to be paid in the event of a termination after a change of control. Each Management Member will also participate in an earnout program that would pay Management Members an aggregate of 171,250 shares of Unify common stock, after the note holders have received 2,580,000 shares of Unify common stock pursuant to the note holder earn-out, based on a factor of .35 shares of Unify common stock for each $1.00 of net license revenue over $2.0 million recorded with respect to the AXS-One product suite during the period from the Efective Time to July 31, 2010.

Exchange of Convertible Notes

     At the Effective Time of the Merger, convertible notes of AXS-One in the aggregate amount of approximately $13.1 million, including accrued interest, will be exchanged for approximately 2.1 million shares of Unify common stock. The note holders will also receive additional shares of Unify common stock based on the sales of AXS-One’s product offerings from the Effective Time to July 31, 2010. For net license revenues over $2.0 million related to these product offerings, the note holders will receive an additional .35 shares of Unify common stock for each $1.00 of net license revenue. Affiliates, directors and executive officers of AXS-One will receive 100 % of the 2.1 million shares and the earnout.

Working Capital Incentive Program

     On May 11, 2009, the Compensation Committee of the Board of Directors of AXS-One implemented a Working Capital Incentive Program (the “Program”) for six employees of AXS-One, including William P. Lyons, Chairman and Chief Executive Officer, Joseph P. Dwyer, Executive Vice President, Chief Financial Officer and Treasurer, and Philip L. Rugani, Executive Vice President, Field Operations.  The Program, which is effective as of April 30, 2009, has been formulated as an incentive for management to improve AXS-One’s working capital position in connection with the Merger.  Under the Program, participants will receive a bonus based on improvement in working capital over negative $2.5 million as of the closing date of the Merger.  For each dollar of working capital improvement in excess of negative $2.5 million, 30% of such improvement will be allocated to a bonus pool to be distributed to Program participants.  Working capital for this purpose is as defined in the Agreement and Plan of Merger.  Additionally, working capital for this purpose will be calculated after appropriate accruals for any liability or payment to the AXS-One management team for the recapture of salary reductions pursuant to their current employment agreements, after appropriate accruals for any liability or payment made in connection with management’s current bonus plans which are tied to the achievement of positive EBITDA, and after accrual for any bonuses earned under the Program.  Of the total bonus pool pursuant to the Program, the percentages thereof payable to the executive officers are as follows: Mr. Lyons – 30.49%; Mr. Dwyer – 22.86%; and Mr. Rugani – 25.41%.  Any such bonus will be paid within 15 days after the determination of the working capital pool amounts, but in no event later than 45 days after the closing of the Unify merger. In the event that the Unify merger is not completed, no payments will be made under the Program.

Appointment to Unify Board of Directors

     Unify has agreed to appoint Harold Copperman, a current AXS-One director and holder of convertible notes of AXS-One in the aggregate principal amount of $700,000, or another individual acceptable to the holders of the AXS-One convertible notes and the nominating committee of the board of directors of Unify, to its board of directors following the Effective Time of the Merger. Unify currently anticipates appointing this director immediately after the Effective Time of the Merger, and slating this director for reelection at Unify’s next annual meeting of stockholders.

Indemnification of AXS-One Officers and Directors

     The Merger Agreement provides that Unify will indemnify current or former directors, officers or employees of AXS-One in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person such person is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of AXS-One or any of its predecessors or (ii) the Merger Agreement or any of the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time of the Merger. It further provides that after the Merger, Unify shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the certificate of incorporation and bylaws of AXS-One as in effect immediately prior to the Merger, each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses).

     The Merger Agreement provides for AXS-One to purchase directors’ and officers’ liability insurance coverage for seven (7) years after the Merger, provided that the tail policy’s premium shall not exceed $125,000.

Merger Consideration

     In the Merger each share of AXS-One common stock (other than shares owned by AXS-One, UCAC or Unify) shall by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive 0.019442 shares of Unify common stock. All AXS-One shares so converted shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any shares of AXS-One common stock shall thereafter cease to have any rights with respect to such shares, except the right to receive shares of Unify common stock in exchange for the AXS-One shares, and cash in lieu of any fractional shares of Unify common stock that would be issued. The ratio of AXS-One shares per share of Unify common stock is referred to as the “Exchange Ratio.” AXS-One shares for which appraisal rights are exercised shall be converted into the right to receive payment from Unify with respect thereto in accordance with the provisions of the Delaware General Corporation Law.

Treatment of Options and Warrants

Treatment of Options

     Each option to purchase AXS-One shares outstanding immediately prior to the Merger shall, by virtue of the Merger and in accordance with the applicable AXS-One option plans, be cancelled prior to the Effective Time of the Merger in exchange for the right to receive an amount, if any, in cash equal to (i) the change in control price of the shares of AXS-One common stock covered by such option, less (ii) the exercise price of such option. “Change in control price” means the higher of: (i) the highest price per share paid in connection with the merger or (ii) the highest trading price of AXS-One common stock during the sixty (60) day period immediately preceeding the Effective Time of the Merger. All AXS-One option plans and outstanding options will be cancelled as of the Merger. As of April 16, 2009, AXS-One had outstanding options to purchase 3,514,751 shares of AXS-One common stock, with exercise prices ranging from $0.06 to $6.00.

Treatment of Warrants

     Each outstanding warrant to purchase shares of AXS-One common stock shall be assumed by Unify and each such assumed warrant shall be converted into and represent a warrant to purchase the number of shares of Unify common stock determined by multiplying the number of AXS-One shares subject to such warrant by the Exchange Ratio, at an exercise price per share of Unify common stock of $0.01.

Treatment of Convertible Notes

     AXS-One has outstanding convertible notes under which it owes the holders of such notes $13.1 million. At the Effective Time of the Merger, the holders of these notes have agreed to exchange the convertible notes for 2.1 million shares of Unify common stock. Holders of AXS-One convertible notes will receive approximately 68% of the shares of Unify common stock issued in connection with the Merger, and will own approximately 20% of Unify’s issued and outstanding common stock after the Merger is completed. The note holders will also receive additional shares of Unify common stock based on the sales of AXS-One’s product offerings between the Effective Time and July 31, 2010. For net license revenues over $2.0 million related to these product offerings, the note holders will receive an additional .35 shares of Unify common stock for each $1.00 of net license revenue. The form of Note Exchange Agreement between Unify and the AXS-One note holders is attached hereto as Annex B.

Letter of Transmittal; Exchange of Shares

     On or prior to the closing date of the Merger, Unify shall make available to American Stock Transfer & Trust (the “exchange agent”), for the benefit of the holders of AXS-One common stock and convertible notes, a sufficient number of certificates representing Unify shares to affect the delivery of the aggregate consideration in Unify shares and cash for any fractional shares. The exchange agent will deliver shares of Unify common stock and cash in lieu of fractional shares to the AXS-One common stock and convertible note holders.

     Promptly after the Merger, the exchange agent will mail to each AXS-One stock holder of record (i) a form of letter of transmittal and (ii) instructions for use in effecting the surrender of the AXS-One stock certificates for payment therefor. Upon surrender of AXS-One stock certificates for cancellation to the exchange agent, together with such letter of transmittal duly executed and any other required documents, the holder of such certificates will be entitled to receive for each of the AXS-One shares, represented by such certificates, 0.019442 shares of Unify common stock and the AXS-One stock certificates so surrendered shall be canceled. Until surrendered, the AXS-One stock certificates shall represent solely the right to receive the shares of Unify common stock and cash in lieu of fractional shares allocable to such certificates.

     The transmittal letter will set out the terms and conditions under which Unify shares may be issued in the name of a person or entity other than the holder of record of the AXS-One common stock surrendered for cancellation, and the procedures for replacing lost, stolen or destroyed AXS-One stock certificates.

     No fractional Unify shares will be issued in the Merger. Each holder of AXS-One shares shall be entitled to receive in lieu of any fractional Unify shares a cash payment in an amount equal to the product of (i) the fractional interest of a Unify share to which such holder otherwise would have been entitled and (ii) the closing price of a Unify share on the NASDAQ Capital Market on the trading day immediately prior to the Effective Time of the Merger.

     Unify, or the exchange agent, will use a separate transmittal letter for the exchange of Unify common stock for AXS-One convertible notes, and a separate transmittal letter for the exchange of AXS-One warrants for Unify warrants.

     Subject to applicable law, after one year any unexchanged stock or cash to be paid for fractional shares that has not been claimed shall be returned to Unify, and any former AXS-One stockholder shall thereafter look only to Unify for payment of their applicable claim for the Merger consideration.

     After the Merger, AXS-One’s transfer books will be closed and there will be no further transfers of any shares of AXS-One’s common stock that were outstanding immediately prior to the Effective Time, and each holder of a certificate representing any shares of AXS-One common stock or warrants to purchase shares of AXS-One common stock will no longer have any rights with respect to such shares or warrants, except for the right to receive, for each share or warrant represented by the certificate, the applicable merger consideration or warrants to purchase shares of Unify common stock as described above.

Appraisal Rights

Rights of Unify Stockholders

     Unify stockholders are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Merger.

Rights of AXS-One Stockholders

     AXS-One is a Delaware corporation and under Delaware law, AXS-One stockholders have the right to dissent from the merger and receive payment in cash for the fair value of AXS-One common stock, as determined by the Delaware Court of Chancery. This right is often referred to as appraisal or dissenters’ rights. Appraisal rights are governed by Section 262 of the Delaware General Corporation Law, and strict compliance with the statutory procedures of Section 262 is required of stockholders in order to perfect their appraisal rights.

     The following is a brief summary of the material provisions of the statutory procedural requirements to be followed by a AXS-One stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights under Section 262. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of which is attached to this joint proxy statement/ prospectus as Annex D. The following summary of Section 262 does not constitute any legal or other advice, nor does it constitute a recommendation that AXS-One stockholders exercise their appraisal rights. Should you wish to exercise your appraisal rights, you should carefully review the text of Section 262 contained in Annex D. Failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

     Under Section 262, stockholders as of the record date must be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. This notice must be accompanied by a copy of Section 262. This joint proxy statement/prospectus, including Annex D, constitutes AXS-One’s notice to its stockholders regarding the availability of appraisal rights in connection with the merger in compliance with Section 262.

     If you as an AXS-One stockholder elect to exercise your dissenters’ rights and demand appraisal of your shares, you must satisfy each of the following conditions:

     1. Before the vote is taken on the merger agreement at the AXS-One special meeting, you must deliver to AXS-One a written demand for appraisal of your shares. The requirement that you make written demand for appraisal is in addition to and separate from any proxy or vote abstaining from or voting against the merger. Under Section 262, voting against or failing to vote for the merger itself does not constitute a demand for appraisal.

     2. You must not vote in favor of the merger by proxy or in person. A vote in favor of the merger, whether by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demand for appraisal.

     3. You must be the record holder of the shares of AXS-One common stock on the date the written demand for appraisal is made and continue to hold the shares as record holder through the completion of the merger.

     If you fail to comply with any of these conditions, and the Merger is completed, you will be entitled to receive the shares of Unify common stock and cash in lieu of fractional shares, if any, for your shares of AXS-One common stock as provided for in the Merger Agreement, but will have no appraisal rights with respect to your shares of AXS-One common stock.

     An AXS-One stockholder who wishes to exercise his, her or its appraisal rights and who votes by proxy must vote against the Merger, or abstain from voting on the Merger. A proxy that is signed but does not contain voting instructions will, unless revoked, be voted in favor of the Merger, and will constitute a waiver of the stockholder’s appraisal rights and will nullify any previously delivered written demand for appraisal.

     All demands for appraisal should be delivered before the vote on the Merger is taken at the AXS-One special meeting to the following address: AXS-One, Attention: Secretary, 301 Route 17 North, Rutherford, New Jersey, 07070, and should be executed by, or on behalf of, the record holder of the shares of AXS-One common stock. Any demand must reasonably inform AXS-One of the identity of the stockholder and the stockholder’s intention to demand appraisal of his, her or its shares, and should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name for which the stockholder is demanding appraisal.

     Under Section 262, a stockholder’s demand for appraisal must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made the beneficial owner if he or she does not also hold the shares of record. In such cases, the beneficial holder must have the record owner submit the required demand with respect to such shares.

     If the AXS-One shares for which appraisal rights are demanded are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of demand for appraisal should be made in such capacity. If more than one person owns the shares of record, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for an AXS-One stockholder of record. In order for such demand to be effective, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner(s). A record owner who holds shares as a nominee for others, such as a broker, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. The written demand in such case should state the number of shares as to which appraisal is demanded. In the case of demand where no number of shares is expressly stated, the demand will be presumed to cover all shares held in the name of such record owner.

     If you wish to exercise appraisal rights and you hold your shares of AXS-One common stock in a brokerage or bank account or in other nominee form, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for such nominee to make demand.

     Within 10 days after the effective date of the Merger, AXS-One must give written notice of the date the Merger became effective to each AXS-One stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger. Within 120 days after the effective date of the Merger, either AXS-One or any AXS-One stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery to demand a determination of the fair value of the shares held by all AXS-One stockholders entitled to appraisal. Should any AXS-One stockholders exercise their dissenters’ rights, AXS-One has no obligation to file such a petition and has no present intention to do so. Therefore, the failure of a AXS-One stockholder to file such a petition under Section 262 could nullify such stockholder’s previous written demand for appraisal.

     Any AXS-One stockholder who has demanded an appraisal has the right to withdraw the demand at any time within 60 days after the effective date of the Merger and to accept the shares of Unify common stock and cash in lieu of fractional shares, if any, specified by the Merger Agreement for his or her shares of AXS-One common stock. An AXS-One stockholder’s attempt to withdraw an appraisal demand more than 60 days after the effective date of the Merger will require the written approval of AXS-One. Within 120 days after the effective date of the Merger, any AXS-One stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of AXS-One common stock not voted in favor of the merger, and the aggregate number of shares for which demands for appraisal have been received, and the aggregate number of holders of such shares. Such statement must be mailed to the AXS-One stockholder exercising appraisal rights within ten days after a written request has been received by AXS-One or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. If an AXS-One stockholder duly files a petition for appraisal and delivers a copy of the petition to AXS-One, AXS-One will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all AXS-One stockholders who have demanded an appraisal of their shares. After providing notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those AXS-One stockholders who have complied with Section 262 and who are become entitled to appraisal rights. Under Section 262, the Chancery Court may require the AXS-One stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If the Chancery Court so requires and if any AXS-One stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings with respect to such stockholder.

     After determination of the AXS-One stockholders, if any, entitled to appraisal of their shares of AXS-One common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. The Chancery Court is required to take into account all relevant factors in determining fair value of the shares. You should be aware that the fair value of your AXS-One shares as determined by the Chancery Court under Section 262 could be greater, the same, or less than the value that you are entitled to receive for your AXS-One shares pursuant to the merger agreement. After determining the value of such shares and upon surrender by the holders of the certificates representing such shares, the Chancery Court will direct the payment of such value to the holders, with interest thereon accrued during the pendency of the proceeding, if any, as determined by the Chancery Court.

     The Chancery Court may impose the costs of the appraisal proceeding upon AXS-One and the AXS-One stockholders participating in the appraisal proceeding as the Chancery Court deems equitable under the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any AXS-One stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all AXS-One shares entitled to appraisal. After the effective date of the merger, any AXS-One stockholder who had demanded appraisal rights will not be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the appraisal rights of such stockholder will cease and such stockholder will be entitled to receive the shares of Unify common stock and cash in lieu of fractional shares, if any, for shares of his or her AXS-One common stock pursuant to the merger agreement. Any AXS-One stockholder’s withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of AXS-One. In order to be effective, such request for withdrawal must be made within 120 days after the effective date of the merger.

     An AXS-One stockholder’s failure to take any required step in exercising appraisal rights under Section 262 may result in the termination or waiver of such appraisal rights. Given the complexity of Section 262, and the strict compliance required by its provisions, AXS-One stockholders who wish to pursue their appraisal rights under Section 262 should consult their legal advisors.

     The Merger Agreement provides that Unify will not be required to complete the Merger if appraisal rights have been exercised with respect to more than 10% of all outstanding AXS-One common stock. As a result, exercise of appraisal rights with respect to more than 10% of the outstanding shares of AXS-One common stock could prevent the Merger from going forward. Unify is entitled to waive this requirement and permit the Merger to proceed even if more than 10% of the outstanding AXS-One common stock exercise appraisal rights.

NASDAQ Listing of Unify Shares Issued in Connection with the Merger

     Unify will use commercially reasonable efforts to cause all shares of Unify common stock to be issued in connection with the Merger and all shares of Unify common stock to be issued upon exercise of the warrants to purchase shares of Unify common stock to be listed on the NASDAQ Capital Market as of the Effective Time of the Merger.

Effective Time of the Merger

     The Merger will be completed and become effective at the time UCAC merges with and into AXS-One and the certificate of merger is filed with the Secretary of State of the State of Delaware. The parties intend to complete the Merger as soon as practicable following the approval and adoption of the Merger Agreement by each of the AXS-One and Unify stockholders, and the satisfaction or waiver of the conditions to closing of the Merger set forth in the Merger Agreement. The parties to the Merger Agreement currently anticipate that the Merger will be completed sometime in the second calendar quarter of 2009. However, because the Merger is subject to a number of conditions, the exact timing of the completion of the Merger cannot be determined with any certainty, if it is completed at all.

The Board of Directors and Management of Unify and AXS-One Following the Merger

     After completion of the Merger, the Unify board of directors will consist of seven directors, including Harold Copperman, who is expected to join Unify’s board of directors immediately after the Effective Time of the Merger, filling an existing vacancy on the board. Unify currently anticipates that the following individuals will serve as its board of directors immediately following completion of the Merger:

Name	Age	Position
Steven D. Whiteman	58	Chairman of the Board
Robert Bozeman	60	Director
Richard M. Brooks	55	Director and Audit Committee Chair
Robert J. Majteles	44	Director
Tery R. Larrew	54	Director
Todd E. Wille	46	President and Chief Executive Officer
Harold D. Copperman	62	Director

     Upon completion of the Merger, Unify’s officers will remain as they existed prior to the Merger and no new officers are expected to be named.

     As a result of the Merger, AXS-One will be a wholly-owned subsidiary of Unify. AXS-One’s sole director will be Todd Wille, and Todd Wille will be its sole officer.

Ownership of Unify Following the Merger

      After the Merger, AXS-One will continue as a wholly-owned subsidiary of Unify, and AXS-One stockholders will no longer have any interest in AXS-One, but will have an equity interest in Unify, the new parent company of AXS-One’s operations. Immediately after the Merger, existing Unify stockholders are expected to own approximately 71% of the outstanding shares of Unify common stock and the former AXS-One stockholders and note holders are expected to own approximately 29% of the outstanding shares of Unify common stock. Upon attributing ownership to the former AXS-One’s stockholders of the shares of common stock that may be issued upon exercise of the warrants to purchase Unify common stock issued in the Merger, and after giving effect to the issuance of 2.1 million shares of Unify common stock to holders of AXS-One’s convertible notes, and assuming that existing Unify stockholders do not change their current stock and option holdings during such time, existing Unify stockholders and option holders would own approximately 76% of the common stock of Unify on a fully diluted basis and the former AXS-One stockholders and note holders would own approximately 24% of the common stock of Unify on a fully diluted basis.

     For detailed information regarding the beneficial ownership of certain key stockholders of the combined entity prior to and after consummation of the Merger, see the sections entitled “Principal Stockholders of Unify” and “Principal Stockholders of AXS-One” in this joint proxy statement/prospectus.

Anticipated Accounting Treatment

     Unify will account for the Merger as a purchase of the business, which means that the assets and liabilities of AXS-One will be recorded at their fair value and the results of operations of AXS-One will be included in Unify’s consolidated results from and after the Effective Time of the Merger. The acquisition method of accounting is based on Financial Accounting Standard No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). The provisions of SFAS No. 141(R) are to be applied prospectively to business combinations with acquisition dates on or after the beginning of an entity’s fiscal year that begins on or after December 15, 2008, with early adoption prohibited. Since Unify’s acquisition of AXS-One will close in fiscal year 2010, the provisions of SFAS No. 141(R) are applied.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion of material U.S. federal income tax consequences of the Merger to AXS-One stockholders and warrant holders is based on the Internal Revenue Code of 1986, as amended, the related Treasury regulations, administrative interpretations, and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the presently anticipated tax consequences of the Merger. This discussion applies only to AXS-One stockholders and warrant holders that hold their shares of AXS-One common stock and warrants to purchase shares of AXS-One common stock, and will hold any shares of Unify common stock and warrants to purchase shares of Unify common stock received in exchange therefore, as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This discussion does not address all federal income tax consequences of the Merger that may be relevant to particular AXS-One stockholders or warrant holders, including stockholders or warrant holders that are subject to special tax rules. Some examples of stockholders and warrant holders that are subject to special tax rules are: dealers in securities; financial institutions; insurance companies; tax-exempt organizations; holders of shares of AXS-One common stock or warrants to purchase shares of AXS-One common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction; holders who have a “functional currency” other than the U.S. dollar; holders who are foreign persons; holders who own their shares or warrants indirectly through partnerships, trusts or other entities that may be subject to special treatment; and stockholders or warrant holders who acquired their shares of AXS-One common stock or warrants as compensation.

     Federal Income Tax Treatment of the Merger. The Merger is intended to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code. The discussion immediately below— "Federal Income Tax Consequences to AXS-One Stockholders"— assumes that the Merger will qualify as a reorganization.

     Federal Income Tax Consequences to AXS-One Stockholders. Provided that the Merger qualifies as a reorganization, then for federal income tax purposes, subject to the assumptions, limitations and qualifications referred to herein:

     • An AXS-One stockholder or warrant holder who exchanges all of his, her or its AXS-One stock or warrants solely for shares of Unify common stock or warrants pursuant to the Merger Agreement will not recognize any gain or loss upon such exchange.

     • An AXS-One stockholder will have a tax basis in the Unify common stock received in the Merger (including any fractional share of Unify common stock deemed to be received and then redeemed for cash, as described below) equal to (1) the aggregate tax basis of the AXS-One stock surrendered by that holder in the Merger, less (2) any cash received instead of a fractional share of Unify common stock, plus (3) any gain recognized in the Merger.

     • A cash payment received by an AXS-One stockholder in lieu of a fractional share of Unify common stock will be treated as if that fractional share had been issued in the Merger and then redeemed by Unify. An AXS-One stockholder receiving that cash will generally recognize capital gain or loss upon this payment, equal to the difference, if any, between that AXS-One stockholder's tax basis in the fractional share and the amount of cash received.

     • The holding period for shares of Unify common stock received in exchange for AXS-One common stock in the Merger will include the holding period for the AXS-One stock surrendered in the Merger.

     Federal Income Tax Consequences to Unify Stockholders. For federal income tax purposes, holders of Unify common stock will not recognize gain or loss on their divine common stock as a result of the Unify merger.

     This discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction. AXS-ONE STOCKHOLDERS AND WARRANT HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement. This summary does not purport to describe all the terms of the Merger Agreement and is qualified by reference to the complete Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference. You should read the Merger Agreement in its entirety, as it represents the legal document governing the Merger.

The Merger

     Pursuant to the Merger Agreement, UCAC, Inc., a wholly-owned subsidiary of Unify, will merge with and into AXS-One. AXS-One will survive the Merger and, as a result, will become a wholly-owned subsidiary of Unify. The directors and officers of UCAC at the Effective Time of the Merger shall be the initial directors and officers of the surviving corporation. The certificate of incorporation and bylaws of UCAC as in effect immediately prior to the Effective Time of the Merger shall be the certificate of incorporation and by-laws of the surviving corporation, until thereafter amended. The Merger is intended to constitute a reorganization for federal income tax purposes.

Timing of Closing and Effective Time

     The closing of the Merger will take place on the second business day after satisfaction or waiver of all the conditions to the Merger (except for those conditions to be satisfied at closing), unless another time or date is agreed to by the parties.

     Unify and AXS-One cannot assure you when, or if, all the conditions to completion of the Merger will be satisfied or waived or that the Merger will not be terminated. See “Conditions To The Merger” and “Termination.” The parties intend to complete the Merger as promptly as practicable, subject to the approval and adoption of the Merger Agreement by the AXS-One and Unify stockholders and receipt of all requisite regulatory approvals.

     The Merger will be completed and become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later date or time as specified in the certificate of merger. (the “Effective Time of the Merger”).

Merger Consideration

     Stock Payment

     At the completion of the Merger, holders of AXS-One common stock issued and outstanding prior to the completion of the Merger will have the right to receive 0. 019442 shares of Unify common stock for each share of AXS-One common stock.

     Common Stock Options, Warrants and Convertible Notes

     Each option to purchase AXS-One shares of common stock outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and in accordance with the applicable AXS-One option plans, be cancelled prior to the Effective Time of the Merger in exchange for the right to receive an amount, if any, in cash equal to (i) the Change in Control Price of the shares of AXS-One common stock covered by such option, less (ii) the exercise price of such option. The term “Change in Control Price” means the higher of (A) the highest price per share of AXS-One common stock paid in connection with the Merger or (B) the highest fair market value per share of AXS-One common stock at any time during the sixty-day period immediately preceding the Effective Time of the Merger. All AXS-One option plans will be cancelled as of the Effective Time of the Merger. As of April 16, 2009, AXS-One had outstanding options to purchase 3,514,751 shares of AXS-One common stock, with exercise prices ranging from $0.06 to $6.00.

     Each outstanding warrant to purchase shares of AXS-One common stock shall be assumed by Unify and each such assumed warrant shall be converted into and represent a warrant to purchase the number of shares of Unify common stock (in substantially the same form as the corresponding AXS-One warrant) determined by multiplying the number of AXS-One shares of common stock subject to such warrant by the ratio of shares of AXS-One common stock per share of Unify common stock (the “Exchange Ratio”), at an exercise price per share of Unify common stock of $0.01.

     AXS-One has outstanding convertible notes under which it owes the holders of such notes $13.1 million. At the Effective Time of the Merger, such notes will be exchanged for approximately 2.1 million shares of Unify common stock. Holders of AXS-One convertible notes will receive approximately 68% of the shares of Unify common stock issued in connection with the Merger, and will own approximately 20% of Unify’s issued and outstanding common stock after the Merger is completed. The form of Note Exchange Agreement is attached hereto as Annex B.

Exchange Procedures

     Exchange Agent

     Unify has appointed American Stock Transfer and Trust Company (the “Exchange Agent”) to serve as exchange and payment agent to handle the exchange of AXS-One certificates and convertible notes for Unify common stock. On or prior to the Closing Date, Unify will cause to be deposited with the Exchange Agent a sufficient number of certificates representing whole shares of Unify common stock to make all deliveries required under the Merger Agreement.

     Payment Procedures

     Promptly after the Effective Time of the Merger the Exchange Agent will mail to each former AXS-One common stockholder a (i) form of letter of transmittal and (ii) instructions explaining the procedure for surrendering AXS-One stock certificates for payment therefor.

     You should not surrender your stock certificates for exchange until you received a letter of transmittal and instructions from the Exchange Agent.

      Upon delivery to the Exchange Agent of the AXS-One certificates, along with the properly completed letter of transmittal duly executed and any other required documents, the Exchange Agent will deliver to the holder:

  a stock certificate representing the number of whole shares of Unify common stock such holder has a right to receive pursuant to the Merger Agreement; and

  cash in lieu of any fractional shares required to be delivered pursuant to the Merger Agreement.

     At the time of the completion of the Merger, all shares of AXS-One common stock and options and warrants to purchase shares of AXS-One common stock will be cancelled, and all such shares and options and warrants will cease to have any rights except the right to receive the merger consideration, including the substituted Unify warrants. No interest will be paid or accrued on any amount payable to holders of AXS-One common stock. In addition, no holder of AXS-One common shares, options, or warrants will receive any dividends or other distributions nor will they be permitted to exercise any voting rights with respect to Unify common stock to which the holder may be entitled, until such holder surrenders the certificates representing its shares of AXS-One common stock or warrants to the Exchange Agent with a properly executed letter of transmittal.

     If any AXS-One stock certificate shall have been lost, stolen, or destroyed, Unify may, in its discretion, require the owner of such lost, stolen, or destroyed certificate to deliver an agreement to indemnify Unify, AXS-One and the Exchange Agent against any claim that may be made against the Exchange Agent, Unify, or AXS-One with respect to such certificate.

     Unify stockholders will not exchange their certificates representing common stock.

Representations and Warranties

     The Merger Agreement contains a number of representations and warranties made by AXS-One to Unify and UCAC, and by Unify and UCAC to AXS-One. Some of these representations and warranties are qualified as to materiality, knowledge, or the disclosure made by Unify or AXS-One in certain of their respective filings with the SEC. The representations and warranties made by AXS-One include, but are not limited to, those regarding:

  capitalization;

  corporate organization and good standing;

  corporate power and authority to enter into the Merger Agreement and, subject to receipt of AXS-One stockholder approval, to consummate the transactions contemplated thereby;

  absence of violation or breach of its corporate governance documents, certain contracts and agreements and laws at the time of the Merger;

  accuracy of certain financial statements and compliance with the filing requirements of the SEC;

  no material change in AXS-One’s accounting principals, methods or policies except as required by concurrent changes in generally accepted accounting principals;

  the absence of broker’s fees, other than those specified in the Merger Agreement;

  the existence of legal proceedings;

  material indebtedness, obligations, and liabilities;

  tax matters;

  AXS-One’s employee benefit plans;

  certain AXS-One contracts and AXS-One’s property and assets, including intellectual property;

  compliance with laws, including environmental laws and the absence of unlawful payments and contributions;

  accuracy of information supplied for use in this joint proxy statement/ prospectus and the registration statement of which it is a part; and

  the receipt of a fairness opinion with respect to the consideration to be received by the holders of AXS-One common stock in the Merger.

     The representations and warranties made by Unify include, but are not limited to, those regarding:

  capitalization;

  corporate organization and good standing;

  corporate power and authority to enter into the Merger Agreement and subject to receipt of Unify stockholder approval to consummate the transactions contemplated thereby;

  the absence of broker’s fees;

  the existence of legal proceedings;

  accuracy of certain financial statements and compliance with the filing requirements of the SEC;

  no material change in Unify’s accounting principals, methods or policies except as required by concurrent changes in generally accepted accounting principals;

  the absence of any material adverse effect, or any condition, event, change, or occurrence that is reasonably likely to result in a material adverse effect;

  material indebtedness, obligations, and liabilities;

  tax matters; and

  accuracy of information supplied in the Merger Agreement or for use in this joint proxy statement/prospectus and the registration statement of which it is a part.

Covenants

     Conduct Of AXS-One’s Business Prior To Completion of The Merger

     AXS-One has agreed to certain restrictions on the manner in which it will carry on its business until either completion of the Merger or the termination of the Merger Agreement. In general, except as specifically contemplated by the Merger Agreement, or to the extent Unify consents in writing, AXS-One will conduct its business in the usual, regular and ordinary course consistent with past practices and use commercially reasonable efforts to preserve its relationship with its customers, suppliers, distributors and licensors. In addition, AXS-One has agreed that, subject to specified exceptions or the written consent of Unify, it will not, among other things:

  declare or pay dividends on, or make any distributions in respect of, its capital stock;

  make changes in its share capital, including by stock splits, combinations, and reclassifications;

  issue, deliver or sell shares of its capital stock or securities convertible into any shares of its capital stock;

  amend its certificate of incorporation; or bylaws;

  repurchase or otherwise acquire any shares of its capital stock;

  enter into any material partnership arrangements, joint development agreements or strategic alliances;

  increase compensation or grant any severance to any employee, director or officer, except as required by law or permitted under the Merger Agreement;

  incur any indebtedness, except for draw downs from the existing credit facilities in the ordinary course of business;

  dispose of any of its properties or assets, except in the ordinary course of business;

  pay, discharge or satisfy any claim, liability or obligation of AXS-One in excess of $25,000 (in any one case) or $100,000 (in the aggregate); or

  transfer or license, or amend, rights to AXS-One’s intellectual property, other than in the ordinary course of business.

     Conduct Of Unify’s Business Prior To Completion of The Merger

     Unify also has agreed to certain restrictions on the manner in which it will carry on its business until either completion of the Merger or the termination of the Merger Agreement. Unify has agreed that, subject to specified exceptions or the written consent of AXS-One, it will, among other things, not adopt a plan of liquidation dissolution; merger or consolidation; not amend Unify’s certificate of incorporation in a way that would materially adversely effect the holders of Unify common stock; and not effect or propose a transaction that would be reasonably expected to impair the ability of Unify, UCAC or AXS-One to complete the Merger at the earliest possible time.

Conditions To The Merger

     The obligations of all parties to complete the Merger are subject to the satisfaction or waiver of each of the conditions described below:

  approval and adoption of the Merger Agreement by the requisite vote of the Unify and AXS-One stock holders;

  absence of any legal restraints or prohibitions preventing the consummation of the Merger or making the Merger illegal;

  effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the absence of any stop order suspending its effectiveness;

  expiration of any applicable waiting period under any applicable anti-trust or acquisition reporting laws; and

  authorization of shares of Unify common stock issuable to the stockholders of AXS-One have been authorized for listing on the Nasdaq Capital Market.

     Additionally, unless waived by Unify, Unify’s obligations to complete the Merger are subject to a number of customary conditions, including the following:

  certain of the representations and warranties of AXS-One being true and correct in all respects, both as of the date of the Merger Agreement and the Effective Time of the Merger;

  AXS-One’s performance or compliance in all material respects of all of its covenants and agreements under the Merger Agreement as of or prior to the Effective Time of the Merger;

  each stockholder agreement in favor of Unify shall be in full force and effect;

  AXS-One’s adjusted working capital not being less than negative $1.75 million; and

  to the extent available to the holders of AXS-One common stock in connection with the Merger, holders of not more than ten (10%) of AXS-One common stock shall have exercised and not withdrawn prior to the Effective Time of the Merger dissenter’s or appraisal rights.

     Further, unless waived by AXS-One, AXS-One’s obligation to complete the Merger is subject to the satisfaction or waiver, of the following additional conditions:

  certain of the representations and warranties of Unify being true and correct in all respects, and the remaining representations and warranties being true and correct in all material respects, both as of the date of the Merger Agreement and the Effective Time of the Merger;

  Unify’s performance or compliance in all material respects of all of its covenants and agreements under the Merger Agreement, except where failure to perform would not likely have a material adverse effect; and

     each Unify stockholder shall be in full force and effect.

     Compliance with Antitrust Laws

     Unify and AXS-One have agreed to use reasonable efforts to resolve any objections asserted with respect to the Merger under antitrust law. Unify and AXS-One also agree to use reasonable best efforts to take such action as may be required by a court or governmental entity with respect to the Merger under antitrust law.

No Solicitation

     The Merger Agreement provides that during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (EST) on the date that is the earlier of (x) forty-five (45) calendar days after the date of the Merger Agreement and (y) the date of the mailing of this joint proxy statement/prospectus, AXS-One and its directors, officers, investment bankers, affiliates, representatives and agents may: (i) initiate, solicit and encourage alternative proposals to the Merger, including by way of providing access to non-public information pursuant to one or more confidentiality agreements, and (ii) participate in discussions or negotiations with respect to alternative proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations. After the end of this “go shop” period, AXS-One will not, and will not permit its directors, officers, investment bankers, affiliates, representatives or agents to:

  solicit, initiate, knowingly encourage, or otherwise facilitate any inquiries or proposals that relate to any alternative acquisition proposal; or

  participate in any discussions or negotiations regarding an alternative acquisition proposal.

     The prohibition on solicitation does not prevent AXS-One’s board, as required by its fiduciary duties, as determined by its board in good faith, and upon consultation with its outside counsel, from engaging in discussions regarding any Superior Proposal in order to be informed and make a determination with respect. The merger agreement requires AXS-One to promptly notify Unify after receiving any request for information or any proposal which could lead to an alternative acquisition proposal, indicating the identity of the potential acquirer and the principal terms and conditions of the request or proposal, and to keep Unify informed of the status and details of that request or proposal.

      “Superior Proposal” means any offer made by a third party which, if consummated, would result in such third party owning more than 50% of AXS-One’s common stock or all or substantially all of the assets of AXS-One on terms which the AXS-One board determines in good faith, based on consultation with a financial advisor, among other things, would result in a transaction more favorable to AXS-One’s stockholders than the Merger with Unify and, in the reasonable good faith judgment of the board of AXS-One after consultation with its financial advisor, is reasonably capable of being completed, taking into account all financial and legal and regulatory aspects thereof.

     Further, the prohibition on solicitation does not prevent AXS-One or its board from complying with SEC rules with regard to an alternative acquisition proposal by means of a tender offer or from making any disclosure to the AXS-One’s stockholders if AXS-One’s board determines in good faith and after consultation with AXS-One’s outside counsel, such disclosure is necessary for the AXS-One board to comply with its fiduciary duties under applicable law.

     Other Covenants

     The Merger Agreement contains certain other covenants and agreements, including covenants relating to preparation and distribution of this joint proxy statement/prospectus, public announcements, and cooperation regarding certain filings with governmental and other agencies and organizations. In addition, the Merger Agreement contains a general covenant requiring each of the parties to use its reasonable best efforts to effectuate the Merger.

     Stockholder Meetings

     Each of Unify and AXS-One has agreed to convene and hold a meeting of its stockholders as promptly as practicable after the date of the Merger Agreement to vote upon the approval of the Merger Agreement and the Merger.

     Indemnification and Insurance

     Unify and AXS-One have agreed that, to the fullest extent permitted under applicable law, after the Merger has become effective, Unify and AXS-One will indemnify and hold harmless each present and former director, officer and employee of AXS-One against all losses, costs, expenses, claims, judgments, fines, damages, or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding, or investigation based at least in part on, the fact that the indemnified party is or was a director, officer or employee of AXS-One or any of its predecessors, or the Merger Agreement. In addition, AXS-One will purchase directors’ and officers’ liability insurance for the benefit of those holding such positions in AXS-One immediately prior to Effective Time of the Merger. The coverage will last seven years after the completion of the Merger and will be similar to AXS-One’s current policy. However, AXS-One will not purchase such insurance for a premium of more than $125,000.

Termination

     The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of AXS-One’s stockholders:

  by mutual written consent of Unify and AXS-One;

  by either party if a judgment, decree or similar regulatory or judicial action prevents the closing of the Merger;

  by either party, if the Merger is not consummated by July 31, 2009, unless the failure to close by such date is due to the failure of the party seeking to terminate the Merger Agreement provided that such failure has been the principal cause of or resulting in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of the Merger Agreement;

  by either party, if the stockholders of such party do not approve the transactions contemplated by the Merger Agreement;

  by either party, if the other party has breached any representation, warranty or covenant in the Merger Agreement, if such breach has had or is likely to have a material adverse effect on the breaching party, and such breach is not cured within ten (10) days of receipt of notice by the breaching party of the breach or such breach cannot be cured prior to the Effective Time of the Merger;

  by Unify, if the board of directors of AXS-One withdraws or modifies in a manner adverse to Unify its approval or recommendation of the Merger or the Merger, fails to recommend to its stockholders the approval of the Merger Agreement, recommends an alternate acquisition, violates the “No Solicitation” covenant of the Merger Agreement; or

  if AXS-One agrees to enter into a Superior Proposal in compliance with the “Solicitation” covenant of the Merger Agreement, provided that AXS-One complies with the “Termination Fee” requirements in the Merger Agreement.

Effects of Termination

     If the Merger Agreement is terminated as described above, it will become void, without any liability or obligation on the part of Unify, UCAC or AXS-One or their respective directors, officers, or stockholders, except with respect to the treatment of confidential information, payment of expenses and fees as provided for in the Merger Agreement, to the extent that such termination results from the willful breach of a party’s representations or warranties or any of its covenants or agreements, or intentional or knowing misrepresentation in connection with the Merger Agreement or the Merger.

Termination Fee

     AXS-One will be required to pay a termination fee of $500,000 to Unify if the Merger Agreement is terminated under the following circumstances (provided that their will be no termination fee if Unify’s revenue for the fourth quarter ended April 30, 2009 is less than $4,500,000 (as calculated in accordance with GAAP)):

  if (i) an alternative acquisition proposal is made or the intention to make an alternative acquisition proposal has been made directly to AXS-One’s stockholders or is otherwise publicly announced by AXS-One, (ii) such proposal or  intention is not irrevocably and publicly withdrawn prior to the vote of the stockholders, and (iii) the Merger Agreement is then terminated by either party because the Merger has not been consummated by July 31, 2009, due to the AXS-One stockholder meeting not occurring due to such proposal or the AXS-One stockholders failing to vote in favor of the adoption of the Merger Agreement;

  AXS-One’s board withdraws its recommendation, fails to recommend to its stockholders the approval of the Merger or violates the “No Solicitation” covenant of the Merger Agreement, and Unify terminates the Merger Agreement; or

  If AXS-One agrees to enter into a Superior Proposal in compliance with the “Solicitation” provision of the Merger.

Expenses

     All costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expense, except that:

  The cost of preparing and filing the registration statement and proxy materials will be borne one-half (50%) by Unify and one-half (50%) by AXS-One;

  If AXS-One’s stockholders do not approve the Merger but AXS-One is not in breach of the Merger Agreement AXS-One shall reimburse Unify for its transaction expenses incurred in connection with the Merger; and

  If Unify’s stockholders do not approve the Merger but Unify is not in breach of the Merger Agreement, Unify shall reimburse AXS-One for its transaction expenses incurred in connection with the Merger.

Amendment, Extensions, Waivers

     Unify and AXS-One may amend the Merger Agreement in writing at any time provided that after approval of the Merger by the stockholders of AXS-One is obtained, no amendment which requires further stockholder approval shall be made without such approval of the stockholders. Any amendment must be in writing signed on behalf of each of the parties.

     At any time prior to the completion of the Merger, Unify or AXS-One may extend the time for performance of any of the obligations or other acts of the parties, waive any inaccuracies in the representations and warranties in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement of extension or waiver must be in writing.

CERTAIN AGREEMENTS RELATED TO THE MERGER

     The following summary describes the material provisions of certain agreements that have been entered into in connection with, or otherwise relate to, the Merger. Copies of these agreements are attached as Annex A and B to this joint proxy statemen/prospectus and are incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties to these agreements are governed by the express terms and conditions of such agreements, respectively, and not by this summary. This summary may not contain all of the information about these agreements that may be important to the stockholders of Unify and AXS-One, and are qualified in their entirety by reference to the complete text of these agreements. We encourage you to read these agreements carefully and in their entirety for a more complete understanding of these agreements.

AXS-One Stockholder Agreements

     In order to induce Unify to enter into the Merger Agreement, several AXS-One security holders, including members of AXS-One’s board of directors, management and their respective affiliates entered into stockholder agreements with Unify. As of the record date for the AXS-One special meeting, AXS-One stockholders that entered into these stockholder agreements owned in the aggregate 17,000,452 shares of AXS-One common stock, representing approximately 43% of the outstanding shares of AXS-One common stock as of the record date for the AXS-One special meeting. A copy of the form of stockholders agreement is attached as Exhibit A-2 in Annex A to this joint proxy statement/prospectus.

     The stockholder agreements include the following provisions, among others:

     Agreement to Vote; Grant of Proxy

     The AXS-One stockholders who are parties to the stockholder agreements have agreed, solely in their capacity as AXS-One stockholders, and among other things, to vote all of their shares of AXS-One common stock in favor of the Merger and the adoption of the Merger Agreement, to not vote any Shares in favor of the approval of any (i) other acquisition proposal, (ii) reorganization, recapitalization, liquidation or winding up of AXS-One or any other extraordinary transaction involving AXS-One to which Unify has not otherwise approved or (iii) corporate action the consummation of which would frustrate the purposes of, or prevent or delay the consummation of, the Merger or other transactions contemplated by the transaction documents. The AXS-One stockholders that are parties to the stockholder agreements also granted Unify an irrevocable proxy to vote their respective AXS-One common stock in accordance with the terms of the stockholder agreements.

     Transfer Restrictions

     Subject to certain exceptions, the AXS-One stockholders that are parties to the stockholder agreements have agreed not to, directly or indirectly, sell, transfer, encumber or otherwise dispose of any AXS-One common stock held by them, or grant any proxies or voting agreements with respect thereto during the term of the stockholder agreement. To the extent that any such sale or transfer is permitted pursuant to exceptions included within the stockholder agreements, each person to which any shares of AXS-One common stock are so sold or transferred will be bound by the terms of the stockholder agreements.

Unify Stockholder Agreements

     In order to induce AXS-One to enter into the Merger Agreement, several Unify security holders, including members of Unify’s board of directors, management and their respective affiliates, entered into stockholder agreements with AXS-One. As of the record date for the Unify special meeting, Unify stockholders that entered into these stockholder agreements owned in the aggregate 1,227,156 shares of Unify common stock, representing approximately 16% of the outstanding shares of Unify common stock as of the record date for the Unify special meeting. A copy of the form of stockholders agreement is attached as Exhibit B-2 in Annex A to this joint proxy statement/prospectus.

     The stockholder agreements include the following provisions, among others:

     Agreement to Vote; Grant of Proxy

     The Unify stockholders who are parties to the stockholder agreements have agreed, solely in their capacity as Unify stockholders, and among other things, to vote all of their shares of Unify common stock in favor of the Merger stock issuances required to consummate the Merger and the transactions contemplated by the Merger Agreement. The Unify stockholders that are parties to the stockholder agreements also granted AXS-One an irrevocable proxy to vote their respective Unify common stock in accordance with the terms of the stockholder agreements.

     Transfer Restrictions

     Subject to certain exceptions, the Unify stockholders that are parties to the stockholder agreements have agreed not to, directly or indirectly, sell, transfer, encumber or otherwise dispose of any Unify common stock held by them, or grant any proxies or voting agreements with respect thereto during the term of the stockholder agreement. To the extent that any such sale or transfer is permitted pursuant to exceptions included within the stockholder agreements, each person to which any shares of Unify common stock are so sold or transferred will be bound by the terms of the stockholder agreements.

Note Exchange Agreement

     AXS-One has outstanding convertible promissory notes in the aggregate amount of $13.1 million. In order to induce Unify to enter into the Merger Agreement, the holders of these notes entered into a note exchange agreement pursuant to which the note holders agreed to accept, in exchange for their notes: (x) 2.1 million shares of common stock of Unify; and (y) an additional .35 shares of Unify common stock for each $1.00 over $2.0 million of net license revenue for AXS-One products from the Effective Time to July 31, 2010. After the Merger, but without giving effect to the earnout shares, AXS-One note holders will own approximately 20% of the issued and outstanding common stock of Unify. A copy of the note exchange agreement is attached as Annex B to this joint proxy statement/prospectus.

     The note exchange agreement also includes a release of any claims, known or unknown, against AXS-One, Unify or UCAC, a convenant not to sue AXS-One, Unify or UCAC and a provision for indemnifying AXS-One, Unify and UCAC for claims related to the notes exchanged.

Warrants

     The following is a description of the warrants to purchase shares of Unify common stock that are to be issued in exchange for any warrants to purchase AXS-One common stock that are outstanding as of the Effective Time of the Merger. Each outstanding warrant to purchase AXS-One shares will be assumed by Unify and each such assumed warrant shall be converted into and represent a warrant (in substantially the same form as the corresponding AXS-one warrant) to purchase the number of Unify shares determined by multiplying the number of AXS-One shares subject to such warrant by the Exchange Ratio, at an exercise price per share of Unify common stock equal to $0.01.

Severance Agreements with AXS-One Executive Officers

     Three AXS-One executive management members have employment agreements which entitle them to certain severance benefits in event of an involuntary separation from service without cause in connection with or subsequent to a change in control of the AXS-One. Each executive management member has agreed to (a) amend his employment agreement effective as of the Closing to reduce the severance benefit to the amount which he would be entitled to receive in the event that his involuntary separation from service without cause and without a change in control (“Regular Severance”) and (b) allocate the amount of his Regular Severance over the number of months required to continue his gross base salary at his original salary level until such Regular Severance is fully paid in cash. In addition, AXS-One has amended each Management Member’s employment agreement such that in the event of an involuntary separation from service without cause in connection with the change of control effected by the Merger, each Management Member will be eligible to receive additional compensation in the form of earn-outs (collectively, the “Management Performance Shares”) based upon net license revenue for AXS-One products recorded from the Effective Time to July 31, 2010. Each Management Member will also participate in an earnout program that will pay Management Members an aggregate of 171,250 shares of Unify common stock, after the note holders have received 2,580,000 shares of Unify common stock, based on a factor of .35 shares of Unify common stock for each $1.00 of net license revenue recorded over $2.0 million with respect to the AXS-One product suite during the period from the Effective Time to July 31, 2010. Payment of the Regular Severance shall be paid in accordance with Unify’s regular payroll policies. The Management Members will also receive subsidized COBRA benefits as described in their employment agreements in the event of an involuntary separation from service without cause in connection with a change in control. Mr. Lyons’ and Mr. Dwyer’s employment will terminate as of the Effective Time of the Merger.

INFORMATION ABOUT UNIFY

Overview

     Unify Corporation (the “Company”, “we”, “us” or “our”) is a global provider of application development, data management and migration solutions. Our award-winning tools and database technologies help organizations drive business value, reduce cost and increase customer service. Our migration solutions allow customers to modernize and maximize their application environment. Unify’s strategy is to help businesses modernize mission-critical legacy applications and data. Based on market requirements for application modernization, our solutions help companies increase speed and agility, improve asset reuse, lower IT costs, reduce business risks and exposures, and free information previously locked within proprietary systems. The Company sells and markets its application development and database software and services and modernization solutions through two segments. The segments are the Americas, which include the Company’s international distributors, and Europe, which includes the UK, France, Germany and other direct European customers.

     Unify expanded its technology heritage and innovation with the November 2006 acquisition of Gupta Technologies LLC (“Gupta”), a complementary application development and data management software company. Unify now serves more than 5,000 end user corporate information technology (“IT”) department customers, 35 distributors and 250 software value-added resellers (“VARs”), solutions integrators (“SIs”) and independent software vendors (“ISVs”) partners across the globe. Our clients represent diverse industries including energy, financial services, government, health care, insurance, manufacturing, retail, telecommunications and more. We market and sell products directly in the United States, Australia, UK, France and Germany, and indirectly to more than 50 countries through worldwide distributors in Europe, Middle East and Africa (“EMEA”), Asia Pacific and Latin America.

     Over the past five years, we have expanded our product offering to adapt to evolving market requirements. Our application modernization solutions include Composer for Lotus Notes, Composer Sabertooth, Composer for Oracle Forms and Composer for COBOL. Our application development product families include NXJ Developer, Team Developer, ACCELL and VISION; and our data management software includes SQLBase and DataServer.

     Unify was initially incorporated in California in 1980 and later reincorporated in Delaware on April 10, 1996. We are headquartered in Roseville, California, and have offices in Australia, Canada, France, Germany and the United Kingdom (“UK”). Our headquarters office is located at 1420 Rocky Ridge Drive, Suite 380, Roseville, CA 95661. Our telephone number is (916) 218-4700 and our website address is http://www.unify.com.

Products

Application Modernization Solutions

     Composer™ for Lotus Notes is specifically designed for customers that need to modernize and migrate proprietary applications to a new technology platform. Composer for Lotus Notes is a software plus services solution for migrating IBM Lotus Notes® applications to the Microsoft platform. Composer delivers like-for-like, production-to-production migration of Lotus Notes applications to the Microsoft stack while preserving the business logic/workflow in order to avoid end-user disruption. With Composer, Lotus Notes applications are decomposed and re-assembled: Data from the Lotus Notes application is migrated into a normalized SQL Server database; Business logic is restructured as C# Web Services in Visual Studio; User Interface is transformed into SharePoint Lists and Web Parts; and ACL security is mapped into the Microsoft Active Directory Services.

     Composer Sabertooth™ is designed for organizations that are standardizing on Microsoft and are forced to transition Team Developer applications to C# or VB.NET. The vast majority of Unify’s worldwide Team Developer customers continue to benefit from the ability to rapidly build and deploy business applications fast and cost-effectively. From the latest Web Services Consumption in Team Developer 5.1 to the planned .NET support in future releases, Composer Sabertooth delivers complimentary solution for organizations requiring standardization and consolidation of their IT systems and applications to the Microsoft .NET platform, either now or in the near future.

     Composer for Oracle Forms automatically converts Oracle Forms and PL/SQL code to Java and is the only one of its kind to be validated by Oracle for migrating Forms to Java (J2EE). Utilizing J2EE simplifies the application development process by using standardized and reusable object oriented components and by automating multi-tier functionality. As a result, the amount of time needed for programming and training is decreased, saving time and money. Composer for Oracle Forms can convert all releases of Oracle Forms including character based versions such as Release 2.3, 3.0 and 4.5. By automating the migration process, Composer for Oracle Forms removes the risk of human error and produces standardized business applications that are fully maintainable, helping companies stay competitive.

     Composer for COBOL delivers automation migration of legacy COBOL, Ideal and Natural code to modern code and relational databases through best of breed partnership with Ateras Inc. and Information Analysis Inc. Through the Ateras partnership, Composer for COBOL offers a complete solution for companies needing to modernize their legacy mainframe applications, including migrating mainframe code and non-relational databases from IDMS, IMS, VSAM or from Natural / Adabas to COBOL, C# or JAVA code, with either a DB2, SQL Server or Oracle database. The partnership with IAI enables Composer for COBOL to migrate Ideal / Datacom applications to COBOL code with either a DB2 or Oracle database. Composer for COBOL delivers an automated code conversion and data migration for a functionally equivalent application. Unify’s methodology is designed to eliminate risk and substantially reduce time and costs for IT departments.

Rapid Application Development Products

     NXJ Developer and NXJ Enterprise® is a visual environment for the rapid development of innovative Web 2.0 Rich Internet Applications (RIA). NXJ Developer is distinguished by its combination of intuitive visual design, flexible service-oriented architecture (“SOA”) programming, and ease of integration with both Java code and .NET business logic via Web services. The combination of AJAX-rich client technology and Web services make NXJ Developer a powerful and competitive solution for delivering SOA-based Rich Internet Applications. NXJ Enterprise® includes all of the powerful technology of NXJ Developer but adds workflow and reporting for delivering enterprise class RIA and web-based applications.

     Team Developer® is a visual object-oriented rapid application development product that shortens the development cycle by providing developers the tools needed to quickly design, develop and deploy Windows solutions. Team Developer provides a completely integrated visual development environment that includes a database explorer, integrated reporting tool, team-oriented source code management facility, and a powerful component developer facility that enables programmers to automate and customize the development environment.

  ACCELL® is a highly productive 4GL application development suite and database software for developing and deploying data-rich, database-driven applications. 4GL is a fourth generation programming language designed to allow users to develop applications, particularly for the purpose of querying databases and producing reports. The ACCELL products support interfaces to leading database products including Unify DataServer, IBM DB2, Informix, Microsoft SQL Server, Oracle and Sybase. The ACCELL product suite includes ACCELL/Web, ACCELL/SQL and ACCELL/IDS.

  ACCELL/Web™ — enables our customers with existing ACCELL/SQL applications to convert them into fully featured graphical web-based applications without rewriting the application or modifying the source code.

  ACCELL/SQL™ — is our 4GL-based rapid application development software for developing client/server applications. ACCELL/SQL connects to Unify, Oracle, Sybase and Informix databases creating a fast application performance environment.

  ACCELL/IDS™ — is our 4GL-based rapid application development software for applications that connect to Unify’s DataServer ELS database.

     VISION® is a graphical, client/server application development system that allows for rapid creation and easy modification of complex business applications based on 4GL technology. Unify VISION consists of an object-oriented, repository-based component framework designed to enable developers to rapidly create and easily modify application components. VISION also contains an application server to allow organizations to integrate custom-built and packaged applications with the Internet.

Database Management Products

  SQLBase® is a fully relational, high performance, embedded database that allows organizations to manage data closer to the customer, where capturing and organizing information is becoming increasingly critical. SQLBase provides what other database companies cannot deliver: a self-recovering, maintenance-free embedded database architecture that enables IT, ISVs and VARs to focus on their solution, rather than the underlying database technology.

  SQLBase® Treasury is an encrypted, secure version of the SQLBase database.

  DataServer® — A high performance enterprise relational database management system with minimal maintenance and memory requirements. It can quickly accommodate the growth of user requirements over time, making it an attractive choice for mission critical applications. DataServer makes it easy for developers to create graphical applications and migrate existing database applications to enterprise network and Internet environments.

  DataServer® ELS — A high performance, easily embeddable database. Its small footprint and proven reliability make it an industry favorite for embedded applications that require relational databases.

  Report Builder™ provides individuals a quick and easy way to create attractive reports and ad-hoc queries for databases. Report Builder offers full Cross Platform capabilities and is available for Windows and Linux desktop computers.

Customers

     Unify’s customers include corporate information technology departments (“IT”), software value-added resellers (“VARs”), solutions integrators (“SIs”) and independent software vendors (“ISVs”) from a variety of industries, including insurance, financial services, healthcare, government, manufacturing, retail, education, and more. We had one customer in the years ended April 30, 2008 and 2006 that accounted for 12% of consolidated revenues. No single customer accounted for 10% or more of consolidated revenue in the year ended April 30, 2007.

Sales, Marketing and Distribution

     Unify’s products and professional services are marketed and distributed to customers globally using a combination of a direct corporate sales force and indirect distribution channels, including ISVs, VARs, SIs and worldwide distributors. The indirect sales channels leverage Unify’s sales, support and consulting resources to provide complete solutions to our customers.

     Unify’s direct sales organization consists of sales representatives and pre-sales consultants. Our North America sales representatives are located primarily in our headquarters in Roseville, California. Unify markets its products internationally through offices in the Australia, Calgary, France, Germany and the UK. Unify has distributors in Asia Pacific, Canada, Europe, Japan, Latin and South America, and Russia. International revenues accounted for 78%, 73% and 70% of total revenues in fiscal 2008, 2007 and 2006, respectively.

     Unify’s marketing is focused on generating demand and marketing awareness for Unify products including efforts to support the direct and indirect sales channels. Marketing activities include e-business initiatives, strategic demand generation, public relations, customer communications and events, trade shows and our Web site.

     As of April 30, 2008, Unify had 24 employees engaged in sales and marketing activities, 15 in North America and 9 in Europe.

Customer Support and Professional Services

     Unify’s customer support and professional services organizations play an important role in maintaining customer satisfaction, facilitating license sales and enabling customers to successfully architect, design, develop, deploy, manage or migrate applications.

Customer Support and Maintenance

     Unify provides customer support via telephone, Web, e-mail and fax from its support centers located in California, Calgary, Australia, France and Holland. Distribution partners provide telephone support to international customers with technical assistance from the U.S.-based support personnel who also respond to e-mail inquiries. Customers are offered tailored support service levels including response time, information reporting, and other features, such as 24-hour a day, seven-day a week support. During each of the past three fiscal years, over 75% of our support and maintenance customers have renewed their annual contracts.

Consulting

     Unify offers a full range of consulting services ranging from application implementation services including delivering a proof of concept to completed applications using our technology infrastructure. Our products allow companies to maximize return on investment, get to market quickly or be more efficient. Consulting services include: application migration, project implementations and application updates, business process-centric application development, Web-enablement, technology/knowledge transfer, application architecture audits and database tuning. The level of consulting services is tailored to customer-defined needs and includes development plans, hands-on development tasks and project management.

Education

     Unify offers education courses at our training centers located in Roseville, California and Paris, France. We also offer on-site training at customer and partner facilities.

     As of April 30, 2008, we had a total of 13 employees engaged in providing professional services, 8 in support and 5 in consulting and training. Of those employees, 9 were located in the United States and 4 were located in Europe.

Product Development

     Our development efforts focus on our core tools, database and migration products. During fiscal 2008, we developed and released major new versions of SQLBase, Team Developer, SQLBase Treasury, Sabertooth and NXJ Developer, and significantly expanded and enhanced our Composer for Lotus Notes and Composer Sabertooth application migration solution. Unify’s product development expenses for fiscal 2008, 2007, and 2006, were $3.5 million, $2.4 million and $1.6 million, respectively.

     Most of Unify’s current software products have been developed internally; however, we have licensed certain software components from third parties and we may do so again in the future. We are committed to delivering products that meet customer and market needs today and into the future.

     Unify’s product development activities are conducted at the Roseville, California headquarters facility. As of April 30, 2008, we had a total of 19 employees in product development, including 12 software development engineers.

Intellectual Property

     Unify relies on a combination of copyright, trademark and trade-secret laws, non-disclosure agreements and other methods to protect our proprietary technology. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries in which we sell products do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology.

     Although there are no pending lawsuits against Unify regarding infringement of any existing patents or other intellectual property rights and we have not received any notices that we are infringing or allegedly infringing the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted by third parties in the future. If any such claims are asserted, there can be no assurance that we will be able to defend such claim or obtain licenses on reasonable terms. Our involvement in any patent dispute or any other intellectual property dispute or action to protect trade secrets and know-how may have an adverse effect on our business, operating results, and financial condition. Adverse determinations in any litigation may subject us to significant liabilities to third parties, require us to seek licenses from third parties, and prevent us from developing and selling its products. Any of these situations could have an adverse effect on our business, operating results and financial condition.

     Unify is dependent on third-party suppliers for certain software which is embedded in some of our products. Although we believe that the functionality provided by software which is licensed from third parties is obtainable from multiple sources, or could be developed by us if any such third-party licenses were terminated, or not renewed, or if these third parties fail to develop new products in a timely manner, we could be required to develop an alternative approach to developing products which could require payment of additional fees to third parties or internal development costs and delays that might not be successful in providing the same level of functionality. Such delays, increased costs, or reduced functionality could adversely affect our business, operating results, and financial condition.

Competition

     The market for Unify’s software is intensely competitive, subject to rapid change and significantly affected by new product introductions and other activities of market participants. Our products and software solutions compete in the market with dozens of other companies that provide application modernization solutions, application development products, and databases. These competitors include IBM, Microsoft, Oracle and Sun. All of these competitors are large, well capitalized companies with significantly greater financial, technical and marketing resources as well as greater name recognition and larger customer bases. The Unify solutions are competitive from a technical capability, rich interface and ease of use, service and pricing perspectives, but our competitors have greater brand recognition and perceived financial strength.

     The Company generally derives sales from new project initiatives, additional deployment of existing applications and product upgrades. As a result, the key competitive factor is generally the decision by a customer as to whether or not to begin a new project initiative or upgrade or keep things status quo. Organizations choose Unify software for a variety of factors including the ability to migrate applications, build and deploy applications quickly, the knowledge of Unify’s software among its IT developers, the high level of customer service and support Unify provides and our price point, which gives customers a cost-effective solution to their business problem. Organizations will typically choose a competitor because of their perceived financial strength.

     As new products and technologies are introduced, increased competition could result in fewer customer orders, reduced prices and reduced gross margins, any one of which could adversely affect our business, operating results, and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and gain significant market share. Such competition could adversely affect our ability to sell additional licenses and maintenance and support renewals on favorable terms.

Employees

     As of April 30, 2008, we had a total of 71 employees, including 19 in product development, 24 in sales and marketing, 13 in customer support, consulting, and training, and 15 in finance, operations and general administration. Of these employees, 56 were located in the United States and 15 were located in Europe.

     Unify’s success depends in large part on its ability to attract and retain qualified employees, particularly senior management, engineering, direct sales and support personnel. The competition for such employees is intense. There can be no assurance that we will be successful in attracting or retaining key employees. Any failure we have in attracting and retaining qualified senior management, engineering, direct sales, and support personnel could adversely affect our business, operating results, and financial condition. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.

UNIFY CORPORATION MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of Unify’s financial condition and results of operations should be read together with “Selected Historical and Pro Forma Combined Financial Data — Selected Historical Financial Data of Unify” and the Unify financial statements and related notes as well as the risk factors set forth under the caption “Risks Relating to Unify’s Business” appearing elsewhere in this joint proxy statement and prospectus. The historical financial data for Unify is based on the unaudited consolidated financial statements as of and for the nine months ended January 31, 2009, as well as the audited consolidated financial statements of Unify as of and for the fiscal year ended April 30, 2008. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP).

Critical Accounting Policies

     The following discussion and analysis of the Company’s financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The areas that require significant judgment are as follows.

Revenue Recognition

     The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. Additionally, the Company generates revenue from its migration solutions products. The Company licenses its products to end-user customers, independent software vendors (“ISVs”), international distributors and value-added resellers (“VARs”). The Company’s products are generally sold with a perpetual license. The Company’s contracts with ISVs, VARs and international distributors do not include special considerations such as rights of return, stock rotation, price protection or special acceptance. With the exception of its migration solutions, the Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2, Software Revenue Recognition. For migration solutions, the Company recognizes revenue for software licenses sales in accordance with Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts and Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts. The Company exercises judgment in connection with the determination of the amount of revenue to be recognized in each accounting period. The nature of each contractual arrangement determines how revenues and related costs are recognized.

     For software license arrangements that do not require significant modification or customization of the underlying software, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectability is probable and persuasive evidence of an arrangement exists.

     The Company considers a signed noncancelable license agreement, a customer purchase order, a customer purchase requisition, or a sales quotation signed by an authorized purchaser of the customer to be persuasive evidence that an arrangement exists such that revenue can be recognized.

     For migration solution arrangements that require significant modification or customization of software, revenue is recognized based on contract accounting under the provisions of Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts and Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. For migration solution products the Company uses the percentage-of-completion method for revenue recognition. Under the percentage-of-completion method, progress towards completion is measured by labor hours.

     The Company’s customer contracts include multi-element arrangements that include a delivered element (a software license) and undelivered elements (such as maintenance and support and/or consulting). The value allocated to the undelivered elements is unbundled from the delivered element based on vendor-specific objective evidence (VSOE) of the fair value of the maintenance and support and/or consulting, regardless of any separate prices stated within the contract. VSOE of fair value is defined as: (i) the price charged when the same element is sold separately, or (ii) if the element has not yet been sold separately, the price for the element established by management having the relevant authority when it is probable that the price will not change before the introduction of the element into the marketplace. The Company then allocates the remaining balance to the delivered element (a software license) regardless of any separate prices stated within the contract using the residual method as the fair value of all undelivered elements is determinable.

     We defer revenue for any undelivered elements, and recognize revenue for delivered elements only when the fair values of undelivered elements are known, uncertainties regarding customer acceptance are resolved, and there are no customer-negotiated refund or return rights affecting the revenue recognized for delivered elements. If we cannot objectively determine the fair value of any undelivered element included in bundled software and service arrangements, we defer revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

     An assessment of the ability of the Company’s customers to pay is another consideration that affects revenue recognition. In some cases, the Company sells to undercapitalized customers. In those circumstances, revenue recognition is deferred until cash is received, the customer has established a history of making timely payments or the customer’s financial condition has improved. Furthermore, once revenue has been recognized, the Company evaluates the related accounts receivable balance at each period end for amounts that we believe may no longer be collectible. This evaluation is largely done based on a review of the financial condition via credit agencies and historical experience with the customer. Any deterioration in credit worthiness of a customer may impact the Company’s evaluation of accounts receivable in any given period.

     Revenue from support and maintenance activities, which consist of fees for ongoing support and unspecified product updates, are recognized ratably over the term of the maintenance contract, typically one year, and the associated costs are expensed as incurred. Consulting service arrangements are performed on a “best efforts” basis and may be billed under time-and-materials or fixed price arrangements. Revenues and expenses relating to providing consulting services are generally recognized as the services are performed.

Deferred Tax Asset Valuation Allowance

     As of May 1, 2008, we had approximately $18.3 million of deferred tax assets related principally to net operating loss carryforwards, reserves and other accruals, and foreign tax credits. The Company’s ability to utilize net operating loss carryforwards may be subject to certain limitations in the event of a change in ownership. A valuation allowance has been recorded to offset these deferred tax assets. The ability of the Company to ultimately realize its deferred tax assets will be contingent upon the Company achieving taxable income. There is no assurance that this will occur in amounts sufficient to utilize the deferred tax assets. Should we determine that we would be able to realize the deferred tax assets in the future in excess of the recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. At May 1, 2008, the Company had approximately $44.4 million in federal net operating loss carryforwards that begin to expire in fiscal year 2009 through 2027, approximately $11.0 million in state net operating loss carryforwards that expire in fiscal years 2013 to 2017, approximately $0.7 million in foreign net operating loss carryforwards that do not expire, and approximately $4.3 million in capital loss carryforwards that expire in 2010.

Recently Issued Accounting Standards

     In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We are currently assessing the impact, if any, of SFAS 157 on our consolidated financial statements.

     In December 2007, the FASB issued SFAS No. 141 (revised), Business Combinations. The standard changes the accounting for business combinations including the measurement of acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance. Statement 141(R) is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. We are currently assessing the impact, if any, of SFAS 141(R) on our consolidated financial statements.

     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 5, which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in net income and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in net income. SFAS No. 160 is effective for us beginning May 1, 2009. The adoption of SFAS No. 160 will impact net income for minority interest. We are currently evaluating additional impacts, if any, of adopting SFAS No. 160 on our consolidated financial statements.

     In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. (SFAS No. 161). SFAS No. 161 requires enhanced disclosures about an entity’s derivative instruments and hedging activities with a view toward improving the transparency of financial reporting, and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. We are currently evaluating the impact, if any, of adopting SFAS No. 161 on our consolidated financial statements.

     On May 9, 2008, the FASB issued FASB Staff Position No. APB 14-1(FSP APB 14-1), Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 requires issuers of convertible debt that may be settled wholly or partly in cash when converted to account for the debt and equity components separately. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 and must be applied retrospectively to all periods presented. We are currently assessing the impact, if any, of FSP APB 14-1 on our consolidated financial statements.

     In April 2008, the FASB issued FASB Staff Position ("FSP") FAS 142-3, "Determination of Useful Life of Intangible Assets" ("FSP FAS 142-3"). FSP FAS 142-3 amends the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS 142, "Goodwill and Other Intangible Assets." FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Earlier adoption is not permitted. We believe that the adoption of FSP FAS 142-3 will not have a material impact on our consolidated financial statements.

     In May of 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This statement identifies literature established by the FASB as the source for accounting principles to be applied by entities which prepare financial statements presented in conformity with generally accepted accounting principles (GAAP) in the United States. This statement is effective 60 days following approval by the SEC of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement will require no changes in the Company’s financial reporting practices.

Results of Operations

Total Revenues

     The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. We license our software through our direct sales force in the United States and Europe, and through indirect channels comprised of distributors, ISVs, VARs, and other partners worldwide.

     Total revenues in the third quarter of fiscal 2009 were $5.2 million, a decrease of $0.6 million from the third quarter of fiscal 2008. This represents a decrease of 11% from the third quarter of fiscal 2008 revenues of $5.8 million. Total software license revenues in the third quarter of fiscal 2009 were $1.7 million, a decrease of $1.2 million from the third quarter of fiscal 2008. This represents a decrease of 41% over the third quarter of fiscal 2008 revenues of $3.0 million. Included in the third quarter of fiscal 2008 were $1.0 million in sales generated by our distributor in Russia. Total services revenues in the third quarter of fiscal 2009 and 2008 were $2.8 million, for both periods. Total migration solutions revenue in the third quarter of fiscal 2009 was $0.7 million compared to $80,000 for the third quarter of fiscal 2008. The increase in migration solutions revenue is due to an increase in sales for our Composer for Lotus Notes and Composer Sabertooth products.

     Total revenues for the nine months ended fiscal 2009 were $16.0 million, an increase of $1.3 million. This represents an increase of 9% over the nine month period of fiscal 2008 revenues of $14.8 million. Total software license revenues for the nine months ended fiscal 2009 were $5.3 million, a decrease of $1.1 million from the third quarter of fiscal 2008. This represents a decrease of 17% over the nine month period of fiscal 2008 revenues of $6.4 million. Total services revenues for the nine months ended fiscal 2009 were $8.9 million, an increase of $0.6 million. This represents an increase of 8% over the nine month period of fiscal 2008 revenues of $8.2 million. Total migration solutions revenue for the nine months ended fiscal 2009 were $1.9 million compared to $173,000 in the same period of the prior year. The increase in migration solutions revenue is due to an increase in sales for our Composer for Lotus Notes and Composer Sabertooth products.

     Total revenues in fiscal 2008 were $19.8 million, an increase of $8.6 million or 77% from fiscal 2007 revenues of $11.2 million. Total software license revenues in fiscal 2008 were $8.5 million, an increase of $4.1 million or 93% from fiscal 2007. Total services revenues were $11.3 million in fiscal 2008, an increase of $4.5 million or 67% from fiscal 2007. The increase in total revenues, software license revenues, and services revenues was primarily the result of the November 20, 2006 acquisition of Gupta Technologies LLC. Total revenues in fiscal 2007 were $11.2 million, an increase of $1.1 million or 11% from fiscal 2006 revenues of $10.1 million. Total software license revenues in fiscal 2007 were $4.4 million for a decrease of $0.3 million or 7% from fiscal 2006, while total service revenues of $6.8 in fiscal 2007 increased by $1.4 million or 25% from fiscal 2006. The increase in total revenue and service revenues was primarily the result of the acquisition of Gupta Technologies LLC.

     For the third quarter of fiscal 2009 and 2008, total revenues from the United States were 33% and 17% of total revenues, respectively. Total revenue from the United States in absolute dollars was $1.7 million for the third quarter of fiscal 2009 and $1.0 million for the third quarter of fiscal 2008. Total revenue from all other countries was $3.5 million in the third quarter of fiscal 2009 and $4.8 million for the third quarter of fiscal 2008. On a percentage basis, revenue from other countries was 67% for the third quarter of fiscal 2009 and 81% for fiscal 2008.

     For fiscal 2008 and 2007, total revenues from the Americas were 22% and 27% of total revenues, respectively. Total revenue from the Americas in absolute dollars was $4.4 million for fiscal 2008 and $3.0 million for fiscal 2007. Total revenue from our European territory was $10.9 million for fiscal 2008 and $6.3 million for fiscal 2007. On a percentage basis, revenue from our European territory was 55% for fiscal 2008 and 54% for fiscal 2007. For fiscal 2008 and 2007, total revenues from international distributors were 23% and 16% of total revenues, respectively. Total revenue from the international distributors in absolute dollars was $4.5 million for fiscal 2008 and $1.9 million for fiscal 2007.

Cost of Revenues

     Cost of Software Licenses. Cost of software licenses consists primarily of royalty payments and the amortization of purchased technology from third parties that is amortized ratably over the technology’s expected useful life. Cost of software licenses was $32,000 and $36,000 for the third quarter of fiscal 2009 and fiscal 2008, respectively. For the nine months ended January 31, 2009 and 2008, cost of software licenses was $172,000 and $129,000, respectively. The increase in cost of software licenses represents an increase in software royalty payments. Cost of software licenses was $0.2 million for fiscal 2008 and $0.4 million for fiscal 2007. The decrease from fiscal 2007 primarily relates to a decrease in third party license fees paid in the current year.

     Cost of Services. Cost of services consists primarily of employee, facilities and travel costs incurred in providing customer support under software maintenance contracts and consulting and services. Cost of services was $239,000 and $377,000 for the third quarter of fiscal 2009 and fiscal 2008, respectively. For the nine months ended January 31, 2009 and 2008, cost of services was $0.8 million for both periods. Total cost of services was $1.4 million for fiscal 2008 and $1.0 million for fiscal 2007. Our cost of services as a percent of services revenues was 12% in fiscal 2008 and 15% in fiscal 2007. The favorable decrease in the percentage of cost of service expenses to services revenue in fiscal 2008 was the result of economies of scale relative to our cost structure and an increase in services revenue, both of which were direct results of our acquisition of Gupta.

     Cost of Migration Solutions. Cost of migration solutions consists primarily of both expenses associated with employees involved in migration projects and also expenses related to third party assistance. Cost of migration solutions was $315,000 and $30,000 for the third quarter of fiscal 2009 and fiscal 2008, respectively. For the nine months ended January 31, 2009 and 2008, cost of services was $0.8 million and $73,000, respectively. The increase in cost of migration solutions is due to an increase in sales for both Composer for Lotus Notes and Composer Sabertooth.

Operating Expenses

     Product Development. Product development expenses consist primarily of employee and facilities costs incurred in the development and testing of new products and in the porting of new and existing products to additional hardware platforms and operating systems. Product development costs in the third quarter of fiscal 2009 were $0.6 million compared to $0.9 million in the same period of fiscal 2008. For the nine months ended January 31, 2009 and 2008 product development costs were $2.1 million and $2.6 million, respectively. Product development costs in fiscal 2008 were $3.5 million compared to $2.4 million in fiscal 2007. The increase in product development costs was the addition of the Gupta product development team plus additional outsourced development costs associated with efforts to deliver the first major new version of the Gupta Team Developer product in several years.

     Selling, General and Administrative. Selling, general and administrative (“SG&A”) expenses consist primarily of salaries and benefits, marketing programs, travel expenses, professional services, facilities expenses and bad debt expense. SG&A expenses were $2.7 million in the third quarter of fiscal 2009 and $3.1 million for the third quarter of fiscal 2008. The major components of SG&A for the third quarter of fiscal 2009 were sales expenses of $1.3 million, marketing expenses of $0.2 million and general and administrative expenses of $1.2 million. For the third quarter of fiscal 2008, the major components of SG&A were sales expenses of $1.5 million, marketing expenses of $0.3 million and general and administrative expenses of $1.3 million. For the nine months ended January 31, 2009 and 2008, our SG&A expenses were $9.4 million and $8.7 million, respectively. The major components of SG&A for the nine month period ended January 31, 2009 were sales expenses of $4.6 million, marketing expenses of $0.7 million and general and administrative expenses of $4.1 million. For the nine months ended January 31, 2008, the major components of SG&A were sales expenses of $4.2 million, marketing expenses of $1.0 million and general and administrative expenses of $3.5 million.

     SG&A expenses were $12.0 million in fiscal 2008 and $8.3 million for 2007. The increase in SG&A costs in fiscal 2007 is from adding five months of the Gupta Technologies selling, marketing and administrative personnel from the November 2006 acquisition plus $0.5 million in legal and accounting costs resulting from the Gupta acquisition and the aborted merger with Halo Technology Holdings. The increase in SG&A in fiscal 2008 is from having 12 months of the Gupta personnel, plus approximately $0.3 million in closing costs for our German subsidiary, plus the launch of the Composer business in terms of both personnel and sales and marketing activities. As a percentage of total revenue, SG&A expenses were 61% in fiscal 2008 and 74% in fiscal 2007. We expect SG&A costs as a percentage of total revenues to decrease in the future as we continue to benefit from the additional economies of scale as a result of the acquisition and the Composer business begins to generate revenue. The major components of SG&A for fiscal 2008 were sales expenses of $5.8 million, marketing expenses of $1.4 million and general and administrative expenses of $4.8 million. For fiscal 2007, the major components were sales expenses of $4.1 million, marketing expenses of $0.6 million and general and administrative expenses of $3.6 million.

     Write-down of Other Investments. We continue to periodically review the recorded value of our investments. We record an investment impairment charge if and when we believe an investment has experienced a decline in market value that is other than temporary. Future adverse changes in market conditions or poor operating results of an investment could result in losses or an inability to recover the carrying value of the investment, thereby possibly requiring impairment charges in the future. In September 2007, the Company sold all of its stock in Arango as part of a stock repurchase plan offered by Arango. At the time of the sale, the Company had a carrying value of $175,000 for the Arango stock. Proceeds from the sale of the Arango stock were $264,000. The gain on the sale of the Arango stock is included in other income. Additionally, in April 2008, we wrote off our investment in Unify Japan of $39,000 based on our assessment that there was a permanent decline in value for this investment. The write off of Unify Japan was recorded in other expense.

     Interest Expense. Interest expense is primarily the result of interest from outstanding debt and for the third quarter of fiscal 2009 and 2008 was $48,000 and $223,000, respectively. For the nine months ended January 31, 2009 and 2008, interest expense was $135,000 and $799,000, respectively. The decrease in interest expense in fiscal 2009 primarily relates to the decrease in notes payable as a result of the repayment and conversion of debt to equity in fiscal 2008 and 2009. Interest expense for fiscal years 2008 and 2007 was $900,000 and $527,000 in fiscal 2008 and 2007, respectively. Fiscal 2008 interest expense consists primarily of interest incurred on notes payable resulting from a debt financing in conjunction with the acquisition of Gupta plus the amortization of related debt issuance costs and the note discount representing the value of the issued warrants.

     Other Income (Expense), Net. Other income (expense), net consists primarily of foreign exchange gains and losses and interest earned by the Company on our cash and cash equivalents. Foreign exchange rate losses for the third quarter of fiscal 2009 were $21,000. Foreign exchange rate gains in the third quarter of fiscal 2008 were $44,000. Foreign exchange rate losses for the nine months ended January 31, 2009 were $132,000. Foreign exchange rate gains for the nine months ended January 31, 2008 were $100,000. The change in foreign exchange rate from the prior year is due to the significant strengthening of the dollar against the euro and pound in the second and third quarters of fiscal 2009. Other income (expense) was $130,000 and $136,000 and $61,000 in fiscal 2008 and 2007, respectively.

     Provision for Income Taxes. For the third quarter of fiscal 2009, the Company recorded $153,000 in federal and state income tax. For the third quarter of fiscal 2008, the Company recorded $41,000 in federal and state income tax. The increase in tax expense primarily relates to California suspending the use of net operating loss carryforwards for tax years 2008 and 2009. For fiscal 2008, the Company recorded $89,000 in foreign tax expense and $235,000 for state and federal taxes. For fiscal 2007, the Company recorded $82,000 in foreign tax expense and no expense for state or federal taxes. At April 30, 2008, the Company had approximately $44.4 million in federal net operating loss carryforwards that begin to expire in fiscal year 2008 through 2027, approximately $11.0 million in state net operating loss carryforwards that expire in fiscal years 2013 to 2017, approximately $0.7 million in foreign net operating loss carryforwards that do not expire and approximately $4.3 million in capital loss carryforwards that expire in 2010. The Company’s ability to utilize these net operating loss carryforwards may be subject to certain limitations in the event of a change in ownership.

Liquidity and Capital Resources

     At January 31, 2009, the Company had cash and cash equivalents of $3.5 million, compared to $2.7 million at April 30, 2008 and $2.1 million at April 30, 2007. The Company had net accounts receivable of $5.3 million as of January 31, 2009, $5.1 million as of April 30, 2008 and $4.2 million at April 30, 2007.

     On November 20, 2006, the Company entered into various agreements with ComVest whereby ComVest, along with participation from Special Situations Funds, provided debt financing for the Gupta acquisition and for working capital, consisting of convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million. The term loans had an initial interest rate of 11.25% and have repayment terms of 48 to 60 months. The agreement was modified in April 2008, whereby the interest rate on the term loans has been decreased to 5% and all principal payments have been deferred until June 2009. The revolver has an interest rate of prime plus 2.25% and has a maturity date of November 30, 2010. As part of the financing, ComVest received 402,000 warrants and Special Situations Funds received 268,000 warrants. The warrants are for the purchase of common stock at prices from $1.35 to $1.90 per share. The agreements provide for ComVest to have a security interest in substantially all of the Company’s assets.

     We believe the existing cash balance of $3.5 million as of January 31, 2009, along with forecasted operating cash flows and the ComVest revolver credit facility, will provide us with sufficient working capital for us to meet our operating needs for the next 12 months. Our operating plan assumes normal operations for the Company and the required debt service payments.

     Operating Cash Flow. For the first nine months of fiscal year 2009 cash provided by operations was $1.9 million. This compares to cash flows used in operations of $0.3 million for the first nine months of fiscal 2008. Cash flows provided by operations for the first nine months of fiscal 2009 principally resulted from $2.2 million in net income, depreciation of $0.1 million, amortization of intangible assets of $0.5 million, stock based compensation expense of $0.4 million, an increase of $0.2 million in other accrued liabilities. Offsetting these amounts was an increase of $0.1 million in accounts receivable, an increase of $0.1 million of prepaid expenses and other current assets, a decrease of $0.2 million in accounts payable, a decrease of $0.5 million of accrued compensation and related expenses and a decrease of $0.6 million in deferred revenue.

     Cash flows provided by operations for the first nine months of fiscal 2008 principally resulted from $1.6 million in net income from continuing operations, an increase of $0.5 million in accrued compensation and related expenses, an increase of $0.3 million in deferred revenue, $0.6 million in amortization of intangible assets and $0.2 million of discount on notes payable. Offsetting these amounts was an increase of $1.7 million in accounts receivable, a decrease of $0.4 million in accounts payable, a decrease of $0.3 million in fulfillment of support obligations, a decrease of $0.2 million in other accrued liabilities and a decrease of $0.3 million in accrued acquisition costs.

     In fiscal 2008, we had cash flows from continuing operations of $3.4 million. This compares to fiscal 2007 where cash flows from continuing operations were $0.6 million. Cash flows provided by operations for fiscal 2008 principally resulted from $1.6 million of income from operations, a $0.9 million increase in deferred revenue, a $0.8 million increase in accrued compensation and related expenses, $0.8 million in amortization of intangible assets, $0.2 million for amortization of discount on notes payable, $0.2 million in depreciation and $0.2 million in stock based expenses. Offsetting these amounts was an increase of $0.6 million in accounts receivable, an increase of $0.1 million in other long term assets, a $0.3 million decrease in accounts payable, a decrease of $0.3 million in accrued acquisition costs, and fulfillment of support obligations of $0.3 million.

     In fiscal 2007, we had cash flows provided by operations of $0.6 million principally resulting from a $2.6 million increase in deferred revenue, a $0.4 million decrease in accounts receivable, a $0.2 million increase in prepaid expenses and other current assets, a $0.5 million increase in accrued acquisition costs, $0.3 million in amortization, $0.2 million in depreciation and $0.1 million in stock based expenses. Offsetting these amounts was a loss from continuing operations for fiscal year 2007 of $1.4 million, a decrease of $0.7 million in accrued compensation and related expenses, a $0.5 million decrease in accounts payable, a decrease of $0.8 million in other accrued liabilities, an increase of $0.2 million in other long term assets and fulfillment of support obligations of $0.2 million.

     Investing Cash Flows. Cash used in investing activities was $0.8 million for the first nine months of fiscal 2009. The use of cash consisted of $0.5 million expended related to the acquisition of CipherSoft Inc., $0.2 million for the purchase of property and equipment and $0.1 million related to the acquisition of Active Data. Cash used in investing activities was $0.3 million for the first nine months of fiscal 2008. The use of cash consisted of $0.2 million expended related to the acquisition of Active Data and $0.1 million for the purchase of property and equipment and $0.2 million in payments on acquisition obligations. Offsetting these amounts was proceeds from the sale of other investments of $0.3 million. Cash used in investing activities for continuing operations was a negative $0.6 million for fiscal 2008. The use of cash consisted of $0.2 million related to the acquisition of Active Data, $0.3 million related to the purchase of property and equipment and $0.3 million related to payments on acquisitions offset by proceeds from the sale of investments of $0.3 million. Cash used in investing activities for continuing operations was $5.9 million in fiscal 2007. The use of cash in investing activities for continuing operations for fiscal 2007 was related to the acquisition of Gupta.

     Financing Cash Flows. Net cash used in financing activities for the first nine months of fiscal 2009 was $21,000. Cash used in financing activities was the result of $1.0 million for payments on the Company’s revolver note and $22,000 of principal payments on the Company’s capital lease obligations. Offsetting these amounts was $1.0 million of borrowing under the revolver. Net cash used in financing activities for the first nine months of fiscal 2008 was $0.4 million. The use of cash consisted $1.0 million for payments on the Company’s revolver note and $0.4 million of principal payments under debt obligations. Offsetting these amounts was $1.0 million of borrowing under the revolver. Net cash used in financing activities for continuing operations in fiscal 2008 was $2.3 million. Cash used for principal payments under debt obligations was $3.3 million. This amount was offset by $1.0 million in borrowing under debt obligations and $20,000 of proceeds from issuance of common stock. Net cash provided by financing activities for continuing operations in fiscal 2007 was $7.0 million. Sources of cash from financing activities included $7.7 million from borrowings and $0.2 million from the proceeds of the issuance of common stock. In fiscal 2007 $1.0 million in cash was used to make principal payments on debt obligations.

Off-Balance Sheet Arrangements

     Unify has not entered into off-balance sheet arrangements, or issued guarantees to third parties.

Acquisitions

Gupta Technologies LLC

     On September 13, 2006, the Company entered into a Purchase and Exchange Agreement with Halo whereby Unify agreed to purchase all of the outstanding stock of Gupta Technologies LLC (“Gupta”) from Halo Holdings Technology Inc. in exchange for: (i) the Company’s Insurance Risk Management (“IRM”) division, (ii) the Company’s ViaMode software, (iii) $6,100,000 in cash, and (iv) the amount, if any, by which Gupta’s net working capital exceeds IRM’s net working capital at the close of the transaction. The Company’s acquisition of Gupta was consummated on November 20, 2006. The total purchase price for Gupta was $7.7 million. Gupta was founded in 1984 and is a leading producer of secure, small-footprint, embeddable databases and enterprise application development tools. The acquisition resulted in additional revenue and market share in the Company’s core markets and significantly enhanced the distribution channels through which the Company’s products can be sold. Gupta’s headquarters was in Redwood Shores, California with offices in Germany and the UK and has distributors and partners in more than 40 countries around the world.

Active Data Corporation

     On May 22, 2007, the Company purchased privately held Active Data Corporation (“ADC”) for approximately $420,000 plus potential earn-out payments over a two year period following the acquisition. ADC provided application migration software that added Microsoft’s .NET functionality to Unify’s Team Developer product and provided an additional application migration solution for the Company. Pursuant to the terms of the purchase agreement, Unify acquired all the outstanding stock of ADC.

CipherSoft Inc.

     On January 30, 2009, the Company purchased privately held CipherSoft Inc. (“CipherSoft”), headquartered in Calgary, Canada, for approximately $628,000 plus the assumption of debt of $1,274,000 and future potential royalty payments to be paid over a four year period following the acquisition. The royalty payments are based on a percentage of revenue and will increase goodwill upon being earned. CipherSoft is a leading Oracle partner for modernization and migration of Oracle applications and provides an additional application migration solution for the Company.

Discontinued Operations

     As part of the acquisition of Gupta Technologies LLC on November 20, 2006 the Company sold its IRM division and ViaMode software product. As a result of the sale of its IRM division and Viamode software product, the Company reported a loss from discontinued operations for the years ended April 30, 2007 and 2006, of $1.4 million and $1.8 million, respectively. The divestitures of these businesses were made pursuant to the Company’s strategy to refocus on its core software development and embedded database products.

Quantitative and Qualitative Disclosures About Market Risk

     Interest Rate Risk. The Company’s exposure to market rate risk for changes in interest rates relates primarily to its investment portfolio, which consists of cash equivalents. Cash equivalents are highly liquid investments with original maturities of three months or less and are stated at cost. Cash equivalents are generally maintained in money market accounts which have as their objective preservation of principal. The Company does not believe its exposure to interest rate risk is material for cash and cash equivalents, which totaled $2.7 million at April 30, 2008. Unify had no short-term investments at April 30, 2008.

     In November 2006, the Company entered into a revolving credit facility agreement with ComVest whereby ComVest would provide up to $2.5 million through a revolving credit facility. The revolver has an interest rate of prime plus 2.25% and has a maturity date of November 30, 2010. Should the prime interest rate increase during the life of the revolver, the Company would have exposure to interest rate risk if it has a large balance outstanding on the revolver. At April 30, 2008 the Company had no amount outstanding under the revolver.

     Unify does not use derivative financial instruments in its short-term investment portfolio, and places its investments with high quality issuers only and, by policy, limits the amount of credit exposure to any one issuer. The Company is averse to principal loss and attempts to ensure the safety of its invested funds by limiting default, market and reinvestment risk.

     Foreign Currency Exchange Rate Risk. As a global concern, the Company faces exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have an adverse impact on the Company’s business, operating results and financial position. Historically, the Company’s primary exposures have related to local currency denominated sales and expenses in Europe, Japan and Australia. For example, when the U.S. dollar strengthens against the major European currencies, it results in lower revenues and expenses recorded for those regions when translated into U.S. dollars.

     Due to the substantial volatility of currency exchange rates, among other factors, the Company cannot predict the effect of exchange rate fluctuations on its future operating results. Although Unify takes into account changes in exchange rates over time in its pricing strategy, it does so only on an annual basis, resulting in substantial pricing exposure as a result of foreign exchange volatility during the period between annual pricing reviews. The Company also has currency exchange rate exposures on intercompany accounts receivable and intercompany accounts payable related to activities with the Company’s operations in France, Germany and the UK. At April 30, 2008, the Company had $2.6 million in such payables denominated in euros and a total $0.5 million in receivables denominated in euros and pounds sterling. The Company encourages prompt payment of intercompany balances in order to minimize its exposure to currency fluctuations, but it engages in no hedging activities to reduce the risk of such fluctuations. A hypothetical ten percent change in foreign currency rates could have a significant impact on the Company’s business, operating results and financial position. The Company has not experienced material exchange losses on intercompany balances in the past; however, due to the substantial volatility of currency exchange rates, among other factors, it cannot predict the effect of exchange rate fluctuations on its future business, operating results and financial position.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     There have been no changes in, and Unify has had no disagreements with its accountants with respect to, its accounting and financial disclosure.

Legal Proceedings

     The Company is subject to legal proceedings and claims arising in the ordinary course of business. The Company intends to vigorously assert its rights and defend itself in any litigation that may arise from such claims. While the ultimate outcome and resolution of these matters could affect the results of operations in future periods, and while there can be no assurance with respect thereto, management believes after final disposition, any financial impact to the Company would not be material to the Company’s consolidated financial position, results of operations and cash flows.

INFORMATION ABOUT AXS-ONE INC.

     AXS-One Inc. (“AXS-One” or the “Company”) is a software company providing robust, secure, business solutions that allow an organization to reduce the inherent risks and costs associated with retaining and managing corporate electronic records as well as to achieve efficiency in its business processes. AXS-One was formed in 1978 and has a proven track record in developing flexible, high-performance, scalable, secure and effective software for organizations. AXS-One’s ability to quickly identify emerging market opportunities and to build high-quality, innovative software has won many awards over the years. The Company has devoted significant resources to developing new products which serve the Integrated Content Archiving, Records Management, Compliance Management, E-Discovery, Litigation Readiness, Knowledge Management, and Information Management markets.

     AXS-One believes that developments in electronic communication as well as changes in the scope and complexity of the corporate regulatory, governance, privacy and legal environment have significantly altered how organizations are doing, and are required to do, business. Organizations are re-evaluating their software requirements to invest in solutions that reduce costs and ensure operational efficiency while enabling them to address and satisfy their requirements for corporate governance, regulatory compliance, litigation readiness, legal discovery and privacy of information. AXS-One’s approach allows organizations to meet these requirements by leveraging a single integrated content archiving and electronic records management software platform. This results in quick implementation schedules, a more rapid return on investment, a low total cost of ownership, and an enterprise-wide solution to growing and changing technology and business challenges.

Products

     The Company’s primary product, the AXS-One Compliance Platform™, is an integrated content archiving software solution. Entirely developed by AXS-One, the product enables organizations to securely capture, index, archive, retrieve, review, share, search, supervise and manage the retention, disposition, preservation and destruction of electronic records, including e-mail and instant messages, images, office documents, Share Point documents, ERP-generated data such as electronic print reports and SAP archival data. This product has been developed and optimized to address global issues of regulatory compliance, corporate governance, supervision, litigation readiness, legal discovery and privacy as they relate to the retention and disposition of electronic records.

     The basis for this solution is AXS-One Central™, a digital archiving software product that provides a centralized and highly scalable repository designed for long term secure storage and management of massive volumes (terabytes) of disparate data. Originally launched in 1993 as “COOL™”, AXS-One Central has been implemented by major organizations worldwide to address disparate business issues. The product is widely implemented at global financial institutions, including some of the world’s largest financial corporations, for the long term archiving of their financial books and records in compliance with SEC Rule 17a-4 under the Securities Exchange Act. Integrated workflow ensures complete record integrity by providing a full audit trail/chain of custody to deliver documented evidence of all interaction during the life of the record and confirmation that records have not been modified. In addition to eliminating paper production, distribution and storage costs, the solution provides fast, secure online access to relevant information via a powerful portal that can deliver significant productivity gains to organizations.

     Since its inception, the product has been considerably revised and enhanced, to leverage new technologies, support new data types and address new and emerging business needs. During 2008, AXS-One announced further significant development of the AXS-One Compliance Platform, in response to changes in the Messaging market. The evolution of e-mail products as well as the economic recession means that organizations are re-assessing their commitment to their current e-mail vendors and evaluating alternative options and new technologies, such as Cloud Computing. This is resulting in more companies considering migrating all or some of their e-mail users to a different mail platform. In response to this, AXS-One announced a new product, Dynamic Data Migrator™ (DDM) that significantly reduces the timelines, costs and risks usually associated with migrating e-mail platforms. Unlike competitive solutions that physically convert messages from one mail platform’s format to another mail platform’s format, DDM leverages AXS-One’s archiving technology, giving end users uninterrupted, secure access to all of their “old” mail, directly from their new mail client, without requiring bulk conversion. Original messages remain unchanged and are retained with full fidelity, an important requirement for corporate counsel and in-house legal teams who are increasingly required to produce electronic records in their original format, in the event of litigation. If and when a user views an “old message” from their new mail client (in order to reply to the message or forward it for instance), DDM dynamically converts the message into the new message format. AXS-One believes that this approach (for which a patent is pending), reduces migration timelines and costs by approximately two thirds. The first release of DDM is specifically designed for organizations migrating from Lotus Notes and Domino to Microsoft Exchange. The timing and functionality of the release is the result of customer feedback as well as a number of analyst reports highlighting the change in market share by the leading messaging vendors. The Company announced its first customer contract for DDM during the third quarter of 2008.

      During the year, AXS-One announced new customer wins for its Records Compliance Management (“RCM”) technology, as well as expansion of its implementation within its customer base. These new customer wins extended across multiple industries, including financial services, education, manufacturing, retail and government; and represented both competitive wins as well as wins with business partners. (See “Strategic Alliances and Business Development Programs.”) During the third quarter, AXS-One announced two strategic competitive replacement wins. In both cases the customer is a large, global financial services organization that had previously implemented a competitor’s archiving product. AXS-One believes that the Company’s ability to deliver a single, integrated content archiving platform capable of managing large and growing volumes of disparate electronic records throughout their lifecycle, as well as its focus on real business requirements as they relate to technology continues to differentiate the Company from its competitors.

     AXS-One Records Compliance Management Architecture

     The AXS-One Records Compliance Management solution suite is based on a single, scalable archive, an approach generally referred to as “integrated content archiving” and one that is increasingly recommended by industry analysts. This architecture provides the ability for organizations to capture, store, manage, retain, review and retrieve electronic records on demand, completely, correctly and consistently; to search for, retrieve and act on, and reproduce, via a single interface, disparate records such as e-mail, instant messages, ERP-generated data such as SAP, desktop office and file system documents (such as word processing and spreadsheet documents), electronic reports and more, based upon request by internal parties, or for satisfaction of external regulatory audit or litigation and legal discovery requests. Searches may be conducted across disparate record types as well as across multiple instances of the AXS-One archive. This delivers what is known as a “federated search”, which is seen as a key competitive differentiator. This architecture also provides system level assurance of data and process integrity by delivering full, auditable chain of custody reports for all records in the archive. New and emerging requirements for e-discovery (driven by the Federal Rules of Civil Procedure amendments in the US and growing requirements worldwide) are affecting how electronic records (referred to in the context of e-discovery as “Electronically Stored Information” or “ESI”) need to be searched, managed and preserved. AXS-One has been at the forefront of providing and advocating an integrated content archiving platform. We believe we have long been ahead of our competition in this area (many of whom now claim to have an archiving platform, versus point solutions for e-mail archiving). With the market shifting to platform solutions that can address not only operational but also legal and litigation requirements for ESI, point solutions that focus on e-mail (maybe only from one e-mail vendor) are increasingly at a competitive disadvantage. Today we manage the archiving, retention, disposition and preservation of virtually all ESI with a single solution while our competitors continue to put efforts into acquiring and integrating.

     AXS-One has focused its architectural requirements on enterprise scalability and performance, and on the ability to handle large, complex requirements for integration within large corporate infrastructures (which can then be easily applied to meet the requirements of strategic hosting and application service providers (ASP) partners). Uniquely, AXS-One does not use a relational data to store and manage records in its archive. Industry analysts, such as Bloor Research, have complimented and agree with AXS-One’s approach, stating that relational databases incur unnecessary costs and processing overheads, are not designed to manage static content efficiently, and are not capable of delivering the consistent performance levels required for the type of large scale e-discovery searches increasingly conducted by organizations.

     AXS-One has developed a rich set of supported web services and API capabilities, allowing customers to leverage and repurpose archived records by building their own custom interfaces. Recent examples of projects that customers have completed include building a front-end custom search portal and a local language, company-specific front end to archived e-mail content.

      Given the longevity of AXS-One’s archiving technology, many of the Company’s customers continue to value the AXS-One Compliance Platform for its ability to retain and manage large volumes of electronic records over a long period. As a founding member of the Storage Networking Industry Association’s (SNIA) 100 Year Archive Task Force, AXS-One is acutely aware of the technology challenges associated with the long term retention of electronic records. To that end, AXS-One has and continues to minimize its reliance on proprietary technology and embraces Open Source technologies wherever possible. In 2007, for instance, the Company announced that it was replacing its existing search engine with Lucene, enabling access to the archive that is independent of the AXS-One solution and ensuring long term availability and access from other corporate applications.

     AXS-One Records Compliance Management Products

     Integrated product components are available for: digital archiving; e-mail archival and management for Microsoft Exchange (including .PST file archiving), Lotus Notes, Sun JMS, Bloomberg Mail and other message types; instant messaging archival, with specific connectors for products from FaceTime; file system archiving, archiving of SharePoint documents, archiving of ERP-generated data such as SAP, legacy and report archiving, desktop archiving for content such as word processing and spreadsheet documents; supervision; electronic records management; legal discovery and case management.

Distribution

     AXS-One markets its products worldwide through a direct sales force located in the United States, the United Kingdom, Australia, Singapore, and Hong Kong. During 2008, the Company announced a number of partnerships to further expand its indirect sales channel through global partnership and local reseller agreements. For fiscal year 2008, AXS-One generated $0.4 million or 10% of license revenues from its distributors. For further information, see “Strategic Alliances and Business Development Programs”.

Client Services

     The Company considers its Client Services to be a major asset and key differentiator from other vendors. This is reflected in the 95% maintenance renewal levels during 2008. With its 24 x 7 client support, “Implementation Certainty” methodology, standard and customized training and product certification, AXS-One has created a client services program to handle the needs of its customers and to support its channel partners.

     As of December 31, 2008, the Company had 24 employees worldwide providing customer support, consulting and training services. To maintain a high standard of service, the Company requests customer evaluations of client support personnel on a quarterly basis. The Company's services are described below.

     Client Support

     AXS-One’s global support centers are based in the U.S. (at the Company’s corporate headquarters in Rutherford, NJ), U.K., Australia and Singapore. The global support center infrastructure has been optimized to allow for an effective and efficient “follow the sun” 24 x 7 customer support strategy. Annual maintenance contracts are generally required for the first year of a customer's use of the Company's products, and are renewable on an annual basis. Maintenance contracts entitle the customer to hot-line support and all product upgrades released during the term of the maintenance contract. Upgrades include all patches or releases related to a licensed software product. Maintenance is offered at three levels of hot-line support, Platinum, Gold and Silver. Maintenance fees vary depending on the hours of hot-line support requested by the customer and typically range between 18% and 25% of license fees on an annual basis.

     The Company has implemented a next-generation customer service solution and has rigorous processes it adheres to in the call centers around the world to ensure optimal management and timely resolution of customer issues. The process is monitored and measured in each of the support centers to ensure consistently high levels of customer satisfaction.

     In addition to AXS-One’s own support services, certain partners (including Sun Microsystems and certain ASP/Hosting partners) have been trained and certified to provide first level support to their customers. Automatic e-mails from the partner’s call tracking system to our system ensure that optimal services levels can continue to be provided. This model has allowed us to expand our global support network and support our worldwide channel strategy.

     Consulting Services

     Given the broad capabilities of the AXS-One Compliance Platform and the range of markets into which we sell, our customers have differing IT and business requirements that they are looking to address. One of the key competitive advantages of the AXS-One solution is richness of functionality and flexibility and, as a result, our ability to meet customers’ disparate needs. The Company’s professional services group therefore works with our customers to understand their specific business requirements and ensure that implementation planning and management are focused on achieving that goal. The Company has developed consistent, fast, reliable and repeatable implementation processes to ensure optimal customer satisfaction and rapid referenceability, as well as ensure that every customer understands how to get the most out of the entire AXS-One Compliance Platform. The professional services organization also provides support for upgrades, migrations and platform changes.

     Education Services

     The Company provides education services worldwide through its Training Department. This group is responsible for the development and delivery of training courses designed to address the requirements of specific groups. This includes training for AXS-One staff and partners to address sales, pre-sales, consulting services, and support services. Packaged and tailored training courses are also available for customers. Training courses vary in length and are delivered through scheduled classroom training, online “self-service” modules, as well as administered at customer locations.

Strategic Alliances and Business Development Programs

     AXS-One’s mission is to be a leading provider of high performance Integrated Content Archiving software solutions, leveraging its expertise in archiving, workflow and compliance initially gained within the global financial services sector. The solutions offered by the Company’s product lines address the requirements of global enterprises across different industries. In order to gain market share, further penetrate new and existing market sectors, establish new geographic markets and leverage best in breed technology, and successfully compete against some of the largest technology companies in the world, the Company realizes that it must utilize not only its own resources but also those of other organizations.

     The Company has established strategic alliances and relationships with a number of organizations as an integral component of its go-to-market strategy. This includes a relationship with Microsoft, the result of the Company’s announcement of Dynamic Data Migrator. The Company believes these relationships are important to the development, distribution, sales, marketing, integration, and support of its products.

     During 2008, as a result of its global partner strategy, AXS-One was able to record its first sales in South Korea, resulting in the Company’s largest win to date for Sun JMS archiving at one of the world’s largest conglomerates.

Product Development

     The Company has a dedicated product development and engineering organization and periodically releases new products and enhancements to existing products. In addition to in-house resources, the Company has also engaged off-shore resources to perform certain development, quality assurance and documentation activities. Product development efforts are directed at increasing product functionality, simplifying implementation and day to day management, improving product performance, providing support to existing products, expanding the capabilities of the products to inter-operate with third-party software and hardware, developing new products and integrating new technologies. In particular, the Company has from time to time devoted substantial resources to develop additional modules for its products and the capability to support new applications, additional platforms, additional and/or new storage devices, graphical user interfaces (GUIs), toolsets and emerging technologies. While the Company anticipates that certain new products and enhancements will be developed internally, the Company has in the past and may continue to acquire or license technology or software from third parties when appropriate.

     As of December 31, 2008, the Company had 29 employees plus 10 third party consultants engaged in product development and engineering. The Company’s R&D expenses were $5,550,000 and $6,996,000 for the years ended December 31, 2008 and 2007, respectively. No cost associated with employees or third party consultants expense met the criteria for capitalization under Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” (“SFAS 86”) for the year ended December 31, 2008.

Competition

     The software markets in which AXS-One is engaged are intensely competitive and rapidly changing. A number of companies offer products similar to components of the AXS-One Compliance Platform and target the same customers. The Company believes its ability to compete depends upon many factors within and outside its control, including the timing and market acceptance of new products and enhancements developed by the Company and its competitors, product functionality, performance, price, reliability, customer service and support, sales and marketing efforts, and product distribution. In light of the current market focus on litigation readiness, legal discovery, regulatory compliance, corporate governance and risk management, many organizations are trying to position themselves as vendors of “compliance” or “e-discovery” solutions. This includes vendors of point solutions that have been acquired by larger vendors including, Autonomy, Computer Associates, EMC, IBM, Hewlett Packard, and Symantec as well as a growing number of vendors of niche solutions. While these organizations often have established relationships with IT departments within customer and prospect organizations, AXS-One believes that its functionality developed specifically to support the requirements of Legal departments and General Counsel enable it to be highly competitive in this growing market.

Intellectual Property

     The Company's success is heavily dependent upon its proprietary technologies as well as products from third parties, software vendors and hardware vendors. The Company regards its software as proprietary, and relies primarily on a combination of contractual provisions, confidentiality agreements and trade secrets, copyrights and trademarks to protect its proprietary rights. As of December 31, 2008, the Company had no patents and has two provisional patent applications pending. Existing trade secrets and copyright laws afford only limited protection.

     The Company has obtained Federal registrations for its trademarks “AXS One®,” the distinctive AXS-One logo, “Access Tomorrow Today®” and “AXSPoint®”. In addition, the Company has certain U.S. common law rights, and rights under foreign laws in relation to its trademarks, service marks and product names.

Employees

     As of December 31, 2008, the Company had 81 full-time employees, 63 within the United States and 18 outside the United States, including 29 in product development and engineering, 24 in customer service and support, 18 in sales and marketing, and 10 in finance, administration and executive management. In February of 2009, in order to reduce operating costs to better position ourselves in the current market, the Company eliminated 15 positions from operations. The Company's employees are not covered by any collective bargaining agreements. The Company believes that its relations with its employees are good.

AXS-ONE INC. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto and is qualified in its entirety by reference thereto.

     This Report contains statements of a forward-looking nature within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events or the future financial performance of AXS-One. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors identified in this Report which could cause actual results to differ materially from those indicated by such forward-looking statements.

Critical Accounting Policies

     Our critical accounting policy is revenue recognition.

Revenue Recognition

     The Company recognizes revenue in accordance with Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”), and Statement of Position 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” Revenue from non-cancelable software licenses is generally recognized when the license agreement has been signed, delivery has occurred, the fee is fixed or determinable and collectability is probable. The Company recognizes license revenue from resellers when an end user has placed an order with the reseller and the above revenue recognition criteria have been met with respect to the reseller. In multiple element arrangements, the Company defers the vendor-specific objective evidence (“VSOE”) of fair value related to the undelivered elements and recognizes revenue on the delivered elements using the residual method. If VSOE of fair value does not exist for any undelivered element, the entire arrangement consideration is deferred until VSOE of fair value is determined for that undelivered element or the element is delivered. The most commonly deferred elements are initial maintenance and consulting services. Initial maintenance is recognized on a straight-line basis over the initial maintenance term. The VSOE of fair value of maintenance is determined by using a consistent percentage of maintenance fee to license fee based on renewal rates. Maintenance fees in subsequent years are recognized on a straight-line basis over the life of the applicable agreement. Maintenance contracts entitle the customer to hot-line support and all unspecified product upgrades released during the term of the maintenance contract. Upgrades include any and all unspecified patches or releases related to a licensed software product. Maintenance does not include implementation services to install these upgrades. The VSOE of fair value of services is determined by using an average consulting rate per hour for consulting services sold separately, multiplied by the estimate of hours required to complete the consulting engagement.

     Delivery of software generally occurs when the product (on CDs) is delivered to a common carrier. Occasionally, delivery occurs through electronic means where the software is made available through our secure File Transfer Protocol (FTP) site. The Company generally does not offer any customers or resellers a right of return.

     For software license, services and maintenance revenue, the Company assesses whether the fee is fixed and determinable and whether or not collection is probable based on the payment terms associated with the transaction and the credit-worthiness of the customer. If a significant portion of a fee is due after our normal payment terms, which are 30 to 90 days from invoice date, the fee is considered not fixed and determinable. In these cases, the Company recognizes revenue as the fees become due and collectability is probable.

     The Company assesses assuredness of collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. Collateral is not requested from customers. If it is determined that collection of a fee is not probable, the fee is deferred and revenue is recognized at the time collection becomes probable, which is generally upon receipt of cash.

     The Company’s arrangements do not generally include acceptance clauses. If, however, an arrangement includes an acceptance provision, acceptance occurs upon the earliest of receipt of a written customer acceptance or expiration of the acceptance period.

     The majority of our training and consulting services are billed based on hourly rates. The Company generally recognizes revenue as these services are performed. However, when there is an arrangement that is based on a fixed fee or requires significant work either to alter the underlying software so that the software performs as the customer requests, the Company recognizes the related revenue using the percentage of completion method of accounting. This would apply to our custom programming services, which are generally contracted on a fixed fee basis. Anticipated gains or losses, if any, are charged to operations in the period such gains or losses are determined to be probable.

     Revenues from transaction fees associated with subscription arrangements, billable on a per transaction basis and included in services revenue on the Consolidated Statements of Operations, are recognized based on the actual number of transactions processed during the period. This business was sold on December 31, 2007.

     In accordance with EITF Issue No. 01-14, “Income Statement Characterization of Reimbursement Received for ‘Out of Pocket’ Expenses Incurred,” reimbursements received for out-of-pocket expenses incurred are classified as services revenue in the Consolidated Statements of Operations.

Recently Issued Accounting Standards

     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“FAS 141R”), which replaces FASB Statement No. 141. FAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree, and the goodwill acquired. FAS 141R also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. FAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which is our fiscal year beginning January 1, 2009. This standard will have an impact on our financial statements if an acquisition occurs.

     In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States of America and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. We were required to adopt SFAS 157 beginning January 1, 2008. In February 2008, the FASB released FASB Staff Position (FSP FAS 157-2 — Effective Date of FASB Statement No. 157), which delayed the effective date of SFAS No. 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 for our financial assets and liabilities did not have a material impact on our consolidated financial statements. We do not expect that adoption of SFAS No. 157 for our non-financial assets and liabilities, effective January 1, 2009, will have a material impact on our financial statements.

     In June 2008 the FASB issued EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”. EITF 07-5 provides guidance in assessing whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock for purposes of determining whether the appropriate accounting treatment falls under the scope of SFAS 133, “Accounting For Derivative Instruments and Hedging Activities” and/or EITF 00-19, “Accounting For Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. EITF 07-05 is effective as of the beginning of our 2009 fiscal year. We do not expect the adoption of EITF 07-05 to have a material impact on our consolidated financial position or results of operations.

     In May 2008, the FASB issued FASB Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 will require us to account separately for the liability and equity components of our convertible debt. The debt would be recognized at the present value of its cash flows discounted using our nonconvertible debt borrowing rate at the time of issuance. The equity component would be recognized as the difference between the proceeds from the issuance of the note and the fair value of the liability. The FSP also requires accretion of the resultant debt discount over the expected life of the debt. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Entities are required to apply the FSP retrospectively for all periods presented. We do not expect the adoption of FSP APB 14-1 to have a material impact on our consolidated financial position or results of operations.

Results of Operations

     The following tables set forth for the periods indicated, certain operating data, and data as a percentage of total revenues.

(dollars in millions)
	Year Ended		Year Ended
	December 31, 2008		December 31, 2007
		Data as a		Data as a
	Total	percent of	Total	percent of
	Consolidated	revenue	Consolidated	revenue
Revenues:
License fees	$4.3	32.1%	$4.1	34.2%
Services	9.1	67.9	7.9	65.8
Total revenues	13.4	100.0	12.0	100.0
Operating expenses:
Cost of license fees	0.3	2.2	0.5	4.2
Cost of services	4.3	32.1	5.7	47.5
Sales and marketing	6.6	49.3	8.0	66.7
Research and development	5.6	41.8	7.0	58.3
General and administrative	3.9	29.1	4.4	36.7
Restructuring and other costs	0.3	2.2	0.5	4.1
Total operating expenses	21.0	156.7	26.1	217.5
Operating loss	(7.6)	(56.7)	(14.1)	(117.5)
Other income (expense), net	(2.6)	(19.4)	(0.5)	(4.2)
Loss before income tax expense	(10.2)	(76.1)	(14.6)	(121.7)
Income tax benefit (expense)	0.1	0.7	(0.3)	(2.5)
Net loss	$(10.1)	(75.4)%	$(14.9)	(124.2)%

2008 Compared to 2007

Revenues

     Total revenues increased 12.3% from 2007 to 2008 due to a 5.5% increase in license revenue and a 15.8% increase in service revenue. The Company achieved three of the four highest levels of quarterly revenue in the history of its Records Compliance Management business during the first three quarters of 2008. License revenue in the fourth quarter of 2008 was the lowest quarter of the year mainly due to current worldwide economic conditions.

     The following table sets forth for the periods indicated each major category of our services revenues as a percent of services revenues.

	Years Ended December 31,
(in thousands)	2008		2007
		% of		% of
	Amount	Total	Amount	Total
Maintenance	$6,371	70%	$5,409	69%
Consulting	2,666	29	1,907	24
Subscription revenue	103	1	575	7
Total services revenues	$9,140	100%	$7,891	100%

     Maintenance revenue increased in 2008 compared with 2007 as a result of increased maintenance contracts from new license agreements in the prior four quarters, collection of past due maintenance revenue not recorded as revenue until collection and increased maintenance renewals for certain customers. Consulting revenue increased substantially from the same period last year as a result of two large implementation projects. Additionally, utilization rates and professional service fees improved. Subscription revenue decreased as a result of the sale of the Company’s E-Delivery Service (also known as T4), developed for the European travel industry, in the fourth quarter of 2007.

Operating Expenses

     Cost of license fees consists primarily of amounts paid to third parties with respect to products we resell in conjunction with the licensing of our products. The elements can vary substantially from period to period as a percentage of license fees. Cost of license fees for 2008 was $0.2 million or 33.7% lower than 2007 due to lower usage and lower cost of third party software.

     Cost of services primarily consists of personnel and third party costs for installation, consulting, training and customer support. Cost of services decreased $1.4 million or 25.1% for 2008, as compared to 2007. The decrease was mainly due to headcount reductions as a result of the reduction in force implemented in the fourth quarter of 2007 and reduced costs resulting from selling the South Africa and T4 operations. The service margin was 53.5% for 2008 compared to 28.0% for 2007. This margin improvement was a result of higher consulting revenue, higher maintenance revenue and lower costs in 2008 versus 2007.

     Sales and marketing expenses primarily consists of salaries, commissions and bonuses related to sales and marketing personnel, as well as travel and promotional expenses. Sales and marketing expenses were $1.5 million or 18.2% lower for 2008, as compared to 2007. The decrease was primarily due to headcount reductions as a result of the reduction in force implemented in the fourth quarter of 2007, reduced costs resulting from selling the South Africa operations and by lower usage of third party consultants. These decreases were offset slightly by higher commission expense resulting from higher revenue.

     Research and development expenses primarily consist of personnel costs, costs of equipment, facilities and third party software development costs. Research and development expenses have been charged to operations as incurred. Research and development expenses were $1.4 million or 20.7% lower for 2008, as compared to 2007. The decrease was primarily due to severance cost recorded in 2007 of approximately $0.7 million related to the departure of the Executive Vice President of R&D and to lower headcount.

     General and administrative expenses consist primarily of salaries for administrative, executive and financial personnel, and outside professional fees. General and administrative expenses were $0.5 million or 10.6% lower for 2008 as compared to 2007 as a result of lower professional service fees and lower Board of Director fees, partially offset by increased non-cash stock compensation expense.

Operating Loss

     Operating loss improved $6.6 million for 2008 compared to 2007 as a result of the increase in services and license revenue of $1.5 million and reductions in operating expenses of $5.1 million resulting from the reasons described above.

Other Expense, Net

     Other expense, net increased $2.1 million for 2008 compared to 2007. This increase is a result of higher interest expense, which includes interest expense resulting from the amortization of discount on debt, resulting from the issuance of warrants associated with the convertible debt issued on May 29, 2007, November 13, 2007, July 24, 2008 and October 30, 2008 and lower interest income.

Net loss

     The net loss was $10.1 million, or $(0.27) per diluted share for 2008 compared to net loss of $14.9 million or $(0.42) per diluted share for 2007. The improvement in net loss of $4.8 million was due to increased revenue and decreased operating expenses described above.

Liquidity and Capital Resources

     At December 31, 2008, we had cash and cash equivalents of $0.9 million and a working capital deficit of $16.3 million which included $2.9 million of deferred revenue and $11.3 million of convertible debt.

Liquidity and Cash Flow

     Our operating activities used cash of $6.2 million for 2008 and $11.7 million for 2007. Net cash used in operating activities during 2008 is primarily the result of the net loss and a decrease in accounts payable and accrued expenses, offset slightly by non-cash interest expense, non-cash stock compensation expense, decreased accounts receivable and decreased prepaid expenses and other current assets.

     Our investing activities were negligible for 2008 and used $0.1 million for 2007.

     Cash provided by financing activities was $3.9 million and $8.7 million for 2008 and 2007, respectively. For 2008, cash was provided by the issuance of convertible debt, described in more detail below and by borrowings of bank debt. For 2007, cash was provided by the issuance of convertible debt, described in more detail below, and the exercise of stock options and warrants during the period.

     There was no cash used by discontinued operations for 2008. Cash used by discontinued operations was $1.0 million for 2007. For 2007, cash used related to payment of cash to Computron Software, LLC for collection of their accounts receivable received by us and required to be returned to Computron Software, LLC in connection with the sale of our Enterprise Financials business in October 2006.

     We have no significant capital commitments. Planned capital expenditures for 2009 are less than $0.5 million. Our aggregate minimum operating lease payments for 2009 will be approximately $0.9 million. Our aggregate minimum royalties payable for third party software used in conjunction with our software are approximately $0.1 million for 2009. We expect to fund these commitments from cash on hand and cash generated by operating activities, and other debt or equity sources of financing.

     AXS-One incurred a net loss of $10.1 million and $14.9 million for the years ended December 31, 2008, and 2007, respectively. We have not yet been able to obtain operating profitability and may not be able to be profitable on a quarterly or annual basis in the future. In addition, in their report prepared in conjunction with our December 31, 2008 financial statements, our independent registered public accounting firm, Amper, Politziner & Mattia LLP, included an explanatory paragraph stating that, because the Company has incurred recurring net losses, has an accumulated deficit and has a working capital deficiency as of December 31, 2008, there is substantial doubt about our ability to continue as a going concern. Management’s initiatives over the last two years, including the restructurings in February 2009, December 2008 and 2007, the executive management salary reductions for 2009, 2008 and 2007, securing additional convertible debt financing in May 2007, November 2007, July 2008 and October 2008, and the Sand Hill Finance financing agreement have been designed to improve operating results and liquidity and better position AXS-One to compete under current market conditions. However, we are required to seek new sources of financing or future accommodations from our existing lenders or other financial institutions, or we may seek equity or debt infusions from private investors. Our recent cost reductions will allow us to become profitable at lower revenue levels than in prior years. However, our ability to fund our operations is dependent on our continued sales of our Integrated Content Arching software at levels sufficient to achieve profitable operations. We may also be required to further reduce operating costs in order to meet our obligations if deemed necessary. As of April 8, 2009, the Company’s cash position has reduced to $742,000, which includes $850,000 borrowed on our bank credit line. Additionally, the Company’s convertible debt approximating $13 million at April 8, 2009 matures on May 29, 2009 and the Company does not have the capital to pay these notes, and accordingly, such notes will need to be restructured. If we are unable to achieve profitable operations or secure additional sources of capital in the near term, in addition to restructuring our convertible debt, there would be substantial doubt about our ability to fund future operations through the second quarter of 2009. Management could also consider merger and acquisition activity. No assurance can be given that management’s initiatives will be successful or that any such additional sources of financing, lender accommodations, or equity or debt infusions will be available. (See “Risk Factors beginning on page 19.”)

Silicon Valley Bank Financing

     On March 6, 2007, the Company entered into a Fourth Loan Modification Agreement (the “Fourth Modification Agreement”) with Silicon Valley Bank (the “Bank”) effective as of February 15, 2007 to amend and supplement its Amended and Restated Loan and Security Agreement dated as of September 13, 2005 between the Company and the Bank, as amended by the First Loan Modification Agreement dated as of March 14, 2006, the Second Loan Modification Agreement dated as of October 31, 2006, and the Third Loan Modification Agreement dated as of November 11, 2006 (as amended, the “Loan Agreement”).

     On July 18, 2007, the Company entered into a Second Amended and Restated Loan and Security Agreement with the Bank to amend and supplement the Loan Agreement (as amended, the “Second Amended Agreement”). The Second Amended Agreement provided for a revolving line of credit in an amount equal to the lesser of $2.5 million or 80% of eligible gross domestic accounts receivable. Borrowings under the revolving line of credit bore interest at prime rate plus one quarter of one percent (0.25%) on the average gross daily financed account balance as long as the Company’s liquidity ratio (as described in the Second Amended Agreement) was above 1.30:1.00. If the liquidity ratio fell below 1.30:1.00, the interest rate would have increased to prime rate plus three quarters of one percent (0.75%) on the average gross daily financed account balance in addition to a monthly collateral handling fee of one quarter of one percent (0.25%) of the average monthly financed receivable balance. The Company was required to pay quarterly interest charges equal to 10% of the minimum net facility usage. If actual interest charges incurred exceed minimum, then no additional charge would be assessed. Loans under the Second Amended Agreement were secured by substantially all domestic assets of the Company. The maturity date of the loan was April 1, 2008. As described in greater detail in the Second Amended Agreement, the loan was subject to acceleration upon breach of: (i) a covenant tested quarterly requiring the Company's net loss not to exceed $4.0 million, $2.8 million and $2.4 million for the quarters ended June 30, 2007, September 30, 2007 and December 31, 2007, respectively and (ii) other customary non-financial covenants.

     For the quarter ended September 30, 2007, the Company was not in compliance with the quarterly net loss covenant of $2.8 million. On November 13, 2007, subject to receipt of at least $3.5 million in convertible notes financing which took place on November 16, 2007, the Bank waived such violation. The Bank adjusted the net loss covenant to become a monthly net loss covenant not to exceed a rolling three month net loss, included a minimum license revenue amount for the fourth quarter of 2007 and increased the interest rate. The interest rate changed to prime rate plus one and one-quarter percent (1.25%) in addition to a monthly collateral handling fee of one quarter of one percent (0.25%) of the average monthly financed receivable balance. If the Company’s liquidity ratio (as described in the Second Amended Agreement) was above 1.30:1.00, the interest rate would decrease to prime rate plus three-quarters of one percent (0.75%).

     On March 18, 2008, the Company and the Bank agreed to extend the term of the line of credit agreement through March 31, 2009 under essentially the same terms. The covenants remained a monthly net loss covenant not to exceed a rolling three month net loss and a quarterly minimum license revenue amount for each quarter of 2008.

     For the quarter ended March 31, 2008, the Company was in compliance with its rolling three month net loss covenant, but was not in compliance with its quarterly license revenue covenant. The Bank waived such violation and changed the covenants for future periods from a minimum license revenue covenant and minimum three month rolling net loss covenant to (a) a minimum three month rolling EBITDA covenant, (b) minimum cash and accounts receivable availability covenant and (c) a minimum equity infusion covenant of $500,000.

     On May 22, 2008, the Company terminated the Second Amended Agreement with Silicon Valley Bank and all amounts outstanding were fully paid.

Sand Hill Finance, LLC Financing

     On May 22, 2008, the Company entered into a Financing Agreement (the “Financing Agreement”) with Sand Hill Finance, LLC (the “Lender”). Pursuant to the Financing Agreement, the Lender may advance the Company from time to time up to $1.0 million, based upon the sum of 80% of the face value of United States accounts receivable secured by the Lender from the Company at the Lender’s sole discretion. The security of such accounts receivable is with full recourse against the Company. Advances under the Financing Agreement bear interest at a rate of 1.58% per month. The Financing Agreement has a term of one year (with an evergreen annual renewal provision unless either party provides notice of termination) and contains certain customary affirmative and negative non-financial covenants. The negative covenants include restrictions on change of control, purchases and sales of assets, dividends (other than dividends payable in stock) and stock repurchases. Pursuant to the Financing Agreement, the Company pledged as collateral to the Lender substantially all of its assets.

     As of December 31, 2008, the Company had borrowings of $700,000 outstanding pursuant to the Financing Agreement and had remaining availability of $300,000.

Secured Convertible Note Financings

     On May 29, 2007, the Company entered into a Convertible Note and Warrant Purchase Agreement (the ‘‘Purchase Agreement’’) pursuant to which it sold and issued an aggregate of $5.0 million of convertible notes consisting of (i) $2.5 million of Series A 6% Secured Convertible Promissory Notes due May 29, 2009 and (ii) $2.5 million of Series B 6% Secured Convertible Promissory Notes due May 29, 2009, together with warrants to purchase an aggregate of 2 million shares of common stock of AXS-One. Net cash proceeds to AXS-One after transaction expenses were approximately $4.9 million. The notes and warrants were sold in a private placement under Rule 506 promulgated under the Securities Act of 1933, as amended, to three accredited investors.

     The Series A notes mature on May 29, 2009, are convertible into AXS-One common stock at a fixed conversion rate of $1.00 per share, bear interest of 6% per annum and are secured by substantially all the assets of AXS-One. The Series B notes mature on May 29, 2009, are convertible into AXS-One common stock at a fixed conversion rate of $2.50 per share, bear interest of 6% per annum and are secured by substantially all the assets of AXS-One. The security interest of the note holders has been subordinated to the security interest of AXS-One’s senior lender. Each series of notes may be converted at the option of the note holder at any time prior to maturity.

     Each note holder received a warrant to purchase a number of shares of AXS-One common stock equal to 40% of the principal amount of notes purchased. Each warrant has an exercise price of $0.01 per share and is exercisable at any time through May 29, 2014.

     On November 13, 2007, the Company entered into a Convertible Note and Warrant Purchase Agreement pursuant to which it sold and issued on November 16, 2007 an aggregate $3.75 million of Series C 6% Secured Convertible Promissory Notes due May 29, 2009 together with warrants to purchase an aggregate of 3,750,000 shares of common stock of AXS-One at an exercise price of $.01 per share. Net cash proceeds to AXS-One after transaction expenses were approximately $3.65 million. The Series C notes and warrants were sold in a private placement under Rule 506 promulgated under the Securities Act of 1933, as amended, to accredited investors.

     The Series C notes will mature on May 29, 2009, are convertible into AXS-One common stock at a fixed conversion rate of $1.00 per share, bear interest of 6% per annum and are secured by substantially all the assets of AXS-One. The security interest of the Series C note holders has been subordinated to the security interest of AXS-One’s senior lender and ranks pari passu with the Series A and Series B convertible notes issued on May 29, 2007. The Series C notes are convertible at the option of the note holder at any time prior to maturity.

     Each Series C note holder also received a warrant to purchase a number of shares of AXS-One common stock equal to 100% of the principal amount of notes purchased. Each warrant has an exercise price of $0.01 per share and is exercisable at any time during the seven year period following the closing.

     On July 24, 2008, the Company entered into a Convertible Note and Warrant Purchase Agreement pursuant to which it sold and issued an aggregate of $2.1 million of Series D 6% Secured Convertible Promissory Notes due May 29, 2009 together with warrants to purchase an aggregate of 4,200,000 shares of common stock of AXS-One at an exercise price of $.01 per share. Net cash proceeds to AXS-One after transaction expenses were approximately $2.05 million. The Series D notes and warrants were sold in a private placement under Rule 506 promulgated under the Securities Act of 1933, as amended, to accredited investors.

     The Series D notes will mature on May 29, 2009, are convertible into AXS-One common stock at a fixed conversion rate of $1.00 per share, bear interest of 6% per annum and are secured by substantially all the assets of AXS-One. The security interest of the Series D note holders has been subordinated to the security interest of Sand Hill Finance, AXS-One’s current senior lender and ranks pari passu with the Series A and Series B convertible notes issued on May 29, 2007 and the Series C convertible notes issued on November 13, 2007. The Series D notes are convertible at the option of the note holder at any time prior to maturity.

     Each Series D note holder also received a warrant to purchase a number of shares of AXS-One common stock equal to 200% of the principal amount of notes purchased. Each warrant has an exercise price of $0.01 per share and is exercisable at any time during the seven year period following the closing.

     On October 30, 2008, the Company entered into a Convertible Note and Warrant Purchase Agreement pursuant to which it sold and issued an aggregate of $1.1 million of Series E 6% Secured Convertible Promissory Notes due May 29, 2009 together with warrants to purchase an aggregate of 3,300,000 shares of common stock of AXS-One at an exercise price of $.01 per share. Net cash proceeds to AXS-One after transaction expenses were approximately $1.0 million. The Series E notes and warrants were sold in a private placement under Rule 506 promulgated under the Securities Act of 1933, as amended, to accredited investors.

     The Series E notes will mature on May 29, 2009, are convertible into AXS-One common stock at a fixed conversion rate of $1.00 per share, bear interest of 6% per annum and are secured by substantially all the assets of AXS-One. The security interest of the Series E note holders has been subordinated to the security interest of Sand Hill Finance, AXS-One’s current senior lender and ranks pari passu with the Series A and Series B convertible notes issued on May 29, 2007, the Series C convertible notes issued on November 16, 2007 and the Series D convertible notes issued on July 24, 2008. The Series E notes are convertible at the option of the note holder at any time prior to maturity.

     Each Series E note holder also received a warrant to purchase a number of shares of AXS-One common stock equal to 300% of the principal amount of notes purchased. Each warrant has an exercise price of $0.01 per share and is exercisable at any time during the seven year period following the closing.

     The effective interest rate on the convertible notes exceeds the coupon rate due to the amortization of the discount of the debt resulting from the issuance of the warrants.

Off-Balance Sheet Arrangements

     AXS-One has not entered into off-balance sheet arrangements, or issued guarantees to third parties.

Quantitative and Qualitative Disclosures about Market Risk

     In the normal course of business, we are exposed to fluctuations in interest rates and equity market risks as we seek debt and equity capital to sustain our operations. We are also exposed to fluctuations in foreign currency exchange rates as the financial results of our foreign subsidiaries are translated into U.S. dollars in consolidation. We do not use derivative instruments or hedging to manage our exposures and do not currently hold any market risk sensitive instruments for trading purposes.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     There have been no changes in, and AXS-One has had no disagreements with its accountants with respect to, its accounting and financial disclosure.

Legal Proceedings

     Historically, the Company has been involved in disputes and/or litigation encountered in its normal course of business. The Company believes that the ultimate outcome of these proceedings will not have a material adverse effect on the Company's business, financial condition and results of operations or cash flows. There are currently no material legal proceedings against the Company.

DESCRIPTION OF UNIFY CAPITAL STOCK

Authorized Capital

     As of March 31, 2009, the authorized capital stock of Unify consists of 40,000,000 shares of common stock, $0.001 par value, and 7,931,370 shares of preferred stock, $0.001 par value.

Common Stock

     As of April 24, 2009, there were 7,476,705 shares of Unify common stock outstanding held of record by approximately 322 stockholders. Holders of Unify common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to limitations contained in the General Corporation Law of the State of Delaware and the certificate of incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the corporation, which dividends may be paid either in cash, securities of the corporation or other property. In the event of a liquidation, dissolution or winding up of Unify, the holders of Unify common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Unify preferred stock, if any, then outstanding. The Unify common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Unify common stock. All outstanding shares of Unify common stock are fully paid and non-assessable, and the shares of Unify common stock to be outstanding upon consummation of the offering will be fully paid and non-assessable.

Preferred Stock

     As of March 31, 2009, 7,931,370 shares of preferred stock were authorized, and no shares outstanding. Unify’s board of directors has the authority to issue the shares of Unify preferred stock in one or more series. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. Although it presently has no intention to do so, Unify’s board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Unify common stock. The issuance Unify preferred stock may have the effect of delaying, deterring or preventing a change in control of Unify.

Warrants

     As of April 24, 2009, 740,182 warrants to purchase shares of Unify common stock were outstanding. For a discussion of the common stock purchase warrants to be issued as part of the Merger, see the section entitled, “Certain Agreements Related to the Merger — Warrants.”

Transfer Agent

     American Stock Transfer & Trust Company is the transfer agent and registrar for Unify common stock.

PRINCIPAL STOCKHOLDERS OF UNIFY

      The following table and the related notes present information with respect to the beneficial ownership of shares of Unify common stock as of April 24, 2009 by (i) each current director and named executive officer of Unify, (ii) each person or group who is known to the management of Unify to be the beneficial owner of more than 5% of all shares of Unify voting securities outstanding as of March 31, 2009 and (iii) all current directors and current executive officers of Unify, as a group.

     Unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, Unify believes that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

     As of April 24, 2009, there were 7,476,705 shares of Unify common stock issued and outstanding. After the Merger, there are expected to be 10,576,705 shares of Unify common stock issued and outstanding. Shares of Unify common stock subject to options and warrants that are currently exercisable or are exercisable within 60 days of March 31, 2009 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of beneficial ownership of any other stockholder. The figures below assume no exercise or termination of any of the options to purchase Unify common stock and no exercise of any of the warrants to purchase AXS-One common stock.

     Unless specified otherwise below, the mailing address for each individual, officer or director is c/o Unify Corporation, 1420 Rocky Ridge Drive, Suite 380, Roseville, CA 95661.

     Shares of Unify Common Stock Beneficially Owned

	Prior to the Merger		Following the Merger
	Number of	Approximate	Number of	Approximate
Name of Beneficial Owner	Shares	Percentage	Shares	Percentage
AWM Special Situation Fund (1)	2,505,550	31.58%	2,505,550	22.71%
c/o Special Situations Fund
153 East 53rd St, 55th Floor
New York, NY 10022-4611

ComVest Warrants (2)	282,000	3.63%	282,000	2.60%

Diker Management (3)	692,700	9.26%	692,700	6.55%
745 Fifth Avenue, Suite 1409
New York, NY 10151

Sophrosyne Capital (4)	430,477	5.76%	430,477	4.07%
Queensgate House, South Church Street, P.O. Box
12349T
Grand Cayman

Steven D. Whiteman (5)	50,648	*	50,648	*
Rob Majteles (6)	13,011	*	13,011	*
Tery Larrew (7)	51,498	*	51,498	*
Robert Bozeman (8)	6,777	*	6,777	*
Richard Brooks (9)	15,700	*	15,700	*
Todd Wille (10)	268,229	3.51%	268,229	2.50%
Frank Verardi (11)	70,389	*	70,389	*
Steve Bonham (12)	67,566	*	67,566	*
Kevin Kane (13)	44,583	*	44,583	*
Duane George (14)	49,809	*	49,809	*
Mark Bygraves (15)	43,125	*	43,125	*

All directors and executive officers as a group	681,335	8.57%
(11 persons)

*	Indicates ownership of less than one percent.

(1)	AWM Investment Company, Inc. is a hedge fund management firm based in New York. The firm is owned by David Greenhouse and Austin Marxe. They manage the Special Situations Fund III, L.P., Special Situations Cayman Fund L.P., Special Situations Private Equity Fund, L.P., and Special Situations Tech. Fund, L.P.

(2)	ComVest Capital, LLC is a private equity firm based in West Palm Beach, Florida.

(3)	Diker Management, LLC is a Registered Investment Advisor of certain managed accounts and investment funds.

(4)	Sophrosyne Technology Fund Ltd. is a Cayman Island corporation and is engaged primarily in investments in securities of companies that are beneficiaries of technological change.

(5)	Includes options to purchase 26,000 shares of Unify common stock exercisable within 60 days.

(6)	Includes options to purchase 7,000 shares of Unify common stock exercisable within 60 days.

(7)	Includes options to purchase 19,000 shares of Unify common stock exercisable within 60 days.

(8)	Includes options to purchase 6,777 shares of Unify common stock exercisable within 60 days.

(9)	Includes options to purchase 12,000 shares of Unify common stock exercisable within 60 days.

(10)	Includes options to purchase 170,250 shares of Unify common stock exercisable within 60 days.

(11)	Includes options to purchase of 39,000 shares of Unify common stock exercisable within 60 days.

(12)	Includes options to purchase of 59,566 shares of Unify common stock exercisable within 60 days.

(13)	Includes options to purchase of 44,583 shares of Unify common stock exercisable within 60 days.

(14)	Includes options to purchase of 47,375 shares of Unify common stock exercisable within 60 days.

(15)	Includes options to purchase of 43,125 shares of Unify common stock exercisable within 60 days.

(16)	Includes an aggregate of 474,676 options exercisable within 60 days.

PRINCIPAL STOCKHOLDERS OF AXS-ONE

Security Ownership of Certain Beneficial Owners and Management

     Except as specified below, the following table sets forth certain information regarding beneficial ownership of AXS-One common stock as of April 3, 2009 by (i) each director (ii) each of the named executive officers, (iii) each person known by AXS-One to be the beneficial owner of more than 5% of its common stock and (iv) all executive officers and directors as a group. The information concerning beneficial owners of more than 5% of AXS-One common stock is based on filings with the SEC on Schedules 13D, 13G and on Forms 3, 4, and 5 and certain other information available to AXS-One.

	Number of Shares of Common		Percentage of Shares
Name of Beneficial Owner	Stock Beneficially Owned (1)		Outstanding (1)
William P. Lyons	2,808,033	(2)	6.6%
Timothy P. Bacci	9,678,125	(3)	20.0%
Anthony H. Bloom	247,500	(4)	*
Harold D. Copperman	2,787,402	(5)	6.5%
Joseph Dwyer	364,088	(6)	*
Philip L. Rugani	2,921,200	(7)	7.0%
All current directors and executive	18,806,348	(8)	36.0%
officers as a group (6 persons)

Other Beneficial Owners
William K. Jurika	11,998,300	(9)	24.3%
BlueLine Partners, LLC	9,678,125	(10)	20.0%

*	Represents beneficial ownership of less than one percent of the AXS-One common stock outstanding.

(1)	Applicable percentage of ownership as of April 3, 2009 is based upon 41,133,925 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Also gives effect to the shares of common stock issuable within 60 days of April 3, 2009 upon exercise of all options and other rights beneficially owned by the indicated stockholders on that date.

(2)	Includes (i) 900,000 shares of common stock which may be purchased upon exercise of stock options, (ii) 25,000 shares of restricted common stock, (iii) 208,000 shares issuable upon conversion of principal and interest of Series D 6% Secured Convertible Promissory Notes, (iv) 51,000 shares issuable upon conversion of principal and interest of Series E 6% Secured Convertible Promissory Notes, (v) 99,600 shares owned by the Lyons Family Trust dated February 11, 1992 and (vi) 557,866 shares owned by Lyons Partners. Mr. Lyons has voting and dispositive power over the shares held by Lyons Family Trust and Lyons Partners.

(3)	Mr. Bacci is a managing director of BlueLine Partners. See footnote (10) below for a description of the shares beneficially owned by Mr. Bacci and BlueLine Partners. Mr. Bacci disclaims beneficial ownership of shares held by BlueLine Partners beyond his pecuniary interest therein.

(4)	Includes (i) 77,500 shares of common stock which may be purchased upon the exercise of stock options and (ii) 167,500 shares of restricted stock.

(5)	Includes (i) 77,500 shares of common stock which may be purchased upon the exercise of stock options, (ii) 167,500 shares of restricted stock, (iii) 326,000 shares issuable upon conversion of principal and interest of Series C 6% Secured Convertible Promissory Notes, (iv) 256,000 shares issuable upon conversion of principal and interest of Series D 6% Secured Convertible Promissory Notes, (v) 154,000 shares issuable upon conversion of principal and interest of Series E 6% Secured Convertible Promissory Notes and (vi) 950,000 shares issuable upon exercise of warrants.

(6)	Includes (i) 75,000 shares of common stock which may be purchased upon the exercise of stock options, (ii) 35,000 shares of restricted common stock and (iii) 77,177 shares held by the Carol N. Dwyer Living Trust dated 6/19/03.

(7)	Includes (i) 375,000 shares of restricted stock, (ii) 104,000 shares issuable upon conversion of principal and interest of Series D 6% Secured Convertible Promissory Notes, (iii) 154,000 shares issuable upon conversion of principal and interest of Series E 6% Secured Convertible Promissory Notes and (iv) 450,000 shares issuable upon exercise of warrants.

(8)	See footnotes 2 through 7.

(9)	Consists of: (i) 3,282,700 shares of common stock held by Jurika Family Trust U/A 3/17/1989, (ii) 498,900 shares of common stock held by William K. Jurika IRA, (iii) 2,700 shares of common stock held by Michelle Jurika IRA, (iv) 1,115,000 shares of common stock issuable upon conversion of principal and interest on Series A 6% Secured Convertible Promissory Notes held by Jurika Family Trust U/A 3/17/1989, (v) 446,000 shares of common stock issuable upon conversion of Series B 6% Secured Convertible Promissory Notes held by Jurika Family Trust U/A 3/17/1989, (vi) 1,356,000 shares of common stock issuable upon conversion of principal and interest on Series C 6% Secured Convertible Promissory Notes held by Jurika Family Trust U/A 3/17/1989, (vii) 1,041,000 shares issuable upon conversion of principal and interest of Series D 6% Secured Convertible Promissory Notes held by Jurika Family Trust U/A 3/17/1989, (viii) 256,000 shares issuable upon conversion of principal and interest of Series E 6% Secured Convertible Promissory Notes held by Jurika Family Trust U/A 3/17/1989 and (ix) 4,000,000 shares issuable upon exercise of warrants held by Jurika Family Trust U/A 3/17/1989. William K. Jurika has sole voting and dispositive power over all of the foregoing shares. The address of Jurika Family Trust U/A 3/17/1989 is 42 Glen Alpine Road, Piedmont, CA 94611.

(10)

Consists of: (i) 1,919,915 shares of common stock held by BlueLine Capital Partners, LP, (ii) 150,350 shares of common stock held by BlueLine Capital Partners II, LP, (iii) 142,860 shares of common stock held by BlueLine Capital Partners III, LP, (iv) 10,000 shares of common stock held by Timothy P. Bacci, (v) 190,000 shares of restricted common stock held by Timothy P. Bacci, (vi) 40,000 shares of common stock which may be purchased upon the exercise of stock options held by Timothy P. Bacci, (vii) 1,394,000 shares of common stock issuable upon conversion of principal and interest on Series A 6% Secured Convertible Promissory Notes held by BlueLine Capital Partners, LP, (viii) 558,000 shares of common stock issuable upon conversion of principal and interest on Series B 6% Secured Convertible Promissory Notes held by BlueLine Capital Partners, LP, (ix) 1,800,000 shares of common stock issuable upon exercise of warrants held by BlueLine Capital Partners, LP, (x) 279,000 shares of common stock issuable upon conversion of principal and interest on Series A 6% Secured Convertible Promissory Notes held by BlueLine Capital Partners II, LP, (xi) 116,000 shares of common stock issuable upon conversion of principal and interest on Series B 6% Secured Convertible Promissory Notes held by BlueLine Capital Partners II, LP, (xii) 600,000 shares of common stock issuable upon exercise of warrants held by BlueLine Capital Partners II, LP, (xiii) 569,000 shares of common stock issuable upon conversion of principal and interest on Series C 6% Secured Convertible Promissory Notes held by BlueLine Capital Partners, LP, (xiv) 285,000 shares of common stock issuable upon conversion of principal and interest on Series C 6% Secured Convertible Promissory Notes held by BlueLine Capital Partners II, LP, (xv) 569,000 shares of common stock issuable upon conversion of principal and interest on Series C 6% Secured Convertible Promissory Notes held by BlueLine Capital Partners III, LP, (xvi) 800,000 shares of common stock issuable upon exercise of warrants held by BlueLine Capital Partners III, LP, (xvii) 102,000 shares of common stock issuable upon conversion of principal and interest on Series E 6% Secured Convertible Promissory Notes held by BlueLine Capital Partners, LP, (xviii) 51,000 shares of common stock issuable upon conversion of principal and interest on Series E 6% Secured Convertible Promissory Notes held by BlueLine Capital Partners II, LP, and (xix) 102,000 shares of common stock issuable upon conversion of principal and interest on Series E 6% Secured Convertible Promissory Notes held by BlueLine Capital Partners III, LP. Timothy P. Bacci, a managing director of BlueLine Partners may be deemed to beneficially own the foregoing shares. The address of BlueLine Capital Partners, LP and affiliates is 402 Railroad Avenue, Suite 201, Danville, CA 94526.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION OF UNIFY

Unify’s Board of Directors

     Unify has a board of directors consisting of six (6) members. Set forth below is information with respect to their ages as of February 28, 2009, as well as their positions and offices held with the Company. Each director holds office until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified.

The Board of Directors and Management of Unify Following the Merger

     After completion of the Merger, the Unify board of directors will consist of seven directors, including Harold Copperman, who is expected to join Unify’s board of directors at the Effective Time of the Merger. Unify’s current Board is made up of the following individuals:

			Director
Name	Current Position with Company	Age	Since
Steven D. Whiteman	Chairman of Board	58	1997
Robert Bozeman	Director and Mergers and Acquisitions Committee Chair	60	2008
Richard M. Brooks	Director and Audit Committee Chair	55	2005
Tery R. Larrew	Director and Compensation Committee Chair	54	2002
Robert J. Majteles	Director	44	2004
Todd E. Wille	President and Chief Executive Officer	46	2000
Harold D. Copperman	Director	62	2009

     Steven D. Whiteman has served as a director of the Company since May 1997. In August 2004, he was appointed chairman of the board. Mr. Whiteman previously served as the president and chief executive officer of Intesource, an Internet based procurement service specifically for the food industry. From June 2000 to May 2002, he worked as an independent consultant. From May 1993 until June 2000, Mr. Whiteman served as president of Viasoft, Inc. (“Viasoft”), a publicly traded software products and services company. From February 1994 to June 2000, Mr. Whiteman also served as chief executive officer and director of Viasoft, and from April 1997 to June 2000, he served as chairman of the board of directors. Mr. Whiteman is also a director of Intesource, Actuate Corporation, and Netpro. Mr. Whiteman holds a B.A. degree in business administration from Taylor University and a M.B.A. from the University of Cincinnati.

     Robert Bozeman was appointed director in January of 2008. Mr. Bozeman currently serves as an advisor to companies in the technology industry. He is experienced in business operations, venture capital investment, and mergers and acquisitions having previously served in the capacities of CEO and Board Member for a variety of software, information services and computer supplier companies. Mr. Bozeman's last operating role was as CEO for Bricsnet from July, 2003 through November, 2004; prior to that - from November, 1997 through December, 2003, Bob was General Partner of Angel Investors LP for both its Fund I and Fund II. Investments by the firm included Ask Jeeves, Brightmail, Google, Opsware, and PayPal. In addition, many of Angel Investors LP investments became successful acquisitions, including AOL’s acquisition of Spinner, Microsoft’s acquisitions of eQuil, MongoMusic and Vacation Spot and Sybase’s acquisition of AvantGo!. Mr. Bozeman is currently on the Board and/or is an advisor to AkiiRa, Become.com, Pacific Art Group, Restoration Partners and Vortex.

     Richard M. Brooks has served as a director of the company since August 2005. Since September 2006, Mr. Brooks has been a partner with Tatum LLC, a national Executive consulting services Company. With Tatum LLC, Mr. Brooks has acted as the project lead on a variety of IT and finance assignments, including acting as the interim CFO for some private companies. Mr. Brooks previously served as chief executive officer for VantageMed, a public company, from April 2002 to December 2004. In addition, Mr. Brooks served as a director of VantageMed Corporation from March 2001 to January 2005 and was appointed chairman of that board in May of 2002. Mr. Brooks received a B.S. in business administration from Oregon State University.

     Tery R. Larrew has served as a director of the Company since May 2002. Mr. Larrew is the founding and managing partner of Caddis LLC, a boutique private equity firm that specializes in income oriented with strong equity appreciation investments in international gaming, energy mobile home communities and unimproved real estate and secured debt/hard asset financing. Until 2005, Mr. Larrew served as the President and CEO of Vericept Corporation, a provider of network-based early warning and misuse prevention solutions, headquartered in Denver, Colorado. Prior to joining Vericept in 2002, Mr. Larrew co-founded IQ3G, a mobile services company, in 2000. From 1999 to 2000, Mr. Larrew was the chairman and chief executive officer of a start-up e-communication company, UPDATE Systems, Inc. Mr. Larrew also serves as the chief executive officer of Pinnacle Management, which he reformed in 1998. From 1996 to 1998, Mr. Larrew served on the executive management team of Metromail/CIC. He is a graduate of Colorado State University with a B.S. degree in business administration and a minor in finance and marketing.

     Robert J. Majteles has served as a director of the Company since April 2004. Mr. Majteles founded Treehouse Capital, LLC, a firm focused on blending value and growth investment disciplines to make active investments in later-stage technology companies in 2001. In addition to Unify, Mr. Majteles is on the Board of Directors of Adept Technology, Inc., Macrovision Corporation, Vertical Communications, Inc., and WorldHeart Corporation. Mr. Majteles received a law degree from Stanford University and an undergraduate degree from Columbia University. Additionally, Mr. Majteles is a lecturer at the Lester Center for Entrepreneurship, Haas School of Business, University of California, Berkeley and is a Member of the Board of Trustees of the Head-Royce School, Oakland, California.

     Todd E. Wille has served as president and chief executive officer since November 2000. He rejoined the Company in October 2000 as the chief operating officer and acting chief financial officer. Mr. Wille originally joined Unify in August 1995 as the corporate controller. In September 1997, Mr. Wille was promoted to vice president, finance and chief financial officer. In March 1998, Mr. Wille left the Company and joined FRx Software Corporation as the vice president of finance and chief financial officer. Subsequently, Mr. Wille was promoted to senior vice president of operations. Mr. Wille received a B.A. degree in business administration with concentrations in accounting and finance and management information systems from Wartburg College.

     Harold D. Copperman, 62, has been a director of AXS-One since September 2005. He is currently President and CEO of HDC Ventures, a management and investment group focusing on enterprise systems, software and services. From 1993 to 1999, Mr. Copperman served as Senior Vice President and Group Executive at Digital Equipment Corp. Mr. Copperman has also served as President and CEO of JWP Information Systems, President and COO of Commodore Computers, and Vice President and General Manager at Apple Computer. He also spent 20 years at IBM, where he held a variety of engineering, sales, marketing and executive management positions. Mr. Copperman is currently on the board of Avocent Corporation, I.D. Systems, Inc. and Metastorm Inc.

Director Independence

     Unify’s board of directors has reviewed the independence of each of its directors and considered whether any director has had a material relationship with the company or its management that could compromise his ability to exercise independent judgment in carrying out his duties and responsibilities. As a result of this review, UNIFY’s board of directors affirmatively determined that all of its non-employee directors are independent under the corporate governance standards of the Marketplace Rules of the NASDAQ Stock Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation of Directors

Annual Cash Compensation

     For the year ending April 30, 2008, each non-employee member of Unify’s board of directors was eligible to receive the following cash compensation:

  an annual retainer of $25,000 for each member of the board, except for the Chairman, who is eligible to receive an annual retainer of $35,000;

  additional annual retainer of $3,000 for service on the Audit Committee of the board, except for the Chairman, who is eligible to receive an annual retainer of $10,000; and

  additional annual retainer of $2,000 for service on the Compensation or Nominating Committees of the board, except for the Chairman of such committees, who are each eligible to receive an annual retainer of $5,000.

     Additionally, Unify reimburses its non-employee board members for all reasonable out-of pocket expenses incurred in the performance of their duties as directors, which in practice primarily consist of travel expenses associated with board or committee meetings or with committee assignments.

Equity Compensation

     During the year ending April 30, 2008, each non-employee member of Unify’s board of directors was eligible to receive option awards under the terms of the company’s 2001 Stock Option Plan. Under this plan, new members of the board receive an initial option grant to purchase 4,000 shares of the company’s common stock. Continuing members of the board who have served for at least six months receive an annual option grant to purchase 2,000 shares of the company’s common stock, awarded on the date of the company’s Annual Meeting of Stockholders. Both of these grants vest 1/36th per month over a three year period and the annual option grants vest 1/12th per month over the one-year period following the date of grant.

     During the year ending April 30, 2008, each of Unify’s non-employee directors, with the exception of Robert Bozeman, received an annual grant of 2,000 options for shares of the company’s common stock. All such annual grants were made on May 1, 2007, the first day of Unify’s fiscal year, at an exercise price of $2.55 per share, which was the NASDAQ closing price on that day. Robert Bozeman received an initial option grant to purchase 4,000 shares of the company’s common stock upon joining the board. His grant was made on January 14, 2008 at an exercise price of $6.25, which was the closing price on that day.

     The following Director Compensation Table sets forth summary information concerning the compensation paid to Unify’s non-employee directors for the period ending April 30, 2008 for services to the company.

Director Compensation Table

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)	($)	($)
Robert Bozeman	8,750		17,165	25,915
Richard M. Brooks	35,000		2,327	37,327
Tery R. Larrew	33,000		2,327	35,327
Robert J. Majteles	27,000		2,327	29,327
Steven D. Whiteman	40,000		2,327	42,327

(1)

Represents the aggregate fair market value of options to purchase 4,000 shares of common stock granted to Mr. Bozeman upon his election to the Board on January 14, 2008 with an exercise price of $6.25 per share.

(2)	Represents the aggregate fair market value of options to purchase 2,000 shares of common stock on May 1, 2007 with an exercise price of $2.55 per share.

Executive Officers

			Executive
			Officer
Name	Current Position with Company	Age	Since
Todd E. Wille	President and Chief Executive Officer	45	2000
Steven D. Bonham	Vice President, Finance and Administration and CFO	51	2005
Kevin R. Kane	Vice President, Composer Solutions	40	2007
Mark Bygraves	Vice President, Sales – Europe, Middle East and Africa	51	2007
Frank Verardi	Vice President, Sales - Americas and Asia Pacific	59	2001
Duane George	Vice President, Product Development and CTO	50	2007

     Information concerning Unify’s current and future executive officers, including their backgrounds and ages as of February 28, 2009, is set forth below. All executive officers hold their positions for an indefinite term and serve at the pleasure of Unify’s board of directors.

     To the knowledge of Unify’s management, there are no family relationships between any of Unify’s executive officers and any of its directors or other executive officers.

     Todd E. Wille has served as president and chief executive officer since November 2000. He rejoined the Company in October 2000 as the chief operating officer and acting chief financial officer. Mr. Wille originally joined Unify in August 1995 as the corporate controller. In September 1997, Mr. Wille was promoted to vice president, finance and chief financial officer. In March 1998, Mr. Wille left the Company and joined FRx Software Corporation as the vice president of finance and chief financial officer. Subsequently, Mr. Wille was promoted to senior vice president of operations. Mr. Wille received a B.A. degree in business administration with concentrations in accounting and finance and management information systems from Wartburg College.

     Steven D. Bonham joined the Company in June 2005, as vice president of finance and administration and chief financial officer. Before joining Unify, Mr. Bonham served eight years as chief financial officer for LexisNexis/Examen, a subsidiary of LexisNexis. Prior to LexisNexis/Examen, Mr. Bonham spent nine years with Foundation Health Corporation, a former Fortune 500 publicly traded managed care insurance company, most recently serving as the vice president of finance for Foundation’s California Heath Plan. Mr. Bonham, a licensed certified public accountant, has a B.S. degree in accounting from California State University, Sacramento.

     Kevin R. Kane joined Unify in January 2007 and is responsible for driving market adoption for the Company's service-oriented architecture (SOA) modernization product portfolio. Mr. Kane brings demonstrated sales success in growing top-line revenue for several enterprise software companies. Most recently he served as the global sales director for Sacramento, California based Meridian Systems from 2005 to 2007. Trimble Navigation acquired Meridian Systems in late 2006. Prior to Meridian Systems, Mr. Kane assisted in launching VIEO, now Censure, as a senior sales executive from 2004 to 2005. Prior to VIEO, Mr. Kane was with Dazel Corporation which was acquired by HP Printing and Imaging Division from 1999 to 2004. Prior to HP, Mr. Kane held various sales management positions with Tivoli Systems, An IBM Software Company, Beyond Software, acquired by NEON Systems and Sterling Software, acquired by Computer Associates. Mr. Kane received his B.A. degree in business management from Saint Mary’s College of California.

     Mark Bygraves joined the Company in November 2006 as part of the acquisition of Gupta Technologies, where he had served since February 2002 and was appointed as an officer on May 1, 2007. Mr. Bygraves is responsible for driving the Unify channel sales programs together with day to day operational responsibilities for Northern Europe, Middle East and Africa (EMEA). Mr. Bygraves has worked in the IT industry for 20 years, holding a number of senior positions, most recently, between January 1999 and January 2002 as Director of Channels at Hitachi Data Systems Prior to Hitachi Data Systems, Mr. Bygraves was the Sales Director of Transformation Software.

     Frank Verardi has served in an executive officer position since 2000. Mr. Verardi is currently responsible for driving the Unify channel sales programs together with day to day operational responsibilities for the Americas and Asia Pacific regions. Mr. Verardi served as vice president and general manager of Unify Business Solutions from May 2005 to April 2007, where he oversaw the sales and marketing for the Company’s technology products. From June 2003 to April 2005, he served as vice president of technical services, and from May 2001 to May 2003, he served as vice president of worldwide sales and marketing. Prior to these positions, Mr. Verardi served in various management positions, including vice president of worldwide professional services, vice president of worldwide product delivery and customer support, and director of client services. Mr. Verardi joined the Company in August 1988. Before joining Unify, Mr. Verardi held various positions with Computer Sciences Corporation, including director of commercial professional services. Mr. Verardi received a B.S. degree in computer science from California State University, Chico.

     Duane George has served as vice president of development and technology since July 2006 and was appointed as an officer on May 1, 2007. Mr. George is responsible for Unify’s Technical Services Group which includes product development, customer support, consulting, training, documentation, quality control and assurance. Mr. George joined Unify in 1995 and has been a core member of the support, consulting and product development teams. Mr. George has been in the information technology and engineering industries for over 25 years. He began his career as an engineer with the Department of Defense managing the acquisition and implementation of Computer Aided Design and Manufacturing (CAD/CAM) systems. He eventually moved into software development, customer support and project management with an emphasis on customer satisfaction. He earned his B.S. in engineering from Brigham Young University in Provo, Utah.

Compensation Discussion and Analysis

     We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive plan, a long-term equity incentive compensation plan and broad-based benefits programs. We place significant emphasis on pay for performance-based incentive compensation programs, which make payments when certain company or revenue goals are achieved. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer, and the other three most highly-compensated executive officers, which are collectively referred to as the named executive officers.

The Objectives of Our Executive Compensation Program

     Our compensation committee is responsible for establishing and administering our policies governing the compensation for our executive officers. Our executive officers are elected by our board of directors. Our compensation committee is composed entirely of non-employee independent directors. The primary goals of the compensation committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and equity incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these goals, the compensation committee intends to implement and maintain compensation plans that tie a substantial portion of executives’ overall compensation to our financial and operational performance, as measured by metrics such as revenue, revenue growth and profitability. The compensation committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the software industry while taking into account our relative performance and our own strategic goals. In April 2007, we retained a compensation consultant to review our policies and procedures with respect to executive and board compensation. The compensation committee used the results of the consultant’s analysis to evaluate the appropriateness of compensation levels for our executives compared to other companies of similar size.

     Our compensation committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our chief executive officer, or CEO. For all other named executive officers, the committee meets outside the presence of all executive officers except our CEO, Mr. Wille, who reviews each other named executive officer’s performance with the committee and makes recommendations to the compensation committee with respect to the appropriate base salary, cash bonus incentives and equity incentives. The compensation committee considers the annual performance of the executive officer, the importance of the executive position to the Company, the past salary history of the executive officer and the contributions to be made by the executive officer to us. The compensation committee also reviews the analyses and recommendations of the executive compensation consultant retained by the committee. After considering the relevant information, the compensation committee establishes the annual compensation package for our executive officers.

     We use the following principles to guide our decisions regarding executive compensation:

Allocation between long-term and currently paid out compensation.

     The compensation we currently pay consists of base pay and annual cash incentive compensation. The long-term compensation consists entirely of stock awards or stock options pursuant to our 2001 Stock Option Plan. The allocation between long-term and currently paid out compensation is based on an analysis of how the enterprise software industry and companies of similar size in the general technology market use long-term and currently paid compensation to pay their executive officers.

Allocation between cash and non-cash compensation.

     It is our intent to allocate all currently paid compensation and annual incentive pay in the form of cash and all long-term compensation in the form of stock awards and/or stock options to purchase our common stock. We consider competitive market analyses when determining the allocation between cash and non-cash compensation.

Provide compensation opportunities targeted at market median levels

     To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our stockholders, we strive to provide a total compensation package that is competitive with total compensation provided by our industry peer group. We benchmark our salary and target incentive levels and practices as well as our performance results in relation to other comparable general technology and enterprise software companies of similar size in terms of revenue and market capitalization. In fiscal 2007, we engaged a compensation consultant to provide us with a comprehensive evaluation of our executive compensation program. The consultant used multiple data sources, including confidential market compensation surveys and public survey data to enable them to compare our company to others with similar attributes.

     We target base salaries and target total compensation to result in annual salaries equal to the market median (50th percentile) pay level. We believe our executive compensation packages are reasonable when considering our business strategy, our compensation philosophy and the competitive market pay data.

Require performance goals to be substantially achieved in order for the majority of the target pay levels to be earned.

     Our executive compensation program emphasizes pay for performance. Performance is measured based on the achievement of company and divisional performance goals established by our board of directors relative to our board of director approved annual business plan. The goals for our company and divisional measures are established so that target attainment is not assured. The attainment of these company and divisional goals will require significant effort on the part of our executives.

Offer the same comprehensive benefits package to all full-time employees.

     We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, and a 401(k) savings plan. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the named executive officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers.

Provide fair and equitable compensation.

     We provide a total compensation program that we believe will be perceived by both our executive officers and our stockholders as fair and equitable. In addition to conducting analyses of market pay levels and considering individual circumstances related to each executive officer, we also consider the pay of each executive officer relative to each other executive officer and relative to other members of the management team. We have designed the total compensation programs to be consistent for our executive management team.

Our Executive Compensation Program Elements

     Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above. For each fiscal year, the compensation committee will select, in its discretion, the executive officers of the Company or its subsidiaries who are to participate in the Company’s incentive plans. The compensation committee will establish the terms and conditions applicable to any award granted under the plan and a participant will be eligible to receive an award under the plan in accordance with such terms and conditions. Awards will be paid in whole or in part in cash, common stock or other property and will generally be paid in the first quarter following completion of a given fiscal year. The actual amount of any discretionary bonus payment will be determined following a review of each executive’s individual performance and contribution to our strategic goals. The plan does not fix a maximum payout for any officer’s annual discretionary incentive payment. With the exception of the Company’s chief executive officer, no other executive officers have an employment agreement. The basic elements of our executive compensation programs are summarized below:

     Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For 2008, this review occurred at the beginning of the first quarter.

     Management Incentive Plan. The Company, through the compensation committee, maintains an annual Management Incentive Plan (“MIP”) such that executives of the Company can receive an incentive payment based on the achievement of pre-defined objectives. The incentive plan awards are intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to the Company’s financial results. The Company’s financial performance met the MIP pre-defined objective for fiscal 2008; therefore, MIP cash incentive bonuses were accrued for fiscal 2008.

     Long-Term Equity Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock compensation guidelines have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The compensation committee believes that the use of stock and stock-based awards is a significant component in enabling the company to achieve its compensation goals. We do maintain stock award guidelines and all stock awards are made at the direction of the compensation committee. We believe that the aggregate equity ownership levels for our executive officers should be set near competitive median levels for comparable companies. For fiscal 2008, this review occurred at the beginning of the first quarter.

     Options and Stock Awards. Our 2001 Stock Option Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee is the administrator of the stock option plan. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of members of management, such as Mr. Wille, our Chief Executive Officer. In 2008, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards”. These grants included stock options grants made in May and November 2007. Performance based stock option grants were also made in May 2007. These grants were recognized upon the attainment of pre-defined objectives for fiscal 2008.

     Other Compensation. In accordance with our compensation philosophy, the compensation committee may, in its discretion, revise, amend or authorize any changes to the executive officer’s compensation or benefits as deemed necessary. There were no non-discretionary payments to executive officers during fiscal 2008.

Tax Deductibility of Executive Compensation

     Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Role of the Compensation Committee

     We have established a compensation committee, the primary responsibilities of which are to periodically review and approve the compensation and other benefits for our employees, officers and independent directors, including reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. Our compensation committee also administers and has discretionary authority over the issuance of stock awards under our stock compensation plans.

     The compensation committee has in the past, and may in the future, delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to stock option grants issued under our Stock Option Plan. Even where the compensation committee has not delegated authority, our executive officers typically make recommendations to the compensation committee regarding compensation to be paid to our employees and the size of stock options and stock grants.

     The compensation committee is comprised of three members, Messrs. Larrew, Majteles and Whiteman. Mr. Larrew is the chairperson of the compensation committee. The board has determined that Mr. Larrew meets the independence requirements of the NASDAQ Marketplace Rules.

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation earned during the fiscal years ended April 30, 2008, 2007 and 2006 by our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers for the last three (3) fiscal years:

								Sales
				Stock		Option		Commission	All Other
Name and Principal		Salary	Bonus	Awards		Awards		Compensation	Compensation		Total
Position	Year	$ (1)	$ (2)	$ (3)		$ (4)		$ (5)	$		$
Todd E. Wille (6)	2008	250,000	180,000			320,231	(7)				750,231
President and Chief	2007	220,000		34,540	(8)				25,000	(9)	279,540
Executive Officer	2006	220,000									220,000

Steven D. Bonham (10)	2008	185,000	138,000			38,641	(11)				361,641
Chief Financial Officer	2007	175,000		8,800	(12)				15,000	(13)	198,800
	2006	142,900				69,240	(14)				212,140

Frank Verardi (15)	2008	125,000	15,000					157,352			297,352
Vice President of Sales -	2007	125,000						64,663			189,663
Americas and Asia Pacific	2006	143,750						31,768			175,518

Mark Bygraves (16)	2008	170,985	12,000			96,220	(17)	163,130	19,311	(19)	461,646
Vice President and General	2007	70,833				18,000	(18)	60,890	8,000		157,723
Manager - Software Group

Duane George (20)	2008	166,000	42,000			60,577	(21)	31,867			300,444
Chief Technical Officer	2007	139,583				16,500	(22)	32,995			189,078

(1)	Includes amounts, if any, deferred at the named executive officer’s option under Unify Corporation’s 401(k) plan.

(2)	Includes amounts, if any, paid under the Company’s Management Incentive Plan (“MIP”).

(3)	The value of stock awards granted to our executive officers equals the number of shares granted multiplied by the share price on the date of the grant.

(4)	The value of option awards granted to our executive officers has been estimated pursuant to SFAS No. 123(R) for fiscal years 2006, 2007 and 2008. In fiscal 2006, the Company adopted SFAS No. 123(R) and began to record stock option expenses. Our executive officers will not realize the estimated value of these awards in cash until these awards are vested and exercised.

(5)	Represents commissions earned and paid pursuant to the Company’s sales commission plans.

(6)	Mr. Wille was appointed president and chief executive officer in November 2000.

(7)	Relates to stock option grants of 54,000 and 60,000 shares of common stock to Mr. Wille on May 1, 2007 and November 27, 2007 respectively.

(8)	Relates to a stock grant of 31,400 shares of common stock to Mr. Wille on November 16, 2006.

(9)	Represents a discretionary bonus awarded by the Compensation Committee.

(10)	Mr. Bonham joined the Company in June 2005 as chief financial officer.

(11)	Relates to stock option grants of 14,400 and 6,000 shares of common stock to Mr. Bonham on May 1, 2007 and November 27, 2007 respectively.

(12)	Relates to a stock grant of 8,000 shares of common stock to Mr. Bonham on November 16, 2006.

(13)	Represents a discretionary bonus awarded by the Compensation Committee.

(14)	Represents the aggregate fair market value of options to purchase 40,000 shares of common stock granted to Mr. Bonham upon hiring on June 27, 2005 with an exercise price of $1.85 per share.

(15)	Mr. Verardi was appointed to the position of Vice President, Sales for the Americas and Asia Pacific in May 2007. Prior to that, he held the position of vice president and general manager of the Unify Business Solutions division.

(16)	Mr. Bygraves was appointed to the position of Vice President and General Manager, Software Group in May 2007. He joined the company in November 2006 upon the acquisition of Gupta Technologies.

(17)	Relates to stock option grants of 20,000 and 20,000 shares of common stock to Mr. Bygraves on May 1, 2007 and November 27, 2007 respectively.

(18)	Relates to a stock option grant of 15,000 shares of common stock to Mr. Bygraves on November 20, 2006.

(19)	Represents the amount received by Mr. Bygraves under the car allowance program.

(20)	Mr. George was appointed to the position of Vice President of Product Development and Chief Technology Officer in May 2007. Prior to that, he held the position of Senior Director of Product Development.

(21)	Relates to stock option grants of 17,400 and 10,000 shares of common stock to Mr. George on May 1, 2007 and November 27, 2007 respectively.

(22)	Relates to a stock option grant of 15,000 shares of common stock to Mr. George on November 16, 2006.

Grants of Plan-Based Awards

     The compensation committee approved option awards under our 2001 Stock Option Plan to certain of our named executives in fiscal 2006, 2007 and 2008 and awarded stock to Mr. Wille and Mr. Bonham in 2007. Set forth below is information regarding awards granted during fiscal 2006, 2007 and 2008.

			All Other
		All Other Stock	Option Awards:	Exercise or
		Awards:	Number of	Base	Grant Date Fair
		Number of	Securities	Price of Options	Value of Stock
		Shares of	Underlying	or Awards	and Option
Name	Grant Date	Stock (#)	Options (#)	($/share) (1)	Awards ($)
Todd E. Wille	11/16/2006	31,400		$1.10	$34,540
	5/1/2007		54,000	$2.55	$137,700
	11/27/2007		60,000	$5.20	$312,000

Steven D. Bonham	6/27/2005		40,000	$1.85	$74,000
	11/16/2006	8,000		$1.10	$8,800
	5/1/2007		14,400	$2.55	$36,720
	11/27/2007		6,000	$5.20	$31,200

Kevin R. Kane	1/8/2007		40,000	$1.44	$57,600
	5/1/2007		20,000	$2.55	$51,000

Mark Bygraves	11/20/2006		15,000	$1.20	$18,000
	5/1/2007		20,000	$2.55	$51,000
	11/27/2007		20,000	$5.20	$104,000

Frank Verardi	2/2/2005		4,000	$2.30	$9,200

Duane George	11/16/2006		15,000	$1.10	$16,500
	5/1/2007		17,400	$2.55	$44,370
	11/27/2007		10,000	$5.20	$52,000

(1)	All options were granted with an exercise price equal to the fair market value per share of the common stock on the date of grant, as determined by the fair market value of the Company’s common stock on that day.

Stock Option Plans

     Our 2001 Stock Option Plan (the “2001 Option Plan”) is administered by our compensation committee. The objectives of the plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our employees, directors and consultants with our success.

     Prior to the 2001 Option Plan, the Company had a 1991 Stock Options Plan (the “1991 Option Plan”) which expired as of March 2001. Under the 1991 Option Plan, the Company was able to grant options to eligible employees, directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 1991 Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant.

Options Available for Issuance

     Under the 2001 Stock Option Plan, the Company may grant options to purchase up to 1,200,000 shares of common stock to eligible employees, directors, and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. As of April 30, 2008 there were 669,314 options available under the 2001 Option Plan.

Term of Options

     The term of each option is ten years from the date of the grant of the option, unless a shorter period is established for incentive stock options or the administrator of the 2001 Stock Option Plan establishes a shorter period.

Vesting Schedule

     Options granted under our 2001 Stock Option Plan, unless waived or modified in a particular option agreement or by action of the compensation committee, vest over a four year period. The options generally have no vesting until the end of one year at which time they become 25% vested. Following the first year, the options generally vest monthly on a ratable basis over the next three years. At the end of four years the options are fully vested.

Administration

     The compensation committee has full discretionary authority to determine all matters relating to options granted under the plan. The compensation committee has the authority to determine the persons eligible to receive options, the number of shares subject to each option, the exercise price of each option, any vesting schedule, any acceleration of the vesting schedule and any extension of the exercise period.

Amendment and Termination

     Our board of directors has authority to suspend, amend or terminate the plan, except as would adversely affect participants’ rights to outstanding awards without their consent. As the plan administrator, our compensation committee has the authority to interpret the plan and options granted under the plan and to make all other determinations necessary or advisable for plan administration.

Other Stock Options

     In fiscal 2003, the Board authorized the issuance of non-registered non-plan stock options (“Non-Plan Options”) for individual senior level executive recruitment. These Non-Plan Options are granted pursuant to written agreements that are not subject to the terms of the 2001 Option Plan, but have similar terms and conditions. The options and shares issuable under the Non-Plan Options are restricted securities under the Securities Act and may not be issued or sold except under an effective registration statement or an applicable exemption there from. The Non-Plan Option agreements contain substantially similar terms as options issued under our 2001 Option Plan, including vesting schedule and option term. During fiscal 2008, the Board granted options to purchase 237,000 shares of common stock using Non-Plan Option agreements.

Other Benefits

Retirement Savings Opportunity

     The Company maintains a 401(k) employee retirement savings plan. Eligible employees may contribute up to 100% of their pre-tax salary, but not more than statutory limits. We match a portion of employee contributions, currently 50% of the first 6% of compensation deferred. We do not provide an option for our employees to invest in our common stock in the 401(k) plan.

Health and Welfare Benefits

     All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Employment Agreements and Termination and Change of Control Agreements

     We have an employment agreement with Mr. Wille, our president and chief executive officer which became effective October 1, 2000. Under the agreement, he originally received an annual salary, of $220,000, subject to Board adjustment, and is eligible to receive bonuses upon Unify achieving certain benchmarks in its business plan. Following a merger of the Company or sale of substantially all of its assets, the unvested portion of all options held by Mr. Wille as of the date of the transaction will automatically vest. Should Mr. Wille be terminated without cause or resign for good reason, all options held by Mr. Wille will have the benefit of twelve (12) additional months of vesting and he will receive an amount equal to twelve (12) months’ salary and the continuation of health benefits for 12 months following termination.

Change in Control

     Under our 1991 and 2001 Stock Option Plans, should we merge with or be otherwise acquired by another company in a transaction where our stockholders do not retain a majority of the voting stock, a “Change of Control” occurs. If there is a Change of Control and the successor company fails to either assume the outstanding options or substitute substantially equivalent options for its own stock, the vesting of all outstanding Unify options shall accelerate to become fully vested and immediately exercisable. Any outstanding options will terminate if they are not exercised upon consummation of the merger or assumed or replaced by the successor corporation.

Outstanding Equity Awards at April 30, 2008

     The following table summarizes the outstanding equity award holdings by our named executive officers.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option Exercise
	Exercisable	Unexercisable	Price	Option Expiration
Name	(#)	(#)	($)	Date
Todd E. Wille	30,000		$1.25	9/26/2011
	30,000		1.30	11/16/2011
	30,000		2.75	5/9/2012
	30,875	23,125	2.55	5/1/2017
	6,250	53,750	5.20	11/27/2017

Steven D. Bonham	18,333	21,667	1.85	6/27/2015
	14,400		2.55	5/1/2017
	625	5,375	5.2	11/27/2017

Kevin Kane	12,500	27,500	1.44	1/8/2017
	15,000	5,000	2.55	5/1/2017

Mark Bygraves	5,312	9,688	1.20	11/20/2016
	20,000		2.55	5/1/2017
	2,083	17,917	5.20	11/27/2017

Frank Verardi	2,000		25.78	8/3/2009
	8,000		1.25	9/26/2011
	10,000		1.30	11/16/2011
	15,000		2.75	5/9/2012
	3,166	1,833	2.30	2/2/2015

Duane George	1,200		29.38	8/25/2009
	5,000		1.30	11/16/2011
	2,000		2.75	5/9/2012
	2,000		3.35	11/3/2013
	2,937	63	4.70	5/3/2014
	1,166	234	2.05	12/10/2014
	5,312	9,688	1.10	11/16/2016

Option Exercises and Stock Vested

     There have been no exercises of stock options by our named executive officers during the last fiscal year.

Equity Compensation Plan Information

     Unify maintains a compensation plan that provides for the issuance of its Common Stock to officers, directors, other employees or consultants. This plan is known as the 2001 Stock Option Plan (the “Option Plan”) and it was approved by the stockholders. The 1991 Stock Option Plan, which had a ten-year life, has expired and has therefore ceased to be available for new grants. In fiscal 2003, the Board adopted, without a need for stockholder approval, the 2002 Director Restricted Stock Plan (the “Director Restricted Stock Plan”) as part of a program to provide compensation we felt was necessary to attract, retain and reward members of our Board of Directors who were willing to provide the time and energy that we believe is required to meet our business goals. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of April 30, 2008:

Number of
shares
remaining
available
for future
	Number of		issuance
	shares to be	Weighted-	under equity
	issued upon	average	compensation
	exercise of	exercise price of	plans
	outstanding	outstanding	[excluding
	options,	options,	shares
	warrants and	warrants and	reflected in
	rights	rights	column (a)]
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders (1)	412,910	$2.64	669,314
Equity compensation plans not approved by stockholders:
Director Restricted Stock Plan (2)	96,137	$2.45	3,862
Non-Plan Options (3)	330,400	$2.95	0

(1)	Comprised entirely of shares reserved for future issuance under the Option Plan.

(2)	There are 100,000 shares authorized under the Director Restricted Stock Plan, of which 96,137 shares were awarded and were outstanding on April 30, 2008. As of April 30, 2008 there were 3,862 shares available for future awards.

(3)	In fiscal 2003, the Board authorized the issuance of non-plan stock options for individual senior level executive recruitment.

Material Features of Director Restricted Stock Plan

     On May 1, 2002 the Board approved the Director Restricted Stock Plan as part of a compensation program designed to attract and retain independent members for our board of directors. The maximum aggregate number of shares of common stock that may be issued under the Director Restricted Stock Plan is 100,000. In fiscal 2008, there were no shares awarded under this plan. As of April 30, 2008 there is a balance of 3,862 shares reserved for future awards under this plan.

COMPARISON OF UNIFY STOCKHOLDERS AND AXS-ONE STOCKHOLDERS
RIGHTS AND CORPORATE GOVERNANCE MATTERS

     The rights of AXS-One stockholders are currently governed by the Delaware General Corporation Law, its certificate of incorporation and the bylaws of AXS-One, which AXS-One refers to as certificate of incorporation and bylaws of AXS-One, respectively. The rights of Unify stockholders are currently governed by the Delaware General Corporation Law, its certificate of incorporation and the bylaws of Unify, which Unify refers to as the certificate of incorporation and bylaws of Unify, respectively. If the Merger is completed, AXS-One stockholders will become stockholders of Unify, and their rights will be governed by the Delaware General Corporation Law, and the certificate of incorporation and bylaws of Unify.

     The table below summarizes the material differences between the rights of Unify’s and AXS-One’s stockholders pursuant to their respective certificates of incorporation and bylaws, as amended and currently in effect.

     While Unify and AXS-One believe that the summary table covers the material differences between the rights of their respective stockholders prior to the Merger, this summary does not include a complete description of all differences among the rights of Unify’s and AXS-One’s stockholders, nor does it include a complete description of the specific rights of these respective stockholders. Furthermore, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that may be equally important do not exist.

     You are urged to read carefully the certificate and bylaws of AXS-One, and the certificate of incorporation and bylaws of Unify. See the section entitled, “Where You Can Find More Information.” Copies of the certificate of incorporation and bylaws of Unify are filed as exhibits to the reports of Unify filed with the SEC.

	UNIFY	AXS-ONE
Authorized Capital Stock

The authorized capital stock of Unify currently consists of 40,000,000 shares of common stock, par value $0.001 per share, and 7,931,370 shares of preferred stock, par value $0.001 per share. All of the Unify preferred shares are available for future issuance in one or more series to be issued from time to time.

The authorized capital stock of AXS-One currently consists of 125,000,000 shares of common stock, $0.01 par value and 5,000,000 shares of preferred stock, par value $0.01. All of the AXS-One preferred shares are available for future issuance in one or more series to be issued from time to time.

Number of Directors

The board of directors shall consist of that number of directors specified in the bylaws, the exact number to be fixed from time to time exclusively by a resolution adopted by a majority of the total number of authorized directors (whether or not any vacancies exist at the time any such resolution is presented to the board of directors for adoption). The current authorized number of directors is six (6).

The board of directors shall consist of that number of directors determined by resolution of the board of directors or by the stockholders at an annual meeting of the stockholders.  The current authorized number of directors is four (4).

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting is permitted if provided for in the certificate of incorporation. Unify’s certificate of incorporation does not provide for cumulative voting.

Under the Delaware General Corporation Law, cumulative voting is permitted if provided for in the certificate of incorporation. AXS-One’s certificate of incorporation does not provide for cumulative voting.

	UNIFY	AXS-ONE
Quorum

The holders of a majority of the shares entitled to vote shall constitute a quorum at a meeting of stockholders for the transaction of any business, except as provided by statute or by the Certificate of Incorporation.

The holders of a majority of the shares entitled to vote shall constitute a quorum at a meeting of stockholders for the transaction of any business, except as provided by statute or by the Certificate of Incorporation.

Voting Stock	Each stockholder has one vote for every share of stock entitled to vote. Currently, there are no shares of any class outstanding other than common stock.

Each stockholder has one vote for every share of common stock entitled to vote. Each holder of Series A Preferred Stock and/or Series B Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of voting capital stock into which such holder’s shares of Series A Preferred Stock and/or Series B Preferred Stock could be converted at the record date for the determination of stockholders entitled to vote on such matter, or if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.  Currently, there are no shares of any class outstanding other than common stock.

Classification of Board of Directors	Unify’s articles of incorporation and bylaws do not provide for classification of Unify’s board of directors.	AXS-One’s articles of incorporation and bylaws do not provide for classification of AXS-One’s board of directors.

Removal of Directors

Subject to the rights of holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of Unify entitled to vote generally in the election of directors, voting together as a single class. Vacancies resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders. Directors so chosen shall hold office until the next annual meeting of stockholders.

Except as otherwise provided by the Delaware General Corporation Law, any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies on the Board of Directors

Subject to the rights of the holders of preferred stock then outstanding, newly created directorships resulting from an increase in the authorized number of directors, or any other vacancies, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, or by the stockholders if not filled by the directors, and directors so chosen shall hold office until the next annual meeting of stockholders.

Vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, or by the stockholders at a meeting called in accordance with the Delaware General Corporation Law if there are no directors in office, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner replaced.

	UNIFY	AXS-ONE
Stockholder Action by Written Consent

Any action required or permitted to be taken by the stockholders of Unify must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

The stockholders of AXS-One may not take any action by written consent in lieu of a meeting.

Amendment of the Articles or Certificate of Incorporation	Unify reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation.	AXS-One’s certificate of incorporation may be amended in accordance with the provisions of the Delaware General Corporation Law.

Amendment of Bylaws

Unify’s certificate of incorporation authorizes the board of directors to make, alter or repeal the bylaws of the corporation.

Subject to the provisions of the certificate of incorporation, the bylaws may be altered, amended or repealed at any regular meeting of the stockholders, or any special meeting duly called for that purpose, by a majority vote of the shares represented and entitled to vote at any such meeting. Subject to the laws of Delaware, the certificate of incorporation and the bylaws, the board of directors may by majority vote of those present at any meeting at which a quorum is present amend the bylaws, or enact such other bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of the corporation.

Subject to the provisions of its Certificate of Incorporation and the Delaware General Corporation Law, the power to amend, alter, or repeal the bylaws and adopt new bylaws may be exercised by AXS-One’s board of directors or by the stockholders.

	UNIFY	AXS-ONE
Special Meeting of Stockholders

Unify’s bylaws provide that special meetings of stockholders may be called by the board of directors, the Chairman of the board, the President, or by one or more stockholders holding not less than 10% of the voting power of the corporation. Meetings shall be at any place designated by the board, or, in the absence of such designation, at Unify’s registered office.

AXS-One’s bylaws provide that special meetings may be called by any two directors or by any officer instructed by the board of directors to call the meeting, or any holder or holders of at least 25% of shares of preferred or voting common stock, voting as a separate class. AXS-One’s bylaws provide special meetings shall be held at such place within or without the state of Delaware as the board of directors may, from time to time, fix. If directors fail to fix such place, the meetings shall be held at the principal business office of AXS-One.

Notice of Stockholder	Written notice must be given not less than ten, nor more than 60 days before the date on which the meeting is to be held.	Written notice must be given not less than ten (10) days nor more than sixty (60) days before the date on which the meeting is to be held.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

Unify’s bylaws provide that for business, including the nomination of directors, to be properly brought before the annual meeting by a stockholder the stockholder notice must be delivered to or mailed and received by the Secretary of Unify not less than 30 days prior to the meeting: provided however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

The certificate of incorporation and bylaws of AXS-One do not provide for procedures with respect to stockholder proposals or director nominations.

Declaration and Payment of Dividends

The bylaws of Unify provide that, subject to applicable law and the certificate of incorporation, the board of directors may declare and pay dividends upon the shares of the corporation, which dividends may be paid either in cash, securities of the corporation or other property.

Subject to the provisions of AXS-One’s certificate of incorporation, and any certificate of designation with respect to any preferred stock, the common stockholders shall be entitled to receive dividends out of funds legally available therefore at such times and in such amounts as the board of director may determine in their sole discretion.

	UNIFY	AXS-ONE
Indemnification of Directors and Officers; Advancement of Expenses

Pursuant to Unify’s certificate of incorporation and under Delaware law, directors of Unify are not liable to Unify or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

The bylaws of Unify provide that Unify will indemnify any director, officer, or trustee to the maximum extent permitted by law against any expenses, liabilities, or other matter permitted by law.

Pursuant to  AXS-One’s certificate of incorporation and under Delaware law, directors of AXS-One are not liable to AXS-One or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

The bylaws of AXS-One provide that AXS-One will indemnify all persons whom it shall have the power to indemnify to the maximum extent permitted by law against any expenses, liabilities, or other matter permitted by law.

Stockholder Rights Plan	Unify is not a party to any stockholder rights plan.	AXS-One is not a party to any stockholder rights plan.

Anti-Takeover Provisions

Certain provisions of Unify’s certificate of incorporation, bylaws, the Delaware General Corporation Law, and Unify’s certain officers and directors of Unify may be deemed to have an anti-takeover effect. Such provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder’s best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

Unify’s board of directors may issue additional shares of Unify common stock or establish one or more classes or series of preferred stock, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as determined by Unify’s board of directors without stockholder approval.

Unify’s certificate of incorporation and bylaws also contain a number of provisions that could impede a takeover or change in control of Unify, including but not limited to the elimination of stockholders’ ability to take action by written consent without a meeting and the elimination of cumulative voting in the election of directors.

AXS-One is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

The foregoing may have the effect of preventing or rendering more difficult or costly, the completion of a takeover transaction that stockholders might view as being in their best interests.

	UNIFY	AXS-ONE

In addition, Unify is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Each of the foregoing may have the effect of preventing or rendering more difficult or costly, the completion of a takeover transaction that stockholders might view as being in their best interests.

Stock Trading Policy

Unify’s insider trading policies forbids insider trading. If you will be an employee of Unify or the Surviving Subsidiary after the closing of the Merger, your shares may be subject to these insider trading policies.

THE UNIFY CORPORATION SPECIAL MEETING OF STOCKHOLDERS

General

     Unify Corporation is sending you this joint proxy statement/prospectus as part of the solicitation of proxies by Unify’s board of directors for use at Unify Corporation’s special meeting of stockholders and any adjournments or postponements of the meeting. Unify is first mailing this joint proxy statement/prospectus, including a notice of the Unify special meeting of stockholders and a form of proxy on or about May 20, 2009.

Date, Time and Place of the Unify Corporation Special Meeting

     The Unify special meeting is scheduled to be held on June 30, 2009:

at 9:00 a.m., local time
at Unify Corporation’s Headquarters Office
1420 Rocky Ridge Drive, Suite 380
Roseville, California 95661

Purpose of the Unify Corporation Special Meeting

     At the Unify special meeting Unify common stockholders will be asked:

     1. To consider and vote upon a proposal to approve the issuance of new shares of Unify common stock, par value $0.001 per share, and warrants to purchase shares of Unify common stock, to securityholders of AXS-One, Inc., in connection with the merger proposed under the Agreement and Plan of Merger, dated as of April 16, 2009, by and among Unify, AXS-One Inc., a Delaware corporation, and UCAC, Inc., a wholly-owned subsidiary Unify, pursuant to which AXS-One Inc. will become a wholly-owned subsidiary of Unify through a merger;

     2. To consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1; and

     To transact such other business that properly comes before the meeting or any adjournment or postponement thereof.

UNIFY CORPORATION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE FOR EACH OF PROPOSALS NO. 1 AND 2.

Proposals to be Voted on at the Unify Corporation Special Meeting

Proposal No. 1: The Merger Proposal

     To consider and vote upon a proposal to approve the issuance of new shares of Unify common stock, par value $0.001 per share, and warrants to purchase shares of Unify common stock, to securityholders of AXS-One, Inc., in connection with the merger proposed under the Agreement and Plan of Merger, dated as of April 16, 2009, by and among Unify, AXS-One Inc., a Delaware corporation, and UCAC, Inc., a wholly-owned subsidiary Unify, pursuant to which AXS-One Inc. will become a wholly-owned subsidiary of Unify through a merger.

     Under NASDAQ Marketplace Rule 4350(i), a company listed on NASDAQ is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The 3,800,000 million newly issued shares of Unify common stock to be issued in the Merger exceed the 20% threshold under the NASDAQ Marketplace Rules and are expected to represent approximately 24% of Unify’s common stock following the Merger on a fully diluted basis, which assumes the exercise of all options and warrants for Unify common stock. In addition, pursuant to the Merger Agreement, additional shares of Unify common stock may be issued based upon the post closing net license revenues of AXS-One. Accordingly, in order to ensure compliance with NASDAQ Marketplace Rule 4350(i), Unify must obtain the approval of Unify stockholders for the issuance of these securities in the transaction.

UNIFY CORPORATION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR PROPOSAL NO. 1.

     Proposal No. 2: Adjournment

     To consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1;

UNIFY CORPORATION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR PROPOSAL NO. 2.

Required Vote for Approval of Proposal 1 and Proposal 2

     Approving Proposal 1 and Proposal 2 requires the affirmative vote of a majority of the shares of Unify common stock present in person or represented by proxy and entitled to vote at the special meeting at which a quorum is present. Each stockholder of record on the Unify record date will be entitled to one vote per share of common stock held on the Unify record date on all matters submitted for consideration of, and to be voted upon by, the stockholders at the special meeting.

Record Date; Unify Corporation Stockholders Entitled to Vote

     Unify’s board of directors has fixed May 15, 2009 as the record date for the Unify special meeting. Only stockholders of record at the close of business on that date will receive notice of and be able to vote at the Unify special meeting. At the close of business on the record date, there were 7,476,705 shares of Unify common stock outstanding held by approximately 322 record holders.

     As of the Unify record date, the directors and executive officers and their affiliates held 3,377,204 shares of Unify common stock, representing approximately 45% of the outstanding shares of Unify common stock. Certain of the Unify directors and executive officers, and their affiliates, representing 1,177,829 shares of common stock have entered into a stockholder agreement in connection with the Merger and have executed irrevocable proxies appointing AXS-One their lawful proxy and attorney-in-fact to vote at any meeting of Unify stockholders called for purposes of considering whether to approve the Merger and Merger Agreement. For a more detailed discussion of the voting agreement see the section entitled “Certain Agreements Related to the Merger — Unify Stockholder Agreement” in this joint proxy statement/prospectus.

Quorum

     The required quorum for the approval of the Proposals is a majority of the shares of Unify’s common stock issued and outstanding as of the Unify record date. Shares voted “FOR,” “AGAINST” or “WITHHELD” from a matter voted upon by the stockholders at the special meeting will be treated as being present at the special meeting for purposes of establishing a quorum for the transaction of business, and will also be treated as shares “represented and voting” at the special meeting (the “Votes Cast”) with respect to any such matter.

Proxies; Abstentions and Broker Non-Votes

     You should complete and return the accompanying proxy card or vote your proxy by telephone or the Internet, whether or not you plan to attend the Unify special meeting in person. All properly executed proxies received by Unify before the Unify Corporation special meeting that are not revoked will be voted at the Unify special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, FOR approval of the Proposals. Properly executed proxies, other than proxies voting against Proposal 2, also will be voted for any adjournment or postponement of the Unify special meeting for the purpose of soliciting additional votes to approve Proposal 1, if necessary.

     Properly executed proxies marked “Abstain” will not be voted at the Unify special meeting. Abstentions will be counted for purposes of determining both (i) the presence or absence of the quorum for the approval of the Proposals, and (ii) the total number of Votes Cast with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against a proposal submitted for consideration of the stockholders.

     If your shares of Unify common stock are held in “street name” by your broker, you must follow the directions your broker provides to you regarding how to instruct your broker to vote your shares of Unify common stock. You cannot vote shares of Unify common stock held in “street name” by returning a proxy card to Unify. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the approval of the Proposals, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal. “Broker non-votes” include shares for which a bank, broker or other nominee holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter.

     Unify’s board of directors is not currently aware of any business to be brought before the special meeting other than the Proposals. However, if any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

     Unify’s board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, pre-paid envelope or to alternatively vote your proxy via the telephone or Internet voting instructions on your card. If your shares of Unify common stock are held in “street name” by your broker, you must follow the directions your broker provides to you regarding how to instruct your broker to vote your shares of Unify common stock. You cannot vote shares of Unify common stock held in “street name” by returning a proxy card to Unify.

Voting and Revocation of Proxies

     Voting by Mail

     By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing individuals named on the proxy card (each, a “proxy”) to vote your shares at the meeting in the manner you indicate. Unify encourages you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

     Voting by Telephone

     To vote by telephone, please follow the instructions included with your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

     Voting over the Internet

     To vote over the Internet, please follow the instructions included with your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

     Electronic Delivery of Future Proxy Materials

     If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

     Voting in Person

     If you plan to attend the meeting and vote in person, Unify will provide you with a ballot at the meeting. If your shares are registered directly in your name, that is, you hold a share certificate, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote such shares. Contact your broker or other record holder of the shares for assistance if this applies to you.

     Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the Unify special meeting. To revoke your proxy, either:

Deliver a signed notice of revocation or a properly executed new proxy card bearing a later date to:

     Unify Corporation
1420 Rocky Ridge Drive, Suite 380
Roseville, CA 95661
(916) 218-4700
investor_relations@unify.com

Or attend the Unify special meeting and vote your shares in person.

     Attendance at the Unify special meeting will not, in and of itself, have the effect of revoking your proxy.

Appraisal Rights and Dissenters’ Rights

     Unify common stockholders are not entitled to dissenters’ rights or appraisal rights under the Delaware General Corporation Law in connection with the Merger.

Interests of Certain Person in Matters to be Acted Upon

     No director or executive officer of Unify since December 31, 2007, nor their associates, have any interests in the Proposals that differ from, or are in addition to, their interests as Unify common stockholders.

Solicitation of Proxies and Expenses

     The cost of soliciting proxies will be borne by Unify. Unify may reimburse brokerage firms, banks and other persons representing the beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

     We will solicit stockholders by mail through our regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Unify stock registered in the names of such persons and will reimburse them for their reasonable out-of-pocket costs. We may also use the services of directors, officers and others to solicit proxies, personally or by telephone, without additional compensation.

THE AXS-ONE SPECIAL MEETING OF STOCKHOLDERS

     AXS-One is furnishing this joint proxy statement/prospectus to its stockholders in order to provide important information regarding the matters to be considered at the AXS-One special meeting of stockholders and at any adjournment or postponement of the AXS-One special meeting. AXS-One first mailed this joint proxy statement/prospectus and the accompanying form of proxy to its stockholders on or about May 20, 2009.

Date, Time and Place of the AXS-One Special Meeting

     The AXS-One special meeting is scheduled to be held on June 30, 2009:

     at 9:00 a.m., local time
at AXS-One’s Corporate Headquarters
301 Route 17 North
Rutherford, NJ 07070

Matters to be Considered at the AXS-One Special Meeting

     At the AXS-One special meeting, stockholders of AXS-One will be asked to consider and vote upon the following two proposals:

     Proposal No. 1: The Merger Proposal

     To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated April 16, 2009, by and among AXS-One, Unify Corporation, a Delaware corporation, and UCAC, Inc., a wholly-owned subsidiary of Unify Corporation, pursuant to which AXS-One will become a wholly-owned subsidiary of Unify Corporation through a merger.

     The AXS-One board of directors unanimously recommends that AXS-One stockholders vote FOR Proposal No. 1 to adopt the Merger Agreement.

     Proposal No. 2: The Adjournment Proposal

     To vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing Proposal No. 1.

     The AXS-One board of directors unanimously recommends that AXS-One stockholders vote FOR Proposal No. 2 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

     No other matters than those proposals described above will be brought before the AXS-One special meeting.

Record Date; AXS-One Stockholders Entitled to Vote

     The record date for determining the AXS-One stockholders entitled to vote at the AXS-One special meeting is May 15, 2009. Holders of record of AXS-One common stock at the close of business on that date are entitled to vote at the AXS-One special meeting. On the AXS-One record date, there were issued and outstanding 41,133,925 shares of AXS-One common stock.

     As of the AXS-One record date, the directors and executive officers of AXS-One and their affiliates held 17,672,224 shares of AXS-One common stock, representing approximately 43% of the outstanding shares of AXS-One common stock. Certain of the AXS-One directors and executive officers, and their affiliates, have entered into a stockholder agreement in connection with the Merger and have executed irrevocable proxies appointing Unify their lawful proxy and attorney-in-fact to vote at any meeting of AXS-One stockholders called for purposes of considering whether to approve the Merger and Merger Agreement. For a more detailed discussion of the voting agreement see the section entitled “Certain Agreements Related to the Merger — AXS-One Stockholder Agreement” in this joint proxy statement/prospectus.

Voting and Revocation of Proxies

     General

     Shares represented by a properly signed and dated proxy will be voted at the AXS-One special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed but that do not contain voting instructions will be voted FOR Proposal No. 1 to adopt the Merger Agreement and FOR Proposal No. 2 to adjourn the AXS-One special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing Proposal No. 1.

     Abstentions

     AXS-One will count a properly executed proxy marked ABSTAIN with respect to a particular proposal as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the AXS-One special meeting with respect to such proposal. Because approval of Proposal No. 1 requires the affirmative vote of a majority of the outstanding shares, abstentions on this proposal will have the same effect as a vote AGAINST Proposal No. 1. Abstentions have no effect on the determination of whether Proposal No. 2 has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, abstentions could prevent the approval of Proposal No. 2 where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

     Broker Non-Votes

     If your AXS-One shares are held by your broker, your broker will vote your shares for you only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of AXS-One common stock without specific instructions from you. Failure to instruct your broker how to vote on Proposal No. 1 will have the same effect as a vote AGAINST Proposal No. 1. Broker non-votes have no effect on the determination of whether Proposal No. 2 has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting.

     Voting Shares in Person that are Held Through Brokers

     If your shares are held of record by your broker, bank or another nominee and you wish to vote those shares in person at the AXS-One special meeting, you must obtain from the nominee holding your shares a properly executed legal proxy identifying you as a AXS-One stockholder, authorizing you to act on behalf of the nominee at the AXS-One special meeting and identifying the number of shares with respect to which the authorization is granted.

     Revocation of Proxies

     If you submit a proxy, you may revoke it at any time before it is voted by:

delivering to the Secretary of AXS-One a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

submitting to the Secretary of AXS-One a new, signed proxy with a later date than the proxy you wish to revoke; or

attending the AXS-One special meeting and voting in person (your attendance alone will not revoke your proxy).

     Notices to the Secretary of AXS-One should be addressed to AXS-One, 301 Route 17 North, Rutherford, New Jersey 07070, Attention: Secretary.

     If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Required Stockholder Vote; Quorum

     In order to conduct business at the AXS-One special meeting, a quorum must be present. The holders of a majority of the votes entitled to be cast by holders of common stock at the AXS-One special meeting, present in person or represented by proxy, constitute a quorum under AXS-One’s bylaws. AXS-One will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the AXS-One special meeting for the purposes of determining the existence of a quorum.

     With respect to any matter submitted to a vote of the AXS-One stockholders, each holder of AXS-One common stock will be entitled to one vote, in person or by proxy, for each share of AXS-One common stock held in his, her or its name on the books of AXS-One on the record date.

     Approval of Proposal No. 1 requires the affirmative vote of a majority of the shares of AXS-One common stock outstanding on the AXS-One record date.

     Approval of Proposal No. 2 requires the affirmative vote of holders of a majority of the votes of the outstanding shares of AXS-One common stock present in person or represented by proxy at the AXS-One special meeting that are voted with respect to proposal No. 2.

Board of Directors’ Unanimous Recommendations

     After careful consideration, the AXS-One board of directors has determined that the Merger Agreement is advisable and in the best interests of AXS-One and its stockholders. The AXS-One board of directors unanimously recommends that AXS-One stockholders vote FOR Proposal No. 1 to adopt the Merger Agreement and FOR Proposal No. 2 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

     The matters to be considered at the AXS-One special meeting are of great importance to the stockholders of AXS-One. Accordingly, AXS-One urges its stockholders to read and carefully consider the information presented in this joint proxy statement/prospectus, and to properly complete and submit the proxy.

     AXS-One stockholders should not submit any stock certificates at this time. A transmittal form with instructions for the surrender of stock certificates for AXS-One stock will be mailed to AXS-One stockholders as soon as practicable after completion of the Merger.

Solicitation of Proxies

     The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the AXS-One board of directors for use at the AXS-One special meeting. AXS-One will pay for the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, the directors, officers, employees and agents of AXS-One may solicit proxies from AXS-One stockholders by personal interview, telephone, telegram or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of AXS-One common stock for the forwarding of solicitation materials to the beneficial owners of AXS-One common stock to reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

     AXS-One stockholders are advised to thoroughly read all available documents and materials regarding the Merger, including the sections entitled “The Merger — Interests of AXS-One Directors and Executive Officers in the Merger” and “The Merger — Appraisal Rights” in this joint proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Unify Corporation

     Unify Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by Unify Corporation at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. The SEC filings of Unify are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. Unify stockholders may request a copy of such documents in writing or by calling Unify Corporation at (916) 218-4700, emailing Unify at investor_relations@Unify.com or writing to Unify Corporation, 1420 Rocky Ridge Drive, Suite 380, Roseville, California 95661, Attention: Investor Relations.

     Unify is filing this joint proxy statement as part of a registration statement on Form S-4 regarding the Merger with the SEC. This joint proxy statement/prospectus constitutes a prospectus of Unify in addition to being a proxy statement of Unify and a proxy statement of AXS-One for their respective stockholder meetings. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Unify, Unify common stock and AXS-One investors and securityholders are urged to read the joint proxy statement/prospectus because it will contain important information about Unify and AXS-One and the proposed transaction. As allowed by the SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     Unify incorporates by reference (i) the Merger Agreement attached to this joint proxy statement/prospectus as Annex A which includes the AXS-One stockholders executing stockholder agreement (A-1), AXS-One Stockholder Agreement (A-2), the Unify Corporation stockholders executing stockholder agreements (B-1) and Unify Corporation Stockholder Agreement (B-2); the Note Exchange Agreement as Annex B; Written Opinion of Updata Securities, Inc. as Annex C; and the Delaware General Corporation Code – Appraisal Rights (Section 262) as Annex D. Documents incorporated by reference are available from Unify without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this joint proxy statement/prospectus. Unify stockholders may request a copy of such documents in writing or by calling Unify Corporation at (916) 218-4700, emailing Unify Corporation at investor_relations@unify.com or writing to Unify Corporation, 1420 Rocky Ridge Drive, Suite 380, Roseville, California 95661, Attention: Investor Relations.

     Unify has supplied all information contained in this joint proxy statement/prospectus relating to Unify, and AXS-One has supplied all information contained in this joint proxy statement/prospectus relating to AXS-One. Unify is not incorporating the contents of its website, the website of AXS-One, the website of the SEC, or any other website into this joint proxy statement/prospectus.

     IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF UNIFY CORPORATION’S SPECIAL MEETING OF STOCKHOLDERS OR AXS-ONE’S SPECIAL MEETING OF STOCKHOLDERS, UNIFY CORPORATION SHOULD RECEIVE YOUR REQUEST NO LATER THAN TEN BUSINESS DAYS BEFORE THE UNIFY CORPORATION MEETING, AND AXS-ONE SHOULD RECEIVE YOUR REQUEST NO LATER THAN TEN BUSINESS DAYS BEFORE THE AXS-ONE MEETING.

AXS-One, Inc.

     AXS-One files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by AXS-One at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. The SEC filings of AXS-One are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. or by calling AXS-One at (201) 935-3400, emailing AXS-One at info@axsone.com or writing to AXS-One, 301 Route 17 North, Rutherford, New Jersey 07070, Attention: Investor Relations.

Other Information

     The joint proxy statement/prospectus will be mailed to stockholders of Unify and AXS-One. Stockholders may obtain a free copy of the definitive joint proxy statement/prospectus and other documents when filed with the SEC at the SEC’s website at http://www.sec.gov. The joint proxy statement/prospectus and other relevant documents may also be obtained free of charge from:

  Unify: by calling Unify Corporation at (916) 218-4700, emailing Unify investor_relations@unify.com or writing to Unify Corporation, 1420 Rocky Ridge Drive, Suite 380, Roseville, CA 95 95661, Attention: Investor Relations, or

  AXS-One: by calling AXS-One at (201) 935-3400, emailing AXS-One at info@axsone.com or writing to AXS-One, 301 Route 17 North, Rutherford, New Jersey 07070, Attention: Investor Relations.

     We have not authorized anyone to give any information or make any representation about the Merger or Unify Corporation or AXS-One that is different from, or in addition to, that contained in this joint proxy statement /prospectus. Therefore, if anyone does give you information of this kind, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

LEGAL MATTERS

     The validity of the shares of Unify Corporation common stock being offered by this proxy statement/prospectus will be passed upon for Unify Corporation by K&L Gates LLP.

EXPERTS

     The financial statements of Unify Corporation included in this joint proxy statement/prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of AXS-One included in this joint proxy statement/prospectus, have been audited by Amper, Politziner & Mattia LLP, independent auditors, as stated in their report, which is included elsewhere in this joint proxy statement/prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

UNIFY CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Grant Thornton LLP, Independent Registered Public Accounting Firm

Board of Directors and Stockholders of Unify Corporation

     We have audited the accompanying balance sheets of Unify Corporation and subsidiaries as of April 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended April 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on theses financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unify Corporation and subsidiaries as of April 30, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
Reno, Nevada
June 30, 2008

UNIFY CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	April 30,	April 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$2,692	$2,064
Accounts receivable, net of allowances of $169 in 2008, and $193 in 2007	5,079	4,219
Accounts receivable-related party	13	8
Prepaid expenses and other current assets	529	520
Total current assets	8,313	6,811

Property and equipment, net	346	229
Other investments	—	214
Goodwill	5,643	5,283
Intangibles, net	2,197	2,643
Other assets, net of allowances of $96 in 2008, and $213 in 2007	179	474
Total assets	$16,678	$15,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$326	$620
Current portion of long term debt	8	1,361
Accrued compensation and related expenses	1,661	804
Accrued acquisition costs	—	508
Other accrued liabilities	895	1,284
Deferred revenue	6,580	5,577
Total current liabilities	9,470	10,154

Long term debt, net of current portion	1,334	4,910
Other long term liabilities	455	121

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.001 par value; 7,931,370 shares authorized; no shares
issued or outstanding	—	—
Common stock, $0.001 par value; 40,000,000 shares authorized, 6,980,749
and 6,029,201 shares outstanding in 2008 and 2007	7	6
Additional paid-in capital	68,215	64,973
Accumulated other comprehensive income	119	45
Accumulated deficit	(62,922)	(64,555)
Total stockholders’ equity	5,419	469
Total liabilities and stockholders’ equity	$16,678	$15,654

See accompanying notes

UNIFY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Years Ended April 30,
	2008	2007	2006
Revenues:
Software licenses	$8,539	$4,432	$4,759
Services	11,286	6,755	5,384
Total revenues	19,825	11,187	10,143

Cost of Revenues:
Software licenses	226	377	448
Services	1,374	1,024	1,106
Total cost of revenues	1,600	1,401	1,554
Gross profit	18,225	9,786	8,589

Operating Expenses:
Product development	3,498	2,360	1,643
Selling, general and administrative	12,002	8,314	5,801
Total operating expenses	15,500	10,674	7,444
Income (loss) from operations	2,725	(888)	1,145
Interest expense	(900)	(527)	(11)
Other income (expense), net	130	136	61
Income (loss) from continuing operations before income
taxes	1,955	(1,279)	1,195
Provision for income taxes	324	82	—
Income (loss) from continuing operations	1,631	(1,361)	1,195
Loss from discontinued operations	—	(1,445)	(1,823)
Net income (loss)	$1,631	$(2,806)	$(628)

Net income (loss) per share:
Basic earnings per share:
Continuing operations	$0.25	$(0.23)	$0.21
Discontinued operations	$—	$(0.24)	$(0.32)
Net income (loss) per share	$0.25	$(0.47)	$(0.11)

Dilutive earnings per share:
Continuing operations	$0.23	$(0.23)	$0.20
Discontinued operations	$—	$(0.24)	$(0.32)
Net income (loss) per share	$0.23	$(0.47)	$(0.12)
Shares used in computing net income (loss) per share:
Basic	6,423	5,927	5,803
Diluted	7,105	5,927	5,875

See accompanying notes

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)

				Accumulated
			Additional	Other		Total	Comprehensive
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’	Income
	Shares	Amount	Capital	Income (loss)	Deficit	Equity	(Loss)
Balances at April 30, 2005	5,688,530	$6	$63,612	$73	$(61,122)	$2,569
Comprehensive loss

Net income from continued operations	—	—	—	—	1,195	1,195	$1,195

Net loss from discontinued operations	—	—	—	—	(1,823)	(1,823)	(1,823)
Translation adjustments	—	—	—	(54)	—	(54)	(54)
Total comprehensive loss							$(682)
Issuance of common stock	88,527	—	172	—	—	172
Exercise of stock options	62,523	—	58	—	—	58
Issuance of common stock under
employee stock purchase plan	42,060	—	62	—	—	62
Stock-based compensation	23,081	—	57	—	—	57
Balances at April 30, 2006	5,904,721	$6	$63,961	$19	$(61,750)	$2,236
Comprehensive loss

Net loss from continuing operations	—	—	—	—	(1,361)	(1,361)	$(1,361)
Net loss from discontinued operations
(as restated)	—	—	—	—	(1,445)	(1,445)	(1,445)
Translation adjustments	—	—	—	26	1	27	27
Total comprehensive loss							$(2,779)
Issuance of common stock	—	—	43	—	—	43
Exercise of stock options	85,080	—	152	—	—	152
Fair value of warrants issued	—	—	743	—	—	743
Stock-based compensation	39,400	—	74	—	—	74

Balances at April 30, 2007 (as restated)	6,029,201	$6	$64,973	$45	$(64,555)	$469
Comprehensive loss

Net income continuing operations	—	—	—	—	1,631	1,631	$1,631
Translation adjustments	—	—	—	74	2	76	76
Total comprehensive income							$1,707
Issuance of common stock	41,108	—	183	—	—	183
Exercise of stock options	13,390	—	23	—	—	23
Conversion of warrants and debt to stock	897,050	1	2,826	—	—	2,827
Stock-based compensation	—	—	210	—	—	210
Balances at April 30, 2008	6,980,749	$7	$68,215	$119	$(62,922)	$5,419

See accompanying notes

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended April 30,
	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$1,631	$(2,806)	$(628)
Loss from discontinued operations	—	(1,445)	(1,823)
Income (loss) from continuing operations	1,631	(1,361)	1,195
Reconciliation of income (loss) to net cash provided by (used in) continuing operating activities:
Depreciation	172	185	169
Gain on disposal of other investments	(49)	—	3
Amortization of intangible assets	770	307	12
Fulfillment of support obligations	(313)	(224)	—
Amortization of discount on notes payable	199	138	—
Stock based expense	210	117	102
Changes in operating assets and liabilities:
Accounts receivable	(596)	387	(925)
Prepaid expenses and other current assets	119	172	125
Other long term assets	142	(200)	—
Accounts payable	(312)	(520)	(300)
Accrued compensation and related expenses	784	(723)	68
Accrued acquisition costs	(324)	508	—
Other accrued liabilities	50	(839)	(339)
Deferred revenue	899	2,623	(149)
Net cash provided by (used in) continuing operating activities	3,382	570	(39)
Cash flows from investing activities:
Acquisition, net of cash acquired	(249)	(5,804)	—
Purchases of property and equipment	(284)	(63)	(41)
Proceeds from sale of property and equipment	9	—	—
Payments on acquisitions	(317)	—	—
Proceeds from sale of other investments	265	—	—
Net cash used in investing activities of continuing operations	(576)	(5,867)	(41)
Cash flows from financing activities:
Proceeds from issuance of common stock	20	153	58
Borrowings under debt obligations	1,000	7,749	1,494
Principal payments under debt obligations	(3,302)	(927)	(1,594)
Net cash provided by (used in) financing activities of continuing operations	(2,282)	6,975	(42)
Effect of exchange rate changes on cash	104	(50)	(54)
Cash flows of discontinued operations:
Net cash used in operating activities	—	(1,445)	(1,549)
Net cash used in investing activities	—	—	(6)
Net cash used in financing activities	—	—	(63)
Net cash used in discontinued operations	—	(1,445)	(1,618)
Net increase (decrease) in cash and cash equivalents	628	183	(1,794)
Cash and cash equivalents, beginning of year	2,064	1,881	3,675
Cash and cash equivalents, end of year	$2,692	$2,064	$1,881
Supplemental cash flow information for continuing operations:
Cash paid during the year for interest, net:	$610	$209	$11
Cash paid during the year for income taxes	$21	$1	$1
Supplemental non-cash financing activities:
Warrants issued in conjunction with the issuance of long term debt	$—	$743	$—
Warrants converted into common stock	$162	$—	$—
Debt converted into common stock	$3,004	$—	$—

See accompanying notes

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2008

Note 1. The Company and Summary of Significant Accounting Policies

The Company

     Unify (the “Company”, “we”, “us” or “our”) is a global provider of application modernization, data management and application development solutions that enable Service-Oriented Architecture (SOA). Our suite of migration solutions, easy to use development software and maintenance-free embedded databases allows customers to modernize and maximize their application environment. For organizations needing to modernize their systems, we help businesses service-enable legacy applications to support SOA initiatives. Based on market requirements, our solutions help companies increase speed and agility, improve asset reuse, lower IT costs and reduce risks and exposures.

Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries including Unify Corporation France S.A., Gupta Technologies, LLC, Gupta Technologies Ltd., Gupta Technologies GmbH, and Active Data Corporation. All significant intercompany balances and transactions have been eliminated.

     The functional currency of the Company’s foreign subsidiaries is their local currency. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at period-end exchange rates. Income and expense accounts are translated at average rates of exchange in effect during the reporting period. Foreign currency transaction gains or losses are included in other income, net. Foreign currency adjustments resulting from the translation process are excluded from net income and recorded in other comprehensive income. At April 30, 2008, the Company had $1,663,000 in foreign bank accounts.

     The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the assessment of the valuation of goodwill and other intangible assets, valuation allowance for deferred taxes and the allowance for doubtful accounts for accounts receivable, long-term receivables and notes receivable. Actual results could differ from these estimates.

Cash Equivalents

     Cash equivalents are highly liquid investments with original maturities of three months or less when purchased and are stated at cost. Cash equivalents consist primarily of demand deposits with banks and money market funds.

Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments. The carrying amounts of long term accounts receivable approximate fair value based on the collection analysis performed and recording of necessary reserves. The fair values of the Company's long term borrowings are estimated based on the Company's current incremental borrowing rates for similar types of borrowing arrangements and such values approximate the fair value of the borrowings as of fiscal year end.

Concentrations of Credit Risk and Credit Evaluations

     Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company places its cash and cash equivalents primarily with four financial institutions. The Company licenses its products principally to companies in the United States, Europe, and Japan. One single customer accounted for 12% of consolidated revenues in the years ended April 30, 2008 and 2006. No single customer accounted for 10% or more of consolidated revenue in the year ended April 30, 2007. The Company performs periodic credit evaluations of its customers and generally does not require collateral. Allowances are maintained for potential credit losses. International revenues include all our software license and service revenues from customers located outside North America. International revenues accounted for 78%, 73% and 70% of total revenues in fiscal years 2008, 2007 and 2006, respectively.

Allowance for Doubtful Accounts

     An allowance for doubtful accounts is established to ensure trade receivables are not overstated due to uncollectability. Bad-debt reserves are maintained for all customers based on a variety of factors, including the length of time receivables are past due, significant one-time events and historical experience. Additional reserves for individual accounts are recorded when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. Following is a schedule that details activity for the allowance for doubtful accounts and the allowance for long-term accounts and notes receivable.

		Charges
	Balance at	(Credits) to		Balance at
	Beginning	Operating	Write-offs	End of
	of Year	Expenses	of Accounts	Year
	(In thousands)
Allowance for doubtful accounts receivable:
Year ended April 30, 2006	$195	$(109)	$(38)	$48
Year ended April 30, 2007	48	204	(59)	193
Year ended April 30, 2008	193	15	(39)	169

Allowance for long-term accounts and notes
receivable – reflected in other assets:
Year ended April 30, 2006	$178	$71	$(3)	$246
Year ended April 30, 2007	246	(33)	—	213
Year ended April 30, 2008	213	23	(140)	96

Other Investments

     The Company carries other investments at the lower of cost or estimated fair value (Note 4).

Property and Equipment

     Property and equipment are stated at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

Capitalized Software

     Under the criteria set forth in Statement of Financial Accounting Standard (“SFAS”) No. 86 Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, capitalization of software development costs begins upon the establishment of technological feasibility of the product. With respect to the Company’s software development process, technological feasibility is established upon completion of a working model. To date, the Company’s products have been released shortly after reaching technological feasibility. Therefore, development costs incurred after completion of a working model and prior to general release have not been significant. Accordingly, no software development costs have been capitalized by the Company to date.

Long-Lived Assets

     The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may be in excess of fair value or not recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

     The Company periodically reevaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated useful lives of the long-lived assets. The criteria used for these evaluations include management’s estimate of the asset’s continuing ability to generate income from operations and positive cash flows in future periods.

Goodwill

     Goodwill is the excess of cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. Goodwill is tested for impairment on an annual basis as of April 30, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach. No impairment of goodwill has been identified during any of the periods presented (Note 5).

Intangible Assets

     Intangible assets are amortized using the straight-line method over their estimated period of benefit. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairments of intangible assets have been identified during any of the periods (Note 5).

Revenue Recognition

     The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. The Company licenses its products to end-user customers, independent software vendors (“ISVs”), international distributors and value-added resellers (“VARs”). The Company’s products are generally sold with a perpetual license. The Company’s contracts with ISVs, VARs and international distributors do not include special considerations such as rights of return, stock rotation, price protection, special acceptance or warranty provisions. With the exception of its Composer for Lotus Notes solution and its discontinued product, NavRisk, the Company recognizes revenue for software license sales in accordance with Statement of Position (“SOP”) 97-2, Software Revenue Recognition. For the Composer for Lotus Notes and its discontinued product, NavRisk, the Company recognized revenue for software licenses sales in accordance with Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts and Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts. The Company exercises judgment in connection with the determination of the amount of software and services revenue to be recognized in each accounting period. The nature of each licensing arrangement determines how revenues and related costs are recognized.

     For software license arrangements that do not require significant modification or customization of the underlying software, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectability is probable and persuasive evidence of an arrangement exists.

     The Company considers a signed noncancelable license agreement, a customer purchase order, a customer purchase requisition, or a sales quotation signed by an authorized purchaser of the customer to be persuasive evidence that an arrangement exits such that revenue can be recognized.

     The Company’s customer contracts include multi-element arrangements that include a delivered element (a software license) and undelivered elements (such as maintenance and support and/or consulting). The value allocated to the undelivered elements is unbundled from the delivered element based on vendor-specific objective evidence (VSOE) of the fair value of the maintenance and support and/or consulting, regardless of any separate prices stated within the contract. VSOE of fair value is defined as: (i) the price charged when the same element is sold separately, or (ii) if the element has not yet been sold separately, the price for the element established by management having the relevant authority when it is probable that the price will not change before the introduction of the element into the marketplace. The Company then allocates the remaining balance to the delivered element (a software license) regardless of any separate prices stated within the contract using the residual method as the fair value of all undelivered elements is determinable.

     We defer revenue for any undelivered elements, and recognize revenue for delivered elements only when the fair values of undelivered elements are known, uncertainties regarding customer acceptance are resolved, and there are no customer-negotiated refund or return rights affecting the revenue recognized for delivered elements. If we cannot objectively determine the fair value of any undelivered element included in bundled software and service arrangements, we defer revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

     An assessment of the ability of the Company’s customers to pay is another consideration that affects revenue recognition. In some cases, the Company sells to undercapitalized customers. In those circumstances, revenue recognition is deferred until cash is received, the customer has established a history of making timely payments or the customer’s financial condition has improved. Furthermore, once revenue has been recognized, the Company evaluates the related accounts receivable balance at each period end for amounts that we believe may no longer be collectible. This evaluation is largely done based on a review of the financial condition via credit agencies and historical experience with the customer. Any deterioration in credit worthiness of a customer may impact the Company’s evaluation of accounts receivable in any given period.

     Revenue from support and maintenance activities, which consist of fees for ongoing support and unspecified product updates, are recognized ratably over the term of the maintenance contract, typically one year, and the associated costs are expensed as incurred. Consulting service arrangements are performed on a “best efforts” basis and are generally billed under time-and-materials arrangements. Revenues and expenses relating to providing consulting services are recognized as the services are performed.

Warranties and Indemnification

     The Company offers a limited warranty for product and service sales that generally provide the customer a sixty-day warranty period against defects. To date, the Company has not incurred any material costs as a result of such warranties and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.

     The Company’s license agreements generally include certain provisions for indemnifying customers against liabilities if its product or services infringe upon a third-party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.

Stock-Based Compensation

     Effective May 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment, using the modified version of prospective application. Under this method, compensation expense includes the estimated fair value of equity awards vested during the reported period. Expense for equity awards vested is determined based on grant date fair value previously calculated for pro forma disclosures under SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123. For the fiscal years ended April 30, 2008 and 2007, stock-based compensation expense was comprised of the following (in thousands):

	April 30, 2008	April 30, 2007
Cost of Sales	$4	$2
Product Development	30	7
Selling, General and Administrative	176	33
Total Equity-Based Compensation, Continuing Operations	210	42
Equity-Based Compensation, Discontinued Operations	—	32
Total Equity-Based Compensation	$210	$74

     The following table shows remaining unrecognized compensation expense from continuing operations on a pre-tax basis related to all types of nonvested equity awards outstanding as of April 30, 2008. This table does not include an estimate for future grants that may be issued (amounts in thousands).

Fiscal Year Ended April 30,	Amount
2009	$183
2010	165
2011	154
2012	55
Total	$557

     The cost above is expected to be recognized over a weighted-average period of 1.50 years.

     As permitted by SFAS No. 148, prior to the adoption of SFAS No. 123(R), the Company accounted for equity award expense under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, under which no compensation was recognized in the Company’s financial statements for the twelve months ended April 30, 2006. In connection with the modified prospective method, disclosures made for periods prior to the adoption of SFAS No. 123(R) do not reflect restated amounts.

     The following table illustrates the effect on net loss and net loss per share if Unify had applied the fair value recognition provisions of SFAS 123, to stock-based employee compensation (in thousands, except per share amounts):

Year Ended
April 30,
2006
Income (loss) from continuing operations	$1,195
Loss from discontinued operations	(1,823)
Net income (loss) as reported	$(628)
Add: stock-based employee compensation included in reported
net income (loss)	119
Less: stock-based employee compensation expense, determined
under fair value method for all awards	(289)
Pro forma net income (loss)	$(798)
Net income (loss) per share (basic and diluted), as reported	$(0.11)
Net income (loss) per share (basic and diluted), pro forma	$(0.14)

     The Company continues to use the Black-Scholes option pricing model to estimate fair value of equity awards, which requires the input of highly subjective assumptions, including the expected stock price volatility. The Company’s calculations are made using the Black-Scholes option pricing model, with the following weighted average assumptions: expected option life, 12 months following vesting; stock volatility, 104% in fiscal 2008, 193% in fiscal 2007, and 207% in fiscal 2006; risk-free interest rates, 4.2% in fiscal 2008, 4.7% in fiscal 2007, and 4.3% in fiscal 2006; and no dividends during the expected term. Not all stock options that have been granted will be exercised. Accordingly, the Company’s calculation of equity-based compensation expense includes an adjustment for the estimated number of options that will be forfeited.

     A summary of the Company’s stock option activity for the fiscal year ended April 30, 2008 is as follows:

		Weighted	Weighted
		Average	average remaining	Aggregate
		Exercise	contractual	intrinsic
	Shares	Price	term (in years)	value (1)
Outstanding at April 30, 2007	453,242	2.90	6.46	$277,608
Granted	393,300	3.58
Exercised	(13,390)	1.67
Cancelled/expired	(73,135)	3.41
Outstanding at April 30, 2008	760,017	3.23	7.35	$2,699,038
____________________

(1)	Aggregate intrinsic value is defined as the difference between the current market value and the exercise price and is estimated using the closing price of the Company’s common stock on the last trading day of the periods ended as of the dates indicated.

     The total intrinsic value of awards exercised during the year ended April 30, 2008 and 2007 was $26,566 and $75,215, respectively. The total fair value of awards vested during the year ended April 30, 2008 and 2007 was $258,297 and $131,748, respectively.

      A summary of the Company’s nonvested stock option activity for the fiscal year ended April 30, 2008 is as follows:

		Weighted
		Average
		Fair
	Shares	Value
Nonvested at April 30, 2007	118,370	$1.40
Granted	393,300	$3.58
Exercised	(165,940)	$1.56
Cancelled/expired	(7,240)	$2.38
Nonvested at April 30, 2008	338,490	$2.66

Income Taxes

     Deferred taxes are recorded for the difference between the financial statement and tax basis of the Company’s assets and liabilities and net operating loss carryforwards. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not. U.S. income taxes are not provided on the undistributed earnings of foreign subsidiaries as they are considered to be permanently invested.

Income (loss) Per Share

     Statement of Financial Accounting Standards No. 128, Earnings per Share, requires a dual presentation of basic and diluted income (loss) per share (“EPS”). Basic EPS excludes dilution and is computed by dividing net income attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (e.g. convertible preferred stock, warrants, and common stock options) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded for fiscal year 2007 as their effect would be antidilutive.

Comprehensive Income (loss)

     Comprehensive income (loss) includes net income (loss) and comprehensive income (loss). The Company’s components of other comprehensive income (loss) are gains and losses on foreign currency translation.

Segment Reporting

     The Company maintains two segments that sell and market application development software and related services. The segments are the Americas, which include the Company’s international distributors, and Europe, which includes the UK, France, Germany and other direct European customers.

Recently Issued Accounting Standards

     In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments – An Amendment of FAS Statements No. 133 and 150. SFAS No. 155: (a) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (b) clarifies that certain instruments are not subject to the requirements of SFAS 133, (c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that may contain an embedded derivative requiring bifurcation, (d) clarifies what may be an embedded derivative for certain concentrations of credit risk, and (e) amends SFAS 140 to eliminate certain prohibitions related to derivatives on a qualifying special-purpose entity. SFAS No. 155 became effective for the Company in the first quarter of fiscal year 2008 and did not have a material impact on our financial position, cash flows or results of operations.

     In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006 and was applicable for Unify in the first quarter of fiscal year 2008. The adoption of FIN No. 48 did not have a material impact on our financial position, cash flows or results of operations.

     In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We are currently assessing the impact, if any, of SFAS 157 on our consolidated financial statements.

     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value at specified election dates. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact, if any, of SFAS 159 on our consolidated financial statements.

     In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. The standard changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to noncontrolling interests reported as part of consolidated earnings. Additionally, Statement 160 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. Statement 160 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. We are currently assessing the impact, if any, of SFAS 160 on our consolidated financial statements.

     In December 2007, the FASB issued SFAS No. 141 (revised), Business Combinations. The standard changes the accounting for business combinations including the measurement of acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance. Statement 141(R) is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. We are currently assessing the impact, if any, of SFAS 141(R) on our consolidated financial statements.

     In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. (SFAS No. 161). SFAS No. 161 requires enhanced disclosures about an entity’s derivative instruments and hedging activities with a view toward improving the transparency of financial reporting, and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. We are currently evaluating the impact of adopting SFAS No. 161 on our consolidated financial statements.

     On May 9, 2008, the FASB issued FASB Staff Position No. APB 14-1(FSP APB 14-1), Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement. FSP APB 14-1 requires issuers of convertible debt that may be settled wholly or partly in cash when converted to account for the debt and equity components separately. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 and must be applied retrospectively to all periods presented. We are currently assessing the impact, if any, of FSP APB 14-1 on our consolidated financial statements.

Reclassifications

     Certain items in the fiscal 2007 and 2006 consolidated financial statements have been reclassified to conform to the fiscal 2008 presentation. These reclassifications had no effect on operating results or stockholders’ equity.

Note 2. Acquisitions and Discontinued Operations

     On March 14, 2006, the Company entered into an Agreement and Plan of Merger with Halo Technology Holdings Inc. (“Halo”). Under the terms of the merger agreement Halo would acquire all of the outstanding stock of Unify. On September 13, 2006, Halo and Unify entered into a Termination Agreement terminating the merger agreement.

     On September 13, 2006, the Company entered into a Purchase and Exchange Agreement with Halo whereby Unify agreed to purchase all of the outstanding stock of Gupta Technologies LLC (“Gupta”) from Halo in exchange for: (i) the Company’s Insurance Risk Management (“IRM”) division, (ii) the Company’s ViaMode software, (iii) $6,100,000 in cash, and (iv) the amount, if any, by which Gupta’s net working capital exceeds IRM’s net working capital at the close of the transaction. The Company’s acquisition of Gupta was consummated on November 20, 2006. The total purchase price for Gupta was $7.7 million. Gupta was founded in 1984 and is a leading producer of secure, small-footprint, embeddable databases and enterprise application development tools. The acquisition resulted in additional revenue and market share in the Company’s core markets and significantly enhanced the distribution channels through which the Company’s products can be sold. Gupta’s headquarters was in Redwood Shores, California with offices in Germany and the UK and has distributors and partners in more than 40 countries around the world. Gupta’s results of operations are included in the Company’s results from the date of acquisition, November 20, 2006, to April 30, 2008.

     On November 20, 2006, the Company entered into various agreements with ComVest Capital LLC (“ComVest”) whereby ComVest, along with participation from Special Situations Funds, provided debt financing for the Gupta acquisition. The debt financing consisted of $5.35 million in convertible term notes and a revolver of up to $2.5 million. There are three tranches that comprise the convertible term notes, Tranche 1 is for $1,000,000, Tranche 2 is for $3,250,000 and Tranche 3 is for $1,100,000. The term loans had an initial interest rate of 11.25% and have repayment terms of 48 to 60 months. The agreement was modified in April 2008 whereby the interest rate on the term loans has been decreased to 5% and all principal payments have been deferred until June 2009. As part of the debt financing the Company provided the lenders with 670,000 warrants to purchase common stock. There are 200,000 warrants to purchase common stock at a price of $1.35 per share, 270,000 warrants at a price of $1.60 per share and 200,000 warrants at a price of $1.90 per share. The warrants have an expiration date of October 31, 2012. Additionally, the holder of the term notes may, at their option, upon written notice to Unify given at any time and from time to time from the date Unify has sufficient authorized, unissued and unreserved shares of common stock convert the outstanding principal and any accrued interest into shares of Unify common stock. Tranche 1 is convertible at $2.50 per common share and Tranches 2 and 3 are convertible at $5.00 per common share. Unify may require conversion of the convertible term notes if its common stock price closes at or above 160% of the applicable conversion price for 20 or more consecutive market days. In October 2007, the outstanding balance for Tranche 1 of $0.9 million was converted into 352,380 shares of common stock. Additionally, in fiscal 2008, $1.6 million of the outstanding balance of Tranche 2 and $0.5 million of the outstanding balance of Tranche 3 was converted into 424,670 shares of common stock. The agreement provides for ComVest to have a security interest in substantially all of the Company’s assets. We capitalized $238,000 of debt issuance costs associated with the debt financing and also recorded a discount on the notes payable of approximately $743,000 that is attributed to the warrants that were issued in conjunction with the financing. The debt issuance costs and the discount on notes payable are being amortized using the effective interest method over the stated life of the related notes. The amortization of both the debt issuance costs and the discount on the notes payable was approximately $345,000 in fiscal 2008 and is included in interest expense. The unamortized amount of the discount on the notes payable was $76,000 as of April 30, 2008 and is included in long-term debt, net. As of April 30, 2008 the unamortized portion of debt issuance costs was $60,000 which is included in other assets, net.

     The Gupta purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, November 20, 2006. The determination of goodwill and intangibles is based on the results of an independent valuation expert’s report. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. The Company believes the fair values assigned to the assets acquired and liabilities assumed were based on reasonable assumptions. The following table summarizes the fair values of net assets acquired and represents the opening balance sheet for Gupta Technologies LLC as of the acquisition date, November 20, 2006 (in thousands):

Current assets	$1,281
Property and equipment, net	99
Long term assets	71
Goodwill	6,161
Intangibles	2,950
Total assets	$10,562

Current liabilities	2,844
Long term liabilities	18
Shareholders' equity	7,700
Total liabilities and shareholders' equity	$10,562

Unaudited Pro Forma Financial Information

     The unaudited financial information in the table below summarizes the combined results of the operations of Unify and Gupta, on a pro forma basis, as though the companies had been combined as of May 1, 2006. The pro forma information gives effect to the acquisition of Gupta and the sale of both the Company’s IRM division and its ViaMode Product. The pro forma information also assumes the financing raised in connection with the acquisition took place on May 1, 2006.

     The unaudited pro forma financial information combines the historical results of Unify for the twelve months ended April 30, 2007 and 2006 and due to differences in our reporting periods, the historical results of Gupta for the twelve months ended June 30, 2006 and the six months September 30, 2006.

	Year ended April 30,
(in thousands, except per share data)	2007	2006
Total revenues	$19,363	$21,600
Net income	$957	$(728)
Basic net income per share	$0.16	$(0.13)
Diluted net income per share	$0.16	$(0.13)

      The unaudited pro forma information is not necessarily indicative of the operational results, or of the financial position that would have occurred if the acquisition had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position of the consolidated enterprise.

Active Data Corporation

     On May 22, 2007, the Company purchased privately held Active Data Corporation (“ADC”) for approximately $420,000 plus potential earn-out payments over a two year period following the acquisition. ADC provided application migration software that added Microsoft’s .NET functionality to Unify’s Team Developer product and provided an additional application migration solution for the Company. Pursuant to the terms of the purchase agreement, Unify acquired all the outstanding stock of ADC. ADC did not represent the addition of a significant subsidiary as the investment in ADC was less than 10% of the Company’s assets, ADC’s total assets at date of acquisition were less than 10% of Unify’s assets and ADC’s net loss represented less than 10% of Unify’s net loss. The acquisition of Active Data did not have a material impact on the financials of Unify and the results of operations for Active Data Corporation are included in the Company’s results from the date of acquisition. The ADC purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The determination of goodwill and intangibles is based on the results of a report prepared by an independent valuation expert. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. The Company believes the fair values assigned to the assets acquired and liabilities assumed were based on reasonable assumptions.

Discontinued Operations

     In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of the Company’s IRM division and ViaMode software product have been reported as discontinued operations for the years ended April 30, 2007 and 2006, respectively.

     In addition, the assets and liabilities of the IRM division and the ViaMode software product have been reclassified as held for sale in the Balance Sheet at April 30, 2006. The divestitures of these businesses were made pursuant to the Company’s strategy to refocus on its core software development and embedded database products.

     The IRM division sold and marketed the NavRisk application. The NavRisk application is a policy administration and underwriting software application used by underwriters, administrators and risk managers of risk pools, risk retention groups, captives and self-insured entities. ViaMode is a software and services solution that is used for driver performance management within the transportation industry. Both IRM and ViaMode’s historic revenues were the result of sales solely in North America. The IRM division was previously reported as a separate segment and ViaMode was included in the Americas segment. Operating results for the IRM division and ViaMode software product are summarized as follows (in thousands):

	Year ended April 30,
	2008	2007	2006
Revenue	$—	$541	$1,106
Loss from discontinued operations	$—	$(1,445)	$(1,823)

     Assets and liabilities of the IRM division and the ViaMode product as of April 30, 2006 were as follows (in thousands):

April 30,
2006
Accounts receivable	$114
Other assets	200
Property and equipment, net	23
Intangibles, net	212
Goodwill	1,405
Total assets	$1,954

Accounts payable	$26
Other accrued liabilities	737
Accrued compensation and related expenses	105
Deferred revenue	416
Total liabilities	$1,284

      Intangibles, net of amortization and goodwill disposed of in the divestiture of the IRM division amounted to $212,000 and $1,405,000, respectively. No amortization expense was recorded once the related assets were held for sale, prior to their divestiture on November 20, 2006. The ViaMode software asset had no intangibles or goodwill associated with it.

Note 3. Property and Equipment

     Property and equipment at April 30, 2008 and 2007 consisted of the following (in thousands):

	2008	2007
Equipment	$1,962	$2,046
Furniture and leasehold improvements	863	942
	2,825	2,988
Less accumulated depreciation and amortization	(2,479)	(2,759)
Property and equipment, net	$346	$229

Note 4. Other Investments

     Other investments represent stock in closely held companies, which are accounted for under the cost method. The Company’s ownership interest in both Arango Software International, Inc. (“Arango”) and Unify Japan KK, is less than 15%.

     At April 30, 2008 and 2007 other investments consisted of the following (in thousands):

	2008	2007
Arango Software International, Inc.	$—	$175
Unify Japan KK	—	39
	$—	$214

     Unify Japan KK is a Japanese corporation that is a master distributor for the Company in Japan. Sales to Unify Japan KK in fiscal 2008 and 2007 were $0.2 million for both periods, respectively. Accounts receivable from Unify Japan KK as of April 30, 2008 and 2007 were $12,600 and $7,900, respectively.

     At April 30, 2008, we had no long-term investments. The Company held a minority interest in Arango, a privately held corporation located in Panama. In September 2007, the Company sold all of its stock in Arango as part of a stock repurchase plan offered by Arango. At the time of the sale, the Company had a carrying value of $175,000 for the Arango stock. Proceeds from the sale of the Arango stock were $264,000. The gain on the sale of the Arango stock is included in other income. The Company records an investment impairment charge if and when the Company believes an investment has experienced a decline in market value that is other than temporary. Several factors can trigger an impairment review such as significant underperformance relative to expected historical or projected future operating results and significant negative industry or economic trends. In assessing potential impairment for such investments, we consider these factors as well as the forecasted financial performance. In April 2008, we wrote off our investment in Unify Japan of $39,000 based on our assessment that there was a permanent decline in value for this investment.

Note 5. Goodwill and Intangible Assets

     The following tables present details of the Company’s goodwill and intangible assets as of April 30, 2008 and April 30, 2007 (in thousands). The April 30, 2007 amounts relate entirely to the purchase of Gupta Technologies LLC and the sale of the Company’s IRM division on November 20, 2006. See Note 2. The April 30, 2008 amounts relates to the purchase of Gupta Technologies LLC and Active Data.

	Gross		Net
	carrying	Accumulated	carrying	Estimated
April 30, 2008	amount	amortization	amount	useful life
Infinite Lives:
Goodwill	$5,643	$—	$5,643	—
Finite Lives:
Customer - related	1,500	(425)	1,075	5 years
Technology-based	1,050	(372)	678	4 years
Trademarks	300	(106)	194	4 years
Trade name	100	(100)	—	1 year
Technologies	288	(66)	222	4 years
Customer lists	36	(8)	28	4 years
Total	$8,917	$(1,077)	$7,840

	Gross		Net
	carrying	Accumulated	carrying	Estimated
April 30, 2007	amount	amortization	amount	useful life
Infinite Lives:
Goodwill	$5,283	$—	$5,283	—
Finite Lives:
Customer - related	1,500	(125)	1,375	5 years
Technology-based	1,050	(109)	941	4 years
Trademarks	300	(31)	269	4 years
Trade name	100	(42)	58	1 year
Total	$8,233	$(307)	$7,926

     Acquired finite-lived intangibles are generally amortized on a straight line basis over their estimated useful life. The useful life of finite-lived intangibles is the period over which the asset is expected to contribute directly or indirectly to future cash flows of the Company. Intangible assets amortization expense for continuing operations for fiscal 2008 was $770,000 and was related to the Gupta and Active Data acquisitions. Amortization expense for the fiscal year ended April 30, 2007, was $307,000 and was related entirely to the Gupta acquisition. The estimated future amortization expense related to intangible assets as of April 30, 2008, is as follows (in thousands):

Fiscal Year Ending April 30,	Amount
2009	719
2010	719
2011	578
2012	181
2013	—
Total	$2,197

     Goodwill is included in the Company’s Americas segment as part of corporate assets. Goodwill at April 30, 2008, represents the excess of the Gupta and Active Data Corporation purchase prices over the sum of the amounts assigned to assets acquired less liabilities assumed. The initial determination of goodwill and intangibles was based on the results of an independent valuation expert’s report. The Company believes the acquisition of Gupta and Active Data Corporation will produce the following results:

  Increased Market Presence and Opportunities: The combination of the Company, Gupta and Active Data should increase the combined company’s market presence and opportunities for growth in sales and earnings.

  Enhanced Product Mix: The complementary nature of the Company’s products with those of Gupta and Active Data should benefit current customers of both companies and provide the combined company with the ability to access new customers.

  Operating Efficiencies: The combination of the Company, Gupta and Active Data provides the opportunity for potential economies of scale and cost savings.

     The Company believes these primary factors support the amount of goodwill recognized as a result of the purchase price for Gupta and Active Data. Goodwill is tested for impairment on an annual basis as of April 30, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach in accordance with FASB 142, Goodwill and Other Intangible Assets. Based on our testing as of April 30, 2008, we do not believe goodwill is impaired and accordingly have made no adjustments to its carrying value.

Note 6. Credit Facility

     On November 3, 2006, the Company’s revolving line of credit with Silicon Valley Bank expired and was not renewed. At the expiration the Company had no amounts outstanding on the line of credit.

     On November 20, 2006, the Company entered into a revolving credit note agreement with ComVest Capital LLC. Under the terms of the agreement the Company can borrow up to $2.5 million. As of April 30, 2008, there was no amount outstanding on the revolver. The amount that can be borrowed under the revolver is based on the amount of eligible foreign and domestic accounts receivable outstanding. The revolver has an expiration date of November 30, 2010, and the Company incurs interest expense on funds borrowed at the prevailing prime rate plus 2.25% per annum (7.25% as of April 30, 2008).

Note 7. Long-Term Debt

     The Company’s debt consists of the following at April 30, 2008 and April 30, 2007 (in thousands):

	April 30,	April 30,
	2008	2007
Convertible notes payable to ComVest Capital LLC, interest rate of 5%, payable in installments through October 31, 2011. These notes include certain
negative covenants and the Company is in compliance with such covenants.	$1,400	$5,350

Revolving note payable to ComVest Capital LLC, interest rate of prime plus
2.25% and a maturity date of November 30, 2010	—	1,500

Capital leases payable, payable in monthly installments through June 2010	18	25
	1,418	6,875
Less discount on notes payable, net	(76)	(604)
Less current portion	(8)	(1,361)
Total long term debt, net	$1,334	$4,910

     A summary of long term debt obligations as April 30, 2008 is as follows (in thousands):

Fiscal Year Ending April 30,	Amount
2009	$8
2010	1,213
2011	197
Thereafter	—
1,418
Unamortized discount on notes payable	(76)
Current portion of long term debt	(8)
Total long term debt, net	$1,334

     In January 2008, the Company entered into a lease agreement for office furniture. The lease is expected to commence in July 2008 and will be recorded as a capital lease in the amount of $115,000.

Note 8. Other Long Term Liabilities

     In France, the Company is subject to mandatory employee severance costs associated with a statutory government regulated plan covering all employees. The plan provides for one month of severance for the first five years of service with an employer and one fifth of one year of severance for every one year of service thereafter. In order to receive their severance payment the employee may not retire before age 65 and must be employed at the time of retirement. The balance as of April 30, 2008 and 2007 is $121,000 and $108,000, respectively and is reflected as other long-term liabilities. Also, included in other long term liabilities as of April 30, 2008 is $115,000 related to the onetime charge associated with abandoning the German office and $219,000 of deferred tax liabilities.

Note 9. Maintenance Contracts

     The Company offers maintenance contracts to its customers at the time they enter into a product license agreement and renew those contracts, at the customers’ option, annually thereafter. These maintenance contracts are priced as a percentage of the value of the related license agreement. The specific terms and conditions of these initial maintenance contracts and subsequent renewals vary depending upon the product licensed and the country in which the Company does business. Generally, maintenance contracts provide the customer with unspecified product maintenance updates and customer support services. Revenue from maintenance contracts is initially deferred and then recognized ratably over the term of the agreements.

     Changes in the Company’s deferred maintenance revenue from continuing operations during the periods are as follows (in thousands):

	Year Ended	Year Ended	Year Ended
	April 30,	April 30,	April 30,
	2008	2007	2006
Deferred maintenance revenue beginning balance	$5,500	$2,810	$2,837
Deferred maintenance revenue recognized during period	(10,551)	(6,155)	(4,976)
Deferred maintenance revenue of new maintenance
Contracts	11,181	8,845	4,949
Deferred maintenance revenue ending balance	$6,130	$5,500	$2,810

Note 10. Stockholders’ Equity

Preferred Stock

     The Company may issue up to 7,931,370 shares of preferred stock in one or more series upon authorization by its board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

Stock Option Plan

     Under the 2001 Stock Option Plan (the “2001 Option Plan”), the Company may grant options to purchase up to 1,200,000 shares of common stock to eligible employees, directors, and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 2001 Stock Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant. In fiscal year 2008, we granted 237,000 option shares to the management team outside of the 2001 Stock Option Plan. Under the 1991 Stock Option Plan (the “1991 Option Plan”) which expired as of March 2001, the Company was able to grant options to eligible employees, directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 1991 Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant.

     A summary of stock option activity is as follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price
Outstanding at April 30, 2005	568,476	4.60
Granted (weighted average fair value of $1.55)	95,000	1.90
Exercised	(62,523)	1.75
Cancelled/expired	(71,971)	8.10
Outstanding at April 30, 2006	528,982	4.10
Granted (weighted average fair value of $1.35)	79,000	1.35
Exercised	(85,080)	1.80
Cancelled/expired	(69,660)	11.45
Outstanding at April 30, 2007	453,242	2.90
Granted (weighted average fair value of $3.58)	393,300	3.58
Exercised	(13,390)	1.67
Cancelled/expired	(73,135)	3.41
Outstanding at April 30, 2008	760,017	3.23

     Additional information regarding options outstanding at April 30, 2008 is as follows:

	Options Outstanding			Options Exercisable
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Outstanding	Price
$1.10 - 1.30	130,500	4.66	$1.25	111,124	$1.27
1.40 - 1.85	98,635	7.58	1.63	54,733	1.69
1.95 - 2.40	79,475	8.08	2.27	32,341	2.15
2.45 - 2.50	7,200	7.61	2.50	4,216	2.50
2.55 - 2.55	183,800	9.00	2.55	102,675	2.55
2.70 - 3.35	82,600	4.17	2.80	82,225	2.80
3.65 - 5.00	13,700	7.56	4.14	7,174	4.10
5.20 - 5.20	135,000	9.58	5.20	9,999	5.20
5.70 - 32.50	29,558	4.72	15.77	17,491	22.31
44.06 - 44.06	300	1.96	44.06	300	44.06

     Options to purchase 422,278 and 379,573 shares at weighted average prices of $3.06 and $4.80 were exercisable at April 30, 2008 and 2007. At April 30, 2008, there were 669,314 shares reserved for future grants under the Stock Option Plan.

Restricted Stock

     On May 1, 2002, the Company established the 2002 Director Restricted Stock Plan (“Director Restricted Stock Plan”) as part of a compensation program designed to attract and retain independent members for our board of directors. The maximum aggregate number of shares of common stock that may be issued under the Director Restricted Stock Plan is 100,000. There were no shares awarded under the plan in fiscal 2008 or fiscal 2007 leaving a balance of 3,862 shares reserved for future awards at April 30, 2008.

Private Placement

     On April 23, 2004, the Company issued through a private placement 1,126,780 shares of common stock to a group of institutional investors at a price of $3.55 per share and 5-year warrants to purchase an aggregate of 450,712 shares of common stock at an exercise price of $4.50 per share. Net proceeds from the private placement were $3,696,000, net of estimated accrued costs of $304,000. The Company’s actual costs for the private placement were $397,000 which resulted in a further reduction of additional paid-in-capital of $93,000 during fiscal 2005.

     Due to the initial issuance of shares in the acquisition of Acuitrek in February 2005, which caused the application of the anti-dilution provision of the warrants, the warrant exercise price has been adjusted to $4.45 per share and the total number of warrant shares purchasable on exercise of the warrants has increased to 454,543 shares. The debt financing on November 20, 2006 in conjunction with the acquisition of Gupta Technologies LLC (see Note 2) also caused the application of the anti-dilution provision and the warrant exercise price was adjusted to $4.15 per share and the number of warrant shares purchasable on exercise of the warrants has increased to 487,387 shares. Under certain circumstances, where the closing bid price of a share of common stock equals or exceeds $9.00, appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of common stock, for 20 consecutive trading days commencing after the registration statement covering the warrants shares has been declared effective, the Company, upon 20 days’ prior written notice to the warrant holders within one business day immediately following the end of such 20 day trading period, may call the warrants for 25% of the shares of the common stock initially purchasable pursuant to the warrants at a redemption price equal to $0.05 per share of common stock then purchasable pursuant to the warrants. If the call conditions are met again during the 30 day period immediately after consummation of a previous call, the Company may once again call the warrants for an additional increment of 25% of the shares of common stock initially purchasable pursuant to the warrants or such less amount as shall then remain purchasable and in the same manner and subject to the same notice requirements as the initial call, until all of the shares have been called.

Reverse Stock Split

     On June 24, 2007, the Company implemented a 1 for 5 reverse stock split. The reverse stock split had been previously approved by the Company’s stockholders as part of the Company’s March 29, 2007 Annual Meeting.

Note 11. Income Taxes

     For fiscal 2008, the Company recorded $89,000 for foreign tax expense and $235,000 for state or federal taxes. For fiscal 2007, the Company recorded $82,000 for foreign tax expense and no expense for state or federal taxes. For fiscal 2006, the Company recorded no state, federal or foreign tax expense.

     Income (loss) from continuing operations before income taxes and provision for income taxes, which consisted solely of current tax expense, for the years ended April 30 were as follows (in thousands):

	2008	2007	2006
Domestic	$1,997	$(1,546)	$1,165
Foreign	(42)	267	30
Total income (loss) before income taxes	$1,955	$(1,279)	$1,195

Foreign taxes	$89	$82	$—
Federal and state income taxes	235	—	—
Provision (benefit) for income taxes	$324	$82	$—

     The provision for income taxes for the years ended April 30, 2008, 2007 and 2006 differs from the amounts computed by applying the statutory U.S. federal income tax rate to pretax loss as a result of the following (in thousands):

	2008	2007	2006
Computed tax benefit	$665	$(824)	$(214)
Increases (reductions) in tax expense resulting from:
Change in valuation allowance for deferred tax assets	(298)	14,321	(15,560)
Expiration of net operating loss carryforwards	—	(13,024)	15,460
Change in deferred revenue	—	(1,088)	—
Other	(43)	697	314
Provision for income taxes	$324	$82	$—

     The Company provides deferred income taxes which reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at April 30 were as follows (in thousands):

	2008	2007
Deferred tax assets (liabilities):
Non-current assets
Net operating loss carryforwards	$16,008	$14,649
Capital loss carryforward	1,695	1,515
Foreign tax credits	81	—
Fixed assets and other intangibles	172	—
Others	185	—
Current assets
Deferred revenue	—	2,151
Allowance for losses on accounts receivable	66	97
Reserves and other accruals	107	200
Total deferred tax assets	$18,314	$18,612
Valuation allowance	(18,314)	(18,612)
Non-current liabilities
Goodwill	(219)	—
Net deferred tax assets (liabilities)	$(219)	$—

     Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $298,000 in fiscal 2008, increased by $14.3 in fiscal 2007 and decreased by $15.6 million in fiscal 2006. At April 30, 2008, the Company had approximately $44.4 million in federal net operating loss carryforwards that begin to expire in fiscal year 2008 through 2027, approximately $11.0 million in state net operating loss carryforwards that expire in fiscal years 2013 to 2017, approximately $0.7 million in foreign net operating loss carryforwards that do not expire and approximately $4.3 million in capital loss carryforwards that expire in 2010. The Company’s ability to utilize these net operating loss carryforwards may be subject to certain limitations in the event of a change in ownership.

FIN 48 Disclosure

     The Company adopted the provisions of FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, on May 1, 2007. As required by Interpretation 48, which clarifies Statement 109, Accounting for Income Taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied Interpretation 48 to all tax positions for which the statute of limitations remained open.

     As the result of implementation of FIN 48, the company recognized no change in the liability for unrecognized tax benefits related to tax positions taken in prior periods. All positions taken on the US and foreign tax returns with respect to any book-tax adjustments were deemed highly certain.

     The Company is subject to income taxes in the U.S. federal jurisdiction, and various states and foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. In general, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for the fiscal years before 2004. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN No. 48. The adoption of FIN No. 48 did not have a material effect on the Company’s consolidated financial position or results of operations.

     The Company’s policy is to recognized interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of April 30, 2008, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor did the Company record any interest expense in the three months ended April 30, 2008.

Note 12. Other Income (Expenses)

     Other income (expenses), net for the years ended April 30, consisted of the following (in thousands):

	2008	2007	2006
Interest income	$12	$45	$109
Foreign currency exchange gain (loss)	146	15	(48)
Other	(28)	76	—
Other income (expenses), net	$130	$136	$61

Note 13. Earnings (loss) per Share

     Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share is computed similar to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock. For fiscal 2007, because of our reported net loss, potentially dilutive securities were excluded from the per share computations due to their antidilutive effect.

(in thousands, except per share amounts)	Years Ended April 30,
	2008	2007	2006
Income (loss) from continuing operations	$1,631	$(1,361)	$1,195
Loss from discontinued operations	—	(1,445)	(1,823)
Net loss	$1,631	$(2,806)	$(628)

Weighted average shares of common stock outstanding, basic	6,423	5,927	5,803
Effect of dilutive securities	682	—	72
Weighted average shares of common stock outstanding, diluted	7,105	5,927	5,875

Earnings (loss) per share of common stock:
Basic:
Continuing operations	$0.25	$(0.23)	$0.21
Discontinued operations	—	(0.24)	(0.32)
Total	$0.25	$(0.47)	$(0.11)

Assuming dilution:
Continuing operations	$0.23	$(0.23)	$0.20
Discontinued operations	—	(0.24)	(0.32)
Total	$0.23	$(0.47)	$(0.12)

     The dilutive securities above represent only those stock options, warrants and convertible debt whose exercise prices were less than the average market price of the stock during the respective periods and therefore were dilutive. The number of shares of stock options excluded from the above amounts because their exercise prices exceeded the average market price of the stock during the respective periods was 85,319 in fiscal 2008, 453,200 in fiscal 2007 and 529,000 in fiscal 2006. The number of shares of common stock warrants excluded from the above amounts because their exercise prices exceeded the average market price of the stock during the respective periods was none in fiscal 2008, 1,124,600 in fiscal 2007 and 454,600 in fiscal 2006.

Note 14. Related Party Transactions

     Prior to its write off in fiscal 2008, Unify had an investment of less than 15% in Unify Japan KK who is the Company’s master distributor in Japan (See Note 4). Sales to Unify Japan KK in fiscal 2008, 2007 and 2006 were $0.2 million, $0.2 million and $0.3 million, respectively. Accounts receivable from Unify Japan KK as of April 30, 2008 and 2007 were $12,600 and $7,900, respectively.

Note 15. Employee Retirement Plan

     The Company maintains a 401(k) profit sharing plan (the “401(k) Plan”). Eligible employees may contribute up to 100% of their pre-tax annual compensation to the 401(k) Plan, subject to certain statutory limitations. The Company can, at its discretion, voluntarily match the participating employees’ contributions not to exceed 6% of each employee’s annual compensation. In fiscal years 2008, 2007 and 2006, the Company contributed $114,000, $72,000 and $59,000, respectively, to the 401(k) Plan.

Note 16. Commitments and Contingencies

Operating Leases

     The Company leases office space and equipment under non-cancelable operating lease arrangements expiring at various dates through fiscal 2012. Future minimum rental payments under these leases as of April 30, 2008 are as follows (in thousands):

Years Ending April 30,
2009	$354
2010	695
2011	554
2012	562
2013	569
Thereafter	486
$3,220

     Rent expense under operating leases was $1,240,000, $1,095,500 and $1,038,400 for the years ended April 30, 2008, 2007 and 2006, respectively.

Litigation

     The Company is subject to legal proceedings and claims that arise in the normal course of business. If such matters arise, the Company cannot assure that it would prevail in such matters, nor can it assure that any remedy could be reached on mutually agreeable terms, if at all. Due to the inherent uncertainties of litigation, were there any such matters, the Company would not be able to accurately predict their ultimate outcome. As of April 30, 2008, there were no current proceedings or litigation involving the Company that management believes would have a material adverse impact on its financial position, results of operations, or cash flows.

     In January 2008, the Company entered into a lease agreement for office furniture. The lease is expected to commence in July 2008 and will be recorded as a capital lease in the amount of $115,000.

Note 17. Segment Information

     FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our Chief Executive Officer. We are organized geographically. While our Chief Executive Officer evaluates results in a number of different ways, our geographic structure is the primary basis for which the allocation of resources and financial results are assessed. The Company maintains two segments that sell and market application development software and related services.

     The segments are the Americas, which includes the Company’s international distributors, and Europe, including the UK, France, Germany and other direct European customers. Previously, the Company also maintained a reportable segment for its Insurance Risk Management (“IRM”) division. The IRM division sold and marketed the NavRisk application. In November 2006, the IRM division and the Company’s ViaMode software product were sold. In the tables below, the IRM division and the Company’s ViaMode software product comprise the amounts presented as discontinued operations.

     Financial information for the Company’s reportable segments is summarized below (in thousands):

	For the Twelve Months Ended April 30,
	2008	2007	2006
Total revenues:
Americas (1)	$8,948	$4,851	$4,889
Europe (1)	10,877	6,336	5,254
Total revenues from continuing operations	19,825	11,187	10,143
Total revenues from discontinued operations	—	541	1,106
Total revenues	$19,825	$11,728	$11,249

Operating income (loss):
Americas (2)	$(4,856)	$(4,081)	$(1,238)
Europe	7,581	3,193	2,383
Total operating income (loss) from continuing operations	2,725	(888)	1,145
Total operating loss from discontinued operations	—	(1,445)	(1,823)
Total operating loss	$2,725	$(2,333)	$(678)

Interest income (3)	$12	$45	$109
Interest expense (3)	$900	$527	$11

Total assets by segment were as follows (in thousands):

Assets:
Americas	$14,567	$11,990	$4,218
Europe	2,111	3,664	2,179
Total assets of continuing operations	16,678	15,654	6,397
Assets held for sale	—	—	1,954
Total assets	$16,678	$15,654	$8,351

Total intersegment revenues were as follows (in thousands):

Intersegment revenues:
Americas	$1,148	$490	$982
Europe	1,903	611	0
Total intercompany revenues	3,051	1,101	982

Depreciation (5)	$120	$185	$170
Capital expenditures (5)	$284	$63	$41

     Total intersegment revenues were as follows (in thousands):

	For the Twelve Months Ended April 30,
	2008	2007	2006
Total intersegment revenues were as follows (in thousands):

Intersegment revenues:
Americas	$1,148	$490	$982
Europe	1,903	611	—
Total intercompany revenues	$3,051	$1,101	$982

Depreciation (5)	$172	$185	$169
Capital expenditures (5)	$284	$63	$41

Revenues and long-lived assets by geographic area were as follows (in thousands):

	2008	2007	2006
Total net revenues:
Americas	$4,390	$2,986	$3,048
International Distributors	4,558	1,865	1,841
Subtotal Americas	8,948	4,851	4,889
United Kingdom	1,495	984	1,128
Central Europe - Germany, Benelux, Other	7,473	3,039	2,349
France	1,909	2,313	1,777
Subtotal Europe	10,877	6,336	5,254
Discontinued operations	—	541	1,106
Total net revenues	$19,825	$11,728	$11,249

Long-lived assets:
Americas	$117	$241	$47
Europe	98	237	132
Corporate assets	8,150	8,365	479
Total long-lived assets	$8,365	$8,843	$658

(1)

The Company allocates revenues to operating segments based on the location of the country where the license is installed or service is delivered. The accounting policies of the segments are the same as those described in Note 1.

(2)	Americas operating income (loss) is net of corporate product development and general and administrative expenses.

(3)

Interest income and interest expense were primarily attributable to corporate assets located in the Americas for the periods presented. Interest income and interest expense in the Americas and Europe were not significant in those periods.

(4)

Corporate assets are located in the Americas and consist primarily of cash equivalents, investments, purchased technology and related maintenance contracts, property and equipment, intangibles, goodwill and intercompany receivables from Europe.

(5)

The majority of the Company’s capital expenditures are incurred for product development (which occurs exclusively in the Americas) and for corporate infrastructure. Consequently, capital expenditures and depreciation expense were primarily attributable to the Americas in the periods presented.

Note 18. Quarterly Results of Operations (Unaudited)

     The following interim financial information presents the fiscal 2008 and 2007 results on a quarterly basis:

	Quarter Ended
	July 31,	October 31,	January 31,	April 30,
	(In thousands, except per share data)
Year ended 2008:
Total revenues	$3,961	$4,949	$5,842	$5,073
Gross profit	$3,719	$4,607	$5,399	$4,500
Net income (loss) from continuing operations	$(218)	$692	$1,080	$77
Net loss from discontinued operations	$—	$—	$—	$—
Net income (loss)	$(218)	$692	$1,080	$77

Net income (loss) per share:
Basic earnings per share:
Net income (loss) per share	$(0.04)	$0.11	$0.16	$0.01

Dilutive earnings per share:
Net income (loss) per share	$(0.04)	$0.10	$0.14	$0.01

Shares used in computing net income (loss) per share:
Basic	6,037	6,100	6,626	6,934
Diluted	6,037	6,627	7,581	8,000

Year ended 2007:
Total revenues	$1,733	$2,190	$3,310	$3,954
Gross profit	$1,420	$1,903	$2,869	$3,594
Net income (loss) from continuing operations	$(292)	$291	$(777)	$(583)
Net income (loss) from discontinued operations	$(462)	$(478)	$(505)	$—
Net loss	$(754)	$(187)	$(1,282)	$(583)

Net income (loss) per share:
Basic earnings per share:
Continuing operations	$(0.05)	$0.05	$(0.13)	$(0.10)
Discontinued operations	(0.08)	(0.08)	(0.08)	0.00
Net loss per share	$(0.13)	$(0.03)	$(0.21)	$(0.10)

Dilutive earnings per share:
Continuing operations	$(0.05)	$0.05	$(0.13)	$(0.10)
Discontinued operations	(0.08)	(0.08)	(0.08)	0.00
Net loss per share	$(0.13)	$(0.03)	$(0.21)	$(0.10)

Shares used in computing net income (loss) per share:
Basic	5,905	5,905	5,935	5,966
Diluted	5,905	5,905	5,935	5,966

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,	April 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$3,502	$2,692
Accounts receivable, net	5,338	5,092
Prepaid expenses and other current assets	721	529
Total current assets	9,561	8,313

Property and equipment, net	500	346
Goodwill	6,770	5,643
Intangibles, net	2,433	2,197
Other assets, net	105	179
Total assets	$19,369	$16,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$413	$326
Current portion of long term debt	1,233	8
Accrued compensation and related expenses	1,062	1,661
Other accrued liabilities	1,209	895
Deferred revenue	5,896	6,580
Total current liabilities	9,813	9,470

Long term debt, net	1,268	1,334
Other long term liabilities	626	455

Minority Interest	233	—

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	7	7
Additional paid-in capital	68,251	68,215
Accumulated other comprehensive income (loss)	(106)	119
Accumulated deficit	(60,723)	(62,922)
Total stockholders’ equity	7,429	5,419
Total liabilities and stockholders’ equity	$19,369	$16,678

See accompanying notes to condensed consolidated financial statements.

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2009	2008	2009	2008
Revenues:
Software licenses	$1,737	$2,958	$5,286	$6,354
Services	2,753	2,804	8,869	8,225
Migration solutions	718	80	1,881	173
Total revenues	5,208	5,842	16,036	14,752

Cost of Revenues:
Software licenses	33	36	172	129
Services	239	377	787	825
Migration solutions	315	30	833	73
Total cost of revenues	587	443	1,792	1,027
Gross profit	4,621	5,399	14,244	13,725

Operating Expenses:
Product development	631	929	2,062	2,637
Selling, general and administrative	2,712	3,160	9,434	8,716
Total operating expenses	3,343	4,089	11,496	11,353
Income from operations	1,278	1,310	2,748	2,372
Other income (expense), net	(40)	(189)	(206)	(669)
Income before income taxes	1,238	1,121	2,542	1,703
Provision for income taxes	153	41	341	150
Net income	$1,085	$1,080	$2,201	$1,553

Net income per share:
Basic	$0.16	$0.16	$0.32	$0.25
Dilutive	$0.15	$0.14	$0.29	$0.23

Shares used in computing net income per share:
Basic	6,981	6,626	6,981	6,241
Dilutive	7,334	7,581	7,592	6,789

See accompanying notes to condensed consolidated financial statements.

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	January 31,
	2009	2008
Cash flows from operating activities:
Net income	$2,201	$1,553
Reconciliation of net income to net cash provided by operating activities:
Loss (Gain) on sale of other investments	2	(90)
Depreciation	135	134
Amortization of intangible assets	539	607
Fulfillment of support obligations	—	(313)
Amortization of discount on notes payable	35	174
Stock based compensation expense	448	145
Changes in operating assets and liabilities:
Accounts receivable	(121)	(1,680)
Prepaid expenses and other current assets	(144)	(50)
Other long term assets	—	89
Accounts payable	(202)	(435)
Accrued compensation and related expenses	(543)	470
Other accrued liabilities	186	(226)
Accrued acquisition costs	—	(324)
Deferred revenue	(566)	256
Other long term liabilities	23	(20)
Net cash provided by operating activities	1,993	290

Cash flows from investing activities:
Acquisition, net of cash acquired	(491)	(249)
Purchases of property and equipment	(165)	(73)
Payments on acquisition obligations	(110)	(206)
Proceeds from sale of other investments	—	265
Net cash used in investing activities	(766)	(263)

Cash flows from financing activities:
Proceeds from issuance of common stock	1	18
Borrowings under revolver	1,000	1,000
Payment on revolver	(1,000)	(1,000)
Principal payments under debt obligations	(22)	(434)
Net cash used in financing activities	(21)	(416)
Effect of exchange rate changes on cash	(396)	47
Net increase (decrease) in cash and cash equivalents	810	(342)
Cash and cash equivalents, beginning of period	2,692	2,064
Cash and cash equivalents, end of period	$3,502	$1,722
Supplemental cash flow information:
Cash received (paid) during the period for:
Interest	$66	$(808)
Taxes	$130	$(150)

Supplemental non-cash financing activities:
Common stock issued in conjunction with acquisition	$52	$—

See accompanying notes to condensed consolidated financial statements.

UNIFY CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2009

1. Basis of Presentation

The condensed consolidated financial statements have been prepared by Unify Corporation (the “Company”, “we”, “us”, “our”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements include our accounts and those of our subsidiaries that we control due to ownership of a controlling interest. Intercompany transactions and balances have been eliminated. While the interim financial information contained in this filing is unaudited, such financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year. These financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008, as filed with the SEC.

Revenue Recognition

The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. Additionally, the Company generates revenue from its migration solutions products. The Company licenses its products to end-user customers, independent software vendors (“ISVs”), international distributors and value-added resellers (“VARs”). The Company’s products are generally sold with a perpetual license. The Company’s contracts with ISVs, VARs and international distributors do not include special considerations such as rights of return, stock rotation, price protection or special acceptance. With the exception of its migration solutions, the Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2, Software Revenue Recognition. For migration solutions, the Company recognizes revenue for software licenses sales in accordance with Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts and Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts. The Company exercises judgment in connection with the determination of the amount of revenue to be recognized in each accounting period. The nature of each contractual arrangement determines how revenues and related costs are recognized.

For software license arrangements that do not require significant modification or customization of the underlying software, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectability is probable and persuasive evidence of an arrangement exists.

The Company considers a signed noncancelable license agreement, a customer purchase order, a customer purchase requisition, or a sales quotation signed by an authorized purchaser of the customer to be persuasive evidence that an arrangement exits such that revenue can be recognized.

For migration solution arrangements that require significant modification or customization of software, revenue is recognized based on contract accounting under the provisions of Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts and Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. For migration solution products the Company uses the percentage-of-completion method for revenue recognition. Under the percentage-of-completion method, progress towards completion is measured by labor hours.

The Company’s customer contracts include multi-element arrangements that include a delivered element (a software license) and undelivered elements (such as maintenance and support and/or consulting). The value allocated to the undelivered elements is unbundled from the delivered element based on vendor-specific objective evidence (VSOE) of the fair value of the maintenance and support and/or consulting, regardless of any separate prices stated within the contract. VSOE of fair value is defined as: (i) the price charged when the same element is sold separately, or (ii) if the element has not yet been sold separately, the price for the element established by management having the relevant authority when it is probable that the price will not change before the introduction of the element into the marketplace. The Company then allocates the remaining balance to the delivered element (a software license) regardless of any separate prices stated within the contract using the residual method as the fair value of all undelivered elements is determinable.

We defer revenue for any undelivered elements, and recognize revenue for delivered elements only when the fair values of undelivered elements are known, uncertainties regarding customer acceptance are resolved, and there are no customer-negotiated refund or return rights affecting the revenue recognized for delivered elements. If we cannot objectively determine the fair value of any undelivered element included in bundled software and service arrangements, we defer revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

An assessment of the ability of the Company’s customers to pay is another consideration that affects revenue recognition. In some cases, the Company sells to undercapitalized customers. In those circumstances, revenue recognition is deferred until cash is received, the customer has established a history of making timely payments or the customer’s financial condition has improved. Furthermore, once revenue has been recognized, the Company evaluates the related accounts receivable balance at each period end for amounts that we believe may no longer be collectible. This evaluation is largely done based on a review of the financial condition via credit agencies and historical experience with the customer. Any deterioration in credit worthiness of a customer may impact the Company’s evaluation of accounts receivable in any given period.

Revenue from support and maintenance activities, which consist of fees for ongoing support and unspecified product updates, are recognized ratably over the term of the maintenance contract, typically one year, and the associated costs are expensed as incurred. Consulting service arrangements are performed on a “best efforts” basis and may be billed under time-and-materials arrangements or fixed price arrangements. Revenues and expenses relating to providing consulting services are recognized as the services are performed.

Recently Issued Accounting Standards

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We are currently assessing the impact, if any, of SFAS 157 on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised), Business Combinations. The standard changes the accounting for business combinations including the measurement of acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance. Statement 141(R) is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. We are currently assessing the impact, if any, of SFAS 141(R) on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 5, which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in net income and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in net income. SFAS No. 160 is effective for us beginning May 1, 2009. The adoption of SFAS No. 160 will impact net income for minority interest. We are currently evaluating additional impacts, if any, of adopting SFAS No. 160 on our consolidated financial statements.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. (SFAS No. 161). SFAS No. 161 requires enhanced disclosures about an entity’s derivative instruments and hedging activities with a view toward improving the transparency of financial reporting, and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. We are currently evaluating the impact, if any, of adopting SFAS No. 161 on our consolidated financial statements.

On May 9, 2008, the FASB issued FASB Staff Position No. APB 14-1(FSP APB 14-1), Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement. FSP APB 14-1 requires issuers of convertible debt that may be settled wholly or partly in cash when converted to account for the debt and equity components separately. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 and must be applied retrospectively to all periods presented. We are currently assessing the impact, if any, of FSP APB 14-1 on our consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position ("FSP") FAS 142-3, "Determination of Useful Life of Intangible Assets" ("FSP FAS 142-3"). FSP FAS 142-3 amends the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS 142, "Goodwill and Other Intangible Assets." FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Earlier adoption is not permitted. We believe that the adoption of FSP FAS 142-3 will not have a material impact on our consolidated financial statements.

In May of 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This statement identifies literature established by the FASB as the source for accounting principles to be applied by entities which prepare financial statements presented in conformity with generally accepted accounting principles (GAAP) in the United States. This statement is effective 60 days following approval by the SEC of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement will require no changes in the Company’s financial reporting practices.

2. Acquisitions

On September 13, 2006, the Company entered into a Purchase and Exchange Agreement with Halo Technology Holdings, Inc. whereby Unify agreed to purchase all of the outstanding stock of Gupta Technologies LLC (“Gupta”) from Halo in exchange for: (i) the Company’s Insurance Risk Management (“IRM”) division, (ii) the Company’s ViaMode software, (iii) $6,100,000 in cash, and (iv) the amount, if any, by which Gupta’s net working capital exceeds IRM’s net working capital at the close of the transaction. The Company’s acquisition of Gupta was consummated on November 20, 2006. The total purchase price for Gupta was $7.7 million. Gupta was founded in 1984 and is a leading producer of secure, small-footprint, embeddable databases and enterprise application development tools. The acquisition resulted in additional revenue and market share in the Company’s core markets and significantly enhances the distribution channels through which the Company’s products can be sold. Gupta’s headquarters was in Redwood Shores, California with offices in Germany and the UK and has distributors and partners in more than 40 countries around the world. Gupta’s results of operations are included in the Company’s results from the date of acquisition.

On November 20, 2006, the Company entered into various agreements with ComVest Capital LLC (“ComVest”) whereby ComVest, along with participation from Special Situations Funds, provided debt financing for the Gupta acquisition. The debt financing consisted of $5.35 million in convertible term notes and a revolver of up to $2.5 million. There are three tranches that comprise the convertible term notes: Tranche 1 is for $1,000,000, Tranche 2 is for $3,250,000 and Tranche 3 is for $1,100,000. The term loans have an interest rate of 11.25% and have repayment terms of 48 to 60 months. As of January 31, 2009, the remaining balance on the term notes is $1.3 million, net of discounts. The agreement was modified in April 2008, whereby the interest rate on the term loans has been decreased to 5% and all principal payments have been deferred until June 2009. As part of the debt financing the Company provided the lenders with 670,000 warrants to purchase common stock. There are 200,000 warrants to purchase common stock at a price of $1.35 per share, 270,000 warrants at a price of $1.60 per share and 200,000 warrants at a price of $1.90 per share. The warrants have an expiration date of October 31, 2012. In November 2007, ComVest elected to exercise 120,000 warrants to purchase common stock at a price of $1.35 per share. Additionally, the holder of the term notes may, at their option, upon written notice to Unify given at any time and from time to time from the date Unify has sufficient authorized, unissued and unreserved shares of common stock convert the outstanding principal and any accrued interest into shares of Unify common stock. Tranche 1 is convertible at $2.50 per common share and Tranches 2 and 3 are convertible at $5.00 per common share. Unify may require conversion of the convertible term notes if its common stock price closes at or above 160% of the applicable conversion price for 20 or more consecutive market days. In October 2007, the outstanding balance for Tranche 1 of $0.9 million was converted into 352,380 shares of common stock. Additionally, during the third quarter of fiscal 2008, $1.0 million of the outstanding balance for Tranche 2 was converted into 198,670 shares of common stock. The agreement provides for ComVest to have a security interest in substantially all of the Company’s assets. Unify capitalized $238,000 of debt issuance costs associated with the debt financing and also recorded a discount on the notes payable of approximately $743,000 that is attributed to the warrants that were issued in conjunction with the financing. The debt issuance costs and the discount on notes payable are being amortized using the effective interest method over the stated life of the related notes. The amortization of both the debt issuance costs and the discount on the notes payable was approximately $59,000 for the nine months ended January 31, 2009 and is included in interest expense. The unamortized amount of the discount on the notes payable was $40,000 as of January 31, 2009 and $76,000 as of April 30, 2008 and is included in long term debt, net. As of January 31, 2009 and April 30, 2008 the unamortized portion of debt issuance costs was $36,000 and $60,000, respectively, which is included in other assets, net.

The Gupta purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, November 20, 2006. The determination of goodwill and intangibles is based on the results of an independent valuation expert’s report. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. The Company believes the fair values assigned to the assets acquired and liabilities assumed were based on reasonable assumptions. The following table summarizes the fair values of net assets acquired and represents the opening balance sheet for Gupta Technologies LLC as of the acquisition date, November 20, 2006 (in thousands):

Current assets	$1,281
Property and equipment, net	99
Long term assets	71
Goodwill	6,161
Intangibles	2,950
Total assets	$10,562

Current liabilities	$2,844
Long term liabilities	18
Shareholders' equity	7,700
Total liabilities and shareholders' equity	$10,562

Active Data Corporation

On May 22, 2007, the Company purchased privately held Active Data Corporation (“ADC”) for approximately $420,000 plus potential earn-out payments over a two year period following the acquisition. ADC provided application migration software that added Microsoft’s .NET functionality to Unify’s Team Developer product and provided an additional application migration solution for the Company. Pursuant to the terms of the purchase agreement, Unify acquired all the outstanding stock of ADC. ADC did not represent the addition of a significant subsidiary as the investment in ADC was less than 10% of the Company’s assets, ADC’s total assets at date of acquisition were less than 10% of Unify’s assets and ADC’s net loss represented less than 10% of Unify’s net loss. The acquisition of Active Data did not have a material impact on the financials of Unify and the results of operations for Active Data Corporation are included in the Company’s results from the date of acquisition. The ADC purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The determination of goodwill and intangibles is based on the results of a report prepared by an independent valuation expert. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. The Company believes the fair values assigned to the assets acquired and liabilities assumed were based on reasonable assumptions.

CipherSoft Inc.

On January 30, 2009, the Company purchased privately held CipherSoft Inc. (“CipherSoft”), headquartered in Calgary, Canada, for approximately $628,000 plus the assumption of debt of $1,274,000 and future potential royalty payments to be paid over a four year period following the acquisition. The royalty payments are based on a percentage of revenue and will increase goodwill upon being earned. CipherSoft is a leading Oracle partner for modernization and migration of Oracle applications and provides an additional application migration solution for the Company. Pursuant to the terms of the purchase agreement, Unify acquired all the outstanding stock of CipherSoft. CipherSoft did not represent the addition of a significant subsidiary per Reg. S-X, Rule 1-02(w). The CipherSoft purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on preliminary estimates of fair values as of the acquisition date, January 30, 2009. The final determination of goodwill and intangibles will be based on the results of an independent valuation expert’s report. We expect this report to be finalized in the fourth quarter of fiscal 2009. The following table summarizes the estimated fair values of net assets acquired and represents the opening balance sheet for CipherSoft as of the acquisition date, January 30, 2009 (in thousands):

Current assets	$236
Long term assets	255
Goodwill	1,127
Intangibles	775
Total assets	$2,393

Current Liabilities	$991
Long term liabilities	774
Shareholders' equity	628
Total liabilities and shareholders' equity	$2,393

3. Stock Compensation Information

Effective May 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, using the modified version of prospective application. Under this method, compensation expense includes the estimated fair value of equity awards vested during the reported period. Expense for equity awards vested is determined based on the grant date fair value previously calculated for pro forma disclosures under SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123.” For the quarter ended January 31, 2009, equity-based compensation expense from operations was comprised of the following (in thousands):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2009	2008	2009	2008
Cost of Sales	$3	$1	$10	$2
Product Development	22	8	65	21
Selling, General and Administrative	132	49	373	122
Total Equity-Based Compensation	$157	$58	$448	$145

The following table shows remaining unrecognized compensation expense on a pre-tax basis related to all types of nonvested equity awards outstanding as of January 31, 2009. This table does not include an estimate for future grants that may be issued (amounts in thousands).

Fiscal Year Ending April 30,	Amount
Remainder of 2009	$139
2010	432
2011	419
2012	300
2013	9
Total	$1,299

The cost above is expected to be recognized over a weighted-average period of 1.16 years.

The Company continues to use the Black-Scholes option pricing model to estimate fair value of equity awards, which requires the input of highly subjective assumptions, including the expected stock price volatility. The Company’s calculations are made using the Black-Scholes option pricing model, with the following weighted average assumptions for the three months ended January 31, 2009 and 2008, respectively: expected option life, 12 to 18 months following vesting; stock volatility of 95% and 120%; risk-free interest rates of 1.5% and 3.1% and no dividends during the expected term. Not all stock options that have been granted will be exercised. Accordingly, the Company’s calculation of equity-based compensation expense includes an adjustment for the estimated number of options that will be forfeited.

Under the 2001 Stock Option Plan (the “2001 Option Plan”), the Company may grant options to purchase up to 1,200,000 shares of common stock to eligible employees, directors, and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 2001 Stock Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant. Under the 1991 Stock Option Plan (the “1991 Option Plan”) which expired as of March 2001, the Company was able to grant options to eligible employees, directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 1991 Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant.

A summary of the Company’s stock option activity for the period ended January 31, 2009 is as follows:

			Weighted
		Weighted	average remaining	Aggregate
		average	contractual	intrinsic
	Shares	exercise price	term (in years)	value (1)
Outstanding at April 30, 2008	760,017	$3.23	7.35	$2,699,038
Granted	428,300	$6.08
Exercised	(500)	$2.55
Canceled or expired	(12,276)	$5.86
Outstanding at January 31, 2009	1,175,541	$4.24	7.59	$296,917

Exercisable at January 31, 2009	570,104	$3.25	6.13	$241,409

(1)

Aggregate intrinsic value is defined as the difference between the current market value and the exercise price and is estimated using the closing price of the Company’s common stock on the last trading day of the periods ended as of the dates indicated.

Total intrinsic value of awards exercised during the quarters ended January 31, 2009 and January 31, 2008 was $0 for both periods as there were no options exercised. The total fair value of awards vested during the quarters ended January 31, 2009 and January 31, 2008 was $158,554 and $48,400, respectively.

A summary of the Company’s nonvested stock option activity for the period ended January 31, 2009 is as follows:

		Weighted
		average fair
	Shares	value
Nonvested at April 30, 2008	338,490	$2.66
Granted	428,300	$3.42
Vested	(155,277)	$2.72
Canceled or expired	(6,076)	$2.51
Nonvested at January 31, 2009	605,437	$3.20

4. Goodwill and Intangible Assets

The following tables present details of the Company’s goodwill and intangible assets as of January 31, 2009 and April 30, 2008 (in thousands).

	Gross		Net
	carrying	Accumulated	carrying	Estimated
January 31, 2009	amount	amortization	amount	useful life
Infinite Lives:
Goodwill	$6,770	$—	$6,770	—
Finite Lives:
Customer-related	1,536	(665)	871	4 to 5 years
Technology-based	1,778	(689)	1,089	3 to 4 years
Trademarks	300	(162)	138	4 years
Trade name	140	(100)	40	1 to 2 years
Non-compete	145	—	145	3 to 3.3 years
Consulting agreement	150	—	150	1 to 1.3 years
Total	$10,819	$(1,616)	$9,203

	Gross		Net
	carrying	Accumulated	carrying	Estimated
April 30, 2008	amount	amortization	amount	useful life
Infinite Lives:
Goodwill	$5,643	$—	$5,643	—
Finite Lives:
Customer-related	1,536	(433)	1,103	4 to 5 years
Technology-based	1,338	(438)	900	4 years
Trademarks	300	(106)	194	4 years
Trade name	100	(100)	—	1 year
Total	$8,917	$(1,077)	$7,840

Acquired finite-lived intangibles are generally amortized on a straight line basis over their estimated useful life. The useful life of finite-lived intangibles is the period over which the asset is expected to contribute directly or indirectly to future cash flows of the Company. Intangible assets amortization expense for the nine months ended January 31, 2009, was $539,000. Amortization expense for the fiscal year ended April 30, 2008, was $770,000 and was related to the Gupta and Active Data acquisitions. The estimated future amortization expense related to intangible assets as of January 31, 2009, is as follows (in thousands):

Fiscal Year Ending April 30,	Amount
Remainder of 2009	$265
2010	1,043
2011	790
2012	333
2013	2
Total	$2,433

Goodwill at January 31, 2009, represents the excess of the Gupta, Active Data Corporation and CipherSoft purchase prices over the sum of the amounts assigned to assets acquired less liabilities assumed. The Company believes the acquisition of Gupta, Active Data Corporation and CipherSoft will produce the following results:

  Increased Market Presence and Opportunities: The combination of the Company with Gupta, Active Data Corporation and CipherSoft should increase the combined company’s market presence and opportunities for growth in sales and earnings.

  Enhanced Product Mix: The complementary nature of the Company’s products with those of Gupta, Active Data Corporation and CipherSoft should benefit current customers of both companies and provide the combined company with the ability to access new customers.

  Operating Efficiencies: The combination of the Company with Gupta, Active Data Corporation and CipherSoft provides the opportunity for potential economies of scale and cost savings.

The Company believes these primary factors support the amount of goodwill recognized as a result of the purchase price for Gupta, Active Data Corporation and CipherSoft. Goodwill is tested for impairment on an annual basis as of April 30, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach in accordance with FASB 142, Goodwill and Other Intangible Assets. The determination of goodwill and intangibles is based on the results of an independent valuation expert’s report.

5. Credit Facility

On November 20, 2006, the Company entered into a revolving credit note agreement with ComVest Capital LLC. Under the terms of the agreement the Company can borrow up to $2.5 million. As of January 31, 2009, there was no amount outstanding on the revolver. The amount that can be borrowed under the revolver is based on the amount of eligible foreign and domestic accounts receivable outstanding. The revolver has an expiration date of November 30, 2010, and the Company incurs interest expense on funds borrowed at the prevailing prime rate plus 2.25% per annum (5.50% and 7.25% as of January 31, 2009 and April 30, 2008, respectively).

6. Long-Term Debt

The Company’s debt consists of the following at January 31, 2009 and April 30, 2008 (in thousands):

	January 31,	April 30,
	2009	2008
Convertible notes payable to ComVest Capital LLC, interest rate of 5%, payable in installments through September 30, 2010. These notes include certain negative covenants and the Company is in compliance with such covenants.	$1,400	$1,400

Revolving note payable to ComVest Capital LLC, interest rate of prime plus 2.25% and a maturity date of November 30, 2010	—	—

Note Payable, interest rate of 5%, payable in installments through April 2011.	1,034	—

Capital leases payable, payable in monthly installments through September 2011	107	18
	2,541	1,418
Less discount on notes payable, net	(40)	(76)
Less current portion	(1,233)	(8)
Total long term debt, net	$1,268	$1,334

7. Other Long-Term Liabilities

In France, the Company is subject to mandatory employee severance costs associated with a statutory government regulated plan covering all employees. The plan provides for one month of severance for the first five years of service with an employer and one fifth of one year of severance for every one year of service thereafter. In order to receive their severance payment the employee generally may not retire before age 65 and must be employed at the time of retirement. As of January 31, 2009 and April 30, 2008 the amount of severance is $101,000 and $121,000, respectively. Included in other long term liabilities as of January 31, 2009, is $50,000 related to the acquisition of CipherSoft. Also, included in other long term liabilities as of January 31, 2009 and April 30, 2008 is $23,000 and $115,000, respectively, related to the onetime charge associated with abandoning the German office and $452,000 and $219,000 of deferred tax liabilities, respectively.

8. Maintenance Contracts

The Company offers maintenance contracts to its customers at the time they enter into a product license agreement and renew those contracts and at the customers’ option, generally annually thereafter. These maintenance contracts are priced as a percentage of the value of the related license agreement. The specific terms and conditions of these initial maintenance contracts and subsequent renewals vary depending upon the product licensed and the country in which the Company does business. Generally, maintenance contracts provide the customer with unspecified product maintenance updates and customer support services. Revenue from maintenance contracts is initially deferred and then recognized ratably over the term of the agreements.

Changes in the Company’s deferred maintenance revenue during the periods are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2009	2008	2009	2008
Deferred maintenance revenue beginning balance	$4,813	$4,586	$6,130	$5,500
Deferred maintenance revenue recognized during period	(2,724)	(2,734)	(8,469)	(7,829)
Deferred maintenance revenue of new maintenance contracts	3,784	3,675	8,212	7,856
Deferred maintenance revenue ending balance	$5,873	$5,527	$5,873	$5,527

9. Income Taxes

The Company adopted the provisions of FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, on May 1, 2007. As required by Interpretation 48, which clarifies Statement 109, Accounting for Income Taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied Interpretation 48 to all tax positions for which the statute of limitations remained open.

The Company is subject to income taxes in the U.S. federal jurisdiction, and various states and foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. In general, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for the fiscal years before 2004. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN No. 48. The adoption of FIN No. 48 did not have a material effect on the Company’s consolidated financial position or results of operations.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of January 31, 2009, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor did the Company record any interest expense in the nine months ended January 31, 2009.

In September 2008, the State of California suspended the ability to use net operating loss carryforwards to offset taxable income for a two year period.

10. Comprehensive Income (Loss)

Comprehensive income includes net income (loss) and net foreign currency translation adjustments. A comprehensive gain (loss) on foreign currency translations for the three months ended January 31, 2009 and 2008 was ($31,000) and $8,000, respectively. A comprehensive gain (loss) on foreign currency translations for the nine months ended January 31, 2009 and 2008 was ($225,000) and $37,000, respectively.

11. Reverse Stock Split

On June 24, 2007, the Company implemented a 1 for 5 reverse stock split. The reverse stock split had been previously approved by the Company’s stockholders as part of the Company’s March 29, 2007 Annual Meeting.

12. Income Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock.

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	January 31,		January 31,
	2009	2008	2009	2008
Net income	$1,085	$1,080	$2,201	$1,553

Weighted average shares of common stock outstanding, basic	6,981	6,626	6,981	6,241
Effect of dilutive securities	353	955	611	548
Weighted average shares of common stock outstanding, diluted	7,334	7,581	7,592	6,789

Earnings per share of common stock:
Basic	$0.16	$0.16	$0.32	$0.25
Diluted	$0.15	$0.14	$0.29	$0.23

The dilutive securities above represent only those stock options, warrants and convertible debt whose exercise prices were less than the average market price of the stock during the respective periods and therefore were dilutive. The number of shares of stock options excluded from the above amount because their exercise prices exceeded the average market price of the stock was 681,903 and 540,148 for the three and nine months ended January 31, 2009, respectively and common stock warrants of 487,387 for both periods. The number of shares of stock options excluded from the above amount because their exercise prices exceeded the average market price of the stock was 20,676 and 63,220 for the three and nine months ended January 31, 2008, respectively.

13. Segment Information

FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our Chief Executive Officer. We have evaluated our approach for making operating decisions and assessing the performance of our business and, beginning in the first quarter of fiscal year 2009, we have determined that we have two reportable segments: Database and Development Products (“DDP”) and our Modernization & Migration Solutions Products. Prior to the first quarter of fiscal year 2009, the Company maintained reportable segments based on its geographic structure, the segments were the Americas and Europe. The accounting policies of the segments are the same as those described in Note 1. We evaluate performance based on gross margins (total revenues less costs of licenses, services and migration solutions) before operating costs. We do not manage our operating costs on a segment basis as many of our sales, marketing and support personnel regularly work with product from both segments. Additionally, we do not track assets by segment and therefore asset disclosures by segment are not relevant and are not presented.

For the third quarter of fiscal 2009 and 2008, total revenue from the United States was $1.7 million and $1.0 million, respectively. Total revenue from all other countries was $3.5 million in the third quarter of fiscal 2009 and $4.8 million for the third quarter of fiscal 2008. Total long-lived assets as of January 31, 2009 and 2008, for the United States, was $9.5 million and $8.3 million, respectively. Total assets in all other countries were $72,000 as of January 31, 2009 and $154,000 as of January 31, 2008.

Financial information for the Company’s reportable segments is summarized below (in thousands). Fiscal 2008 segment information has been reclassified to conform to the fiscal 2009 presentation.

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2009	2008	2009	2008
Total revenues:
Database and Development Products	$4,490	$5,762	$14,155	$14,579
Modernization and Migration Products	718	80	1,881	173
Total revenues	$5,208	$5,842	$16,036	$14,752

Cost of revenue:
Database and Development Products	$272	$413	$959	$954
Modernization and Migration Products	315	30	833	73
Total Cost of Revenues	$587	$443	$1,792	$1,027

Gross profit:
Database and Development Products	$4,218	$5,349	$13,196	$13,625
Modernization and Migration Products	403	50	1,048	100
Total Gross Profit	$4,621	$5,399	$14,244	$13,725

AXS-ONE INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Page

Report of Independent Registered Public Accounting Firm	F-46
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-47
Consolidated Statements of Operations for the Years Ended December 31, 2008 and 2007	F-48
Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2008 and 2007	F-49
Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2008,
2007 and 2006	F-50
Consolidated Statements of Cash Flows for the Years Ended December 31, 2008 and 2007	F-51
Notes to Consolidated Financial Statements	F-52

Report of Amper, Politziner & Mattia LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
AXS-One Inc.

     We have audited the accompanying consolidated balance sheets of AXS-One Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AXS-One Inc. and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

     In connection with our audits of the consolidated financial statements referred to above, we audited the consolidated Schedule II-Valuation and Qualifying Accounts. In our opinion, the consolidated financial schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations and incurred a working capital deficiency. These facts, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ Amper, Politziner & Mattia LLP
April 13, 2009
Edison, New Jersey

AXS-ONE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$933	$3,362
Restricted cash	—	7
Accounts receivable, net of allowance for doubtful accounts of
$84 and $116 at December 31, 2008 and December 31, 2007, respectively	932	2,208
Prepaid expenses and other current assets	495	831
Total current assets	2,360	6,408
Equipment and leasehold improvements, at cost:
Computer and office equipment	2,005	2,039
Furniture and fixtures	592	599
Leasehold improvements	669	672
	3,266	3,310
Less--accumulated depreciation and amortization	3,114	3,057
	152	253

Other assets	232	283
	$2,744	$6,944

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Line of credit	$700	$—
Convertible debt, net of discount of $1,454 at December 31, 2008 (principally to related parties)	11,316	—
Accounts payable	786	1,138
Accrued expenses	2,988	3,796
Deferred revenue	2,851	3,233
Total current liabilities	18,641	8,167
Long-term liabilities:
Long-term convertible debt, net of discount of $1,918 at December 31 ,2007 (principally
to related parties)	—	7,037
Long-term deferred revenue	169	120
Other long-term liabilities	—	212
Total liabilities	18,810	15,536

Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, $.01 par value, authorized 5,000 shares, no shares issued and outstanding	—	—
Common stock, $.01 par value, authorized 125,000 shares; 41,341 and 39,686 shares
issued and outstanding at December 31, 2008 and December 31, 2007, respectively	414	397
Additional paid-in capital	93,902	91,311
Accumulated deficit	(110,252)	(100,108)
Accumulated other comprehensive loss	(130)	(192)
Total stockholders' deficit	(16,066)	(8,592)
	$2,744	$6,944

The accompanying notes are an integral part of these consolidated financial statements.

AXS-ONE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For The Years Ended December 31,
	2008	2007
Revenues:
License fees	$4,283	$4,058
Services	9,140	7,891
Total revenues	13,423	11,949
Operating expenses:
Cost of license fees	324	489
Cost of services	4,254	5,680
Sales and marketing	6,563	8,021
Research and development	5,550	6,996
General and administrative	3,950	4,416
Restructuring and other costs	340	468
Total operating expenses	20,981	26,070
Operating loss	(7,558)	(14,121)
Other income (expense):
Interest income	27	191
Interest expense	(2,562)	(660)
Other income (expense), net	(97)	(69)
Other income (expense), net	(2,632)	(538)
Loss before income taxes	(10,190)	(14,659)
Income tax benefit (expense)	46	(287)
Net loss	$(10,144)	$(14,946)

Basic and diluted net loss per share	$(0.27)	$(0.42)

Weighted average basic & diluted common shares outstanding	38,243	35,318

The accompanying notes are an integral part of these consolidated financial statements.

AXS-ONE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Years Ended December 31,
	2008	2007
Net loss	$(10,144)	$(14,946)
Foreign currency translation adjustment	62	(43)
Comprehensive loss	$(10,082)	$(14,989)

The accompanying notes are an integral part of these consolidated financial statements.

AXS-ONE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
STOCKHOLDERS' EQUITY (DEFICIT)
(In thousands)

					Accumulated
					Other
	Common		Additional		Comprehensive	Total
	Stock		Paid-in	Accumulated	Income	Stockholders'
	Shares	Amount	Capital	(Deficit)	(Loss)	Equity (Deficit)
Balance - December 31, 2006	35,637	$357	$88,365	$(85,162)	$(149)	$3,411
Net loss	—	—	—	(14,946)	—	(14,946)
Foreign currency translation adjustment	—	—	—	—	(43)	(43)
Stock based compensation expense	1,385	14	503	—	—	517
Warrants issued related to convertible debt	—	—	2,285	—	—	2,285
Exercise of stock options and warrants	2,664	26	158	—	—	184
Balance - December 31, 2007	39,686	$397	$91,311	$(100,108)	$(192)	$(8,592)
Net loss	—	—	—	(10,144)	—	(10,144)
Foreign currency translation adjustment	—	—	—	—	62	62
Stock based compensation expense	955	10	1,209	—	—	1,219
Warrants issued related to convertible debt	—	—	1,343	—	—	1,343
Warrants issued related to credit line	—	—	39	—	—	39
Exercise of warrants	700	7	—	—	—	7
Balance - December 31, 2008	41,341	$414	$93,902	$(110,252)	$(130)	$(16,066)

The accompanying notes are an integral part of these consolidated financial statements.

AXS-ONE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2008	2007
Cash flows from operating activities:
Net loss	(10,144)	(14,946)
Adjustments to reconcile net loss to net cash flows used in continuing operating activities:
Depreciation and amortization	101	215
Provision for doubtful accounts	96	37
Stock based compensation expense	1,219	517
Loss of sale of fixed assets	—	104
Gain of sale of assets, AXS-One South Africa	(38)	—
Non-cash interest expense	2,452	572
Changes in assets and liabilities
Accounts receivable	1,038	96
Prepaid expenses and other current assets	356	597
Change in other assets	42	(175)
Accounts payable and accrued expenses	(1,115)	569
Deferred revenue	(166)	679
Net cash flows used in continuing operating activities	(6,159)	(11,735)
Cash flows from continuing investing activities:
Proceeds from sale of fixed assets	—	25
Purchase of equipment and leasehold improvements	(43)	(161)
Net cash flows used in continuing investing activities	(43)	(136)
Cash flows from continuing financing activities:
Proceeds from exercise of stock options and warrants	7	184
Payment of debt issuance costs	—	(193)
Borrowing on revolving line-of-credit	3,548	1,000
Repayment of revolving line-of-credit	(2,848)	(1,000)
Issuance of convertible debt	3,200	8,750
Net cash flows provided by continuing financing activities	3,907	8,741
Cash flows from discontinued operations:
Net cash used in operating activities	—	(999)
Net cash flows used in discontinued operations	—	(999)
Foreign currency exchange rate effects on cash and cash equivalents	(134)	(1)
Net decrease in cash and cash equivalents	(2,429)	(4,130)
Cash and cash equivalents, beginning of year	3,362	7,492
Cash and cash equivalents, end of year	$933	$3,362
Supplemental disclosures of cash flow information:
Cash paid during the year for--
Interest	$110	$84
Income taxes	—	121

The accompanying notes are an integral part of these consolidated financial statements.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

(1) Operations, Business Conditions, Liquidity and Significant Accounting Policies

     The Company was incorporated under the laws of the State of Delaware in September 1978. The name of the Company was changed to AXS-One Inc. in November 2000. AXS-One Inc. designs, markets and supports Integrated Content Archiving software solutions that include digital archiving, business process management, integrated records disposition and discovery for electronic records including e-mail, instant messaging, images, office documents, Share Point documents, SAP and other corporate records. The Company also offers consulting, implementation, training, technical support and maintenance services in support of its customers’ use of its software products.

     The financial statements of the Company have been prepared on a "going concern" basis, which assumes the realization of assets and the liquidation of liabilities in the ordinary course of business. However, such realization of assets and liquidation of liabilities are subject to a significant number of uncertainties. There are a number of factors that have negatively impacted the Company's liquidity, and may impact the Company's ability to function as a going concern. The Company incurred a net loss of $10.1 million and $14.9 million for the years ended December 31, 2008 and 2007 respectively. The Company has not yet been able to obtain operating profitability and may not be able to be profitable on a quarterly or annual basis in the future. Additionally, the Company had a cash balance of $0.9 million at December 31, 2008 and availability under its $1.0 million bank credit facility of $0.3 million, for which borrowing availability is limited to eligible accounts receivable. The Company had a working capital deficiency of $16.3 million as of December 31, 2008. The Company’s recent cost reductions will allow it to become profitable at lower revenue levels than in prior years. However, its ability to fund its operations is dependent on its continued sales of its records compliance software at levels sufficient to achieve profitable operations or to further reduce operating costs. As of April 8, 2009, the Company’s cash position has reduced to $742,000, which includes $850,000 borrowed on our bank credit line. Additionally, the Company’s convertible debt approximating $13 million at April 8, 2009 matures on May 29, 2009 and the Company does not have the capital to pay these notes, and accordingly, such notes will need to be restructured. If we are unable to achieve profitable operations or secure additional sources of capital in the near term, in addition to restructuring our convertible debt, there would be substantial doubt about our ability to fund future operations through the second quarter of 2009. Management could also consider merger and acquisition activity. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The Company has taken a number of actions during 2009, 2008 and 2007 to reduce operating expenses, streamline operations and raise operating capital. The Company's 2009 operating plan reflects cost efficiencies which the Company believes can be realized and to increase license and services revenue. Short and long-term liquidity require either significant improvement in operating results and/or the obtaining of additional capital or merger with another company. There can be no assurance that the Company's plans to achieve adequate liquidity will be successful.

   (a) Principles of Consolidation

     The consolidated financial statements include the accounts of AXS-One Inc. and its wholly owned subsidiaries located in Australia, Singapore, the United Kingdom and, until its sale on May 12, 2008, South Africa (collectively, the "Company"). All intercompany transactions and balances have been eliminated.

   (b) Revenue Recognition

     The Company recognizes revenue in accordance with Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”), and Statement of Position 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” Revenue from non-cancelable software licenses is generally recognized when the license agreement has been signed, delivery has occurred, the fee is fixed or determinable and collectability is probable. The Company recognizes license revenue from resellers when an end user has placed an order with the reseller and the above revenue recognition criteria have been met with respect to the reseller. In multiple element arrangements, the Company defers the vendor-specific objective evidence (“VSOE”) of fair value related to the undelivered elements and recognizes revenue on the delivered elements using the residual method. If VSOE of fair value does not exist for any undelivered element, the entire arrangement consideration is deferred until VSOE of fair value is determined for that undelivered element or the element is delivered. The most commonly deferred elements are initial maintenance and consulting services. Initial maintenance is recognized on a straight-line basis over the initial maintenance term. The VSOE of fair value of maintenance is determined by using a consistent percentage of maintenance fee to license fee based on renewal rates. Maintenance fees in subsequent years are recognized on a straight-line basis over the life of the applicable agreement. Maintenance contracts entitle the customer to hot-line support and all unspecified product upgrades released during the term of the maintenance contract. Upgrades include any and all unspecified patches or releases related to a licensed software product. Maintenance does not include implementation services to install these upgrades. The VSOE of fair value of services is determined by using an average consulting rate per hour for consulting services sold separately, multiplied by the estimate of hours required to complete the consulting engagement.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

     Delivery of software generally occurs when the product (on CDs) is delivered to a common carrier. Occasionally, delivery occurs through electronic means where the software is made available through our secure File Transfer Protocol (FTP) site. The Company generally does not offer any customers or resellers a right of return.

     For software license, services and maintenance revenue, the Company assesses whether the fee is fixed and determinable and whether or not collection is probable based on the payment terms associated with the transaction and the credit-worthiness of the customer. If a significant portion of a fee is due after our normal payment terms, which are 30 to 90 days from invoice date, the fee is considered not fixed and determinable. In these cases, the Company recognizes revenue as the fees become due and collectability is probable.

     The Company assesses assuredness of collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. Collateral is not requested from customers. If it is determined that collection of a fee is not probable, the fee is deferred and revenue is recognized at the time collection becomes probable, which is generally upon receipt of cash.

     The Company’s arrangements do not generally include acceptance clauses. If, however, an arrangement includes an acceptance provision, acceptance occurs upon the earliest of receipt of a written customer acceptance or expiration of the acceptance period.

     The majority of our training and consulting services are billed based on hourly rates. The Company generally recognizes revenue as these services are performed. However, when there is an arrangement that is based on a fixed fee or requires significant work either to alter the underlying software so that the software performs as the customer requests, the Company recognizes the related revenue using the percentage of completion method of accounting. This would apply to our custom programming services, which are generally contracted on a fixed fee basis. Anticipated gains or losses, if any, are charged to operations in the period such gains or losses are determined to be probable.

     Revenues from transaction fees associated with subscription arrangements, billable on a per transaction basis and included in services revenue on the Consolidated Statements of Operations, are recognized based on the actual number of transactions processed during the period. This business was sold on December 31, 2007.

     In accordance with EITF Issue No. 01-14, “Income Statement Characterization of Reimbursement Received for ‘Out of Pocket’ Expenses Incurred,” reimbursements received for out-of-pocket expenses incurred are classified as services revenue in the Consolidated Statements of Operations.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

   (c) Use of Management Estimates

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Some of the significant estimates involve allowance for doubtful accounts, accrued expenses, provision for income taxes in foreign jurisdictions, assessment of contingencies, revenue recognition, valuation of deferred tax asset and compensation expense pursuant to SFAS No. 123R.

   (d) Cash and Cash Equivalents and Restricted Cash

     Cash equivalents are stated at cost, which approximates market value, and consist of short-term, highly liquid investments with original maturities of less than three months.

   (e) Allowance for Doubtful Accounts

     The Company evaluates the collectibility of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due, and thereby reduces the net receivable to the amount management believes will be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are outstanding, the current business environment and historical experience. The Company does not require collateral and does not charge interest on outstanding balances.

   (f) Equipment and Leasehold Improvements

     Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets (two to five years). Leasehold improvements are amortized using the straight-line method over the lesser of the remaining term of the lease or their estimated useful lives.

   (g) Software Development Costs

     The Company’s policy is to capitalize certain software development costs in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” (“SFAS 86”). Under SFAS 86, costs incurred to develop or significantly enhance computer software products are charged to research and development expense as incurred until technological feasibility has been established. The Company establishes technological feasibility upon completion of a working model or completion of a detailed program design. Generally costs related to projects that reach technological feasibility upon completion of a working model are not capitalized as the time period between establishment of the working model and general availability is of short duration. For projects that meet technological feasibility upon completion of a detailed program design, all research and development costs for that project are capitalized from that point until the product is available for general release to customers. The nature of the Company’s current development for Integrated Content Archiving products is generally such that we can measure technological feasibility most effectively using the working model method where the time between establishment of a working model and general availability is of short duration which results in very little or no costs that qualify for capitalization. The Company historically used a detailed program design model to measure technological feasibility for its Enterprise Solutions Products. This shift in development of the Company’s product lines has resulted in lower capitalized costs. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in technology. It is reasonably possible that estimates of anticipated future revenues, the remaining estimated economic life of the products, or both will be reduced in the future due to competitive pressures. Upon the general release of the software product to customers, capitalization ceases and such costs are amortized (using the straight-line method) over the estimated life, which is generally three years.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

     During 2008 and 2007 the Company did not capitalize any software development costs.

   (h) Impairment or Disposal of Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company monitors events or changes in circumstances that may indicate carrying amounts of its long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of its assets by determining whether the carrying amount of its assets will be recovered through undiscounted, expected future cash flows. Should the Company determine that the carrying values of specific long-lived assets are not recoverable, the Company would record a charge to operations to reduce the carrying value of such assets to their fair values. The Company considers various valuation factors, principally discounted cash flows, to assess the fair values of long-lived assets. No impairment charges were recognized in 2008 or 2007.

   (i) Income Taxes

     Income taxes are accounted for under the asset and liability method. The asset and liability method requires that deferred tax assets be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of such assets will not be realized. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The company adopted FIN48 ‘‘Accounting for Uncertainty in Income Taxes’’ that was an interpretation of SFAS 109 “Accounting for Income Taxes”. FIN48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements by prescribing a minimum probability threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods as well as disclosure and transition.

   (j) Concentration of Credit Risk

     SFAS No. 105, “Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk,” requires disclosure of any significant off-balance sheet and credit risk concentrations. The Company has no off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company maintains the majority of cash balances in the United States with Silicon Valley Bank and its accounts receivable credit risk is not concentrated within any geographic area. The Company’s revenues are concentrated in the computer software industry, which is highly competitive and rapidly changing. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect operating results.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

     As of December 31, 2008, two customers represented 20.7% of total gross receivables (10.6% and 10.1% individually). As of December 31, 2007, two customers represented 39.2% of total gross receivables (27.0% and 12.2% individually). For the year ended December 31, 2008, one customer represented 13.3% of total revenue. For the year ended December 31, 2007, two customers represented 12.3% and 11.6% individually, of total revenue. For the year ended December 31, 2008, two customers represented 22.7% and 13.8%, individually, of license revenue. For the year ended December 31, 2007, three customers represented 22.9%, 20.5%, and 15.2%, individually, of license revenue. No one customer represented more than 10.0% of service revenues for the year ended December 31, 2008. One customer represented 10.7% of service revenues for the year ended December 31, 2007. For the years ended December 31, 2008 and 2007, the Company’s reselling partners generated 10% and 30% of license revenue, respectively.

   (k) Foreign Currency Translation

     The functional currency for foreign subsidiaries is the local currency. The results of operations for these foreign subsidiaries are translated from local currencies into U.S. dollars using the average exchange rates during each period. Assets and liabilities are translated using exchange rates at the end of the period with translation adjustments accumulated in stockholders' equity (deficit). Intercompany loans are denominated in U.S. currency. Foreign currency transaction gains and losses, related to short-term intercompany loans, are recorded in the consolidated statements of operations as incurred. As of January 1, 2007, all intercompany loans are considered of a long-term nature and therefore are accounted for in accordance with SFAS 52, “Foreign Currency Translation,” whereby foreign currency transaction gains and losses are recorded in cumulative foreign currency translation adjustment, a component of stockholders’ equity.

   (l) Stock-Based Compensation

     On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R (revised 2004), "Share-Based Payment" ("SFAS 123R") which requires that the costs resulting from all share-based payment transactions be recognized in the financial statements at their fair values. The Company adopted SFAS 123R using the modified prospective application method under which the provisions of SFAS 123R apply to new awards granted after the adoption date and to awards modified, repurchased, or canceled after the adoption date. Additionally, compensation cost for the portion of the awards for which the requisite service has not been rendered, and that are outstanding as of the adoption date, is recognized in the Consolidated Statement of Operations over the remaining service period after the adoption date based on the award's original estimate of fair value. Total share-based compensation expense recorded in the Consolidated Statements of Operations for 2008 and 2007 are $1,219 and $517, respectively.

     On November 10, 2005, the FASB issued FASB Staff Position 123(R)-3 ("FSP 123R-3"), "Transition Election Related to Accounting for the Tax Effects of Share-based Payment Awards," that provides an elective alternative transition method of calculating the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of SFAS 123R (the "APIC Pool") to the method otherwise required by paragraph 81 of SFAS 123R. The Company is currently in a net tax loss position and has not realized any tax benefits under SFAS 123R. In addition, no stock options for which related deferred tax assets have been recorded have been exercised to date.

     The fair value of options granted is estimated on the date of grant using a Black-Scholes option pricing model. Expected volatilities are calculated in part based on the historical volatility of the Company's stock. Management monitors share option exercise and employee termination patterns to estimate forfeiture rates within the valuation model. The expected life of options represents the period of time that options granted are expected to be outstanding. The risk-free interest rate for periods within the expected life of the option is based on the interest rate of a 5-year U.S. Treasury note in effect on the date of the grant.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

     The table below presents the assumptions used to calculate the fair value of options granted during 2008. No stock options were granted during 2007.

	Years Ended December 31,
	2008	2007
Risk-free interest rates	2.64%	n/a
Expected dividend yield	—	—
Expected lives	5 years	n/a
Expected volatility	66.4%	n/a
Forfeiture rate	14.7%	n/a
Weighted-average grant date fair value of
options granted during the period	$0.15	n/a

   (m) Basic and Diluted Net Loss per Common Share

     Basic and diluted net loss per common share is presented in accordance with SFAS No. 128, “Earnings per Share” (“SFAS No. 128”). Basic net loss per common share is based on the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of common and dilutive potential common shares outstanding during the period. Potential common shares consist of stock options, non-vested stock and warrants. Diluted net loss per common share was the same as basic net loss per common share for the years ended December 31, 2008 and 2007 since the effect of stock options, non-vested stock and warrants was anti-dilutive for all years. As of December 31, 2008 and 2007, there were outstanding options to purchase 3,690 and 3,823 of shares of common stock and outstanding warrants to purchase 10,300 and 4,307 shares of common stock. As of December 31, 2008 and 2007, there were 1,778 and 1,996 shares of non-vested stock outstanding.

     The following represents the calculations of the basic and diluted net loss per common share for the years ended December 31, 2008 and 2007.

	Years Ended December 31,
	2008	2007
Net loss	$(10,144)	$(14,946)

Weighted average basic common shares outstanding during the year	38,243	35,318

Dilutive effect of stock options and warrants	—	—

Weighted average diluted common shares outstanding during the year	38,243	35,318

Basic and diluted net loss per common share	$(0.27)	$(0.42)

   (n) Fair Value of Financial Instruments

     Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities reported in the consolidated balance sheets equal or approximate fair values.

   (o) Deferred Revenue

     Deferred revenue primarily relates to customer software maintenance agreements that have been paid for by customers prior to the performance of those services and, to a lesser extent, prepaid consulting and deferred license fees.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

   (p) Accounting for Guarantees and Warranties

     The Company warrants that each version of its software will substantially conform to the latest edition of the documentation applicable to that version. Such warranties are accounted for in accordance with SFAS No. 5, “Accounting for Contingencies.” To date the Company has not incurred significant costs related to warranty obligations.

     The Company’s product license and services agreements include a limited indemnification provision for claims from third parties relating to the Company’s intellectual property. Such indemnification provisions are accounted for in accordance with SFAS No. 5. The indemnification is generally limited to the amount paid by the customer. To date, claims under such indemnification provisions have not been significant.

     From time to time, the Company may provide guarantees to third parties on behalf of a foreign subsidiary. These guarantees are generally related to maintaining operations in a certain locality or to secure leases or other operating obligations of a subsidiary. The maximum exposure on these guarantees is not significant, either individually or in the aggregate.

   (q) Recently Issued Accounting Standards

     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“FAS 141R”), which replaces FASB Statement No. 141. FAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree, and the goodwill acquired. FAS 141R also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. FAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which is our fiscal year beginning January 1, 2009. This standard will have an impact on our financial statements if an acquisition occurs.

     In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States of America and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. We were required to adopt SFAS 157 beginning January 1, 2008. In February 2008, the FASB released FASB Staff Position (FSP FAS 157-2 — Effective Date of FASB Statement No. 157), which delayed the effective date of SFAS No. 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 for our financial assets and liabilities did not have a material impact on our consolidated financial statements. We do not expect that adoption of SFAS No. 157 for our non-financial assets and liabilities, effective January 1, 2009, will have a material impact on our financial statements.

     In June 2008 the FASB issued EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”. EITF 07-5 provides guidance in assessing whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock for purposes of determining whether the appropriate accounting treatment falls under the scope of SFAS 133, “Accounting For Derivative Instruments and Hedging Activities” and/or EITF 00-19, “Accounting For Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. EITF 07-05 is effective as of the beginning of our 2009 fiscal year. We do not expect the adoption of EITF 07-05 to have a material impact on our consolidated financial position or results of operations.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

     In May 2008, the FASB issued FASB Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 will require us to account separately for the liability and equity components of our convertible debt. The debt would be recognized at the present value of its cash flows discounted using our nonconvertible debt borrowing rate at the time of issuance. The equity component would be recognized as the difference between the proceeds from the issuance of the note and the fair value of the liability. The FSP also requires accretion of the resultant debt discount over the expected life of the debt. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Entities are required to apply the FSP retrospectively for all periods presented. We do not expect the adoption of FSP APB 14-1 to have a material impact on our consolidated financial position or results of operations.

(2) Revolving Lines of Credit

Silicon Valley Bank

     On March 6, 2007, the Company entered into a Fourth Loan Modification Agreement (the “Fourth Modification Agreement”) with Silicon Valley Bank (the “Bank”) effective as of February 15, 2007 to amend and supplement its Amended and Restated Loan and Security Agreement dated as of September 13, 2005 between the Company and the Bank, as amended by the First Loan Modification Agreement dated as of March 14, 2006, the Second Loan Modification Agreement dated as of October 31, 2006, and the Third Loan Modification Agreement dated as of November 11, 2006 (as amended, the “Loan Agreement”).

     On July 18, 2007, the Company entered into a Second Amended and Restated Loan and Security Agreement with the Bank to amend and supplement the Loan Agreement (as amended, the “Second Amended Agreement”). The Second Amended Agreement provided for a revolving line of credit in an amount equal to the lesser of $2.5 million or 80% of eligible gross domestic accounts receivable. Borrowings under the revolving line of credit bore interest at prime rate plus one quarter of one percent (0.25%) on the average gross daily financed account balance as long as the Company’s liquidity ratio (as described in the Second Amended Agreement) was above 1.30:1.00. If the liquidity ratio fell below 1.30:1.00, the interest rate would have increased to prime rate plus three quarters of one percent (0.75%) on the average gross daily financed account balance in addition to a monthly collateral handling fee of one quarter of one percent (0.25%) of the average monthly financed receivable balance. The Company was required to pay quarterly interest charges equal to 10% of the minimum net facility usage. If actual interest charges incurred exceed minimum, then no additional charge would be assessed. Loans under the Second Amended Agreement were secured by substantially all domestic assets of the Company. The maturity date of the loan was April 1, 2008. As described in greater detail in the Second Amended Agreement, the loan was subject to acceleration upon breach of: (i) a covenant tested quarterly requiring the Company's net loss not to exceed $4.0 million, $2.8 million and $2.4 million for the quarters ended June 30, 2007, September 30, 2007 and December 31, 2007, respectively and (ii) other customary non-financial covenants.

     For the quarter ended September 30, 2007, the Company was not in compliance with the quarterly net loss covenant of $2.8 million. On November 13, 2007, subject to receipt of at least $3.5 million in convertible notes financing which took place on November 16, 2007, the Bank waived such violation. The Bank adjusted the net loss covenant to become a monthly net loss covenant not to exceed a rolling three month net loss, included a minimum license revenue amount for the fourth quarter of 2007 and increased the interest rate. The interest rate changed to prime rate plus one and one-quarter percent (1.25%) in addition to a monthly collateral handling fee of one quarter of one percent (0.25%) of the average monthly financed receivable balance. If the Company’s liquidity ratio (as described in the Second Amended Agreement) was above 1.30:1.00, the interest rate would decrease to prime rate plus three-quarters of one percent (0.75%).

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

     On March 18, 2008, the Company and the Bank agreed to extend the term of the line of credit agreement through March 31, 2009 under essentially the same terms. The covenants remained a monthly net loss covenant not to exceed a rolling three month net loss and a quarterly minimum license revenue amount for each quarter of 2008.

     For the quarter ended March 31, 2008, the Company was in compliance with its rolling three month net loss covenant, but was not in compliance with its quarterly license revenue covenant. The Bank waived such violation and changed the covenants for future periods from a minimum license revenue covenant and minimum three month rolling net loss covenant to (a) a minimum three month rolling EBITDA covenant, (b) minimum cash and accounts receivable availability covenant and (c) a minimum equity infusion covenant of $500,000.

     On May 22, 2008, the Company terminated the Second Amended Agreement with Silicon Valley Bank and all amounts outstanding were fully paid.

Sand Hill Finance, LLC Financing

     On May 22, 2008, the Company entered into a Financing Agreement (the “Financing Agreement”) with Sand Hill Finance, LLC (the “Lender”). Pursuant to the Financing Agreement, the Lender may advance the Company from time to time up to $1.0 million, based upon the sum of 80% of the face value of United States accounts receivable secured by the Lender from the Company at the Lender’s sole discretion. The security of such accounts receivable is with full recourse against the Company. Advances under the Financing Agreement bear interest at a rate of 1.58% per month. The Financing Agreement has a term of one year (with an evergreen annual renewal provision unless either party provides notice of termination) and contains certain customary affirmative and negative non-financial covenants. The negative covenants include restrictions on change of control, purchases and sales of assets, dividends (other than dividends payable in stock) and stock repurchases. Pursuant to the Financing Agreement, the Company pledged as collateral to the Lender substantially all of its assets.

     As of December 31, 2008, the Company had borrowings of $700,000 outstanding pursuant to the Financing Agreement and had remaining availability of $300,000.

(3) Convertible notes

     On May 29, 2007, the Company entered into a Convertible Note and Warrant Purchase Agreement (the ‘‘Purchase Agreement’’) pursuant to which it sold and issued an aggregate of $5.0 million of convertible notes consisting of (i) $2.5 million of Series A 6% Secured Convertible Promissory Notes due May 29, 2009 and (ii) $2.5 million of Series B 6% Secured Convertible Promissory Notes due May 29, 2009, together with warrants to purchase an aggregate of 2 million shares of common stock of AXS-One. Net cash proceeds to AXS-One after transaction expenses were approximately $4.9 million. The notes and warrants were sold in a private placement under Rule 506 promulgated under the Securities Act of 1933, as amended, to accredited investors.

     The Series A notes mature on May 29, 2009, are convertible into AXS-One common stock at a fixed conversion rate of $1.00 per share, bear interest of 6% per annum and are secured by substantially all the assets of AXS-One. The Series B notes mature on May 29, 2009, are convertible into AXS-One common stock at a fixed conversion rate of $2.50 per share, bear interest of 6% per annum and are secured by substantially all the assets of AXS-One. The security interest of the note holders has been subordinated to the security interest of AXS-One’s senior lender. Each series of notes may be converted at the option of the note holder at any time prior to maturity.

     Each note holder received a warrant to purchase a number of shares of AXS-One common stock equal to 40% of the principal amount of notes purchased. Each warrant has an exercise price of $0.01 per share and is exercisable at any time through May 29, 2014. The value of the warrants using the Black-Scholes model is $1.3 million using the following assumptions; issue date stock price of $0.66 per share, a risk-free interest rate of 4.59%, a term of seven years and volatility of 66%. The Company calculated the relative value of warrants as a percent of value of the convertible debt and recorded the relative value of $1 million as a discount to the convertible debt offset by an increase to additional-paid-in-capital. This amount will be amortized as interest expense over the two year term of the convertible debt.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

     On November 13, 2007, the Company entered into a Convertible Note and Warrant Purchase Agreement pursuant to which it sold and issued on November 16, 2007 an aggregate $3.75 million of Series C 6% Secured Convertible Promissory Notes due May 29, 2009 together with warrants to purchase an aggregate of 3,750,000 shares of common stock of AXS-One at an exercise price of $.01 per share. Net cash proceeds to AXS-One after transaction expenses were approximately $3.65 million. The Series C notes and warrants were sold in a private placement under Rule 506 promulgated under the Securities Act of 1933, as amended, to accredited investors.

     The Series C notes will mature on May 29, 2009, are convertible into AXS-One common stock at a fixed conversion rate of $1.00 per share, bear interest of 6% per annum and are secured by substantially all the assets of AXS-One. The security interest of the Series C note holders has been subordinated to the security interest of AXS-One’s senior lender and ranks pari passu with the Series A and Series B convertible notes issued on May 29, 2007. The Series C notes are convertible at the option of the note holder at any time prior to maturity.

     Each Series C note holder also received a warrant to purchase a number of shares of AXS-One common stock equal to 100% of the principal amount of notes purchased. Each warrant has an exercise price of $0.01 per share and is exercisable at any time during the seven year period following the closing. The value of the warrants using the Black-Scholes model is $1.8 million using the following assumptions: issue date stock price of $0.50 per share, a risk free interest rate of 4.04%, a term of seven years and volatility of 63%. The Company calculated the relative value of warrants as a percent of value of the convertible debt and will record the relative value of $1.2 million as a discount to the convertible debt offset by an increase to additional-paid-in-capital. This amount will be amortized as interest expense over the eighteen month term of the convertible debt.

     On July 24, 2008, the Company entered into a Convertible Note and Warrant Purchase Agreement pursuant to which it sold and issued an aggregate of $2.1 million of Series D 6% Secured Convertible Promissory Notes due May 29, 2009 together with warrants to purchase an aggregate of 4,200,000 shares of common stock of AXS-One at an exercise price of $.01 per share. Net cash proceeds to AXS-One after transaction expenses were approximately $2.05 million. The Series D notes and warrants were sold in a private placement under Rule 506 promulgated under the Securities Act of 1933, as amended, to accredited investors.

     The Series D notes will mature on May 29, 2009, are convertible into AXS-One common stock at a fixed conversion rate of $1.00 per share, bear interest of 6% per annum and are secured by substantially all the assets of AXS-One. The security interest of the Series D note holders has been subordinated to the security interest of Sand Hill Finance, AXS-One’s current senior lender and ranks pari passu with the Series A and Series B convertible notes issued on May 29, 2007 and the Series C convertible notes issued on November 13, 2007. The Series D notes are convertible at the option of the note holder at any time prior to maturity.

     Each Series D note holder also received a warrant to purchase a number of shares of AXS-One common stock equal to 200% of the principal amount of notes purchased. Each warrant has an exercise price of $0.01 per share and is exercisable at any time during the seven year period following the closing. The value of the warrants using the Black-Scholes model is $1.8 million using the following assumptions: issue date stock price of $0.43 per share, a risk free interest rate of 3.49%, a term of seven years and volatility of 67%. The Company calculated the relative value of warrants as a percent of value of the convertible debt and will record the relative value of $1.0 million as a discount to the convertible debt offset by an increase to additional-paid-in-capital. This amount will be amortized as interest expense over the ten month term of the convertible debt.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

     On October 30, 2008, the Company entered into a Convertible Note and Warrant Purchase Agreement pursuant to which it sold and issued an aggregate of $1.1 million of Series E 6% Secured Convertible Promissory Notes due May 29, 2009 together with warrants to purchase an aggregate of 3,300,000 shares of common stock of AXS-One at an exercise price of $.01 per share. Net cash proceeds to AXS-One after transaction expenses were approximately $1.0 million. The Series E notes and warrants were sold in a private placement under Rule 506 promulgated under the Securities Act of 1933, as amended, to accredited investors.

     The Series E notes will mature on May 29, 2009, are convertible into AXS-One common stock at a fixed conversion rate of $1.00 per share, bear interest of 6% per annum and are secured by substantially all the assets of AXS-One. The security interest of the Series E note holders has been subordinated to the security interest of Sand Hill Finance, AXS-One’s current senior lender and ranks pari passu with the Series A and Series B convertible notes issued on May 29, 2007, the Series C convertible notes issued on November 16, 2007 and the Series D convertible notes issued on July 24, 2008. The Series E notes are convertible at the option of the note holder at any time prior to maturity.

     Each Series E note holder also received a warrant to purchase a number of shares of AXS-One common stock equal to 300% of the principal amount of notes purchased. Each warrant has an exercise price of $0.01 per share and is exercisable at any time during the seven year period following the closing. The value of the warrants using the Black-Scholes model is $0.6 million using the following assumptions: issue date stock price of $0.18 per share, a risk free interest rate of 2.88%, a term of seven years and volatility of 70%. The Company calculated the relative value of warrants as a percent of value of the convertible debt and will record the relative value of $0.4 million as a discount to the convertible debt offset by an increase to additional-paid-in-capital. This amount will be amortized as interest expense over the ten month term of the convertible debt.

     The effective interest rate on the convertible notes exceeds the coupon rate due to the amortization of the discount of the debt resulting from the issuance of the warrants.

     Convertible note details at December 31, 2008 are as follows:

	Face amount	Original discount	Accrued	Amortization of	Carrying	Carrying
(in thousands)			interest thru	debt discount	amount as of	amount as of
			12/31/08	thru 12/31/08	12/31/08	12/31/07
May 29, 2007 agreement	$5,000	$(1,047)	$495	$808	$5,256	$4,410
November 13, 2007 agreement	3,750	(1,238)	259	855	3,626	2,627
July 24, 2008 agreement	2,100	(961)	55	418	1,612	—
October 30, 2008 agreement	1,100	(382)	11	93	822	—
	$11,950	$(3,628)	$820	$2,174	$11,316	$7,037

(4) Lease Obligations

     The Company leases office space and equipment under non-cancelable operating leases. Rent expense charged to continuing operations in the accompanying consolidated statements of operations for office space, vehicles and equipment under operating leases was $842 and $1,469 for the years ended December 31, 2008 and 2007, respectively.

     Scheduled future minimum payments required for all non-cancelable operating leases are as follows:

Years Ending December 31,

2009	$895
2010	870
2011	768
2012	16
2013/Thereafter	—
Total	$2,549

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

(5) Related Party Transactions

     A portion of the convertible notes described in Note 3 above were issued to members of the Board of Directors or their affiliates. $3.0 million of the convertible notes issued on May 29, 2007 were issued to BlueLine Partners, LP, whose Managing Director is Timothy Bacci, who thereupon became a member of AXS-One’s Board of Directors. $2.0 million of the convertible notes issued on November 6, 2007 were issued to five members of the Company’s Board of Directors or their affiliates, namely, BlueLine Partners, LP, Harold Copperman, Anthony Bloom, Robert Migliorino, and Daniel Burch. $0.9 million of the convertible notes issued on July 24, 2008 were issued to five directors or officers, namely, Harold Copperman, Anthony Bloom, Robert Migliorino, William Lyons and Philip Rugani. $0.9 million of the convertible notes issued on October 30, 2008 were issued to five directors or officers, namely, BlueLine Partners, LP, Harold Copperman, Anthony Bloom, William Lyons, and Philip Rugani.

(6) Income Taxes

     The components of loss before income tax benefit, net are as follows:

	Years Ended December 31,
	2008	2007
Domestic	$(8,328)	$(9,492)
Foreign	(1,862)	(5,167)
Total	$(10,190)	$(14,659)

Income tax (expense) benefit is as follows:

	Years Ended December 31,
	2008	2007
Federal	$—	$—
State	5	(47)
Foreign	41	(240)
Total	$46	$(287)

     The tax benefit in 2008 related to a reduction in a potential withholding tax in foreign subsidiaries and state income tax provisions. The tax provision in 2007 is related to potential withholding taxes in foreign subsidiaries and state income tax provisions.

     A reconciliation of Federal income tax (expense) benefit at the statutory rate of 34% to income tax benefit reflected in the accompanying consolidated statements of operations is as follows:

	Years Ended December 31,
	2008	2007
Federal income tax benefit at 34%	$3,449	$4,999
State income tax benefit,
net of Federal tax benefit	436	516
Change in valuation allowance	(3,410)	(5,196)
Foreign tax rate differential and change in foreign net operating loss
carryforwards (NOL’s)	(121)	(347)
Other, net	(308)	(259)
	$46	$(287)

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

     The principal components of the Company's deferred taxes are as follows:

	December 31,
	2008	2007
Deferred tax assets:
Accruals and other	$671	$756
Allowance for doubtful accounts	11	22
Depreciation	274	327
Research and development credit carry-forwards	2,895	2,895
Net operating loss carry-forwards	28,348	26,169
Deferred tax assets	32,199	30,169
Less valuation allowance	32,199	30,169
Net deferred taxes	$—	$—

     As of December 31, 2008, the Company had United States net operating loss carry-forwards of approximately $64,049 which are available to offset future Federal taxable income, if any, and which will begin to expire in 2010. In addition, foreign net operating loss carry-forwards aggregated approximately $16,319 at December 31, 2008, which are not generally subject to expiration. None of the net operating loss carry-forwards are limited by IRC section 382, however subsequent changes in the ownership of the Company may trigger a limitation in our ability to utilize the NOL’s each year.

     In accordance with FASB 109, the Company has recorded a valuation allowance for its net deferred tax assets due to the Company’s history of net losses. The Company will monitor the realizability of such assets in future years. Approximately $1,392 and $2,398 of the Company’s deferred tax asset pertaining to NOLs and the corresponding valuation allowance at December 31, 2008 and 2007, respectively, relates to tax deductions arising from the exercise of restricted stock and stock options and/or subsequent sales of the underlying stock. For book purposes, the tax benefits related to such stock transactions are recorded through equity when realized.

     Foreign subsidiaries have paid, and are expected to continue to pay, appropriate taxes, if and when due, to their respective taxation authorities. It is the intention of the Company to reinvest the earnings of its non-U.S. subsidiaries, if any, in those operations. Accordingly, no Federal taxes have been provided on undistributed foreign earnings and no deferred tax liability for temporary differences related to the Company’s foreign subsidiaries have been established as the determination of the amounts is not practical.

     Effective January 1, 2007 the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. The adoption of FIN 48 did not have any impact on the liabilities or shareholders equity of the Company. A reconciliation of the beginning and ending amounts of liabilities associated with uncertain tax positions is as follows:

Balance at January 1, 2008	$240
Additions based on tax positions related to the current year	—
Reductions for tax positions of prior years	(41)
Balance at December 31, 2008	$199

     Included in accrued expenses of the Company at December 31, 2008 is approximately $199 of liabilities associated with uncertain tax positions. This amount includes accrued interest and penalties of $24. All of the unrecognized tax benefits, if recognized, would benefit the Company’s effective tax rate.

     The Company files income tax returns in the U.S. federal jurisdiction and in many U.S. states and foreign jurisdictions. Substantially all tax years remain open to examination by foreign and state tax jurisdictions in which the Company is subject to tax. The examination of the Company’s federal income tax returns through the year ended December 31, 2004 were completed and resulted in no material adjustments.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

(7) Stockholders' Deficit

   (a) Warrants

     As of December 31, 2008, the Company had warrants to purchase 10,300 shares of common stock outstanding with an exercise price of $0.01per share. At December 31, 2008, all of these warrants were exercisable. Warrants to purchase 2,000, 3,750, 4,200 and 3,300 shares of common stock were issued in May 2007, November 2007, July 2008 and October 2008, respectively in connection with the convertible debt issuances described in Note 3. 3,050 warrants have been exercised and are no longer outstanding. The expense related to these warrants will be amortized over the life of the convertible debt. 3,400 of the outstanding warrants expire in 2014 and 6,900 of the outstanding warrants expire in 2015. Warrants to purchase 100 shares of common stock were issued in May 2008 to Sand Hill Finance in connection with the line of credit described in Note 2. These warrants remain outstanding.

     A summary of warrant activity is as follows:

	Number	Weighted Average	Weighted Average
	of Shares	Exercise Price	Remaining Life
			(Years)
Balance, December 31, 2006	1,423	$2.83	1.04
Granted	5,750	0.01
Expired	(516)	4.24
Exercised	(2,350)	0.01
Balance, December 31, 2007	4,307	$0.43	5.37
Granted	7,600	0.01
Expired	(907)	2.03
Exercised	(700)	0.01
Balance, December 31, 2008	10,300	0.01	6.37

   (b) Stock Option Plans

     The Company has four stock incentive plans: the 1995 Stock Option Plan, the 1998 Stock Option Plan, the 2005 Stock Incentive Plan, and the 2008 Stock Incentive Plan.

     Pursuant to the 1995 Stock Option Plan, as amended (the 1995 Plan), the Company was able to grant statutory and non-statutory options to purchase an aggregate of up to 4,500 shares of Common Stock. The Company has specifically reserved such shares. Options were granted under the discretionary option program to employees, consultants, independent advisors and non-employee directors. Prior to adoption of the 1998 Plan discussed below, options were automatically granted to non-employee directors under the automatic option grant program. Options granted under the discretionary grant program have an exercise price of not less than 85% of the fair market value of the Common Stock on the grant date. Options granted under the automatic grant program have an exercise price of 100% of the fair market value on the grant date. The 1995 Plan has expired and no further options can be issued under this plan. Outstanding options under this plan will continue to vest.

     In April 1998, the Company adopted the 1998 Stock Option Plan (the 1998 Plan). Pursuant to the 1998 Plan, the Company could grant stock options or stock appreciation rights to purchase an aggregate of up to 5,000 shares of Common Stock (inclusive of 2,000 and 1,500 shares added to the 1998 Plan by the stockholders in June 2004 and 2001, respectively). In accordance with a June 2004 amendment, up to 300 shares of the total shares may be used for non-vested restricted stock awards. During 2007, the 1998 Plan was amended further to provide that all authorized shares under the plan can be used for grants of non-vested restricted stock awards. Options could be granted under the discretionary option program (as amended in June 2004) to employees and consultants of the Company not to exceed 500 shares per person during any calendar year except that in the first year of employment, the maximum grant would not exceed 1,000 shares per person. Non-employee directors received an automatic grant of stock options to purchase 20 shares of Common Stock upon date of commencement of service as a non-employee director and thereafter, 10 shares on the date of each annual meeting of stockholders, provided that on and as of such date, such individual had been a non-employee director for the previous 12-month period. No option may have an exercise price less than the fair market value of the Common Stock at the time of grant. The 1998 Plan has expired and no further options can be issued under this plan. Outstanding options under this plan will continue to vest.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

     On April 13, 2005 the Company approved the AXS-One Inc. 2005 Stock Incentive Plan (the 2005 Plan). The 2005 Plan was approved by the Company's stockholders at the 2005 Annual Meeting of Stockholders on May 25, 2005. All employees and consultants of the Company and its affiliates are eligible to receive stock options, stock appreciation rights and non-vested stock under the 2005 Plan, as determined by the committee (as described below) in its sole discretion. Non-employee directors of the Company automatically receive grants of stock options under the 2005 Plan and are also eligible to receive discretionary grants of stock options. A maximum of 1,500 shares of the Company's common stock are available for awards under the 2005 Plan (subject to adjustment as provided in the 2005 Plan). At the 2006 annual shareholders meeting, approval was granted to remove the limitation on restricted stock awards available under the 2005 Plan. Formerly, 375 shares of common stock were available for awards as restricted stock. Approval was received to allow grants of restricted stock up to the total maximum number of shares available under the 2005 Plan. The maximum number of shares subject to awards intended to be "performance-based" compensation within the meaning of Section 162(m) of the Internal Revenue Code that may be granted to any employee during any calendar year will not exceed 500 shares, except for the calendar year in which such individual commences his or her employment, the maximum grant will not exceed 1,000 shares (in each case subject to adjustment as provided in the 2005 Plan). The 2005 Plan is administered by a committee of the Board of Directors (currently the Compensation Committee) consisting of two or more non-employee directors. With regard to options granted under the 2005 Plan to non-employee directors, the Board of Directors administers the 2005 Plan. Each non-employee director first elected or appointed to the board of directors will be granted 40,000 shares of restricted stock. In addition, at each annual meeting of shareholders, each non-employee director with at least twelve months service on the board of directors who continues to serve as a non-employee director following the meeting will be granted 10,000 shares of restricted stock.

     On March 21, 2008 the Company approved the AXS-One Inc. 2008 Equity Incentive Plan (the 2008 Plan). The 2008 Plan was approved by the Company's stockholders at the 2008 Annual Meeting of Stockholders on May 13, 2008. Awards that may be granted under the 2008 Incentive Plan include options, restricted stock and restricted stock units, dividend equivalents, and other stock-based awards (which we refer to collectively as Awards). All employees, consultants and directors of the Company and its affiliates are eligible to receive stock options, stock appreciation rights and non-vested stock under the 2008 Plan, as determined by the committee (as described below) in its sole discretion. Non-employee directors of the Company automatically receive grants of stock options under the 2008 Plan and are also eligible to receive discretionary grants of stock options. A maximum of 3,000 shares of the Company's common stock are available for awards under the 2008 Plan. The 2008 Plan is administered by a committee of the Board of Directors (currently the Compensation Committee) consisting of two or more non-employee directors. With regard to options granted under the 2008 Plan to non-employee directors, the Board of Directors administers the 2008 Plan.

     All options granted under the Plans expire ten years from the date of grant (or five years for statutory options granted to 10% stockholders), unless terminated earlier. Most options vest over a four-year period.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

     A summary of stock option activity under the Plans is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of Shares	Exercise Price	Contractual Life	Intrinsic Value
Balance, December 31, 2006	5,528	$2.38

Granted	—	—
Exercised	(314)	$0.51
Forfeited	(161)	$1.82
Expired	(1,247)	$2.48
Balance, December 31, 2007	3,806	$2.52

Granted	2,004	$0.29
Exercised	—	—
Forfeited	(346)	$0.70
Expired	(1,774)	$2.52
Balance, December 31, 2008	3,690	$1.48	6.89	$—
Vested and expected to vest at December 31, 2008	3,367	$1.69
Exercisable at December 31, 2008	1,926	$2.59	4.56	$—

     The total intrinsic value of stock options exercised during 2008 and 2007 was $0 and $80, respectively. As of December 31, 2008, there was approximately $303 of total unrecognized compensation cost related to stock options granted under the plans. That cost is expected to be recognized over a weighted-average period of 1.20 years.

     A summary of stock options outstanding and exercisable as of December 31, 2008 follows:

		Options Outstanding		Options Exercisable
		Weighted average
Range of	Number	remaining life	Weighted average	Number	Weighted average
exercise prices	outstanding	(years)	exercise price	exercisable	exercise price
$0.06 – $0.30	788	9.70	$0.11	13	$0.30

$0.35 – $0.44	977	9.03	$0.40	35	$0.35

$0.46 – $1.52	759	3.38	$0.80	741	$0.78

$1.71 – $3.78	262	6.11	$2.11	233	$2.14

$4.21 – $6.00	904	5.30	$4.22	904	$4.22
	3,690			1,926

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

   (c) Non-Vested Restricted Stock

     Compensation expense for non-vested restricted stock was historically recorded based on its market value on the date of grant and recognized ratably over the associated service period, the period in which restrictions are removed. During 2008 there were 1,200 shares of non-vested restricted stock granted of which 400 shares were issued to employees with two year vesting and 800 shares were issued to directors, 750 with one year vesting and 50 with four year vesting. During 2007 there were 1,415 shares of non-vested restricted stock granted of which 725 shares were issued to employees with four year vesting and 90 shares were issued to directors with four year vesting. 600 shares were issued to an employee with one year vesting.

     A summary of non-vested restricted stock under the plans is as follows:

		Weighted
		average price
	Number of shares	per share
Balance, December 31, 2006	1,076	$1.37
Granted	1,415	$0.62
Vested	(465)	$1.05
Forfeited	(30)	$2.49
Balance, December 31, 2007	1,996	$0.89
Granted	1,200	$0.25
Vested	(1,174)	$0.72
Forfeited	(245)	$0.75
Balance, December 31, 2008	1,777	$0.59

     As of December 31, 2008, there was approximately $1,053 of total recognized compensation cost and $606 of total unrecognized compensation cost related to non-vested restricted stock granted under the plans. That cost is expected to be recognized over a weighted-average period of 1.06 years.

     Stock options and non-vested restricted stock awards available for grant under all plans were 1,013 at December 31, 2008.

(8) Sale of South African Subsidiaries

     On May 12, 2008, the Company sold its subsidiaries in South Africa, AXS-One (Proprietary) Ltd, and AXS-One African Solutions Ltd, to management and investors for $1. AXS-One South Africa had a net asset deficiency of $48 at the time of the sale and the Company incurred selling expenses of $10. The resulting estimated gain on sale of $38 was recorded as gain on sale in the Company’s second quarter financial results. Subsequently, the Company signed a reseller agreement with AXS-One (Proprietary) Ltd to sell on a non-exclusive basis AXS-One products in Africa and the Middle East.

(9) Employee 401(k) Plan

     The Company's 401(k) Plan (the Plan) is a defined contribution plan. All North America employees who are at least 21 years of age are eligible on the first day in the month following their date of hire to become participants in the Plan and to make voluntary contributions based on a percentage of their compensation within certain Plan limitations.

     The Plan falls under the provisions of Section 401(k) of the Internal Revenue Code. Employees may elect to contribute a percentage of their pretax salary, subject to statutory limitations, as well as certain percentages of their after-tax salary, to the Plan. By approval of the Board of Directors, the Company may elect to match a predetermined percentage of the employees’ contribution. In addition, the Company may make additional contributions at the discretion of the Board of Directors, which would be allocated among all participants in proportion to each participant's compensation, as defined. During the years ended December 31, 2008 and 2007 no additional contributions were made by the Company under the Plan.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

     Beginning in 2002, all contributions by the Company are on a discretionary basis only as approved by the Board of Directors. For the year ended December 31, 2008 the Company did not contribute to the plan. For the year ended December 31, 2007 the Company contributed 50% of the employees’ first 6% of pretax salary contribution. The Company's contribution charged to operations in the accompanying consolidated statements of operations was approximately $134 for the year ended December 31, 2007.

(10) Financial Information by Geographic Area

     SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” established standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reporting segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas and major customers.

     Revenues and long-lived assets for the Company's United States, United Kingdom, Australia, Asia and South Africa (until its sale in May 2008) operations are as follows:

	United	United	Australia and	South
	States	Kingdom	Asia	Africa	Consolidated
2008
Revenues (1)	$9,768	$1,671	$1,891	$93	$13,423
Long-lived assets	74	3	75	—	152

2007
Revenues (1)	$6,929	$2,703	$1,785	$532	$11,949
Long-lived assets	124	—	102	27	253

     (1) Revenues are attributed to geographic area based on location of sales office.

(11) Quarterly Financial Data (Unaudited)

     Summarized quarterly financial data for the years ended December 31, 2008, and 2007 is as follows:

	Quarter
2008	First	Second	Third	Fourth
Total revenues	3,894	3,401	3,676	2,452
Operating loss	(1,752)	(2,107)	(1,299)	(2,400)
Net loss	(2,205)	(2,525)	(2,010)	(3,404)
Basic & diluted net loss per common share (1)	(0.06)	(0.07)	(0.05)	(0.09)

	Quarter
2007	First	Second	Third	Fourth
Total revenues	3,694	2,518	2,494	3,243
Operating loss	(2,776)	(3,588)	(4,298)	(3,459)
Net loss	(2,661)	(3,657)	(4,576)	(4,052)
Basic & diluted net loss per common share (1)	(0.08)	(0.10)	(0.13)	(0.11)

     (1) Basic and diluted net loss per common share is computed independently for each quarter. Therefore, the sum of the quarters will not necessarily equal the basic and diluted net income (loss) per common share for the full year.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

(12) Restructuring Costs

     In December 2007, in order to reduce operating costs to better position ourselves in the current market, we eliminated 10 positions from operations. We recorded a charge to operations of $468 in 2007 related to involuntary termination benefits to be paid to the terminated employees. Approximately $382 of the 2007 restructuring costs has been paid. The remaining liability at December 31, 2007 was $86 and was paid in 2008.

     In December 2008, in order to further reduce operating costs to better position ourselves in the current market, we eliminated 26 positions from operations. We recorded a charge to operations of $340 in 2008 related to involuntary termination benefits to be paid to the terminated employees. Approximately $100 of the 2008 restructuring costs has been paid. The remaining liability at December 31, 2008 is $240 and is expected to be paid in 2009.

     The activities related to the restructurings are as follows:

	2008	2007
Restructuring liability at January 1	$86	$49
Involuntary termination costs	340	468
Cash payments	(186)	(431)
Restructuring liability at December 31	$240	$86

     In addition to the restructuring cost stated above, the Company recognized expense of $645 in August 2007 relating to an Agreement and General Release with the Company’s former Executive Vice President, Research & Development. The short-term liability of $212 related to the agreement and general release is included in accrued expenses on the accompanying December 31, 2008 Consolidated Balance Sheet and is expected to be paid in 2009. $433 was paid out as of December 31, 2008.

(13) Contingencies

     Historically, the Company has been involved in disputes and/or litigation encountered in its normal course of business. The Company believes that the ultimate outcome of these proceedings will not have a material adverse effect on the Company's business, consolidated financial condition, results of operations or cash flows.

AXS-ONE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(In thousands, except per share data)

SCHEDULE II

AXS-ONE INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2008 and 2007

(in thousands)
	Balance at	Charged to	Amounts	Balance
	Beginning	Costs and	Written	at End
Allowance for Doubtful Accounts:	of Year	Expenses, net	Off	of Year
Year ended December 31, 2008	$116	$96	$(128)	$84

Year ended December 31, 2007	$83	$40	$(7)	$116

UNIFY CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Page

Unaudited Pro Forma Condensed Combined Balance Sheets as of January 31, 2009	F-74
Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended April 30, 2008	F-75
Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months
Ended January 31, 2009	F-76
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-77

UNIFY CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     On April 16, 2009, Unify Corporation (“Unify” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AXS-One Inc, a Delaware corporation (“AXS-One”) and wholly owned subsidiaries of Unify (formed solely for the purposes of effecting the merger). The Merger Agreement provides that subject to the satisfaction or waiver of the conditions set forth therein, through a two-step merger AXS-One will become a new Delaware company and a wholly owned subsidiary of Unify (the “Merger”). The Merger is conditioned, among other things, on the Merger Agreement being approved by the stockholders of each of Unify and AXS-One, and shares of Unify’s common stock and warrants to be issued in the Merger being registered on an effective registration statement and authorized for listing on the NASDAQ.

     Pursuant to the proposed merger, the security and note holders of AXS-One will receive Unify common stock for a total valuation that will be determined based on the price of Unify common stock at the time of closing. For each of the approximately 51,433,925 AXS-One shares and warrants outstanding, at the effective date of the Merger AXS-One stockholders will receive 0.019442 shares of Unify common stock. At the effective date, the Merger Agreement also provides that outstanding warrants to purchase shares of AXS-One common stock will be converted into warrants to acquire shares of Unify’s common stock, and outstanding options to purchase shares of AXS-One common stock will be cancelled.

     This unaudited pro forma condensed combined financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for both Unify and AXS-One and the historical financial statements and accompanying notes of AXS-One (contained elsewhere in this joint proxy statement/prospectus), and Unify’s historical financial statements and accompanying notes (contained elsewhere in this joint proxy statement/prospectus) and appearing in its historical periodic SEC filings including Forms 10-K and 10-Q. The financial statements of AXS-One and Unify have been prepared in conformity with the accounting principles generally accepted in the United States of America (US GAAP).

     The unaudited pro forma condensed combined balance sheet as of January 31, 2009 reflects the merger and related events as if they had been consummated on January 31, 2009. The unaudited pro forma condensed combined statements of operations for the year ended April 30, 2008 and the nine months ended January 31, 2009 reflect the merger and related events as if they had been consummated on May 1, 2007, the beginning of Unify’s 2008 fiscal year. The unaudited pro forma financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been achieved if the Acquisition had been completed as of the dates indicated, and should not be taken as representative of future consolidated results of operations or financial condition of Unify. Preparation of the unaudited pro forma financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments such as acquisition accounting adjustments, which include, among others, amortization charges from acquired intangible assets, adjustments to deferred revenue and related income tax effects. In addition, with respect to the unaudited pro forma condensed combined balance sheet at January 31, 2009, management estimated the fair value of AXS-One’s assets acquired and liabilities assumed as of January 31, 2009, based on the purchase price allocation performed as of the April 16, 2009 Merger Agreement signing date.

     The unaudited pro forma information does not reflect cost savings, operating synergies or revenue enhancements expected to result from the Merger or the costs to achieve these cost savings, operating synergies and revenue enhancements.

UNIFY CORPORATION
Unaudited Pro Forma Condensed Combined Balance Sheets
As of January 31, 2009

	Unify	AXS-One
	January 31,	December 31,		Pro Forma		Pro Forma
	2009	2008	Combined	Adjustments		Combined
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,502	$933	$4,435			$4,435
Accounts receivable, net	5,338	932	6,270			6,270
Prepaid expenses and other current assets	721	495	1,216			1,216
Total current assets	9,561	2,360	11,921	—		11,921

Property and equipment, net	500	152	652			652
Goodwill	6,770	—	6,770	8,940	A	15,710
Intangibles, net	2,433	—	2,433	5,500	B	7,933
Other assets, net	105	232	337			337
Total assets	$19,369	$2,744	$22,113	$14,440		$36,553

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$413	$786	$1,199			$1,199
Current portion of long term debt	1,233	12,016	13,249	(11,316)	C	1,933
Accrued compensation and related expenses	1,062	—	1,062			1,062
Other accrued liabilities	1,209	2,988	4,197	1,785	D	5,982
Deferred revenue	5,896	2,851	8,747			8,747
Total current liabilities	9,813	18,641	28,454	(9,531)		18,923

Long term debt, net of current portion	1,268	—	1,268			1,268
Other long term liabilities	626	169	795			795

Minority Interest	233	—	233			233
Commitments and contingencies	—	—	—			—

Stockholders’ equity:
Common stock	7	414	421	(411)	E	10
Additional paid-in capital	68,251	93,902	162,153	(86,000)	F	76,153
Accumulated other comprehensive loss	(106)	(130)	(236)	130	G	(106)
Accumulated deficit	(60,723)	(110,252)	(170,975)	110,252	H	(60,723)
Total stockholders’ equity (deficit)	7,429	(16,066)	(8,637)	23,971		15,334
Total liabilities and stockholders’ equity	$19,369	$2,744	$22,113	$14,440		$36,553

See accompanying footnotes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNIFY CORPORATION
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended April 30, 2008
(In thousands, except per share data)

				Pro Forma		Pro Forma
	Unify	AXS-One	Combined	Adjustments		Combined
Revenues:
Software licenses	$8,539	$3,747	$12,286			$12,286
Services	11,286	8,402	19,688			19,688
Total revenues	19,825	12,149	31,974	—		31,974

Cost of Revenues:
Software licenses	226	478	704			704
Services	1,374	5,548	6,922			6,922
Total cost of revenues	1,600	6,026	7,626	—		7,626
Gross profit	18,225	6,123	24,348	—		24,348

Operating Expenses:
Product development	3,498	6,824	10,322			10,322
Selling, general and administrative	12,002	12,396	24,398	1,010	I	25,408
Total operating expenses	15,500	19,220	34,720	1,010		35,730
Income (loss) from operations	2,725	(13,097)	(10,372)	(1,010)		(11,382)
Interest expense	(900)	(1,075)	(1,975)	1,075	J	(900)
Other income (expense), net	130	(31)	99			99
Income (loss) from operations before income taxes	1,955	(14,203)	(12,248)	65		(12,183)
Provision for income taxes	324	287	611			611
Net income (loss)	$1,631	$(14,490)	$(12,859)	$65		$(12,794)

Net income (loss) per share:
Basic	$0.25					$(1.25)
Dilutive	$0.23					$(1.25)

Shares used in computing net income (loss) per share:
Basic	6,423			3,800	K	10,223
Dilutive	7,105			3,118	L	10,223

See accompanying footnotes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNIFY CORPORATION
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended January 31, 2009
(In thousands, except per share data)

				Pro Forma		Pro Forma
	Unify	AXS-One	Combined	Adjustments		Combined
Revenues:
Software licenses	$5,286	$2,798	$8,084			$8,084
Services	8,869	6,731	15,600			15,600
Migratin Solutions	1,881	—	1,881			1,881
Total revenues	16,036	9,529	25,565	—		25,565

Cost of Revenues:
Software licenses	172	214	386			386
Services	787	3,015	3,802			3,802
Migratin Solutions	833		833			833
Total cost of revenues	1,792	3,229	5,021	—		5,021
Gross profit	14,244	6,300	20,544	—		20,544

Operating Expenses:
Product development	2,062	4,060	6,122			6,122
Selling, general and administrative	9,434	8,046	17,480	806	I	18,286
Total operating expenses	11,496	12,106	23,602	806		24,408
Income (loss) from operations	2,748	(5,806)	(3,058)	(806)		(3,864)
Interest expense	(135)	(2,116)	(2,251)	1,989	J	(262)
Other income (expense), net	(71)	(63)	(134)			(134)
Income (loss) from operations before income taxes	2,542	(7,985)	(5,443)	1,183		(4,260)
Provision for income taxes	341	(46)	295			295
Net income (loss)	2,201	(7,939)	(5,738)	1,183		(4,555)

Net income (loss) per share:
Basic	$0.32					$(0.42)
Diluted	$0.29					$(0.42)

Shares used in computing net income (loss) per share:
Basic	6,981			3,800	K	10,781
Diluted	7,592			3,189	M	10,781

See accompanying footnotes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNIFY CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

     The unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting and was based on the historical financial statements of Unify and AXS-One. The acquisition method of accounting was based on Statement on Financial Accounting Standard or SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)) issued by the Financial Accounting Statement Board (“FASB”) in December 2007. The provisions of SFAS No. 141(R) are to be applied prospectively to business combinations with acquisition dates on or after the beginning of an entity’s fiscal year that begins on or after December 15, 2008, with early adoption prohibited. Since our acquisition of AXS-One will close in fiscal year 2010, we applied the provisions of SFAS No. 141 (R) for the purpose of our pro forma disclosures. Unify’s fiscal year ends on April 30 of each year and AXS-One’s fiscal year ends on December 31 of each year. The unaudited pro forma condensed combined balance sheet as of January 31, 2009 combines the historical Unify balance sheet as of January 31, 2009 and AXS-One’s balance sheet as of December 31, 2008 as if the Merger had closed on January 31, 2009. The unaudited pro forma condensed combined statements of operations for the year ended April 30, 2008 and the nine months ended January 31, 2009 combine the historical Unify and AXS-One statements of operations for their respective twelve months ended fiscal year 2008 and nine months ended fiscal year 2009 as if the Acquisition had closed on May 1, 2007. The statement of operations of AXS-One for the twelve months ended fiscal year 2008 and nine months ended fiscal year 2008 have been regrouped and reclassified to match the groupings of Unify’s statement of operations and are prepared in accordance with the recognition, valuation and disclosure principles used by Unify.

     AXS-One’s historical statement of operations for the twelve months ended March 31, 2008 were derived by subtracting the financial information for the three months ended March 31, 2007 from the audited financial statements as of December 31, 2007 and adding the financial information for the three months ended March 31, 2008.

     AXS-One’s historical statement of operations for the nine months ended December 31, 2008 were derived by subtracting the financial information for the three months ended March 31, 2008 from the audited financial statements as of December 31, 2008.

2. Purchase Price Allocation

     On April 16, 2009, Unify entered into the Merger Agreement with AXS-One. Pursuant to the terms of the Merger Agreement all of the issued and outstanding shares of common stock of AXS-One, and all warrants to purchase shares of common stock of AXS-One, will be converted into, in the aggregate, 1,000,000 shares of Unify common stock, or warrants to purchase shares of Unify common stock, as the case may be. The outstanding convertible notes of AXS-One with an aggregate outstanding principal balance of approximately $13.1 million will be exchanged for 2,100,000 shares of Unify common stock, subject to certain adjustments based on AXS-One’s working capital at the effective time of the merger. The note holders may also be issued additional shares of Unify common stock based on revenue generated from AXS-One’s legacy products over approximately 12 months after the effective date of the Merger. As of the Merger Agreement date, it is expected that the AXS-One note holders will receive an additional 700,000 shares of Unify common stock related to managements best revenue estimates.

      The acquisition will be accounted for under the acquisition method of accounting under SFAS No. 141(R), and under this method of accounting the total consideration was approximately $9.69 million as of the date when the Merger Agreement was signed. As the total purchase price is dependent on the closing price of Unify’s common stock as of the date of closing of the merger, the final total purchase price can materially differ from the value estimated for these unaudited pro forma condensed combined financial statements.

     The following table summarizes the components of the estimated total purchase price determined for accounting purposes of these pro forma condensed combined financial statements (in thousands):

Fair value of common stock issued for AXS-One common stock and warrants	$2,550
Fair value of common stock issued for AXS-One convertible notes	5,355
Fair value of common stock related to the note holders earn-out	1,785
Total consideration	$9,690

     The fair value of the shares of Unify common stock issued was estimated using the closing price of Unify’s common stock on April 15, 2009, the last full trading day prior to the public announcement of entry into the Merger Agreement, or $2.55 per share.

     The purchase price was allocated based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the Merger. An allocation of the purchase price was made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined balance sheet based on management’s best estimates, assuming the Acquisition had closed on January 31, 2009. The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed was allocated to goodwill.

     Goodwill and intangibles are based on management’s best estimates. The final determination of goodwill and intangibles will be based on the results of an independent valuation expert’s report. The report of the third-party valuation expert will be used to determine intangible assets, thus the provisional measurements of intangible assets, and the resulting goodwill and deferred income taxes are subject to change. The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair values of AXS-One’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair values of AXS-One’s assets, liabilities and other items, as compared to the information shown herein, will change the portion of the purchase price allocable to goodwill and will also impact the combined statements of operations due to adjustments in amortization or accretion related to the adjusted assets or liabilities. The allocation of the purchase price in the unaudited pro forma condensed combined balance sheet as of January 31, 2009 was prepared based on management’s best estimates of the fair value of assets acquired and liabilities assumed. Accordingly, the purchase price is allocated to the assets and liabilities of AXS-One as presented below (in thousands).

Cash & cash equivalents	$933
Accounts receivable, net	932
Prepaids and other current assets	495
Other assets	232
Property and equipment	152
Accounts payable	(786)
Accrued expenses	(2,988)
Deferred revenue	(2,851)
Line of credit	(700)
Other long term liabilities	(169)
Amortizable intangible assts:
Developed technology	3,000
Trademarks	1,000
Customer - related	1,500
Indefinite lives:
Goodwill	8,940
Total net assets acquired	$9,690

     Intangible assets of $5,500 consist primarily of developed technology, customer relationships and trademarks. Developed technology relates to AXS-One’s product offerings which are currently generating revenue. Customer relationships relate to AXS-One’s ability to sell existing, in-process and future versions of its products to its existing customers. Trademarks represent future value to be derived associated with the use of existing trademarks. Unify expects to amortize developed technology over the expected useful life of 5 years. Unify expects to amortize customer relationships over their expected useful life of 4 years. Unify expects to amortize trademarks over their expected useful life of 10 years.

     Of the total estimated purchase price, $8,940 was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. In accordance with the Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill resulting from business combinations is tested for impairment at least annually (or more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3. Pro Forma Adjustments

     The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Acquisition was completed on January 31, 2009 for balance sheet purposes and on May 1, 2007 for statement of operations purposes and reflect the following pro forma adjustments:

(A)	Adjustment to record the goodwill resulting from the Merger.

(B)	Adjustment to record the fair value of intangible assets acquired which includes customer relationships, trademarks and developed technology.

(C)	Adjustment to eliminate the long term debt held by AXS-One that has been converted into equity.

(D)	Adjustment to record the liability for the fair value of Unify common stock to be issued as contingent consideration.

(E)	To adjust common stock as follows (in thousands):

Eliminate AXS-One's historical common stock	$(414)
Par value of Unify common stock issued in connection with the acquisition	3
Total	$(411)

(F)	To adjust additional paid-in capital as follows (in thousands):

Eliminate AXS-One's historical stockholders' equity	$(93,902)
Fair value, net of par value, of Unify common stock issued in connection with the acquisition	7,902
Total	$(86,000)

(G)	Adjustment to eliminate AXS-One’s accumulated other comprehensive loss.

(H)	Adjustment to eliminate AXS-One’s accumulated deficit.

(I)	Adjustment to record the amortization of the intangibles related to the acquisition.

(J)	Adjustment to record the elimination of the interest expense associated with AXS-One’s debt.

(K)	The pro forma basic net loss per share is based on the historical number of shares of Unify common stock used in computing basic net income per share, plus 3.8 million shares of Unify common stock assumed to be issued in connection with the acquisition.

(L)	The pro forma diluted net loss per share is based on the historical number of shares of Unify common stock used in computing diluted net income per share, plus 3.8 million shares of Unify common stock assumed to be issued in connection with the acquisition. Additionally, since pro forma combined financials result in a net loss, potentially dilutive securities of 682,000 were excluded from the per share computation due to their antidilutive effect.

(M)	The pro forma diluted net loss per share is based on the historical number of shares of Unify common stock used in computing diluted net income per share, plus 3.8 million shares of Unify common stock assumed to be issued in connection with the acquisition. Additionally, since pro forma combined financials result in a net loss, potentially dilutive securities of 611,000 were excluded from the per share computation due to their antidilutive effect.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UNIFY CORPORATION,

UCAC, INC.

AND

AXS-ONE INC.

April 16, 2009

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ARTICLE VI Additional Covenants and Agreements		30

6.1	Conduct of Business of the Company	30

6.2	Conduct by Parent	32

6.3	No Solicitation	33

6.4	Meetings of Stockholders	36

6.5	Registration Statement	37

6.6	Reasonable Efforts	37

6.7	Access to Information	37

6.8	Publicity	38

6.9	Maintenance of Insurance	38

6.10	Representations and Warranties	38

6.11	Filings; Other Action	38

6.12	Tax-Free Reorganization Treatment	38

6.13	Company Options and Warrants	38

6.14	Stockholders Agreements	39

6.15	Nasdaq Listing	39

6.16	Exemption from Liability Under Section 16(b)	39

6.17	Employees	39

6.18	Indemnification and Insurance	41

6.19	Takeover Statute	42

6.20	Accountants’ “Comfort” Letters	42

ARTICLE VII Conditions		43

7.1	Conditions to Each Party’s Obligations	43

7.2	Conditions to the Obligations of the Company	44

7.3	Conditions to the Obligations of Parent	44

ii

ARTICLE VIII Termination		45

8.1	Termination by Mutual Consent	45

8.2	Termination by either the Company or Parent	45

8.3	Termination by the Company	46

8.4	Termination by Parent	46

8.5	Effect of Termination; Termination Fee	47

ARTICLE IX Miscellaneous and General		48

9.1	Payment of Expenses	48

9.2	Non-Survival of Representations and Warranties	49

9.3	Modification or Amendment	49

9.4	Waiver of Conditions	49

9.5	Counterparts	49

9.6	Governing Law	49

9.7	Notices	49

9.8	Entire Agreement; Assignment	50

9.9	Parties in Interest	50

9.10	Certain Definitions	50

9.11	Obligation of the Company	51

9.12	Severability	51

9.13	Specific Performance	51

9.14	Recovery of Attorney’s Fees	51

9.15	Working Capital Note	51

9.16	Captions	52

iii

DEFINED TERMS

Adjusted Debt Amount	Section 4.7(a)
Adjusted Working Capital	Section 4.7(a)
Agreement	Introduction
Applications	Section 4.7(b)
Authorized Representatives	Section 6.7
Certificate of Merger	Section 1.2
Certificates	Section 4.2(b)
Change in Control Price	Section 4.1(d)
Change of Recommendation	Section 6.3(d)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Company	Introduction
Company Acquisition Agreement	Section 6.3(c)
Company Acquisition Proposal	Section 6.3(b)
Company Contract	Section 5.2(p)
Company Disclosure Schedule	Section 5.2
Company Financial Statements	Section 5.2(h)(ii)
Company Insiders	Section 6.16(c)
Company Intellectual Property Rights	Section 5.2(o)(i)
Company International Employee Plans	Section 5.2(n)(iii)(11)
Company Key Employees	Section 5.2(p)(ii)
Company Option	Section 4.1(d)
Company Option Plans	Section 5.2(b)
Company SEC Reports	Section 5.2(h)(i)
Company Scheduled Plans	Section 5.2(n)(i)
Company Shares	Section 4.1(a)
Company Stockholders Agreement	Recitals
Company Stockholders Meeting	Section 6.4(a)
Company Superior Proposal	Section 6.3(b)
Company Termination Fee	Section 8.5(b)
Company Warrant	Section 4.1(e)
Confidentiality Agreement	Section 6.7
Damages	Section 6.18(a)
DGCL	Section 1.1
Dissenting Shareholder	Section 4.1(b)
Dissenting Shares	Section 4.1(b)
Earn Out	Section 4.7(b)
Effective Time	Section 1.2
Environmental Costs and Liabilities	Section 5.2(s)
Environmental Laws	Section 5.2(s)
ERISA	Section 9.10(a)
Exchange Act	Section 5.1(g)
Exchange Agent	Section 4.2(a)
Exchange Ratio	Section 4.1(a)

i

401K Plans	Section 6.17(b)
Fractional Securities Fund	Section 4.3
GAAP	Section 4.7(b)
Governmental Entity	Section 9.10(b)
Hazardous Material	Section 5.2(s)
HSR Act	Section 5.1(g)
Indemnified Parties	Section 6.18(a)
Knowledge	Section 9.10(c)
Management Member	Section 6.21
Management Performance Shares	Section 6.21
Material Adverse Effect	Section 9.10(d)
Merger	Recitals
Merger Sub	Introduction
Net License Review	Section 4.7(b)
NCM	Section 4.3
Old Notes	Section 4.7(a)
Originally Salary Level	Section 6.21
Parent	Introduction
Parent Disclosure Schedule	Section 5.1
Parent Financial Statements	Section 5.1(i)(ii)
Parent Reimbursement Fee	Section 8.5(d)
Parent SEC Reports	Section 5.1(i)(i)
Parent Shares	Section 4.1(a)
Parent Stockholders Agreement	Recitals
Parent Stockholders Meeting	Section 6.4(b)
Parent Termination Fee	Section 8.5(c)
Parent Voting Stockholder	Recitals
Parent Voting Stockholders	Recitals
Parties	Introduction
PBGC	Section 5.2(n)(ii)
Person	Section 9.10(e)
Plan Affiliate	Section 5.2(n)(i)
Proxy Statement	Section 6.5
Regular Severance	6.21
Restraints	Section 7.1(c)
Returns	Section 5.1(m)(i)
S-4 Registration Statement	Section 6.5
SEC	Section 5.1(i)(i)
Section 16 Information	Section 6.16(b)
Securities Act	Section 5.1(g)

ii

Share Consideration	Section 4.2(a)
Significant Tax Agreement	Section 9.10(f)
Solicitation Period End-Date	Section 6.3(a)
Stock Merger Exchange Fund	Section 4.2(a)
Stockholders Agreement	Recitals
Subsidiary	Section 9.10(g)
Substitute Warrant	Section 4.1(d)
Surviving Corporation	Section 1.1
Tail Insurance	Section 6.18(b)
Tax	Section 9.10(h)
Taxes	Section 9.10(h)
Termination Fee	Section 8.5(d)
Transaction Expenses	Section 9.1
Voting Stockholder	Recitals
Voting Stockholders	Recitals
Working Capital Note	Section 9.15

iii

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 16, 2009, by and among UNIFY CORPORATION, a Delaware corporation (“Parent”), UCAC, INC, a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and AXS-ONE INC., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are referred to collectively herein as the “Parties.” Capitalized terms are defined as set forth in the Table of Defined Terms contained herein.

RECITALS

     WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has determined that it is in the best interests of such corporation and its respective stockholders that the Company and Parent combine through the merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger and declared the Merger advisable;

     WHEREAS, pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into shares of common stock of Parent at the rate set forth herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated thereunder;

     WHEREAS, concurrently with the execution hereof, certain holders (each a “Voting Stockholder” and collectively the “Voting Stockholders”) of Company Shares listed on Exhibit A-1 are entering into a stockholder agreement, in each case in the form attached as Exhibit A-2 hereto (each, a “Company Stockholders Agreement”); and

     WHEREAS, concurrently with the execution hereof, certain holders (each a “Parent Voting Stockholder” and collectively the “Parent Voting Stockholders”) of Parent Shares listed on Exhibit B-1 are entering into a stockholder agreement, in each case in the form attached as Exhibit B-2 hereto (each, a “Parent Stockholders Agreement”).

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I

The Merger; Effective Time; Closing

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the successor or surviving corporation. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

     1.2 Effective Time. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the certificate of merger of Merger Sub and the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or before the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).

     1.3 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of counsel for Parent, on the second business day after all of the conditions to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived in writing (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date, time or place as is agreed to in writing by the Parties (the “Closing Date”).

     1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

ARTICLE II

Certificate of Incorporation and By-Laws of the Surviving Corporation

     2.1 Certificate of Incorporation; Name. At the Effective Time, the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended, and the name of the Surviving Corporation shall be the Company’s name.

     2.2 By-Laws. At the Effective Time, the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended.

2

ARTICLE III

Directors and Officers of the Surviving Corporation

     3.1 Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and by-laws.

     3.2 Officers. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and by-laws.

ARTICLE IV

Merger Consideration; Conversion or Cancellation of Shares in the Merger; Exchange and
Treatment of Company Debt

     4.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, the manner of converting or canceling shares of the Company and Parent shall be as follows:

     (a) Conversion of Company Stock. Subject to Sections 4.1(b) and 4.3 hereof, each share of common stock, $0.01 par value, of the Company (collectively, “Company Shares”) issued and outstanding immediately prior to the Effective Time (excluding any Company Shares described in Section 4.1(e) and any Dissenting Shares), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive a number of shares of common stock, $0.001 par value, of Parent (collectively, “Parent Shares”) determined by dividing 1,000,000 by the sum of (i) the number of Company Shares issued and outstanding immediately prior to the Effective Time and (ii) the number of Company Shares issuable upon exercise of Company Warrants outstanding immediately prior to the Effective Time. All Company Shares to be converted into Parent Shares pursuant to this Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of Parent Shares specified above and cash in lieu of fractional shares. The ratio of Company Shares per share of Parent Shares is sometimes hereinafter referred to as the “Exchange Ratio.” Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the DGCL and pursuant to Section 4.1(b) below.

3

     (b) Appraisal Rights. Company Shares that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which written objection to the Merger has been properly made in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into the right to receive from Parent the Parent Shares otherwise issued with respect to such Company Shares at or after the Effective Time. At the Effective Time, all Dissenting Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as provided by applicable law, each holder of Dissenting Shares shall cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted by Section 262 of the DGCL. Notwithstanding the foregoing, if a holder of Dissenting Shares (a “Dissenting Shareholder”) shall fail to validly perfect or shall waive or withdraw his, her or its objection or demand for payment of the fair value of his, her or its Shares, or if such Dissenting Shares (or such other Company Shares with respect to which appraisal rights have not terminated) become ineligible for such payment or if a court of competent jurisdiction shall determine that such Dissenting Shares is not entitled to relief under Section 262 of the DGCL, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares (or, in the case of such other Company Shares, the appraisal rights shall have terminated) and each such Company Share will be converted into the right to receive, and will be exchangeable for, the Parent Shares into which such Dissenting Shares would have been converted pursuant to Section 4.1(a), without interest. The Company shall promptly give Parent notice of any objection to the Merger received by the Company from a Dissenting Shareholder, and Parent shall have the reasonable opportunity, at its sole expense, to participate in all negotiations and proceedings with respect to such objection. The Company agrees that, except with the prior written consent of Parent, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such objection. Each Dissenting Shareholder or other shareholder who, pursuant to the provisions of Section 262 of the DGCL, becomes entitled to payment of the fair value of the Dissenting Shares will receive payment therefor after the fair value therefor has been agreed upon or finally determined pursuant to such provisions, and any Parent Shares that would have been issued with respect to such Dissenting Shares will be retained by Parent.

     (c) Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.

     (d) Outstanding Options. Each option to purchase Company Shares (each, a “Company Option”) outstanding immediately prior to the Effective Time shall, by virtue of the Merger and in accordance with the applicable Company Option Plans, be cancelled prior to the Effective Time in exchange for the right to receive an amount, if any, in cash equal to (i) the Change in Control Price of the Company Shares covered by such Company Option, less (ii) the exercise price of such Company Option. As used herein, the “Change in Control Price” means the higher of (A) the highest price per Company Share paid in connection with the Merger, or (B) the highest fair market value per Company Share at any time during the sixty-day period immediately preceding the Effective Time. The Company shall cancel the Company Option Plans as of the Effective Date, and the sole remaining right of each holder of a Company Option after the Effective Date shall be to receive the consideration set forth in this Section 4.1(d). After the Effective Time, Parent shall grant options to purchase Parent Shares to continuing employees of the Surviving Corporation in accordance with Parent’s customary incentive compensation policies and procedures.

4

     (e) Outstanding Warrants. Each outstanding warrant to purchase Company Shares (each, a “Company Warrant”) shall be assumed by Parent (in accordance with the further provisions contained in Section 6.13) and each such assumed warrant shall be converted into and represent a warrant to purchase the number of Parent Shares (a “Substitute Warrant”), in substantially the same form as the corresponding Company Warrant, determined by multiplying (i) the number of Company Shares subject to such Company Warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Shares of $0.01. Parent will reserve a sufficient number of Parent Shares for issuance under this Section 4.1(e).

     (f) Cancellation of Parent Owned and Treasury Stock. All of the Company Shares that are owned by Parent, any direct or indirect wholly-owned Subsidiary of Parent or by the Company as treasury stock shall automatically cease to be outstanding, shall be canceled and shall cease to exist and no Parent Shares shall be delivered in exchange therefor.

     (g) Adjustments to the Exchange Ratio. In the event of any reclassification, stock split or stock dividend with respect to Company Shares or Parent Shares, any change or conversion of Company Shares or Parent Shares into other securities or any other dividend or distribution with respect to Company Shares or Parent Shares (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

     4.2 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

     (a) Exchange Agent. On or prior to the Closing Date, Parent shall make available to American Stock Transfer & Trust, or other entity mutually agreed upon by the Parties in writing (the “Exchange Agent”), for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares and cash for the Fractional Securities Fund required to be issued pursuant to Section 4.1 (collectively, the “Share Consideration” and the certificates representing the Parent Shares comprising such aggregate Share Consideration being referred to hereinafter as the “Stock Merger Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Share Consideration out of the Stock Merger Exchange Fund and the Fractional Securities Fund. The Stock Merger Exchange Fund and the Fractional Securities Fund shall not be used for any purpose other than as set forth in this Agreement.

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     (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) (i) a form of letter of transmittal, in a form reasonably satisfactory to the Parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates the Share Consideration, without interest, allocable to such Certificates and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Share Consideration allocable to such Certificates.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions that are declared after the Effective Time on Parent Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Shares until such Persons surrender their Certificates as provided in Section 4.2(b) above. Upon such surrender, there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions on such Parent Shares which shall have a record date after the date of such surrender. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

     (d) Transfers of Ownership. If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (e) No Liability. Neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Shares for any Parent Shares, in accordance with Section 4.3, cash in lieu of fractional Parent Shares or any dividend to which the holders thereof are entitled, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.

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     (f) Termination of Funds. Subject to applicable law, any portion of the Stock Merger Exchange Fund and the Fractional Securities Fund which remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of their applicable claim for the Share Consideration for their Company Shares.

     4.3 Cash For Fractional Parent Shares. No fractional Parent Shares shall be issued in the Merger. Each holder of Parent Shares shall be entitled to receive in lieu of any fractional Parent Shares to which such holder otherwise would have been entitled pursuant to Section 4.2 (after taking into account all Parent Shares then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest of a Parent Share to which such holder otherwise would have been entitled and (ii) the closing price of a Parent Share on the NASDAQ Capital Market (“NCM”) on the trading day immediately prior to the Effective Time (the cash comprising such aggregate payments in lieu of fractional Parent Shares being hereinafter referred to as the “Fractional Securities Fund”).

     4.4 Transfer of Shares after the Effective Time. All Parent Shares issued upon the surrender for exchange of Company Shares in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares, and no further registration of transfers shall be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article IV.

     4.5 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing Company Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares, cash for fractional shares, if any, and any dividends or other distributions to which the holders thereof are entitled; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver an indemnification agreement as it may reasonably direct with respect to any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     4.6 Withholding Rights. Each of the Surviving Corporation, Parent and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, and delivered to the relevant taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

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4.7 Treatment of Company Debt.

     (a) Exchange of Notes. Subject to the provisions below, the Company will use commercially reasonable efforts to cause the holders of existing Company convertible notes (the “Old Notes”) to agree as part of the Merger to exchange the Old Notes for Parent Shares. As of the date of this Agreement, the Old Notes have a principal and accrued interest value of approximately $12,900,000. At the Effective Time, the Old Notes will be exchanged for 2,100,000 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent), plus or minus the number of Parent Shares equal to (i) the Adjusted Working Capital, divided by (ii) five (5) (as such number may be appropriately adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent). As used herein, “Adjusted Working Capital” is defined as the current assets of the Company as of the Closing Date, less the current liabilities of the Company as of the Closing Date, provided that for purposes of this calculation, (x) “current liabilities” shall exclude the liabilities set forth on Section 4.7(a)(i) of the Company Disclosure Schedule, and (y) “current liabilities” shall include the cost of cashing out the Company Options under Section 4.1(d), the outstanding balance, if any, under the Working Capital Note and the other liabilities set forth on Section 4.7(a)(ii) of the Company Disclosure Schedule.

     (b) Earn-Out Applicable to Holders of Old Notes. Holders of the Old Notes shall be eligible to receive additional Parent Shares on a pro rata basis pursuant to the provisions of this Section 4.7(b) (the “Earn-Out”). The Earn-Out shall measure the Surviving Corporation’s net license revenue as recorded in accordance with United States Generally Accepted Accounting Principles (“GAAP”) on the financial statements of Parent or the Surviving Corporation (the “Net License Revenue”) for licensing any of the software or software applications of the Company acquired at Closing (the “Applications”), including any enhancements, improvements or derivate works, for a period of approximately one (1) year following the Closing, as more fully described below. For Net License Revenue over $2.0 million during such period, the holders of Old Notes shall collectively receive .35 Parent Shares (as such percentage may be adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) for each $1.00 of Net License Revenue recorded during such period. After the holders of Old Notes have received in the aggregate 2,580,000 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) under the Earn-Out, the Parent Shares issued as the Earn-Out shall be distributed one-half to the holders of Old Notes and one-half to the Management Members until the Management Members have received 171,250 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) under the Earn-Out. Thereafter, any additional Parent Shares issued as Earn-Out shall be distributed solely to the holders of Old Notes. Any fractional shares allocable under this Section 4.7(b) shall be rounded up to the nearest whole number. The Earn-Out measurement period shall commence upon the Closing and end on July 31, 2010. The Parent Shares issued as Earn-Out will be issued quarterly, within forty-five (45) days after the end of each of Unify’s fiscal quarters during the Earn-Out period.

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For avoidance of doubt, Net License Revenue (a) does not include any fees recognized for performing any services, including any consulting services, maintenance services or support fees or any fees recognized in connection with licensing of any products or software, other than the Applications, and (b) includes (i) the amount of deferred license revenue for the Applications recorded on the Surviving Corporation’s books on the last day of the Earn-Out period, in accordance with GAAP, and (ii) any amounts invoiced to Group Technologies and its affiliates related to the licensing of the Applications during the Earn-Out period. In the case of so-called “bundled sales,” where Applications acquired hereunder are “bundled” with other software offered by Parent or its affiliates, or by Parent and a third party or parties, the amount of Net License Revenue allocable to the Applications acquired hereunder shall be used to determine the payments required hereunder. If Parent sells or otherwise transfers all or substantially all of the Company’s assets prior to the end of the Earn-Out period, or if Parent is acquired (by merger, tender offer, or otherwise) by a third-party acquirer prior to the end of the Earn-Out period, then (i) the Earn-Out period shall terminate; (ii) the holders of Old Notes shall be issued the number of Parent Shares, if any, equal to (x) 2,580,000 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent), minus (y) the number of Parent Shares previously issued to the holders of Old Notes under the Earn-Out; and (iii) the Management Members shall be issued the number of Parent Shares, if any, equal to (x) 171,250 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent), minus (y) the number of Parent Shares previously issued to the Management Members under the Earn-Out.

     (c) Protective Provisions. The Parties acknowledge that the right of the holders of the Old Notes to the benefits of the Earn-Out described in Section 4.7(b) is an integral part of the consideration to be received pursuant to this Agreement and the Merger. In furtherance of the foregoing, Parent agrees that until the Earn-Out is determined and the Parent Shares have been issued to the holders of the Old Notes, Parent shall not take, and shall cause the Surviving Corporation not to take, any actions, or fail to take any actions with the specific intent of reducing or impairing the Earn-Out, and until such time, Parent shall use reasonable commercial efforts to:

     (i) permit the holders of the Old Notes and their agents, attorneys and accountants to have reasonable access, upon reasonable notice and during normal business hours, to all books and records of the Surviving Corporation for the purpose of auditing Parent’s compliance with this Section 4.7; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Surviving Corporation and shall be arranged through responsible officers of the Surviving Corporation designated for such purpose; and, provided, further, that if the audit results in any additional payments to the holders of Old Notes in excess of ten percent (10%) of the actual amounts paid to such holders, then Parent shall be liable for the fees and expenses of the auditor, in addition to any additional payments due and owing to the holders of Old Notes, all of which Parent will pay within twenty (20) days after completion of the audit; and

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     (ii) cause the books and records of the licensing of Applications and the calculation of Net License Revenues to be kept in a manner that makes calculation of such Net License Revenues reviewable by holders of Old Notes or their designees.

ARTICLE V

Representations and Warranties

     5.1 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.1 are true and correct in all material respects, except to the extent specifically set forth on the disclosure schedule delivered contemporaneously with this Agreement by Parent to the Company (the “Parent Disclosure Schedule”).

     (a) Corporate Organization and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has all requisite power and authority to own its properties and to carry on its business as it is now being conducted. All of the Subsidiaries of Parent are set forth in Section 5.1(a) of the Parent Disclosure Schedule. Parent has heretofore made available to the Company complete and correct copies of its Certificate of Incorporation and by-laws and the charter documents of its Subsidiaries, each as amended.

     (b) Operations of Merger Sub. Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     (c) Capitalization. The authorized capital stock of Parent consists of 40,000,000 shares of common stock, par value $0.001 per share, and 7,931,370 shares which are designated as preferred stock, par value $0.001 per share. As of the date hereof, there are (i) 7,001,249 Parent Shares issued and outstanding and no Parent Shares held in the Company’s treasury, (ii) 1,176,292 Parent Shares reserved for issuance upon exercise of outstanding stock options, (iii) 1,041,792 Parent Shares reserved for issuance upon exercise of outstanding warrants (vi) 279,954 Shares reserved for issuance upon debt conversion and (v) no preferred stock of Parent issued and outstanding, held in Parent’s treasury or reserved for issuance. All of the issued and outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than as referenced above, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Parent Shares or preferred shares or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any Parent Shares or any other equity security of Parent.

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Parent owns 100% of the outstanding equity interests in each Subsidiary. Except for the Parent Stockholder Agreements, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. There are no existing rights with respect to the registration of Parent Shares under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights. Except as set forth in Section 5.1(c) of the Parent Disclosure Schedule, since January 31, 2009 through the date hereof no options or warrants have been issued or accelerated or had their terms modified.

     (d) Authority Relative to this Agreement. The Board of Directors of Merger Sub has declared the Merger advisable and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Parent has declared the issuance of Parent Shares advisable and Parent has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub (other than approval of the Merger by the stockholders of Parent in accordance with the NCS listing requirements) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

     (e) Present Compliance with Obligations and Laws. Neither Parent nor any of its Subsidiaries is: (i) in violation of its Certificate of Incorporation, by-laws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to individually or in the aggregate, have a Material Adverse Effect on Parent.

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     (f) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation (or other similar documents) or by-laws (or other similar documents) of Parent or any of its Subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are authorized to do business, (D) as may be required by any applicable state securities laws, (E) the consents, approvals, orders, authorizations, registrations, declarations and filings required under the antitrust laws of foreign countries, or (F) where the failure to obtain such consent, approval, order authorization or permit, or to make such registration, filing or notification, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this Section 5.1(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

     (g) Litigation. Except as set forth in the Parent SEC Reports filed prior to the date hereof, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, could be reasonably likely to result in obligations or liabilities of Parent or any of its Subsidiaries that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on Parent or a material adverse effect on the Parties’ ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding judgment order, writ, injunction or decree which (i) has or may have the effect of impairing Parent’s ability to perform its obligations under this Agreement or (ii) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

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     (h) SEC Reports; Financial Statements.

     (i) Since January 1, 2007, Parent has filed all forms, reports and documents with the Securities and Exchange Commission (the “SEC”) required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Parent SEC Reports”). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, “Parent Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (iii) Since January 1, 2007, there has not been any material change, by Parent or any of its Subsidiaries, in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC but which are required to be filed.

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     (i) No Liabilities. Neither Parent nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), except for indebtedness, liabilities or obligation (i) which are fully reflected in, reserved against or otherwise described in the most recent Parent Financial Statements, (ii) which have been incurred after the date of the most recent Parent Financial Statements in the ordinary course of business, consistent with past practice, (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action), or (iv) which do not or could not reasonably be expected to Material Adverse Effect on Parent.

     (j) Absence of Certain Changes of Events. Except as described in the Parent SEC Reports, since the date of the most recent Parent Financial Statements, except with respect to the actions contemplated by this Agreement, there has not been (i) any Material Adverse Effect on Parent; (ii) any damage, destruction or loss (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on Parent; or (iii) any other action or event that would have required the consent of the Company pursuant to Section 6.2 had such action or event occurred after the date of this Agreement.

     (k) Brokers and Finders. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     (l) S-4 Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective affiliates, officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, Parent shall promptly inform the Company, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent and the Company. The S-4 Registration Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any written information supplied by the Company specifically for inclusion in such document which is contained in any of the foregoing documents.

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     (m) Listings. Parent’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NCM.

     (n) Transactions with Affiliates. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, since the date of Parent’s last proxy statement to its stockholders, no event has occurred that would be required to be reported by Parent as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     5.2 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.2 are true and correct in all material respects, except to the extent specifically set forth on the disclosure schedule delivered contemporaneously with this Agreement by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”).

     (a) Corporate Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation could not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the Subsidiaries of the Company are set forth in Section 5.2(a) of the Company Disclosure Schedule. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and by-laws and the charter documents of its Subsidiaries, each as amended.

     (b) Capitalization. The authorized capital stock of the Company consists of (i) 125,000,000 shares of common stock, $0.01 par value per share, of which 41,341,425 shares were issued and outstanding as of February 5, 2009, and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued or outstanding. All of the outstanding shares of capital stock of the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights, phantom stock or similar rights. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options to purchase 3,690,314 Company Shares issued pursuant to the Company’s 1995, 1998, 2005 and 2008 stock incentive plans (the “Company Option Plans”) and warrants to purchase 10,300,000 Company Shares pursuant to the Company Warrants, there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries.

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There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. The Company has provided to Parent a list, as of February 5, 2009, of the outstanding options and warrants to acquire Company Shares, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any, and any adjustments to such options or warrants as a result of the transactions contemplated by this Agreement. Since January 1, 2009 through the date hereof, no options or warrants have been issued or accelerated or had their terms modified.

     (c) Fairness Opinion. The Board of Directors of the Company has received an opinion in writing from Updata Capital, Inc., addressed to the Board of Directors of the Company, to the effect that, as of the date hereof and based upon and subject to the matters stated therein, the consideration to be received by the holders of Common Shares in the Merger is fair to such holders from a financial point of view. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

     (d) Authority Relative to this Agreement. The Board of Directors of the Company has declared the Merger advisable and the Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the stockholders of the Company in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

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     (e) Present Compliance with Obligations and Laws. Neither the Company nor any of its Subsidiaries is: (i) in violation of its Certificate of Incorporation or by-laws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, including laws or regulations related to classification and status of employees, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (f) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its Certificate of Incorporation or by-laws; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (D) as may be required by any applicable state securities laws, (E) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust laws of any foreign country or, (F) where the failure to obtain such consent, approval, order, authorization or permit, or to make such registration, filing or notification, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which could reasonably be expected to have a Material Adverse Effect on the Company; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this Section 5.2(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets, except for violations which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

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     (g) Litigation. Except as disclosed in Company SEC Reports filed prior to the date hereof, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, could be reasonably likely to result in obligations or liabilities of the Company or any of its Subsidiaries that would have a Material Adverse Effect on the Company or a material adverse effect on the Parties’ ability to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of the business by the Company or any of its Subsidiaries, or Company’s ability to perform its obligations under this Agreement or (ii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

     (h) SEC Reports; Financial Statements.

     (i) Since January 1, 2007, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (collectively, the “Company SEC Reports”). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity or deficit and cash flow (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the “Company Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the results of their operations and their cash flow for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

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     (iii) Since January 1, 2007, there has not been any material change, by the Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed.

     (i) No Liabilities. Neither the Company nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the most recent Company Financial Statements, (ii) which have been incurred after the date of the most recent company Financial Statements in the ordinary course of business, consistent with past practice, or (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action).

     (j) Absence of Certain Changes of Events. Except as described in the Company SEC Reports, since the date of the most recent Company Financial Statements, except with respect to the actions contemplated by this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Company, (ii) any damage, destruction or loss (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Company, (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case which has had a Material Adverse Effect; (vi) any waiver by the Company of any rights of material value or (vii) any other action or event that would have required the consent of Company pursuant to Section 6.1 had such action or event occurred after the date of this Agreement.

     (k) Brokers and Finders. Except for the fees and expenses payable to Updata Advisors, Inc., which fees and expenses are reflected in its agreement with the Company, a true and complete copy of which (including all amendments) has been furnished to Parent, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

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     (l) S-4 Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Parent Stockholders Meeting and Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, the Company shall promptly inform Parent, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The S-4 Registration Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     (m) Taxes.

     (i) The Company and each of its Subsidiaries has timely filed all federal, state, local and foreign returns, information statements and reports relating to Taxes (“Returns”) required by applicable Tax law to be filed by the Company and each of its Subsidiaries, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes owed by the Company or any of its Subsidiaries to a taxing authority, or for which the Company or any of its Subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made accruals for Taxes on the Company Financial Statements which are adequate to cover any Tax liability of the Company and each of its Subsidiaries determined in accordance with generally accepted accounting principles through the date of the Company Financial Statements, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

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     (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

     (iii) There is no Tax deficiency outstanding, proposed in writing or assessed against the Company or any of its Subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect. There are no material liens for Taxes on the assets of Company or of any of its Subsidiaries other than with respect to Taxes not yet due and payable.

     (iv) No federal or state Tax audit or other examination of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination.

     (v) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

     (vi) Neither the Company nor any of its Subsidiaries is a party to (A) any agreement with a party other than the Company or any of its Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any Subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

     (vii) Except for the group of which the Company and its Subsidiaries are now presently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

     (viii) Neither the Company nor any of its Subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which have not yet been taken into account.

     (ix) The Company is not, and has not at any time been, a United States Real Property Holding Corporation.

     (x) The Company is not a “foreign person” as that term is used in § 1.1445-2 of the Treasury Regulations promulgated under the Code.

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     (n) Employee Benefits.

     (i) Section 5.2(n)(i) of the Company Disclosure Schedule lists each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or collective bargaining agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof currently maintained, sponsored, adopted or administered by the Company or any current or former domestic Subsidiary of the Company or any Person which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (each, a “Plan Affiliate”) or to which the Company or any current or former Plan Affiliate has made contributions to, obligated itself or had any liability with respect to (all such plans, policies, programs, arrangements, agreements and contracts, are referred to in this Agreement as “Company Scheduled Plans”).

     (ii) The Company has delivered or made available to Parent a complete and accurate copy, as of the date hereof, of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the two (2) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent Pension Benefit Guaranty Corporation (“PBGC”) Form 1 with respect to each such plan, if any, the current summary plan description and summary of material modifications thereto with respect to each such plan, Form 5310 and any related filings with the PBGC. Section 5.2(n)(ii) of the Company Disclosure Schedule contains a description of the material terms of any unwritten Company Scheduled Plan as comprehended to the Closing Date. There are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of unwritten Company Scheduled Plans.

     (iii) Except as could not reasonably have, individually or in the aggregate, a Material Adverse Effect on the Company:

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     (1) Each Company Scheduled Plan (A) has been and currently complies in form and in operation with all applicable requirements of ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-deferred income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

     (2) With respect to each Company Scheduled Plan, there are no claims or other proceedings pending or, to the Knowledge of the Company, threatened with respect to the assets thereof (other than routine claims for benefits).

     (3) With respect to each Company Scheduled Plan, no Person: (A) has entered into any “prohibited transaction,” as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (B) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (D) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other Person dealing with any such plan, to liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

     (4) Each Company Scheduled Plan (other than any stock option plan) may be amended, terminated, modified or otherwise revised by the Company or Parent, on and after the Closing, without further liability to the Company or Parent (other than ordinary administrative expenses or routine claims for benefit plans), including, but not limited to, any withdrawal liability under ERISA for any multi-employer plan or any liability under any Company Scheduled Plan subject to Title IV of ERISA.

     (5) None of the Company or any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Company Scheduled Plan which is a “multi-employer plan” as defined in Section 4001 of ERISA, a “multi-employer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 413(c) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

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     (6) No Company Scheduled Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Plan Affiliate has ever represented, promised or contracted (whether in oral or written form) to any current or former employee, consultant or director (either individually or as a group) or any other person that such current or former employee(s) or other person would be provided with retiree health, except to the extent required by applicable continuation coverage statute.

     (7) No Company Scheduled Plan has incurred an “accumulated funding deficiency” as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the PBGC (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan;

     (8) Neither the Company nor a Plan Affiliate has any liability (A) for the termination of any single employer plan under Section 4062 of ERISA or any multiple employer plan under Section 4063 of ERISA, (B) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (C) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or (E) for any minimum funding contributions under Section 302(c)(11) of ERISA or Code Section 412(c)(11).

     (9) All the Company Scheduled Plans to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither the Company nor any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.

     (10) With respect to any Company Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code materially meets such requirements; and (B) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or any Plan Affiliate to a tax under Code Section 4976(a).

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     (11) Each Company Scheduled Plan that has been adopted or maintained by the Company or any Plan Affiliate, whether informally or formally, or with respect to which the Company or any Plan Affiliate will or may have any liability, for the benefit of the Company Employees who perform services outside the United States (the “Company International Employee Plans”) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has unfunded liabilities, that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or any Plan Affiliate from terminating or amending any Company International Employee Plan at any time for any reason without liability to the Company or any Plan Affiliate (other than ordinary administration expenses or routine claims for benefits).

     (iv) Other than by reason of actions taken by Parent following the Closing or as set forth in the Company SEC Reports, or except as otherwise contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee, (C) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (D) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (o) Company Intangible Property.

     (i) The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property Rights”). Section 5.2(o) of the Company Disclosure Schedule lists all of the Company Intellectual Property Rights that are registered with any state, federal or international government or registration body.

     (ii) Neither the Company nor any of its Subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach in any material respect of any material license, sublicense or other agreement relating to the Company Intellectual Property Rights or any license, sublicense or other agreement pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of the Company or any of its Subsidiaries.

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     (iii) To the Company’s Knowledge, all patents, registered trademarks, service marks and copyrights held by the Company or any of its Subsidiaries which are material to its business are valid and enforceable. To the Company’s knowledge, all necessary registration, maintenance and renewal fees currently due and owing in connection with Company Intellectual Property Rights have been paid and all necessary documents, recordations and certifications in connection with the Company Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property Rights and recording ownership by the Company or any of its Subsidiaries of such Company Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary rights of any third party, which infringement could be reasonably likely to have a Material Adverse Effect on the Company.

     (iv) The Company and its Subsidiaries have taken reasonable security measures to safeguard and maintain their property rights in all the Company Intellectual Property Rights owned by the Company or its Subsidiaries. The Company maintains in place and has taken commercially reasonable steps to enforce appropriate policies designed to ensure that all Company Intellectual Property Rights owned by the Company and developed by employees of the Company are developed by such employees while working within the scope of their employment at the time of such development. Where appropriate, the Company has taken commercially reasonable steps to require its agents, consultants, contractors or other Persons to execute appropriate instruments of assignment in favor of the Company as assignee to convey to the Company ownership of Company Intellectual Property Rights developed by such agents, consultants, contractors or other Persons on behalf of the Company.

     (p) Agreements, Contracts and Commitments; Material Contracts. Except as set forth in the Company SEC Reports or in Section 5.2(p) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by:

     (i) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Company or any of its Subsidiaries and with outstanding obligations in excess of $200,000;

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     (ii) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company’s Board of Directors or any other employee who is one of the fifteen (15) most highly compensated employees, including base salary and bonuses (the “Company Key Employees”), other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation or benefits generally available to employees of the Company, except to the extent general principles of wrongful termination law may limit the Company’s or any of its Subsidiaries’ ability to terminate employees at will;

     (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (iv) any agreement of indemnification or guaranty by the Company or any of its Subsidiaries not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its Subsidiaries and any of its officers or directors in standard forms as filed by the Company with the SEC;

     (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights;

     (vi) any joint venture, partnership, and other contract (however named) involving a sharing of profits or losses by the Company or any Subsidiary with any other Person;

     (vii) any contract for capital expenditures in excess of $200,000;

     (viii) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

     (ix) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $200,000, in any case, which includes all escrow and earn-out agreements with outstanding obligations; or

     (x) any joint marketing, joint distribution or joint development agreement of the Company or any of its Subsidiaries not previously filed with the SEC and not otherwise listed in any other section of the Company Disclosure Schedule.

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          A true and complete copy (including all amendments) of each Company Contract, or a summary of each oral Company Contract, has been made available to Parent. Each contract set forth in Section 5.2(p)(i)-(x) of the Company Disclosure Schedule (a “Company Contract”) is in full force and effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto under, or result in a right in termination of, any Company Contract, except as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company.

     (q) Unlawful Payments and Contributions. To the Knowledge of the Company, neither the Company, any Subsidiary of the Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

     (r) Listings. The Company’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the OTC Bulletin Board.

     (s) Environmental Matters. Except as disclosed in the Company SEC Reports filed prior to the date hereof, (i) the Company and its Subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging the violation of any Environmental Law and neither the Company nor any Subsidiary of the Company has received actual notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the Knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its Subsidiaries or any real property currently or previously owned, operated or leased by the Company or its Subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law, and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by the Company or any of its Subsidiaries in a manner that could create any Material Environmental Costs and Liabilities (including without limitation, containment by means of any underground or above ground storage tank). For the purpose of this Section 5.2(s), the following terms have the following definitions: (X) “Environmental Costs and Liabilities” means, with respect to the Company or the Surviving Corporation, any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) “Environmental Laws” means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and (Z) “Hazardous Material” means any hazardous substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “toxic waster” or “toxic substance” under any provision of Environmental Law and including but not limited to petroleum and petroleum products.

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     (t) Title to Properties; Liens; Condition of Properties. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, shown on the most recent Company Financial Statements or acquired after the date thereof. Except as set forth in the Company SEC Reports, none of the property owned or used by the Company or any of its Subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. Except as set forth in the Company SEC Reports, since December 31, 2007, there has not been any sale, lease, or any other disposition or distribution by the Company or any of its Subsidiaries of any of its assets or properties material to the Company and its Subsidiaries, taken as a whole, except transactions in the ordinary and regular course of business.

     (u) Labor and Employee Relations.

     (i) (A) None of the employees of the Company or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its Subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the Knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its Subsidiaries, nor has there ever been union representation involving employees of the Company or any of its Subsidiaries.

     (ii) The Company and each of its Subsidiaries is in compliance with all Federal, foreign (as applicable and to the Company’s Knowledge), and state laws regarding employment practices, including laws relating to classification of exempt or nonexempt status, workers’ safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

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     (v) Permits. The Company and each of its Subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation. Neither the Company nor any of its Subsidiaries has received any actual notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation.

     (w) Transactions with Affiliates. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since the date of Company’s last proxy statement to its stockholders, no event has occurred that would be required to be reported by Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

ARTICLE VI

Additional Covenants and Agreements

     6.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 6.1 shall include the Company and each of its Subsidiaries) agrees, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and to use all commercially reasonable efforts consistent with past practices and policies to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company. Except as expressly provided for by this Agreement, the Company shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

     (a) Except as provided in the Company’s benefit plans and agreements, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Option Plans or authorize cash payments in exchange for any options granted under any of such plans;

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     (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

     (c) Except as provided in the Company’s benefit plans and agreements, grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Parent’s policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent or pursuant to written agreements consistent with the Company’s past agreements under similar circumstances;

     (d) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights (including rights to resell or relicense the Company Intellectual Property Rights) or enter into grants to future patent rights, other than licenses entered into in the ordinary course of business consistent with past practices;

     (e) Commence any material litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company’s business, provided that the Company consults with Parent prior to the filing of such a suit (except that the Company shall not require the approval of, and shall not be required to consult with, Parent with respect to any claim, suit or proceeding by the Company against Parent or any of its affiliates);

     (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

     (g) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements existing as of the date hereof requiring the repurchase of shares in connection with any termination of service to the Company;

     (h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company stock options or warrants therefor outstanding as of the date of this Agreement;

     (i) Cause, permit or propose any amendments to the Company’s Certificate of Incorporation or Bylaws;

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     (j) Sell, lease, license, encumber or otherwise dispose of any of the Company’s properties or assets, except in the ordinary course of business consistent with past practice;

     (k) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or guarantee any debt securities of others, provided that the Company may incur additional indebtedness of up to $1,000,000 under the Working Capital Note;

     (l) Except as required by law, adopt or amend any Company Scheduled Plan or increase the salaries or wage rates of any of its employees (except for wage increases in the ordinary course of business and consistent with past practices), including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any stock purchase or option plan, the entering into of any employment contract or the payment of any special bonus or special remuneration to any director or employee;

     (m) Revalue any of the Company’s assets, including without limitation writing down the value of inventory, writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

     (n) Except as set forth in the Company Disclosure Schedule, pay, discharge or satisfy in an amount in excess of $25,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company Financial Statements (or the notes thereto);

     (o) Except as required by applicable Tax law, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; provided, however, that the Company may take any such action without Parent’s prior written consent upon notice to Parent; or

     (p) Take, or agree in writing or otherwise to take, any of the actions described in Section 6.1(a) through (o) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 7.1 or 7.3, not to be satisfied.

     6.2 Conduct by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, except as expressly provided for by this Agreement, Parent shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

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     (a) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation (other than any merger or consolidation in which Parent would not become a Subsidiary of any other person);

     (b) adopt any amendments to its Certificate of Incorporation which would materially adversely affect the terms and provisions of the Parent Shares or the rights of the holders of such shares;

     (c) effect or agree to effect or announce an intention or proposal to effect, any acquisition, business combination or other transaction which would reasonably be expected to impair the ability of the Parties to consummate the Merger at the earliest possible time; or

     (d) take, or agree in writing or otherwise to take, any of the actions described in this Section 6.2, or any action which would cause or would be reasonably likely to cause, any of the conditions to the Merger set forth in Sections 7.1 or 7.2 not to be satisfied.

     6.3 Solicitation.

     (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on the date that is the earlier of (x) forty-five (45) calendar days after the date of this Agreement and (y) the date of the mailing of the Proxy Statement to the stockholders of the Company and Parent (the “Solicitation Period End-Date”), the Company and its directors, officers, investment bankers, affiliates, representatives and agents shall have the right (acting under the direction of the Board of Directors of the Company) to directly or indirectly: (i) initiate, solicit and encourage Company Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more confidentiality agreements, and (ii) participate in discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.

     (b) (i) From and after the Solicitation Period End-Date until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and its Subsidiaries will not, and will not permit their respective directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or knowingly encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal; provided, however, the Company may (A) enter into one or more customary confidentiality agreements with applicable counterparties in furtherance of a Company Superior Proposal, and (B) continue to take any of the actions described in clauses (i) and (ii) above from and after the Solicitation Period End-Date with respect to any party that has made a Company Acquisition Proposal prior to the Solicitation Period End-Date or with whom the Company is having ongoing discussions or negotiations as of the Solicitation Period End-Date regarding a possible Company Acquisition Proposal.

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          (ii) Notwithstanding the foregoing, and in addition to the rights of the Company pursuant to Section 6.3(a), in the event that, notwithstanding compliance with Section 6.3(b)(i), the Company receives a Company Superior Proposal the Company may, to the extent that the Board of Directors of the Company determines in good faith (in consultation with outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding any Company Superior Proposal in order to be informed and make a determination with respect thereto. In such event, the Company shall, (A) no less than twenty-four (24) hours after receipt of such Company Superior Proposal, if practicable, inform Parent of the material terms and conditions of such Company Superior Proposal, including the identity of the Person making such Company Superior Proposal and (B) promptly keep Parent informed of the status including any material change to the terms of any such Company Superior Proposal.

          (iii) As used herein, the term “Company Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer relating to any (1) merger, consolidation, business combination, or similar transaction involving the Company or any Subsidiary of the Company, (2) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of assets of the Company and its Subsidiaries in one or more transactions, (3) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company or any Subsidiary of the Company, (4) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company or any Subsidiary of the Company, (5) tender offer or exchange offer for Company securities; in the case of (1), (2), (3), (4) or (5) above, which transaction would result in a third party (or its shareholders) acquiring more than twenty percent (20%) of the voting power of the Company or assets representing more than twenty percent (20%) of the net income, net revenue or total assets of the Company on a consolidated basis, (6) transaction which is similar in form, substance or purpose to any of the foregoing transactions, or (7) public announcement of an agreement, proposal, plan or intention to do any of the foregoing; provided, however, that the term “Company Acquisition Proposal” shall not include the Merger and the transactions contemplated thereby. For purposes of this Agreement, “Company Superior Proposal” means any offer made by a third party (including any affiliate of the Company) which, if consummated, would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of the Company Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Company and its Subsidiaries, taken together, and otherwise on terms which the Board of Directors of the Company determines in good faith (based on its consultation with a Updata Capital, Inc. or another financial advisor of nationally recognized reputation and other such matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger and, in the reasonable good faith judgment of the Board of Directors of the Company after consultation with its financial advisor, is reasonably capable of being completed, taking into account all financial, legal and regulatory aspects thereof.

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     (c) Neither the Board of Directors of the Company nor any committee thereof shall, except as required by their fiduciary duties as determined in good faith in consultation with outside counsel, (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger, (ii) approve, recommend or endorse any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a “Company Acquisition Agreement”) with respect to any Company Acquisition Proposal. Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, in consultation with outside counsel, such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law; provided, however, that, except as required by their fiduciary duties as determined in good faith and in consultation with outside counsel, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend or propose publicly to approve or recommend, a Company Acquisition Proposal.

     (d) Notwithstanding the obligations of the Company set forth in clause (i) of Section 6.3(c), (i) at any time prior to adoption of this Agreement by holders of Company Shares, other than in connection with a Company Acquisition Proposal, the Board of Directors of the Company may take the actions prohibited by clause (i) of Section 6.3(c) (and in each case modify accordingly the statement of the Company’s Board of Directors included or to be included in the Proxy Statement issued pursuant to Section 6.5) if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and/or financial advisor) that the failure to take such action would result in a breach of its fiduciary duties under applicable law; provided, however, that the Company shall have, at least five (5) days prior to taking such action, provided to Parent written notice which shall state expressly that the Company intends to take such action, and (ii) in response to the receipt of a Company Superior Proposal, the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation of this Agreement or the Merger and, in the case of a Company Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (and in each case modify accordingly the statement of the Company’s Board of Directors included or to be included in the Proxy Statement issued pursuant to Section 6.5) (any of the foregoing actions in response to the receipt of a Company Superior Proposal, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (A) through (E) are met:

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          (A) A Company Superior Proposal with respect to it has been made and has not been withdrawn;

          (B) The Company Stockholders Meeting has not occurred;

          (C) The Company shall have at least five (5) days prior to a Change of Recommendation, provided to Parent written notice which shall state expressly (x) that the Company has received such Company Superior Proposal, (y) the material terms and conditions of such Company Superior Proposal and the identity of the Person or group making the Company Superior Proposal, and (z) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so;

          (D) The Board of Directors of the Company has concluded in good faith, after receipt of advice of its outside legal counsel and/or financial advisor, that, in light of such Company Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would reasonably be expected to result in a breach of its fiduciary duties to its stockholders under applicable law; and

          (E) The Company shall not have materially breached (directly or indirectly) any of the provisions set forth in this Section 6.3 with respect to obtaining such Company Superior Proposal and which breach is continuing.

     (e) In addition to the obligations of the Company set forth in paragraphs (b) and (c) of this Section 6.3, the Company will promptly (and in any event within twenty-four (24) hours) advise Parent, orally and in writing, if any Company Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of the Company is requested in connection with a Company Acquisition Proposal, the principal terms and conditions of any such Company Acquisition Proposal or potential Company Acquisition Proposal or inquiry (and will disclose any written materials received by the Company in connection with such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry) and the identity of the party making such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry. The Company will keep Parent advised of the status and details (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.

     6.4 Meetings of Stockholders.

     (a) Promptly after the date hereof, and subject to the fiduciary duties of the Company’s board of directors under applicable law, the Company shall take all action necessary in accordance with the DGCL, NCM rules and its Certificate of Incorporation and by-laws to convene a meeting of stockholders (“Company Stockholders Meeting”) to be held as promptly as practicable for the purposes of voting upon this Agreement and the Merger.

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     (b) Promptly after the date hereof, and subject to the fiduciary duties of Parent’s board of directors under applicable law, Parent shall take all action necessary in accordance with the DGCL, the NCM listing requirements and its Certificate of Incorporation and by-laws to convene a meeting of stockholders (“Parent Stockholders Meeting”) to be held as promptly as practicable for the purposes of voting upon this Agreement and the Merger.

     6.5 Registration Statement. Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the “S-4 Registration Statement”), containing a proxy statement/prospectus and a form of proxy, in connection with the registration under the Securities Act of the Parent Shares issuable upon conversion of the Company Shares and the Substitute Warrants issuable upon conversion of the Company Warrants and the other transactions contemplated hereby. The Company and Parent will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of Parent’s and the Company’s stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Parent’s and the Company’s stockholders, is herein called the “Proxy Statement”). The Company and Parent will, and will cause their accountants and lawyers to, use their reasonable efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. Each of Parent and the Company will use its reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date and Parent and the Company shall each use its commercially reasonable efforts to hold its respective stockholder meeting as soon as practicable after the date hereof. Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares and Substitute Warrants in the Merger.

     6.6 Reasonable Efforts. The Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (b) use their reasonable best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

     6.7 Access to Information. Upon reasonable notice, Parent, on the one hand, and the Company, on the other, shall (and shall cause each of their Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other such party (the “Authorized Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to their properties, assets, books and records and, during such period, shall (and shall cause each of their Subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any of the representations or warranties made by the Parties in this Agreement. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this Section 6.7 in strict compliance with the terms of that certain Confidentiality Agreement, entered by and between the Company and Parent, dated February 1, 2009 (the “Confidentiality Agreement”).

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     6.8 Publicity. The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld, except as may be required by applicable law or by obligations pursuant to any listing agreement with a national securities exchange or national automated quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other Party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, in the event the Board of Directors of Parent or the Company withdraws its recommendation of this Agreement in compliance herewith, neither Party will be required to consult with or obtain the agreement of the other in connection with any press release or public announcement.

     6.9 Maintenance of Insurance. Between the date hereof and through the Effective Time, the Company will maintain in full force and effect all of its and its Subsidiaries presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

     6.10 Representations and Warranties. Each of the Company and Parent shall give prompt notice to the other of any circumstances that would cause any of their respective representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time.

     6.11 Filings; Other Action. Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act and the Exchange Act with respect to the Merger; (b) cooperate in the preparation of such filings or submissions under the HSR Act; and (c) use reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

     6.12 Tax-Free Reorganization Treatment. Prior to the Effective Time, the Parties shall use their best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within Section 368(a) of the Code.

     6.13 Company Warrants.

     (a) After the Effective Time, except as provided above, each Substitute Warrant shall be subject to the same terms and conditions as were applicable under the related Company Warrant immediately prior to the Effective Time. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Warrants in lieu of the substitution therefor of Substitute Warrants, as described herein. Notwithstanding anything to the contrary, the exercise price for the Substitute Warrants shall be adjusted as a result of any adjustment to the Exchange Ratio set forth in Section 4.1(g).

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     (b) Prior to the Effective Time, the Company will use commercially reasonable best efforts to cause the holders of Company Warrants to exercise such Warrants.

     6.14 Stockholders Agreements. Concurrently with the execution and delivery of this Agreement, each of the Company Voting Stockholders has executed and delivered a Company Stockholders Agreement and each of the Parent Voting Stockholders has executed a Parent Stockholders Agreement.

     6.15 Nasdaq Listing. Parent agrees to authorize for listing on the NCM the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     6.16 Exemption from Liability Under Section 16(b).

     (a) Provided that the Company delivers to Parent the Section 16 Information with respect to the Company prior to the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Shares in exchange for Company Shares, and of options to purchase Parent Shares in exchange for options to purchase Company Shares, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

     (b) “Section 16 Information” shall mean information accurate in all respects regarding the Company Insiders, the number of Company Shares or other Company equity securities deemed to be beneficially owned by each Company Insider and expected to be exchanged for Parent Shares in connection with the Merger.

     (c) “Company Insiders” shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in Section 16 Information.

     6.17 Employees.

     (a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under the Section 401(k) plan maintained by Parent, as applicable, individuals who are employees of the Company at the Effective Time and who become eligible to participate in such plans will be credited with periods of service with the Company before the Effective Time as if such service had been with Parent, as applicable.

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     (b) If required by Parent in writing delivered to the Company not less than five business days before the Effective Time, the Company shall, at the Effective Time or effective one day prior to the Effective Time contingent on the Closing occurring, (i) terminate any Company Plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k) (collectively, the “401(k) Plans”) and no further contributions shall be made to any 401(k) Plan after such termination, or (ii) freeze the 401(k) Plans and no further contributions shall be made to any 401(k) Plan after such freeze, or (iii) cause the 401(k) Plans to be merged in to the Parent 401(k) Plan as soon as administratively possible after the Closing Date and the participants of the 401(k) Plans shall be governed by the Parent 401(k) Plan. The Company shall provide to Parent (i) certified copies of resolutions adopted by the Board of Directors of the Company, as applicable, authorizing such termination and (ii) an executed amendment to each 401(k) Plan in form and substance reasonably satisfactory to Parent to conform the plan document for such 401(k) Plan with all applicable requirements of the Code and regulations thereunder relating to the tax-qualified status of such 401(k) Plan. To the extent the applicable 401(k) Plan has been amended pursuant to this section, Parent will not be obligated to make any matching or other employer contributions to any 401(k) Plan after the Merger.

     (c) After the Effective Time, except to the extent that Parent continues Company Plans in effect, employees of the Company who become employed by Parent or any of its Subsidiaries will be eligible for employee benefits that Parent or such Subsidiary, as the case may be, provides to its employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such employees, provided that nothing in this Agreement shall require any duplication of benefits. Parent will or will cause its Subsidiaries to give credit to employees of the Company, with respect to the satisfaction of the limitations as to pre-existing condition exclusions and waiting periods for participation and coverage that are applicable under the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) of Parent and credit employees of the Company with an amount equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any co-insurance, co-payment, deductible or out-of-pocket limit under the comparable employee welfare benefit plans of the Company.

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     6.18 Indemnification and Insurance.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Parties agree to cooperate and defend against and respond thereto to the extent permitted by applicable law and the Certificate of Incorporation and bylaws of the Company. It is understood and agreed that after the Effective Time, Parent and Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses (to be reimbursed within ten (10) business days of receipt by Parent or the Surviving Corporation of a request therefor) in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement (“Damages”) in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Parent; provided, however, that (A) Parent shall have the right to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Parties and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) Parent shall be obligated pursuant to this paragraph to pay for only one counsel for each Indemnified Party, (C) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (D) Parent shall not be obligated pursuant to this paragraph to the extent that a final judgment determines that any Damages may not be reimbursed under the DGCL. Any Indemnified Party wishing to claim indemnification under this Section 6.18, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof; provided, however, that the failure to so notify shall not affect the obligations of Parent under this Section 6.18 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 6.18 continue in full force and effect without limit as to time.

If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, the successors and assigns of Parent shall assume the obligations set forth in this Section 6.18.

Parent shall ensure than any officer or director of the Company who becomes an executive officer or director of Parent on or after the Effective Time shall, at the time such person becomes an executive officer or director of Parent, be named as an insured under Parent’s directors and officers liability policy to the same extent as other executive officers and directors of Parent.

     (b) The Company shall purchase for the benefit of the persons serving as executive officers and directors of the Company immediately prior to the Effective Time, directors’ and officers’ liability insurance coverage for seven (7) years after the Effective Time, under either the Company’s policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than the Company’s current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such (“Tail Insurance”). The Company shall not purchase Tail Insurance with a premium of more than $125,000. Parent and the Surviving Corporation shall cause such Tail Insurance to be maintained during the seven-year period.

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     6.19 Takeover Statute.

     If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     6.20 Accountants’ “Comfort” Letters.

     The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

     6.21 Management Severance. Each executive management member of the Company listed on Section 6.21 of the Company Disclosure Schedule (each, a “Management Member”) has an employment agreement which entitles him to certain severance benefits in event of his involuntary separation from service without cause in connection with or subsequent to a change in control of the Company. Each Management Member has agreed to and will prior to the Effective Time (a) amend his employment agreement effective as of the Closing to reduce the severance benefit to the amount which he would be entitled to receive, at the original salary level applicable to such Management Member set forth on Section 6.21 of the Company Disclosure Schedule (each, “Original Salary Level”), in the event that his involuntary separation from service without cause and without a change in control (“Regular Severance”) and (b) allocate the amount of his Regular Severance over the number of months required to continue his gross base salary at the Original Salary Level until such Regular Severance is fully paid in cash, as set forth on Section 6.21 of the Company Disclosure Schedule. In addition, the Company will amend each Management Member’s employment agreement such that in the event of an involuntary separation from service without cause in connection with the change of control each Management Member will be eligible to receive additional compensation in the form of earn-outs (collectively, the “Management Performance Shares”) based upon Net License Revenue recorded over the same period in which the holders of Old Notes will be eligible to receive their Earn-Out shares, as set forth on Section 6.21 of the Company Disclosure Schedule. The Management Performance Shares shall be earned in accordance with the provision of Section 4.7(b), so that after holders of Old Notes have received 2,580,000 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) as Earn-Out, the Management Members will receive one-half of the next 342,500 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) distributed as Earn-Out, with the Management Performance Shares allocated to the Management Members in proportion to their total change of control severance benefit before amendment of their employment agreements, as set forth on Section 6.21 of the Company Disclosure Schedule. The maximum severance benefits due to a Management Member will be the Regular Severance set forth in Section 6.21 of the Company Disclosure Schedule and such Management Member’s applicable percentage of the Management Performance Shares distributed under Section 4.7(b). Regular Severance shall be paid in accordance with the Parent’s or the Surviving Corporation’s regular payroll policies. Issuance of the Management Performance Shares will be made to the Management Members on the same basis as the issuance of Earn-Out Parent Shares to the holders of Old Notes. The Management Members will also receive subsidized COBRA benefits as described in their employment agreements in the event of an involuntary separation from service without cause in connection with a change in control. Each Management Member’s employment will terminate as of the Closing unless otherwise agreed to in writing by Parent and such Management Member. The protective provisions described in Section 4.7(c) of this Agreement shall apply for the benefit of the Management Members as if incorporated in this Section 6.21.

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ARTICLE VII

Conditions

     7.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or written waiver by each of the Parties of the following conditions:

     (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the stockholders of the Company and Parent;

     (b) The SEC shall have declared the S-4 Registration Statement effective. No stop order suspending the effectiveness of the S-4 Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the Parties.

     (c) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or making the Merger illegal (collectively, “Restraints”) shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity preventing the consummation of the Merger; provided, however, that each of the Parties shall have used reasonable efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

     (d) The waiting period(s) under the HSR Act and all applicable material foreign merger laws, if any, shall have expired or been terminated; and

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     (e) the Parent Shares issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger (including the Substitute Warrants) shall have been authorized for listing on the NCM upon official notice of issuance.

     7.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing in whole or in part by the Company to the extent permitted by applicable law:

     (a) the representations and warranties of Parent set forth in Section 5.1 that are qualified as to materiality or Material Adverse Effect shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties any update or modification to the Parent Disclosure Schedule made or purported to have been made without the Company’s written consent thereto shall be disregarded).

     (b) Parent and its Subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

     (c) Parent shall have delivered to the Company a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 (as it relates to Parent) and clauses (a) and (b) of this Section 7.2 is satisfied in all respects; and

     (d) The Parent Stockholder Agreements shall remain in full force and effect.

     7.3 Conditions to the Obligations of Parent. The obligation of Parent to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing in whole or in part by Parent to the extent permitted by applicable law:

     (a) the representations and warranties of the Company set forth in Section 5.2 that are qualified as to materiality or Material Adverse Effect, or in Sections 5.2(a), (b) or (d) shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations or warranties any update or modifications to the Company’s Disclosure Schedule made or purported to have been made without Parent’s written consent thereto shall be disregarded).

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     (b) the Company and its Subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

     (c) the Company shall have delivered to Parent a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 and clauses (a) and (b) of this Section 7.3 is satisfied in all respects;

     (d) to the extent available to the holders of the Company Shares in connection with the Merger, holders of not more than ten (10%) of the Company Shares shall have exercised and not withdrawn prior to the Effective Time dissenter’s or appraisal rights;

     (e) each Company Stockholder Agreement shall remain in full force and effect; and

     (f) the Adjusted Working Capital shall not be less than negative $1,750,000. For purposes of this closing condition, Adjusted Working Capital shall exclude any outstanding liability under the Working Capital Note.

ARTICLE VIII

Termination

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining the requisite approval of the stockholders of the Company, by the mutual written consent of the Company and Parent.

     8.2 Termination by either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Company or Parent if:

     (a) the Merger shall not have been consummated by July 31, 2009; provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

     (b) if any Restraint shall be in effect and shall have become final and nonappealable;

     (c) at the duly held Company Stockholders Meeting (including any adjournments thereof), the requisite approval of the Company’s stockholders shall not have been obtained; provided, however, that the Company’s right to terminate this Agreement under this Section 8.2(c) shall not be available to the Company if the Company has not complied with its obligations under Sections 6.3 and 6.4(a); or

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     (d) at the duly held Parent Stockholders Meeting (including any adjournments thereof), the requisite approval of Parent’s stockholders shall not have been obtained; provided, however, that Parent’s right to terminate this Agreement under this Section 8.2(c) shall not be available to Parent if Parent has not complied with its obligations under Sections 6.4(b).

     8.3 Termination by the Company. This Agreement may be terminated upon written notice to Parent and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Company Shares, by action of the Board of Directors of the Company, if (a) the Company accepts a Company Superior Proposal or (b) Parent shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.2(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within ten (10) days following receipt by Parent of notice of such failure to comply.

     8.4 Termination by Parent. This Agreement may be terminated upon written notice to the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after any action of the Board of Directors of Parent, if:

     (a) the Company shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.3(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within ten (10) days following receipt by the Company of notice of such failure to comply; or

     (b) the Board of Directors of the Company or any committee thereof, shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval of the Merger and this Agreement, (iii) in connection with a Rule 14d-9 disclosure, the Board of Directors of the Company shall have taken any action other than a rejection of a Rule 14d-9 proposal, (iv) the Board of Directors of the Company or any committee thereof shall have recommended any Company Acquisition Proposal, (v) the Company or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.3 or (vi) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing or (vii) any Company Acquisition Proposal is consummated or an agreement with respect to any Company Acquisition Proposal is signed.

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     8.5 Effect of Termination; Termination Fee.

     (a) Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information pursuant to Section 6.7, the payment of expenses pursuant to Section 9.1, and Article IX generally, (y) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or (z) intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby.

     (b) In the event that (i)(A) a Company Acquisition Proposal or the intention to make a Company Acquisition Proposal shall have been made directly to the stockholders of the Company generally or otherwise publicly announced by the Company or the Person making such Company Acquisition Proposal, (B) such Company Acquisition Proposal or intention is not irrevocably and publicly withdrawn prior to the vote of the Company stockholders at the duly held Company Stockholders Meeting, and (C) thereafter this Agreement is terminated by either the Company or Parent (1) pursuant to Section 8.2(a) due to the Company Stockholders Meeting not occurring as a result of such Company Acquisition Proposal or (2) Section 8.2(c), (ii) this Agreement is terminated by (A) Parent pursuant to Section 8.4(b) or (B) the Company pursuant to Section 8.3(a) or (iii) the Company terminates this Agreement, for any reason, other than pursuant to Section 8.1, 8.2 or 8.3(b) hereof, then the Company shall promptly, but in no event later than the earlier to occur of (x) sixty (60) days following the date of such termination; (y) the fifth (5th) business day after the date the Company enters into a definitive agreement to consummate the transactions contemplated by a Company Superior Proposal; and (z) the date the transactions contemplated by a Company Superior Proposal are consummated, pay Parent a fee equal to $500,000 (the “Company Termination Fee”), payable by wire transfer of same day funds. Notwithstanding the foregoing, if Parent’s revenue (in accordance with GAAP) for the fourth quarter ended April 30, 2009 is less than $4,500,000, the Company Termination Fee shall be reduced to zero. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     (c) In the event that this Agreement is terminated pursuant to Section 8.2(d) and the Company is not in breach of this Agreement, Parent shall pay to the Company an amount equal to all Transaction Expenses incurred by the Company prior to such termination promptly but in no event later than the fifth business day after receipt of an invoice from the Company for such Transaction Expenses, including detailed backup for such Transaction Expenses (collectively, the “Parent Termination Fee”). Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this Section 8.5(c), Parent shall pay to the Company its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

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     (d) In the event that this Agreement is terminated pursuant to Section 8.2(c) and neither Parent nor Merger Sub is in breach of this Agreement, the Company shall pay to Parent an amount equal to all Transaction Expenses incurred by Parent prior to such termination promptly but in no event later than the fifth business day after receipt of an invoice from Parent for such Transaction Expenses, including detailed backup for such Transaction Expenses (collectively, the “Parent Reimbursement Fee;” and, collectively with the Parent Termination Fee and the Company Termination Fee, each a “Termination Fee”). If the Company fails promptly to pay the amount due pursuant to this Section 8.5(d), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(d), the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     (e) If this Agreement is terminated under circumstances in which a Party is entitled to receive a Termination Fee, the payment of such Termination Fee shall be the sole and exclusive remedy available to such Party, except in the event of (x) a willful breach by the other Party of any provision of this Agreement or (y) the intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby, in which event the non-breaching Party shall have all rights, powers and remedies against the breaching Party which may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

ARTICLE IX

Miscellaneous and General

     9.1 Payment of Expenses. Whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby (the “Transaction Expenses”). The filing fee and the cost of printing the S-4 Registration Statement and the Joint Proxy Statement and the filing fee for the required filing under the HSR Act shall be borne equally by the Company and Parent.

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     9.2 Non-Survival of Representations and Warranties. The representations and warranties made in Sections 5.1 and 5.2 hereof shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a willful breach of such representation or intentional or knowing misrepresentation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement pursuant to Article VIII, including the payment of any Termination Fee.

     9.3 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the Parties, by resolution of their respective Board of Directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties; provided, however, that after approval of the Merger by the stockholders of the Company is obtained, no amendment which requires further stockholder approval shall be made without such approval of stockholders.

     9.4 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable law.

     9.5 Counterparts. For the convenience of the Parties, this Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

     (a) if to Parent or Merger Sub, to:

Unify Corporation
1420 Rocky Ridge Drive, Suite 380
Roseville, California 95661
Attention: Todd Wille, Chief Executive Officer

with a copy to:

K&L Gates LLP
70 West Madison, Suite 3100
Chicago, Illinois 60602
Attention: Jude M. Sullivan, Esq.

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     (b) if to the Company, to:

AXS-ONE INC.
301 Route 17 North
Rutherford, New Jersey 07070
Attention: William P. Lyons, Chairman and Chief Executive Officer

with a copy to:

Wiggin and Dana LLP
400 Atlantic Street
Stamford, Connecticut 06901
Attention: William A. Perrone, Esq.

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice.

     9.8 Entire Agreement; Assignment. This Agreement, including the Disclosure Schedule and Confidentiality Agreement, (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise.

     9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     9.10 Certain Definitions. As used herein:

     (a) “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

     (b) “Governmental Entity” means the United States or any state, local or foreign government, or instrumentality, division, subdivision, agency, department or authority of any thereof.

     (c) “Knowledge” with respect to a Party shall mean the actual knowledge of any of the senior executive officers of such Party.

     (d) “Material Adverse Effect” shall mean any adverse change in the business, operations, liabilities (contingent or otherwise), results of operations or financial performance, or condition of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, which is material to Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be.

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     (e) “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or Governmental Entity.

     (f) “Significant Tax Agreement” is any agreement to which the Company or any Subsidiary of the Company is a party under which the Company or such Subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $25,000 in respect of Taxes payable by such other party to any taxing authority.

     (g) “Subsidiary” shall mean, when used with reference to any entity, any entity of which fifty percent (50%) or more of the outstanding voting securities or interests or 50% of the economic interests, in the case of partnerships or limited liability companies, are owned directly or indirectly by such former entity.

     (h) “Tax” or “Taxes” refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.

     9.11 Obligation of the Company. Whenever this Agreement requires the Surviving Corporation or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Party to take such action.

     9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

     9.13 Specific Performance. The Parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the Parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

     9.14 Recovery of Attorney’s Fees. In the event of any litigation between the Parties relating to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and costs (including court costs) from the non-prevailing Party, provided that if both Parties prevail in part, the reasonable attorney’s fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the Parties’ claims.

     9.15 Working Capital Note. If the Adjusted Working Capital will be less than negative $1,750,000, the holders of Old Notes may, but need not, enter into a working capital line of credit with the Company in an amount not to exceed $1.0 million (the “Working Capital Note”).

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The Working Capital Note will be subordinated to the Company’s senior debt, will bear interest at five percent (5%) per annum (with interest accruing for the first year) and will be repaid in twelve equal monthly installments of principal and interest commencing on the first day of the thirteenth month after the Effective Time, provided that prior to the first payment of principal and interest a holder of all or a portion of the Working Capital Note may elect to convert the principal and interest due to such holder into common stock of Parent at a conversion price of $3.00 per share in lieu of repayment. The form of Working Capital Note and any credit agreement memorializing the obligation will be subject to the approval of Parent.

     9.16 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties and shall be effective as of the date first hereinabove written.

UNIFY CORPORATION

By:	/s/ TODD E. WILLE
Name:	Todd E. Wille
Its:	President and CEO

UCAC, INC.

By:	/s/ TODD E. WILLE
Name:	Todd E. Wille
Its:	President

AXS-ONE INC.

By:	/s/ WILLIAM LYONS
Name:	William Lyons
Its:	CEO

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EXHIBIT A-1

AXS-ONE INC.

STOCKHOLDERS EXECUTING STOCKHOLDER AGREEMENT

William Lyons

Philip Rugani

Joseph P. Dwyer

Harold Copperman

Aston Assets, S.A.

Jurika Family Trust U/A 1989

Sirius Trust

Anthony Bloom

RIT Capital Partners

EXHIBIT A-2

STOCKHOLDER AGREEMENT

     This STOCKHOLDER AGREEMENT is dated as of April 16, 2009 by and between Unify Corporation, a Delaware corporation (“Parent”), and the undersigned holder (“Stockholder”) of shares of common stock (“Company Common Stock”) of AXS-One Inc., a Delaware corporation (“Company”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

     WHEREAS, in order to induce Parent to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Company, Parent has requested Stockholder, and Stockholder has agreed, to enter into this Stockholder Agreement with respect to all shares of Company Common Stock now or hereafter beneficially owned by Stockholder of which Stockholder has the right to vote or direct the voting thereof (the “Shares”).

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GRANT OF PROXY AND VOTING AGREEMENT

     1.1 Voting Agreement. In the event that any stockholder action is to be taken at any time with respect to the approval and adoption of the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto or contemplated thereby (collectively, the “Transaction Documents”), whether by written consent, vote of the stockholders of the Company at a meeting or otherwise, Stockholder agrees to vote all of the Shares in favor of the approval and adoption of the Transaction Documents. Stockholder hereby agrees that, during the term of this Stockholder Agreement, Stockholder will not vote any Shares in favor of the approval of any (i) Company Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving Company to which Parent has not otherwise approved or (iii) corporate action the consummation of which would frustrate the purposes of, or prevent or delay the consummation of, the Merger or other transactions contemplated by the Transaction Documents.

     1.2 Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Stockholder Agreement, Stockholder hereby grants a proxy appointing Parent, and each duly elected officer thereof, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares to effect any action described in Section 1.1 above (including, without limitation, the right to sign its name (as Stockholder) to any consent, certificate or other document relating to Company that the law of the State of Delaware permits or requires in furtherance of the approval and adoption of the Merger Agreement, the Merger and the Transaction Documents). Stockholder retains the right to vote or otherwise utilize its voting power for all purposes not inconsistent with this Section 1.2. The proxy granted by Stockholder pursuant to this Article I is irrevocable for the term of this Stockholder Agreement and is granted in consideration of Parent entering into this Stockholder Agreement and the Merger Agreement and incurring certain related fees and expenses.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

           Stockholder represents and warrants to Parent that:

     2.1 Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of Stockholder. If this Stockholder Agreement is being executed in a representative or fiduciary capacity, the person signing this Stockholder Agreement has full power and authority to enter into and perform this Stockholder Agreement. Assuming the due authorization, execution and delivery of this Stockholder Agreement by Parent, the obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of Stockholder.

     2.2 Non-Contravention. The execution, delivery and, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) and securities laws, as applicable, performance by Stockholder of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree to which Stockholder is subject, (ii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any encumbrance on the Shares.

     2.3 Ownership of Shares. Stockholder is the record and beneficial owner of the Shares, free and clear of any encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares) other than restrictions under the Securities Act of 1933, as amended. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of the Shares. Stockholder possesses the sole and exclusive right to vote all of the Shares in any vote of the stockholders of the Company.

     2.4 Total Shares. Except for the Shares set forth on the signature page hereto next to Stockholder’s name, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of Company, (ii) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company. If Stockholder acquires any additional Shares after the date hereof, Stockholder will notify Parent in writing within two business days of such acquisition, but in any event prior to the date of the stockholder meeting of the Company.

2

ARTICLE III

COVENANTS OF STOCKHOLDER

           Stockholder hereby covenants and agrees that:

     3.1 No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Stockholder Agreement, Stockholder shall not, without prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares with respect to any matter described in Section 1.1 of this Stockholder Agreement or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Stockholder Agreement other than pursuant to the Merger or the Transaction Documents; provided, that Stockholder may transfer Shares to (A) any member of Stockholder’s immediate family or (B) a trust for the principal benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes; provided, further, that any such permitted transferee shall agree in writing to be bound by the terms of this Stockholder Agreement as may be reasonably required by Parent before any such transfer takes effect. Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent as promptly as reasonably practicable, and to provide all material details as reasonably requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

     3.2 New Shares. Any shares of Company Common Stock or other securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership during the term of this Stockholder Agreement, including pursuant to the exercise of options or warrants to purchase shares, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     3.3 Appraisal Rights. Stockholder agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

           Parent represents and warrants to Stockholder that:

     4.1 Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of Parent. Assuming the due authorization, execution and delivery of this Stockholder Agreement by Stockholder, the obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of Parent.

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     4.2 Non-Contravention. The execution, delivery and, subject to compliance with the HSR Act and securities laws, as applicable, performance by Parent of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree applicable to Parent or (ii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Parent.

ARTICLE V

MISCELLANEOUS

     5.1 Termination. This Stockholder Agreement shall terminate and be of no further force or effect upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) written notice following receipt by the Company of any Company Superior Proposal and (iii) the written agreement of the parties hereto to terminate this Stockholder Agreement.

     5.2 Further Assurances. Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Stockholder Agreement.

     5.3 Amendments. Any provision of this Stockholder Agreement may be amended or waived if, but only if, such amendment or waiver in writing is signed, in the case of an amendment, by each party to this Stockholder Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

     5.4 Duties as Director. Nothing contained in this Stockholder Agreement shall be deemed to restrict Stockholder from taking actions in his capacity as a director of the Company.

     5.5 Parties in Interest. This Stockholder Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each party hereto and each party’s respective heirs, beneficiaries, executors, representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Stockholder Agreement.

     5.6 Expenses. All costs and expenses incurred in connection with this Stockholder Agreement shall be paid by the party incurring such cost or expense.

     5.7 Successors and Assigns. The provisions of this Stockholder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Stockholder Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations to any affiliate of Parent upon notice to Stockholder.

4

     5.8 Governing Law. This Stockholder Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     5.9 Consent to Jurisdiction. Each of Parent and Stockholder hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Stockholder Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state. Each of Parent and Stockholder waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 5.9.

     5.10 Counterparts; Effectiveness. This Stockholder Agreement may be signed and delivered (including by facsimile or electronic transmission) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments. This Stockholder Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

     5.11 Severability. If any term, provision or covenant of this Stockholder Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Stockholder Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     5.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Stockholder Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity without the posting of a bond or other security.

     5.13 No Strict Construction. The language used in this Stockholder Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any person hereto.

[END OF DOCUMENT;
SIGNATURE PAGE FOLLOWS]

5

EXHIBIT A-2

     IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be duly executed as of the day and year first above written.

Unify Corporation

By:
Name:
Title:

Stockholder

By:
Its:
Shares Owned:

EXHIBIT B-1

UNIFY CORPORATION

STOCKHOLDERS EXECUTING STOCKHOLDER AGREEMENT

Diker Management

Sophrosyne Technology Fund

Todd E. Wille

EXHIBIT B-2

STOCKHOLDER AGREEMENT

     This STOCKHOLDER AGREEMENT is dated as of April 16, 2009 by and between AXS-One Inc., a Delaware corporation (the “Company”), and the undersigned holder (“Stockholder”) of shares of common stock (“Parent Common Stock”) of Unify Corporation, a Delaware corporation (“Parent”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

     WHEREAS, in order to induce the Company to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Parent, the Company has requested Stockholder, and Stockholder has agreed, to enter into this Stockholder Agreement with respect to all shares of Parent Common Stock now or hereafter beneficially owned by Stockholder of which Stockholder has the right to vote or direct the voting thereof (the “Shares”).

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GRANT OF PROXY AND VOTING AGREEMENT

     1.1 Voting Agreement. In the event that any stockholder action is to be taken at any time with respect to the approval and adoption of the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto or contemplated thereby (collectively, the “Transaction Documents”), whether by written consent, vote of the stockholders of Parent at a meeting or otherwise, Stockholder agrees to vote all of the Shares in favor of the approval and adoption of the Transaction Documents.

     1.2 Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Stockholder Agreement, Stockholder hereby grants a proxy appointing the Company, and each duly elected officer thereof, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power as the Company or its proxy or substitute shall, in the Company’s sole discretion, deem proper with respect to the Shares to effect any action described in Section 1.1 above (including, without limitation, the right to sign its name (as Stockholder) to any consent, certificate or other document relating to Parent that the law of the State of Delaware permits or requires in furtherance of the approval and adoption of the Merger Agreement, the Merger and the Transaction Documents). Stockholder retains the right to vote or otherwise utilize its voting power for all purposes not inconsistent with this Section 1.2. The proxy granted by Stockholder pursuant to this Article I is irrevocable for the term of this Stockholder Agreement and is granted in consideration of the Company entering into this Stockholder Agreement and the Merger Agreement and incurring certain related fees and expenses.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

          Stockholder represents and warrants to the Company that:

     2.1 Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of Stockholder. If this Stockholder Agreement is being executed in a representative or fiduciary capacity, the person signing this Stockholder Agreement has full power and authority to enter into and perform this Stockholder Agreement. Assuming the due authorization, execution and delivery of this Stockholder Agreement by the Company, the obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of Stockholder.

     2.2 Non-Contravention. The execution, delivery and, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) and securities laws, as applicable, performance by Stockholder of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree to which Stockholder is subject, (ii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any encumbrance on the Shares.

     2.3 Ownership of Shares. Stockholder is the record and beneficial owner of the Shares, free and clear of any encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares) other than restrictions under the Securities Act of 1933, as amended. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of the Shares. Stockholder possesses the sole and exclusive right to vote all of the Shares in any vote of the stockholders of Parent.

     2.4 Total Shares. Except for the Shares set forth on the signature page hereto next to Stockholder’s name, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. If Stockholder acquires any additional Shares after the date hereof, Stockholder will notify the Company in writing within two business days of such acquisition, but in any event prior to the date of the stockholder meeting of Parent.

ARTICLE III

COVENANTS OF STOCKHOLDER

          Stockholder hereby covenants and agrees that:

     3.1 No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Stockholder Agreement, Stockholder shall not, without prior written consent of the Company, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares with respect to any matter described in Section 1.1 of this Stockholder Agreement or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Stockholder Agreement other than pursuant to the Merger or the Transaction Documents; provided, that Stockholder may transfer Shares to (A) any member of Stockholder’s immediate family or (B) a trust for the principal benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes; provided, further, that any such permitted transferee shall agree in writing to be bound by the terms of this Stockholder Agreement as may be reasonably required by the Company before any such transfer takes effect. Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify the Company as promptly as reasonably practicable, and to provide all material details as reasonably requested by the Company, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

2

     3.2 New Shares. Any shares of Parent Common Stock or other securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership during the term of this Stockholder Agreement, including pursuant to the exercise of options or warrants to purchase shares, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     3.3 Appraisal Rights. Stockholder agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

          The Company represents and warrants to Stockholder that:

     4.1 Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of the Company. Assuming the due authorization, execution and delivery of this Stockholder Agreement by Stockholder, the obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of the Company.

     4.2 Non-Contravention. The execution, delivery and, subject to compliance with the HSR Act and securities laws, as applicable, performance by the Company of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree applicable to the Company or (ii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on the Company.

3

ARTICLE V

MISCELLANEOUS

     5.1 Termination. This Stockholder Agreement shall terminate and be of no further force or effect upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) written notice following receipt by the Company of any Company Superior Proposal and (iii) the written agreement of the parties hereto to terminate this Stockholder Agreement.

     5.2 Further Assurances. The Company and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Stockholder Agreement.

     5.3 Amendments. Any provision of this Stockholder Agreement may be amended or waived if, but only if, such amendment or waiver in writing is signed, in the case of an amendment, by each party to this Stockholder Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

     5.4 Duties as Director. Nothing contained in this Stockholder Agreement shall be deemed to restrict Stockholder from taking actions in his capacity as a director of Parent.

     5.5 Parties in Interest. This Stockholder Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each party hereto and each party’s respective heirs, beneficiaries, executors, representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Stockholder Agreement.

     5.6 Expenses. All costs and expenses incurred in connection with this Stockholder Agreement shall be paid by the party incurring such cost or expense.

     5.7 Successors and Assigns. The provisions of this Stockholder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Stockholder Agreement without the consent of the other party hereto.

     5.8 Governing Law. This Stockholder Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     5.9 Consent to Jurisdiction. Each of the Company and Stockholder hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Stockholder Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state. Each of the Company and Stockholder waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 5.9.

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     5.10 Counterparts; Effectiveness. This Stockholder Agreement may be signed and delivered (including by facsimile or electronic transmission) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments. This Stockholder Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

     5.11 Severability. If any term, provision or covenant of this Stockholder Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Stockholder Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     5.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Stockholder Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity without the posting of a bond or other security.

     5.13 No Strict Construction. The language used in this Stockholder Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any person hereto.

[END OF DOCUMENT;
SIGNATURE PAGE FOLLOWS]

5

EXHIBIT B-2

     IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be duly executed as of the day and year first above written.

AXS-One Inc.

By:
Name:
Title:

Stockholder

By:
Its:
Shares Owned:

ANNEX B

NOTE EXCHANGE AGREEMENT

     This Note Exchange Agreement ("Agreement") is made and entered into as of April 16, 2009, by and among Unify Corporation, a Delaware corporation (“Parent”) and the holders of convertible promissory notes with aggregate principal and accrued interest of approximately $12.9 million (the “Old Notes”) of AXS-One Inc., a Delaware corporation (the “Company”), listed on the signature pages hereto (the “Note Holders”).

RECITALS

     A. Parent, the Company and UCAC, Inc., a wholly owned subsidiary of Parent (“MergerSub”), are negotiating a certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will be merged with and into MergerSub, with the Company surviving as a wholly owned subsidiary of Parent. A substantially completed draft of the Merger Agreement is attached to this Agreement as Exhibit A, and capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the attached Merger Agreement.

     B. As a condition to the Parent’s agreement to enter into the Merger Agreement and consummate the Merger, the Parent has required that the Note Holders agree to exchange the Old Notes for Parent Shares, on the terms described herein and in Section 4.7 of the Merger Agreement.

     C. The Note Holders believe that consummation of the Merger is in their best interest and the best interest of the Company and desire to exchange the Old Notes for Parent Shares in accordance with the terms of this Agreement and Section 4.7 of the Merger Agreement.

     D. As a result of the consummation of the Merger and the transactions described herein and in Section 4.7 of the Merger Agreement, all obligations under the Old Notes will have been satisfied in full.

AGREEMENT

     Now therefore, upon the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

     1. Exchange. At the Effective Time, the Note Holders agree that the Old Notes shall be exchanged for Parent Shares in accordance with the provisions of Section 4.7 of the Merger Agreement.

     2. Release of Claims. Other than for claims pursuant to or in connection with the Merger Agreement (including those related to the delivery of the Parent Shares and the Earn-Out and rights related to the Warrants), each Note Holder, on behalf of such Note Holder and such Note Holder’s agents, representatives, employees, managers, members, partners, officers, directors, shareholders, spouse, heirs, executors, administrators, trustees, affiliates, successors and assigns (collectively, "Note Holder Parties"), does hereby effective on the Closing Date unconditionally, irrevocably, fully, forever and absolutely release, acquit and discharge the Company, MergerSub and Parent, and their respective present and former employees, agents, representatives, members, managers, partners, principals, predecessors, affiliates, alter egos, successors and assigns (collectively, "Released Parties"), from any and all losses, liabilities, claims, demands, liens, actions, causes of action, obligations, damages, judgments, expenses, costs, orders and suits of any type (contingent, accrued or otherwise), whether in law and/or in equity, known or unknown, suspected or unsuspected, including, without limitation, any claim or demand before any court, administrative body, public agency, or any other body, which any Note Holder Party may now or hereafter have against the Released Parties, related directly or indirectly or in any way arising out of or in connection with Old Notes or any related agreement between the Released Parties and Note Holder Parties, whether oral or written, or any other matter or agreement related thereto (collectively, "Claims"). For the avoidance of doubt, Claims shall not include any rights of a Note Holder Party, if applicable, under employment agreements, employee benefit plans or equity linked grants.

     3. Subsequent Discovery of Different or Additional Facts, Mistake of Fact or Law. Each Note Holder acknowledges that such Note Holder is aware that such Note Holder may hereafter discover facts different from or in addition to those such Note Holder now knows or believes to be true with respect to the Claims herein released, and each Note Holder agrees that the within release shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts. Each Note Holder expressly waives and relinquishes any and all rights or benefits which such Note Holder may have under, or which may be conferred upon such Note Holder by, state or federal statute or common law principle with respect to the Claims herein released, to the fullest extent that such Note Holder may lawfully waive such rights or benefits pertaining to the Claims herein released.

     4. Covenant Not to Sue. Each Note Holder agrees that such Note Holder will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against the Released Parties based on, arising out of, or in connection with any Claims, which are released and discharged by reason of the execution and delivery of this Agreement. This Agreement may be pleaded as a full and complete defense to, and may be used as a basis for an injunction against any action, suit, or other proceeding that may be prosecuted, instituted or attempted by or on behalf of any Note Holder in breach of this Agreement.

     5. Indemnification. Without in any way limiting any of the rights and remedies otherwise available to the Released Parties, each Note Holder shall indemnify and hold harmless the Released Parties from and against all loss, liability, claim, damage (including incidental and consequential damages) or expenses (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of such Note Holder or the Note Holder Parties related to such Note Holder of any claim or other matter purported to be released pursuant to this Agreement and (ii) the assertion by any third party of any claim or demand against any Released Parties, which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of a Note Holder or the Note Holder Parties related to such Note Holder against such third party of any claims or other matters purported to be released pursuant to this Agreement.

     6. Representations and Warranties of Note Holders. Each Note Holder hereby represents and warrants severally and not jointly to each of the Company, the Parent and MergerSub as follows:

          (a) Such Note Holder owns the Old Notes being exchanged by such Note Holder, free and clear of any liens, claims and encumbrances, and such Note Holder has not assigned, hypothecated or transferred or purported to assign, hypothecate or transfer, in whole or in part, to any person, firm, entity, or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released or discharged;

          (b) Such Note Holder has the full right and authority to enter into this Agreement and to consummate the transactions contemplated by Section 4.7 of the Merger Agreement; and

          (c) Such Note Holder has the power, authority and ability to carry out the obligations assumed and promised hereunder, and other than stockholder approval of the Merger by the stockholders of the Company and Parent is not presently aware of any pending event which would, or could, hamper, hinder, delay, or prevent the timely performance of said obligations.

     7. Binding Effect; Termination. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective present and former agents, servants, officers, directors, employees, shareholders, principals, predecessors, subsidiaries, affiliates, alter egos, partners, members, managers, parents, attorneys, consultants, sureties, spouses, heirs, executors, administrators, trustees, successors and assigns. This Agreement shall terminate, ab initio, if the Merger Agreement is not executed on or before April 30, 2009, and if the Merger Agreement is executed shall terminate, ab initio, if the Merger Agreement is terminated in accordance with its terms.

     8. Severability. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction (or, if applicable, an arbitrator), the remaining provisions of this Agreement shall not be affected and shall remain in full force and effect, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained in this Agreement. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

     9. Entire Agreement. The parties each acknowledge and represent that no promise, representation, or inducement not contained in this Agreement has been made to them and that this Agreement contains the entire understanding between the parties with respect to the subject matter hereof.

     10. Amendment. This Agreement may not be amended or modified unless in writing and signed by all of the parties hereto. Parent agrees that Section 4.7 of the final Merger Agreement will be in the same form as that set forth in the attached draft Merger Agreement unless a revision is agreed to by Note Holders holding not less than two-thirds in interest of the aggregate principal amount due under the Old Notes, and further agree that once the Merger Agreement is executed Section 4.7 will not be amended or modified without the prior written consent of all of the Note Holders holding not less than two-thirds in interest of the aggregate principal amount due under the Old Notes.

     11. Knowing and Voluntary Execution. This Agreement has been read in its entirety by the parties, each party has been fully advised by independent counsel in connection with this Agreement to the extent desired, and this Agreement has been knowingly and voluntarily executed by the parties to this Agreement.

     12. Execution in Counterparts. This Agreement may be executed in counterparts, each of will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

     13. Governing Law. The laws of the state of Delaware (without giving effect to its conflicts of laws principles) govern all matters arising out of or relating to this Agreement, including without limitation, its validity, interpretation, construction, performance, and enforcement.

     14. Headings. Section headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     15. Attorneys' Fees. Should any litigation be commenced between or among the parties concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party prevailing in such litigation, whether by out-of-court settlement, arbitration or final judgment, shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys' fees and costs reasonably incurred in such litigation.

     16. Further Assistance. Each party agrees to perform any further acts and to execute and deliver (with acknowledgment, verification, and/or affidavit, if required) any further documents and instruments, as may be reasonably necessary or desirable to implement and/or accomplish the provisions of this Agreement.

[Signatures on following page.]

     IN WITNESS WHEREOF, the undersigned have executed this Note Exchange Agreement as of the Effective Date.

UNIFY CORPORATION
a Delaware corporation

By: /s/ TODD WILLE
Todd Wille, Chief Executive Officer

PRINCIPAL	NOTE HOLDERS

$250,000	By: /s/ PHILIP RUGANI
Name: Philip Rugani
Title:

$4,500,000	By: /s/ BLUELINE PARTNERS
Name: Timothy Bacci
Title: Managing Director

$750,000	By: /s/ SIRIUS TRUST
Name: Sirius Trust
Title:

$100,000	By: /s/ DANIEL BURCH
Name: Daniel Burch
Title:

$4,500,000	By: /s/ JURIKA FAMILY TRUST U/A 1989
Name: William K. Jurika
Title: Trustee

$700,000	By: /s/ ASTON ASSETS, S.A.
Name: Alejandro Gonzalez
Title: Legal Representative

$200,000	By: /s/ ROBERT MIGLIORINO
Name: Robert Migliorino
Title:

$700,000	By: /s/ HAROLD D. COPPERMAN
Name: Harold D. Copperman
Title: Director

$250,000	By: /s/ WILLIAM P. LYONS
Name: William P. Lyons
Title: CEO

ANNEX C

WRITTEN OPINION OF UPDATA SECURITIES, INC.

April 15, 2009

CONFIDENTIAL

Board of Directors
AXS-One Inc.
301 Route 17 North
Rutherford, NJ 07070

Dear Members of the Board:

We understand that Unify Corporation, a Delaware corporation (“Unify”), UCAC, Inc, a Delaware corporation and a wholly owned subsidiary of Unify (“Merger Sub”), and AXS-One Inc., a Delaware corporation (the “Company” or “AXS-One”), propose to enter into a merger agreement (the “Agreement”) providing for Merger Sub to merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Unify (the “Transaction”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

In connection with the Merger,

(i)

each share of common stock, $0.01 par value, of the Company (collectively, “Company Shares”) issued and outstanding immediately prior to the Effective Time (excluding any Company Warrants and any Dissenting Shares), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive a number of shares of common stock, $0.001 par value, of Unify (collectively, “Unify Shares”) determined by dividing 1,000,000 by the sum of (a) the number of Company Shares issued and outstanding immediately prior to the Effective Time and (b) the number of Company Warrants outstanding immediately prior to the Effective Time, and

(ii)

each option to purchase Company Shares (each, a “Company Option”) outstanding immediately prior to the Effective Time shall, by virtue of the Merger and in accordance with the applicable Company Option Plans, be cancelled prior to the Effective Time in exchange for the right to receive an amount, if any, in cash equal to (a) the Change in Control Price of the Company Shares covered by such Company Option, less (b) the exercise price of such Company Option. The “Change in Control Price” means the higher of (x) the highest price per Company Share paid in connection with the Merger, or (y) the highest fair market value per Company Share at any time during the sixty-day period immediately preceding the Effective Time, and

Updata Securities, Inc.
Member: FINRA / SIPC

379 Thornall Street, 10th Floor • Edison, New Jersey 08837 • 732-945-1010   Fax: 732-945-1001

AXS-One Inc.
April 15, 2009

(iii)

each outstanding warrant to purchase Company Shares (each, a “Company Warrant”) shall be assumed by Unify, subject to certain conditions and each such assumed warrant shall be converted into and represent a warrant to purchase the number of Unify Shares (a “Substitute Warrant”), in substantially the same form as the corresponding Company Warrant, determined by multiplying (i) the number of Company Shares subject to such Company Warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Unify Shares of $0.01, and

(iv)

the Company will use commercially reasonable efforts to cause the holders of existing Company convertible notes (the “Old Notes”) to agree as part of the Merger to exchange the Old Notes for Unify Shares. It is assumed that as of the date of the Agreement, the Old Notes will have a principal and accrued interest value of approximately $12,900,000. At the Effective Time, the Old Notes will be exchanged for 2,100,000 Unify Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Unify), plus or minus the number of Unify Shares equal to (i) the Adjusted Working Capital, divided by (ii) five (5) (as such number may be appropriately adjusted to reflect stock splits, stock dividends and reverse stock splits of Unify). As used in the Agreement, “Adjusted Working Capital” is defined as the current assets of the Company as of the Closing Date, less the current liabilities of the Company as of the Closing Date, provided that for purposes of this calculation, (x) “current liabilities” shall exclude the liabilities set forth on Section 4.7(a)(i) of the Company Disclosure Schedule, and (y) “current liabilities” shall include the cost of cashing out the Company Options under Section 4.1(d), the outstanding balance, if any, under the Working Capital Note and the other liabilities set forth on Section 4.7(a)(ii) of the Company Disclosure Schedule. As of the date of the Agreement, the Company estimates the Adjusted Working Capital to be approximately -$1,660,000. The Merger is conditioned on the Adjusted Working Capital being no less than -$1,750,000 at the Effective Time, and

(v)

Holders of the Old Notes shall be eligible to receive additional Unify Shares on a pro rata basis under certain conditions (the “Earn-Out”) as follows. The Earn-Out shall measure the Surviving Corporation’s net license revenue as recorded in accordance with United States Generally Accepted Accounting Principles (“GAAP”) on the financial statements of Unify or the Surviving Corporation (the “Net License Revenue”) for licensing any of the software or software applications of the Company acquired at Closing (the “Applications”), including any enhancements, improvements or derivate works, for a period of approximately one (1) year following the Closing, as more fully described below. For Net License Revenue over $2.0 million during such period, the holders of Old Notes shall collectively receive .35 Unify Shares (as such percentage may be adjusted to reflect stock splits, stock dividends and reverse stock splits of Unify) for each $1.00 of Net License Revenue recorded during such period. After the holders of Old Notes have received in the aggregate 2,580,000 Unify Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Unify) under the Earn-Out, the Unify Shares issued as the Earn-Out shall be distributed one-half to the holders of Old Notes and one-half to the Management Members until the Management Members have received 171,250 Unify Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Unify) under the Earn-Out. Thereafter, any additional Unify Shares issued as Earn-Out shall be distributed solely to the holders of Old Notes. The Earn-Out measurement period shall commence upon the Closing and end on July 31, 2010. The Unify Shares issued as Earn-Out will be issued quarterly, within forty-five (45) days after the end of each of Unify’s fiscal quarters during the Earn-Out period. The holders of Company Shares are not entitled to any amounts payable pursuant to the Earn-Out.

AXS-One Inc.
April 15, 2009

The terms and conditions of the proposed Merger are set forth in more detail in the Agreement.

You have requested our opinion as to whether the consideration to be paid by Unify to the Company’s common stockholders in the Transaction (the “Merger Consideration”) is fair, from a financial point of view.

Updata Securities, Inc. is a wholly owned subsidiary of Updata Advisors, Inc (collectively "Updata") which focuses on providing merger and acquisition and advisory services to information technology ("IT) companies, including software, IT services, and other IT companies. In this capacity, Updata is continually engaged in valuing such businesses, and maintains an extensive database of IT mergers and acquisitions for comparative purposes.

In rendering our opinion, we have, among other things:

1.	reviewed the draft of the Agreement dated April 9, 2009, and based our opinion on our understanding that the terms and conditions of the Agreement will not materially change;

2.	reviewed certainly publicly-available financial statements and other business and financial information of the Company and Unify respectively;

3.	reviewed certain internal financial statements and other financial and operating data concerning the Company and Unify prepared by the managements of the Company and Unify, respectively;

4.

reviewed certain financial projections prepared by management of the Company and Unify including but not limited to potential cost savings arising out of the combination of the two businesses pursuant to the Merger (the “Projected Cost Benefits”);

5.	discussed the past and current operations and financial condition and the prospects of the Company and Unify with senior executives of the Company and Unify, respectively;

6.

reviewed certain internal business, financial and operating information including certain forecasts and an analysis prepared by the Company regarding a possible liquidation of the Company’s assets following termination of operations;

AXS-One Inc.
April 15, 2009

7.	reviewed the pro forma impact of the Merger on various Unify financial metrics;

8.	discussed the strategic rationale for the Merger with senior executives of the Company;

9.	reviewed the reported prices and trading activity for the Company Common Stock and the Unify Common Stock;

10.	compared the financial performance of the Company and the prices and trading activity of the Company Shares with that of certain other comparable publicly-traded companies and their securities;

11.	analyzed available information concerning certain other mergers and acquisitions we believe to be comparable in whole or in part to the Transaction; and

12.	conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation, the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Unify or the Company. We have not assumed responsibility to verify, and we have not independently verified the accuracy or completeness of any such information. We have further relied upon the assurances of management of the Company and Unify that they are unaware of any facts that would make the information provided incomplete or misleading in any respect. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflect the best available estimates and good faith judgments of the Company and Unify and we do not assume any responsibility for or express any view as to the financial forecasts or the assumptions on which they are based. We have assumed that the amount and timing of the Projected Cost Benefits are reasonable and that the Projected Cost Benefits will be realized substantially in accordance with such estimates. The forecasts and projections, including the Projected Cost Benefits, were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. We have neither made nor obtained an independent appraisal or valuation of any of the assets of the Company or Unify, nor have we conducted an inspection of the respective properties and facilities of the Company or Unify. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated only as of the date of this opinion.

In rendering our opinion, we have considered that (i) the Company’s independent registered public accounting firm has included an explanatory paragraph in its opinion on the Company’s financial statements that there exists substantial doubt about the Company’s ability to continue as a going concern and (ii) as of the date hereof there has not been presented any viable alternative to the Transaction.

AXS-One Inc.
April 15, 2009

In rendering our opinion, we have assumed, with your consent, that the Merger will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions by Unify.

For purposes of this opinion, we have assumed that neither the Company nor Unify is currently involved in any material transaction other than the Transaction and those activities undertaken in the ordinary course of conducting its business.

Based upon and subject to the foregoing, we are of the opinion that the Merger Consideration to be paid to the Company’s stockholders in the Transaction is fair, from a financial point of view.

We were engaged by the Company to render a fairness opinion in connection with the Transaction and will receive a fee for our services that is not contingent upon the consummation of the Transaction. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, AXS-One has agreed to indemnify us for certain liabilities which may arise out of the rendering of this opinion.

This opinion speaks only as of the date hereof. The issuance of this opinion has been approved by a fairness committee of Updata. It is understood that this opinion is solely for the information of the Board of Directors of AXS-One only in connection with its consideration of the Transaction. Furthermore, this opinion does not constitute a recommendation to any AXS-One stockholder as to whether such stockholder should vote its, his or her shares of Company Shares in favor of the Transaction nor do we express any opinion as to the underlying decision of the Company’s Board of Directors to recommend the Merger. This opinion may not be published or referred to, in whole or in part, without our prior written permission, except that this opinion may be included in its entirety in a proxy statement filed with the Securities and Exchange Commission and mailed to the Company’s stockholders in connection with the solicitation of proxies for the approval of the Transaction.

Sincerely,

/s/ UPDATA SECURITIES, INC.

Updata Securities, Inc.

ANNEX D

Delaware General Corporation Code – Appraisal Rights (section 262)

§ 262. Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF UNIFY OFFICERS AND DIRECTORS

     Unify’s Certificate of Incorporation, as amended and restated, and its by-laws limit the liability of directors to the maximum extent permitted by Delaware law. Section 102 of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision that eliminates the personal liability of the directors of that corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Unify’s charter documents provide that Unify shall indemnify its officers, directors and agents to the fullest extent permitted by law, including those circumstances where indemnification would otherwise be discretionary. Unify believes that indemnification under such documents covers at least negligence and gross negligence on the part of indemnified parties.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Unify’s by-laws provides for indemnification of its directors, officers, employees or agents to the maximum extent permitted under the Delaware General Corporation Law.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Unify in which indemnification is being sought, nor is Unify aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of Unify.

UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     8) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS

     See Index of Exhibits.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseville, California, on this 12th day of May, 2009.

UNIFY CORPORATION

/s/ Steven D. Bonham

Steven D. Bonham
Chief Financial Officer and Secretary
(Principal Accounting Officer)

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd E. Wille and Steven D. Bonham, and each of them, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Todd E. Wille	Chief Executive Officer and Director	May 12, 2009
Todd E. Wille

/s/ Steven D. Bonham	Chief Financial Officer and Secretary	May 12, 2009
Steven D. Bonham	(Principal Accounting Officer)

/s/ Steven D. Whiteman	Chairman of the Board of Directors	May 12, 2009
Steven D. Whiteman

/s/ Robert Bozeman	Director	May 12, 2009
Robert Bozeman

/s/ Richard M. Brooks	Director	May 12, 2009
Richard M. Brooks

/s/ Tery R. Larrew	Director	May 12, 2009
Tery R. Larrew

/s/ Robert J. Majteles	Director	May 12, 2009
Robert J. Majteles

INDEX OF EXHIBITS

Exhibit
No.	Description
2.1	Purchase and Exchange Agreement between Halo Technology Holdings, Inc and Unify, dated September 13, 2006 as amended by Amendment No. 1 dated November 20, 2006 (10) (11)

2.2	Agreement and Plan of Merger, dated April 16, 2009, by and among Unify, UCAC, Inc., a Delaware corporation and wholly owned subsidiary of Unify, and AXS-One Inc., a Delaware corporation(13)

3.1	Restated Certificate of Incorporation of the Company (1)

3.2	Amendment to Restated Certificate of Incorporation of the Company

3.3	Bylaws of the Registrant (1)

4.1	Form of Stock Certificate (1)

4.2	Revolving Credit and Term Note Agreement by and between ComVest and Unify, dated November 20, 2006 (11), as amended by Amendment No. 4, dated April 30, 2009 (12)

4.3	Convertible Term Note – Tranche 1

4.4	Convertible Term Note – Tranche 2

4.5	Convertible Term Note – Tranche 3

4.6	Registration Rights Agreement dated November 20, 2006 (11)

4.7	Form of 2006 Warrants

4.8	Acuitrek Inc. Stock Purchase Agreement dated February 2, 2005 as amended by Amendment No. 1 dated November 20, 2006 (7) (11)

4.9	Acuitrek Inc. Registration Rights Agreement dated February 2, 2005 (7)

4.10	Special Situations Stock Purchase Agreement dated April 23, 2004 (6)

4.11	Special Situations Registration Rights Agreement dated April 23, 2004 (6)

4.12	Form of 2004 Warrant

5.1	Opinion of K&L Gates LLP

10.1*	1991 Stock Option Plan, as amended (1)

10.2*	2001 Stock Option Plan (4)

10.3*	Employment Agreement by and between Todd Wille and the Registrant dated December 29, 2000 (3)

10.4	Form of Indemnification Agreement (1)

10.5	Office Building Lease for Sacramento Facility, Dated December 17, 1999, as Amended (2)

10.6	Fourth Amendment Effective January 1, 2002 to Office Building Lease Dated December 17, 1999 (6)

10.7	Fifth Amendment to Lease and Termination of Stock Pledge Agreement dated September 18, 2003 (6)

10.8	Silicon Valley Bank Loan and Security Agreement dated June 6, 2003(5), as amended by Silicon Valley Bank Amendment to Loan Documents dated June 3, 2004, June 5, 2005 (8) and May 24, 2006 (9) and Amended Schedule to Loan and Security Agreement dated June 3, 2004(6) and June 5, 2005 (8)
.
10.9	Note Exchange Agreement, dated April 16, 2009, between and among Unify and holders of certain convertible notes of AXS-One Inc., a Delaware corporation (13)

14	Code of Ethics for Senior Officers(6)

21.1	Subsidiaries of the Registrant

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.2	Consent of Amper, Politziner & Mattia LLP, Independent Registered Public Accounting Firm

99.1	Form of Unify Corporation Proxy Card

99.2	Form of AXS-One Inc. Proxy Card
____________________

(1)	Incorporated by reference to the exhibit filed with Registrant’s Form S-1 Registration Statement (No. 333- 3834) declared effective by the Securities and Exchange Commission on June 14, 1996.

(2)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on December 22, 2000.

(3)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 30, 2001.

(4)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-Q on March 14, 2002.

(5)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 17, 2003.

(6)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 21, 2004.

(7)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on February 2, 2005.

(8)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 28, 2005.

(9)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 31, 2006.

(10)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on September 20, 2006.

(11)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on November 29, 2006.

(12)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-Q on September 5, 2008.

(13)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on April 20, 2009.

*	Exhibit pertains to a management contract or compensatory plan or arrangement.